UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POKERTEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value, of PokerTek, Inc. (“PokerTek Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

As of May 23, 2014, an aggregate of 9,993,065 shares of PokerTek Common Stock, including the following:  (i) 9,915,865 shares of PokerTek Common Stock outstanding; and (ii) 77,200 shares of PokerTek Common Stock issuable upon exercise of outstanding stock options.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined as follows: (i) 9,915,865 shares of PokerTek Common Stock outstanding multiplied by $1.35 per share; and (ii) 77,200 shares of PokerTek Common Stock issuable upon exercise of outstanding options multiplied by $0.15 (the difference between $1.35 and the weighted average exercise price of $1.20  per share).

(4)	Proposed maximum aggregate value of transaction:

$13,397,998

(5)	Total fee paid:

$1,725.66, calculated by multiplying the proposed maximum aggregate value of the transaction by 0.0001288.

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105

June 16, 2014

Dear Shareholder,

You are cordially invited to attend a Special Meeting of the shareholders of PokerTek, Inc. (the “Special Meeting”) to be held on July 24, 2014, starting at 9:00 A.M. Eastern Time, at our corporate headquarters located at 1150 Crews Road, Suite F, Matthews, NC 28105.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 29, 2014, among PokerTek, Inc. (“PokerTek”), Multimedia Games, Inc. (“Parent”) and 23 Acquisition Co. (“Merger Sub”), a wholly-owned subsidiary of Parent (the “Merger Agreement”) and the Merger contemplated thereby (the “Merger”).  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into PokerTek and each outstanding share of PokerTek Common Stock, other than shares held in treasury, shares held by Parent or Merger Sub, and dissenting shares, will automatically be converted into the right to receive $1.35 in cash, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement.  You will also be asked to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger.

The attached proxy statement contains detailed information about the Special Meeting, the Merger Agreement and the Merger.  A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, including the Merger Agreement and all other attachments thereto, carefully and in their entirety.  You may also obtain more information about PokerTek from documents we have filed with the Securities and Exchange Commission.

After careful consideration, the board of directors of PokerTek (the “Board”) (based upon a recommendation from a Special Committee of the Board comprised solely of independent directors that was established to review and evaluate potential strategic transactions), has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereunder, including the Merger and the consideration per share to be received by shareholders of PokerTek, and determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of PokerTek and its shareholders, and the Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we seek a non-binding advisory vote from our shareholders with respect to certain payments that will be made to PokerTek’s executive officers in connection with the Merger. Accordingly, at the Special Meeting, you will also be asked to consider and vote upon a proposal to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger. The Board unanimously recommends that you vote “FOR” the proposal to approve, solely on a non-binding, advisory basis, the change of control payments and other compensation that will be received by certain executive officers of PokerTek in connection with the Merger.

Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.  If you subsequently attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.  If you hold your shares in "street name," you should instruct your bank, broker, trustee or other nominee how to vote in accordance with the voting instruction form you will receive from your bank, broker, trustee or other nominee.

Your vote is very important, regardless of the number of shares of PokerTek Common Stock you own.  We cannot consummate the Merger unless the Merger Agreement is approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of PokerTek Common Stock.  Your failure to vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and the Merger.  If you hold your shares in "street name," the failure to instruct your bank, broker, trustee or other nominee how to vote your shares will have the same effect as a vote "AGAINST" the proposal to approve and adopt the Merger Agreement and the Merger.

If you have any questions concerning the Merger or the proxy statement or if you would like additional copies of the proxy statement, please contact Mark D. Roberson by telephone at (704) 849-0860 ext. 101 or by e-mail at InvestorRelations@pokertek.com.

If you require assistance in voting your shares of PokerTek Common Stock and you are a shareholder of record, please contact Colonial Stock Transfer, our transfer agent, by telephone toll-free at (877) 285-8605. If your shares are registered in the name of a bank, broker, trustee, or other nominee, please follow the proxy instructions on the form you receive from the nominee or contact the nominee for further assistance.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Joseph Lahti
Chairman of the Board

Mark D. Roberson
Chief Executive Officer

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME:	9:00 A.M., Eastern Time, on July 24, 2014

PLACE:	PokerTek, Inc. Corporate Headquarters 1150 Crews Road, Suite F, Matthews, NC 28105

ITEMS OF BUSINESS:
    • Proposal #1: To consider and vote to approve and adopt the Agreement and Plan of Merger, dated as of April 29, 2014, by and among PokerTek, Inc. (“PokerTek”), Multimedia Games, Inc. (“Parent”) and 23 Acquisition Co., a wholly-owned subsidiary of Parent (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”), and the Merger contemplated thereby (the “Merger”).

    • Proposal #2: To consider and vote to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger.

    • Proposal #3: To consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, if there are insufficient affirmative votes present at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

RECORD DATE:
Only shareholders of record at the close of business on June 10, 2014, the date fixed by PokerTek’s Board of Directors (the “Board”) as the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. All shareholders of record on the record date are cordially invited to attend the Special Meeting in person.

PROXY VOTING:
Your vote is very important, regardless of the number of shares of PokerTek Common Stock you own. The Merger cannot be completed unless the Merger Agreement and the transactions contemplated thereunder, including the Merger, are adopted by the affirmative vote of the holders of a majority of the outstanding shares of the PokerTek Common Stock entitled to vote thereon. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of PokerTek Common Stock will be represented at the Special Meeting if you are unable to attend. If you fail to return your proxy card and fail to submit your proxy by telephone or the Internet, your shares of PokerTek Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the effect of a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

If you are a shareholder of record, voting by ballot at the Special Meeting will revoke any vote previously submitted whether by proxy, through the Internet or by telephone. If you hold your shares of PokerTek Common Stock through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote.

i

RECOMMENDATION:
After careful consideration, the Board (based upon a recommendation from a Special Committee of the Board comprised solely of independent directors that was established to review and evaluate potential strategic transactions) has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereunder, including the Merger, including the consideration per share to be received by shareholders of PokerTek, and determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of PokerTek and its shareholders, and the Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, “FOR” the approval, solely on a non-binding, advisory basis, of the change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate. The Board recommends that you vote “FOR” approval of each of Proposal #1, #2 and #3 set forth in this Notice of Special Meeting of PokerTek Shareholders.

ATTENDANCE:
You are entitled to attend the Special Meeting only if you were a holder of PokerTek Common Stock as of the close of business on June 10, 2014, the date fixed by the Board as the record date for the Special Meeting, which we refer to as the record date, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. If you are not a shareholder of record but hold shares through a bank, broker, trustee or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, trustee or other nominee, or similar evidence of ownership.

APPRAISAL RIGHTS:
Shareholders of PokerTek who do not vote in favor of or submit a proxy in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of PokerTek Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of North Carolina law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex D to the accompanying proxy statement, and the Merger is consummated.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

Joseph J. Lahti
Chairman of the Board

Mark D. Roberson
Chief Executive Officer

TABLE OF CONTENTS

SUMMARY	1
Parties to the Merger	1
The Special Meeting	1
Time, Place and Purpose	1
Record Date and Quorum	2
Vote Required	2
Voting; Revocation of Proxies	2
The Merger	3
Merger Consideration	3
Reasons for the Merger; Recommendation of the Special Committee and the Board	3
Opinion of Burrill, Financial Advisor	4
Financing of the Merger	4
Interests of the Certain Persons in the Merger	4
Material U.S. Federal Income Tax Consequences of the Merger	5
Litigation Relating to the Merger	5
The Merger Agreement	7
Treatment of Common Stock, Restricted Stock Units and Options	7
No Solicitation of Takeover Proposals	7
Conditions to the Merger	7
Termination	8
Termination Fees	9
Appraisal Rights	9
Market Prices of PokerTek Common Stock and Dividend Information	10
Delisting and Deregistration of PokerTek Common Stock	10
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	10
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	18
THE SPECIAL MEETING	20
Time, Place and Purpose of the Special Meeting	20
Record Date and Quorum	20
Attendance	20
Vote Required	21
Other Matters of Business	21
How to Vote	22
Revocation of Proxies	22
Adjournments and Postponements	23
Anticipated Date of Completion of the Merger	23
Rights of Shareholders Who Seek Appraisal	23
Questions and Additional Information	24
PROPOSAL #1 – THE MERGER	24
Merger Consideration	24
Background of the Merger	24
Reasons for the Merger; Recommendation of the Special Committee and the Board	36
Special Committee	36
Board of Directors	39
Opinion of Burrill, Financial Advisor	40
Fee Arrangements	45

Voting Agreement	45
Litigation Relating to the Merger	46
Financing of the Merger	47
Interests of Certain Persons in the Merger	47
Equity Compensation and Incentive Awards	48
Change of Control Payments	48
Employment Arrangements with the Surviving Corporation	48
Indemnification and Insurance	48
Accounting Treatment	49
Material U.S. Federal Income Tax Consequences of the Merger	49
Exchange of Shares of PokerTek Common Stock for Cash Pursuant to the Merger Agreement	50
Information Reporting and Backup Withholding	51
THE MERGER AGREEMENT	51
The Merger	52
Closing	52
Effective Time	52
Directors and Officers of Surviving Corporation	52
Organizational Documents of Surviving Corporation	52
Effect of the Merger on the Capital Stock of the Parties	53
Exchange and Payment Procedures	53
PokerTek Stock Options	54
Representations and Warranties	54
Shareholders’ Meeting	56
Conduct of Our Business Pending the Merger	56
No Solicitation of Takeover Proposals	59
Agreement to Use Reasonable Best Efforts	61
Indebtedness and Company Transaction Expenses	62
Other Covenants and Agreements	62
Public Announcements	62
Access to Information; Confidentiality	62
Notification of Certain Matters	63
Indemnification; Directors’ and Officers’ Insurance	63
Shareholder Litigation	63
Fees and Expenses	63
Conditions to the Merger	64
Termination	65
Effect of Termination	67
Termination Fees and Expense Reimbursement	67
PokerTek Termination Fee	67
Parent Termination Fee	67
No Survival	68
Amendment or Supplement	68
Specific Performance	68
VOTING AGREEMENT	68
Agreement to Vote and Irrevocable Proxy	68
Transfer Restrictions	69
Termination	69
APPRAISAL RIGHTS	69
MARKET PRICES OF POKERTEK COMMON STOCK AND DIVIDEND INFORMATION	73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
DELISTING AND DEREGISTRATION OF POKERTEK COMMON STOCK	74
PROPOSAL #2 – ADVISORY VOTE ON CHANGE OF CONTROL PAYMENTS AND OTHER COMPENSATION TO BE PAID IN CONNECTION WITH THE MERGER	75
PROPOSAL #3 – ADJOURNMENT OF THE SPECIAL MEETING	76
OTHER MATTERS OF BUSINESS	76
HOUSEHOLDING OF PROXY MATERIAL	76
WHERE YOU CAN FIND MORE INFORMATION	77

ANNEX A: AGREEMENT AND PLAN OF MERGER
ANNEX B: VOTING AGREEMENT
ANNEX C: OPINION OF BURRILL SECURITIES, LLC
ANNEX D: ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT
ANNEX E: POKERTEK, INC. ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013
ANNEX F: POKERTEK, INC. QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2014

v

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its Annexes and the documents referred to in or incorporated by reference into this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 77 of this proxy statement.

Parties to the Merger (Page 19)

PokerTek, Inc., or PokerTek, we, our or us, is a North Carolina corporation headquartered in Matthews, NC. We design, manufacture and market electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide.  We distribute our electronic table games using an internal sales force, complemented by distributors and sales agents in select geographic areas, generally on a recurring revenue participation model, recurring revenue fixed license fee model or as a sale of hardware combined with recurring license and support fees. We offer two electronic table gaming platforms: PokerPro and ProCore.  Unless the context otherwise requires, references to PokerTek, we, our or us in this proxy statement include PokerTek and its subsidiaries on a consolidated basis.

Multimedia Games, Inc., which we refer to as “Multimedia Games” or “Parent,” is a Delaware corporation headquartered in Austin, TX. Multimedia Games is a wholly-owned subsidiary of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM).  Multimedia Games develops and distributes gaming technology and is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is derived from gaming units in operation on revenue-sharing arrangements as well as from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for commercial and tribal casinos and video lottery terminal markets. Under the terms of the Merger Agreement, upon consummation of the proposed Merger, PokerTek will become a wholly-owned subsidiary of Multimedia Games and an indirect, wholly owned subsidiary of MGAM.

23 Acquisition Co., which we refer to as “Merger Sub,” is a North Carolina corporation that is a wholly-owned subsidiary of Multimedia Games and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation and the separate corporate existence of Merger Sub will thereupon cease.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of April 29, 2014, as it may be further amended from time to time, by and among PokerTek, Parent and Merger Sub, as the “Merger Agreement,” and the Merger of Merger Sub with and into PokerTek as the “Merger.”

The Special Meeting (Page 20)

Time, Place and Purpose (Page 20)

The Special Meeting will be held on July 24, 2014, starting at 9:00 A.M. Eastern Time, at our corporate headquarters located at 1150 Crews Road, Suite F, Matthews, NC 28105.

At the Special Meeting, holders of PokerTek’s common stock, no par value (“PokerTek Common Stock” or “Common Stock”), will be asked to approve and adopt the Merger Agreement and the Merger and approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and transactions contemplated thereunder, including the Merger. Further, shareholders will be asked to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger pursuant to existing agreements with PokerTek.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of PokerTek Common Stock at the close of business on June 10, 2014, which PokerTek’s Board of Directors (“Board”) has set as the record date for the Special Meeting and which we refer to as the “record date.” You will have one vote for each share of PokerTek Common Stock that you owned on the record date. As of the record date, there were 9,421,403 shares of PokerTek Common Stock outstanding and entitled to vote at the Special Meeting. A majority of the shares of PokerTek Common Stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy at the Special Meeting constitutes a quorum for the purposes of the Special Meeting.

Vote Required (Page 21)

Proposal #1: Approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of PokerTek Common Stock as of the record date of the Special Meeting.

Proposal #2: Approval, on a non-binding, advisory basis, of change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the Special Meeting.

Proposal #3: Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, if there are insufficient affirmative votes at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the Special Meeting.

On April 29, 2014, PokerTek's officers and directors, in their capacity as shareholders, entered into a Voting Agreement with Parent with respect to approximately 36.6% of the outstanding shares of PokerTek Common Stock (the “Voting Agreement”). Under the Voting Agreement, such shareholders have agreed to vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Voting; Revocation of Proxies (Page 22)

Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the Special Meeting. If your shares of PokerTek Common Stock are held in “street name” by your bank, broker, trustee or other nominee you should instruct your bank, broker, trustee or other nominee on how to vote your shares of PokerTek Common Stock using the instructions provided by your bank, broker, trustee or other nominee. If you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, your shares of PokerTek Common Stock will not be voted on the Merger proposal, which will have the same effect as a vote “AGAINST” approval of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the Special Meeting begins, or by voting by ballot at the Special Meeting. Attending the Special Meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions you should follow the instructions provided by your bank, broker, trustee or other nominee.

The Merger (Page 24)

The Merger Agreement provides that Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation and doing business following the Merger, and the separate corporate existence of Merger Sub shall thereupon cease.  As a result of the Merger, PokerTek will cease to be a publicly-traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Merger will be completed during calendar 2014.

Merger Consideration (Page 24)

In the Merger, each outstanding share of PokerTek Common Stock (except for any shares held by PokerTek, Parent or Merger Sub and shares held by shareholders who have properly exercised their appraisal rights) will be converted into the right to receive $1.35 in cash, without interest, which amount we refer to as the per share Merger consideration, less any applicable withholding taxes.  At the effective time of the Merger, each outstanding option will become fully vested and will be cancelled and terminated and converted into the right to receive cash equal to the excess, if any, of the per share Merger consideration of $1.35 over the per share exercise price of such option, multiplied by the shares subject to such option, less any applicable tax withholding.

Reasons for the Merger; Recommendation of the Special Committee and the Board (Page 36)

After careful consideration of various factors described in the section entitled “The Merger – Reasons for the Merger; Recommendation of the Board of Directors,” based upon a recommendation from a Special Committee of the Board comprised solely of independent directors that was established to review and evaluate potential strategic transactions (the “Special Committee”), the Board has unanimously approved the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), including the consideration per share to be received by shareholders of PokerTek, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are advisable and fair to and in the best interests of PokerTek and its shareholders, and the Board approved, and adopted the Merger Agreement and the Merger and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

In considering the recommendation of the Board with respect to the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement and the transactions contemplated thereunder, including the Merger, be approved and adopted by the shareholders of PokerTek. See the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement.

The Board believes that the Merger is advisable and fair to and in the best interests of PokerTek and its shareholders and recommends that the shareholders approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. The Board recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Opinion of Burrill, Financial Advisor (Page 40)

The Board received a written opinion, dated April 29, 2014, from PokerTek’s financial advisor, Burrill Securities LLC (“Burrill”), to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications stated in its written opinion, the $1.35 per share cash consideration to be received by PokerTek’s shareholders in the Merger is fair, from a financial point of view, to the shareholders. The full text of Burrill’s written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement.

Burrill provided the written opinion for the information and assistance of the Special Committee and the Board in connection with its consideration of the approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger. Burrill did not recommend the amount or form of consideration payable pursuant to the Merger Agreement. Burrill’s opinion does not address the merits of the underlying decision by PokerTek to enter into the Merger Agreement, the merits of the Merger as compared to other alternatives potentially available to PokerTek or the relative effects of any alternative transaction in which PokerTek might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Financing of the Merger (Page 47)

There is no financing condition to the Merger.  The Merger consideration is expected to be funded by Parent from its cash on hand or committed availability under its credit facilities.

Interests of the Certain Persons in the Merger (Page 47)

In considering the recommendation of the Board, you should be aware that certain executive officers and directors of PokerTek have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The Special Committee was aware of these actual and potential conflicts of interest and considered them along with other matters when it determined to recommend the Merger Agreement and the transactions contemplated thereunder, including the Merger. These interests are described in more detail under the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement. These differing interests include the following:

•
PokerTek’s employment agreements with each of Mark D. Roberson, James T. Crawford and Gehrig H. White, our Chief Executive Officer, President and Vice Chairman, respectively, provide that, in the event of a change of control, which the closing of the Merger will constitute, Messrs. Roberson, Crawford and White will receive a cash payment in the amount of $185,000, $100,000 and $100,000, respectively, payable in a lump sum if the respective executive’s employment is terminated following the closing of the Merger, or otherwise in 12 equal monthly installments.

•
Our directors and officers own options to purchase 416,000 shares of PokerTek Common Stock, 60,000 of which have an exercise price less than the $1.35 per share merger consideration payable to our shareholders.  The options to purchase these 60,000 shares of PokerTek Common Stock are held by officers of PokerTek, are fully vested, and have an exercise price of $1.20 per share. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding option will be cancelled and terminated and converted into the right to receive cash equal to the excess of the per share Merger consideration of $1.35 over the per share exercise price of such option, multiplied by the number of shares subject to the option, less any applicable tax withholding.  As a result, upon the closing of the Merger, each of Mr. Roberson and Mr. Crawford will receive approximately $3,333, with respect to outstanding options held by them.

•
Mr. Roberson owns restricted stock units, or RSUs, with respect to 300,000 shares of PokerTek Common Stock.  Pursuant to the terms of the RSU grant agreement, each share covered by the RSU will immediately vest and be settled upon the later of shareholder approval of the Merger Agreement and the receipt of all requisite regulatory approvals necessary to consummate the Merger.  As a result, the shares of Common Stock underlying the RSUs will be treated as issued and outstanding shares of PokerTek Common Stock upon the closing of the Merger, and will entitle Mr. Roberson to the $1.35 per share Merger consideration.  As a result, Mr. Roberson will receive $405,000 with respect to outstanding RSUs, less any applicable tax withholding.

•
The Merger Agreement provides that, following the Merger, Parent will indemnify each present and former director, officer, employee or agent of PokerTek to the fullest extent provided in PokerTek's articles of incorporation, bylaws, or any indemnification agreements in effect as of the date of the Merger Agreement and the North Carolina Business Corporation Act (the “NCBCA”). In addition, Parent will maintain PokerTek's directors' and officers' liability insurance policy (or a substantially similar policy) relating to acts or omissions occurring prior to the Merger for at least six (6) years following the completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger–Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the Merger and your adjusted tax basis in the shares of PokerTek Common Stock converted into cash pursuant to the Merger.  If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger–Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters.  Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you of the Merger.

You should read the section of this proxy statement entitled “The Merger–Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 of this proxy statement for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Litigation Relating to the Merger (Page 46)

A purported class action complaint on behalf of PokerTek’s shareholders was filed on May 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-8300, captioned Robert Simmer, on behalf of himself and all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax, Defendants, and a purported amended class action complaint in this action was filed on June 6, 2014 (“Action #1”).  We have not received service of process in Action #1.

        A second purported class action complaint on behalf of PokerTek’s shareholders was filed on May 15, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-8911, captioned Jeffrey Weber and James Dabord, individually and on behalf of all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc.,

23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax,  Defendants, and a purported amended class action complaint in this action was filed on June 6, 2014 (“Action #2”).  We have not received service of process in Action #2.

A third purported class action complaint on behalf of PokerTek’s shareholders was filed on May 16, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-9215, captioned Herald J. Stephens, individually and on behalf of all others similarly situated, as Plaintiff, v. Mark D. Roberson, James T. Crawford III, Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, PokerTek, Inc., Multimedia Games, Inc., Multimedia Games Holding Company, Inc. and 23 Acquisition Co., Defendants (“Action #3”).  We have not received service of process in Action #3.

A fourth purported class action complaint on behalf of PokerTek’s shareholders was filed on May 19, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-9271, captioned Luis Lobo, individually and on behalf of all others similarly situated, as Plaintiff, v. PokerTek, Inc., James Crawford, Joe Lahti, Lyle Berman, Gehrig White, Lee Lomax, Mark Roberson, Multimedia Games, Inc. and 23 Acquisition Co., Defendants, and a purported amended class action complaint in this action was filed on June 6, 2014 ( “Action #4”).  We have not received service of process in Action #4.

A fifth purported class action and shareholder derivative complaint on behalf of PokerTek’s shareholders was filed on June 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-10579, captioned Arkady Sandler, individually and on behalf of all others similarly situated, as Plaintiff, v. Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, James T. Crawford III,  Multimedia Games, Inc. and 23 Acquisition Co., Defendants and PokerTek, Inc., Nominal Defendant (“Action #5”).  We have not received service of process in the Action #5.  A purported motion for consolidation of Actions #1, #2, #3, #4 and #5 and appointment of interim lead and liaison counsel was also filed by the plaintiff in Action #5 on June 9, 2014.

Actions #1, #2, #3, #4 and #5 are collectively referred to herein as the Actions.

The Actions relate to the Merger.  All Actions allege that the named director and officer defendants breached their fiduciary duties owed to our shareholders.  Actions #1, 2, 3, and 4 further allege that Pokertek, Multimedia Games Holding Company, Inc., Multimedia Games, Inc. and Merger Sub (23 Acquisition Co.) aided and abetted the named director and officer defendants in their breach of their fiduciary duties to our shareholders. Action #5 further alleges that Multimedia Games, Inc. and Merger Sub aided and abetted the named director and officer defendants in their breach of their fiduciary duties, and also asserts derivative claims against the individual defendants for breach of duties to Pokertek and against Multimedia Games, Inc. and Merger Sub for aiding and abetting.   The Actions seek relief: (i) declaring the Action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel, and for Action #5, alternatively issuing an order that demand is excused and the case is properly a shareholder derivative suit; (ii) declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any Merger Agreement or other agreements that defendants entered into in connection with, or in furtherance of, the proposed Merger transaction; (iii) enjoining, preliminarily and permanently, defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed Merger; (iv) in the event that the proposed Merger is consummated prior to the entry of the final judgment, rescinding and setting it aside or awarding rescissory damages; (v) directing the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders; (vi) imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by defendants as a result of their wrongful conduct; (vii) directing that the defendants account to Plaintiff and the Class for all damages and all profits and any special benefits obtained as a result of their wrongful conduct; (viii) awarding Plaintiff the costs and disbursements of the Actions, including reasonable attorneys’ and experts’ fees; and/or (ix) granting such other and further equitable relief as the Court may deem just and proper.

We believe that the Actions are without merit and intend to assert a vigorous defense.

To PokerTek’s knowledge, there is no other pending litigation relating to the Merger.

The Merger Agreement (Page 51)

Treatment of Common Stock, Restricted Stock Units and Options (Pages 52, 54)

•
Common Stock.  At the effective time of the Merger, each share of PokerTek Common Stock issued and outstanding (except for any shares of PokerTek Common Stock held by PokerTek, Parent or Merger Sub and shares held by shareholders of PokerTek who have properly exercised their appraisal rights) will convert into the right to receive the per share Merger consideration of $1.35 in cash, without interest, less any applicable withholding taxes.

•
Restricted Stock Units.  Upon the later of shareholder approval of the Merger Agreement and the receipt of all requisite regulatory approvals necessary to consummate the Merger, substantially all restricted stock units, or RSUs, that are outstanding will immediately vest and settle, entitling the holder to receive the underlying shares of PokerTek Common Stock.  As a result, the shares issued upon settlement of these RSUs will be deemed outstanding shares of PokerTek Common Stock and will be converted in the Merger into the right to receive $1.35 in cash per share, less any applicable tax withholding.  One outstanding RSU covering 15,000 shares of PokerTek Common Stock is subject to performance based vesting and is not expected to vest and settle on or before the closing date of the Merger. Upon the closing of the Merger, the shares underlying the unvested portion of this RSU will be converted into the right to receive $1.35 in cash per share of Common Stock, less any applicable tax withholding, in the event of vesting and settlement.

•
Options.  At the effective time of the Merger, each outstanding option will become fully vested and will be cancelled and terminated and converted into the right to receive cash equal to the excess, if any, of the per share Merger consideration of $1.35 over the per share exercise price of such option, multiplied by the number of shares subject to such option, less any applicable tax withholding.

No Solicitation of Takeover Proposals (Page 59)

From and after April 29, 2014, we are, with certain exceptions, subject to customary “no-shop” restrictions on our ability to solicit or respond to alternative takeover proposals from third parties, furnish information to and engage in discussions with third parties regarding alternative takeover proposals, recommend an alternative takeover proposal or enter into an agreement with respect to an alternative takeover proposal.

See “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 59 of this proxy statement and see “The Merger Agreement — Termination Fees and Expense Reimbursement” beginning on page 67 of this proxy statement.

Conditions to the Merger (Page 64)

The respective obligations of PokerTek, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including: (i) the adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, by our shareholders; (ii) there not being  any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority or other law, rule, legal restraint or prohibition in effect preventing, restraining or rendering illegal the consummation of the Merger (each a “Restraint”); (iii) the accuracy of the representations and warranties of the parties; (iv) compliance by the parties with their respective obligations under the Merger Agreement; (v) the receipt of required consents including regulatory approvals; (vi) shareholders holding no more than 5% of the shares of PokerTek Common Stock having exercised appraisal rights under the NCBCA;  and (vii) there not having occurred a material adverse effect with respect to PokerTek.

Termination (Page 65)

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:
  by either PokerTek or Parent, if:
  the Merger has not been consummated on or before December 31, 2014 (but this right to terminate will not be available to a party if the failure to consummate the Merger on or before December 31, 2014 was principally due to the failure of such party to fulfill any covenant or agreement contained in the Merger Agreement);
  an order prohibiting the consummation of the Merger is in effect and has become final and nonappealable; or
  our shareholders’ meeting has been held and completed and our shareholders have not adopted the Merger Agreement and the transactions contemplated thereunder, including the Merger, at such meeting by Parent, if:
  we have breached or failed to perform any of our representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to a failure to satisfy certain conditions to Parent’s and Merger Sub’s obligation to close the Merger, and (ii) cannot be cured by PokerTek within thirty (30) days following receipt of written notice from Parent of such breach or failure;
  the Board shall have made a Company Adverse Recommendation Change (as defined in the Merger Agreement);
  we shall have failed to include the Board’s recommendation of the Merger in the Proxy Statement;
  the Board shall have failed to hold the Shareholders’ Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement, the Merger and the transactions contemplated thereunder and to obtain shareholder approval in accordance with the terms and conditions of the Merger Agreement;
  PokerTek’s Board (or any committee thereof) has failed to reject (and, if made directly to shareholders or in a manner that would require shareholder approval, and thereafter if requested by Parent, publicly recommend against) any takeover proposal within ten (10) business days after the Board (or any committee thereof) becomes aware of such takeover proposal a tender or exchange offer relating to equity securities of PokerTek shall have been commenced by a person unaffiliated with Parent, and PokerTek shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act of 1933, as amended, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer;
  PokerTek’s Board shall have failed to reaffirm publicly the Board’s recommendation to our shareholders to vote in favor of the Merger within five (5) days of Parent’s written request for such reaffirmation;

  PokerTek shall have materially breached any of its non-solicitation obligations;
  there has been any occurrence, event, change, effect or development that, individually or in the aggregate, together with all other occurrences, events, changes, effects or developments, has had or would be reasonably likely to have a Company Material Adverse Effect; or
  an applicable law or order shall be and remain in effect which imposes, or litigation shall become final and non-appealable by or before any governmental entity which seeks to impose, any material limitations on Parent’s ownership of PokerTek or any of our subsidiaries or operation of all or a material portion of Parent’s or PokerTek’s or any of our subsidiaries’ businesses or assets.
  by PokerTek, if:
  Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to a failure to satisfy certain conditions to PokerTek’s obligation to close the Merger, and (ii) cannot be cured by Parent within thirty (30) days following receipt of written notice from PokerTek of such breach or failure; or
  at any time prior to the adoption of the Merger Agreement by our shareholders, in order to enter into an agreement that constitutes a superior proposal, if (i) PokerTek has complied with its obligations described in the section entitled “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 59 of this proxy statement and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed in the section entitled “The Merger Agreement — Termination Fees and Expense Reimbursement” beginning on page 67 of this proxy statement.
Termination Fees (Page 67)

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement – Termination” beginning on page 65 of this proxy statement, PokerTek will be obligated to pay to Parent a termination fee.

Appraisal Rights (Page 69)

As a shareholder of PokerTek, you have the right under Article 13 of the NCBCA to exercise appraisal rights and, if the Merger is consummated, obtain the payment of the “fair value” of your shares of Common Stock (plus interest accrued to the date of payment in accordance with North Carolina law). The fair value of shares of Common Stock, as determined in accordance with North Carolina law, may be more or less than, or equal to, the merger consideration to be paid to shareholders in the Merger pursuant to the Merger Agreement. To preserve your appraisal rights, if you wish to exercise appraisal rights, you must not vote your shares of Common Stock in favor of the proposal to approve the Merger Agreement and you must follow precisely the specific procedures provided under North Carolina law for perfecting appraisal rights or your appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Article 13 of the NCBCA, which grants appraisal rights and governs such procedures, is attached as Annex D to this proxy statement. See the section entitled “Appraisal Rights” beginning on page 69 of this proxy statement.  We encourage you to read these provisions carefully and in their entirety and consult your legal advisors.

Market Prices of PokerTek Common Stock and Dividend Information (Page 73)

The closing price of PokerTek Common Stock on the Nasdaq Capital Market (“Nasdaq Capital Market”) on April 29, 2014, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $0.98 per share. On June 13, 2014, the most recent practicable date prior to the date of this proxy statement, the closing price for PokerTek Common Stock on the Nasdaq Capital Market was $1.32 per share. You are encouraged to obtain current market quotations for PokerTek Common Stock in connection with voting your shares of PokerTek Common Stock. We have never declared or paid cash dividends on PokerTek Common Stock and the terms of the Merger Agreement provide that, from the date of the Merger Agreement until the effective time of the Merger, we may not declare, set aside or pay any dividends on shares of PokerTek Common Stock.

Delisting and Deregistration of PokerTek Common Stock (Page 74)

If the Merger is completed, you will no longer be a shareholder of PokerTek, and PokerTek Common Stock will no longer be listed on the Nasdaq Capital Market and it will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of PokerTek Common Stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a PokerTek shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 77 of this proxy statement.

Q:	What is the proposed transaction and what effects will it have on PokerTek?

A:
The proposed transaction is the acquisition of PokerTek by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, is approved by our shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation, and the separate corporate existence of Merger Sub shall thereupon cease. As a result of the Merger, PokerTek will become a subsidiary of Parent and will no longer be a publicly-traded corporation, PokerTek Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of PokerTek Common Stock, and you will no longer have any interest in our future earnings or growth.

Q:	What will I receive if the Merger is completed?

A:
Upon completion of the Merger, you will be entitled to receive the per share Merger consideration of $1.35 in cash, without interest, less any applicable withholding taxes, for each share of PokerTek Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the NCBCA with respect to such shares. For example, if you own 100 shares of PokerTek Common Stock, you will receive $135.00 in cash in exchange for your shares of PokerTek Common Stock, less any applicable withholding taxes.

Q:	Will I own any shares of PokerTek Common Stock or common stock of Parent or any other entity after the Merger?

A:	No. You will be paid cash for your shares of PokerTek Common Stock. Our shareholders will not have the option to receive equity interests of Parent in exchange for their shares instead of cash.

Q:	How does the per share Merger consideration compare to the market price of PokerTek Common Stock prior to announcement of the Merger?

A:
The per share Merger consideration represents a premium of approximately 37% to the closing price of PokerTek Common Stock on April 29, 2014, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 26% and 17%, respectively, to the average price for the six and twelve month period preceding April 29, 2014.

Q:
How does the Board recommend that I vote in connection with Proposal #1, which is the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger?

A:
The Board unanimously recommends that you vote “FOR” approval of Proposal #1, which is the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Q:	What was the role of the Special Committee?

A:
The Board determined that it was advisable and in the best interests of PokerTek and its shareholders to form the Special Committee, consisting solely of non-employee, independent directors, for the purpose of directing a full review of strategic alternatives for PokerTek. The Board appointed each of Joseph J. Lahti, Lyle A. Berman and Arthur L. Lomax as members of the Special Committee. Mr. Lahti served as chairperson of the Special Committee. The Special Committee was delegated full power and authority to: (i) review and evaluate the terms and conditions, and determine the advisability, of a potential Merger of PokerTek; (ii) participate, directly or through their or PokerTek’s advisors, in negotiations with potentially interested parties of the terms and conditions of a Merger; and (iii) recommend to the Board whether a Merger should be approved or disapproved and any other action that should be taken by PokerTek in respect to a Merger transaction. In connection with the approval of the Merger Agreement, the Board determined to preserve the Special Committee and maintain its previously delegated power and authority so that it could: (i) consider, evaluate and negotiate the terms and conditions of any alternative transaction; and (ii) recommend, if appropriate, any alternative transaction to the Board as being in the best interests of PokerTek and its shareholders. See the section entitled “The Merger – Background of the Merger” beginning on page 24 of this proxy statement.

Q:	When do you expect the Merger to be completed?

A:
We are working towards completing the Merger as soon as possible. Assuming timely satisfaction of closing conditions, we anticipate that the Merger will be completed during calendar 2014. If our shareholders vote to approve the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger. See the sections entitled “The Merger Agreement — Closing” and “The Merger Agreement — Effective Time” beginning on page 52 of this proxy statement.

Q:	What happens if the Merger is not completed?

A:
If the Merger Agreement is not adopted and approved by the shareholders of PokerTek or if the Merger is not completed for any other reason, the shareholders of PokerTek will not receive any payment for their shares of PokerTek Common Stock in connection with the Merger. Instead, PokerTek will remain an independent public company and PokerTek Common Stock will continue to be listed on the Nasdaq Capital Market. Under specified circumstances, PokerTek may be required to pay to or receive from Parent a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement - Termination Fees and Expense Reimbursement” beginning on page 67 of this proxy statement.

Q:	Is the Merger expected to be taxable to me?

A:
Yes. The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the Merger and your adjusted tax basis in the shares of PokerTek Common Stock converted into cash pursuant to the Merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you of the Merger.

Q:	Do any of PokerTek’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A:
Yes. In considering the recommendation of the Board with respect to the Merger Agreement and the Merger, you should be aware that certain of PokerTek’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement and the transactions contemplated thereunder, including the Merger, be adopted by the shareholders of PokerTek. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement.

Q:	What happens to PokerTek stock options in the Merger?

A:
Upon the consummation of the Merger, all outstanding options to acquire PokerTek Common Stock will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of PokerTek Common Stock underlying the option multiplied by the amount (if any) by which $1.35 exceeds the exercise price for each share of PokerTek Common Stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $1.35, the holder of such option will not be entitled to any payment in connection with the cancellation thereof.

Q:	What happens to PokerTek restricted stock units in connection with the Merger?

A:
Upon the later of shareholder approval of the Merger Agreement and the receipt of all requisite regulatory approvals necessary to consummate the Merger, substantially all restricted stock units, or RSUs, that are outstanding will immediately vest and settle, entitling the holder to receive the underlying shares of PokerTek Common Stock.  As a result, the shares issued upon settlement of these RSUs will be deemed outstanding shares of PokerTek Common Stock and will be converted in the Merger into the right to receive $1.35 in cash per share, less any applicable tax withholding.  One outstanding RSU covering 15,000 shares of PokerTek Common Stock is subject to performance based vesting and is not expected to vest and settle on or before the closing date of the Merger. Upon the closing of the Merger, the shares underlying the unvested portion of this RSU will be converted into the right to receive $1.35 in cash per share of Common Stock, less any applicable tax withholding, in the event of vesting and settlement.

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of PokerTek Common Stock as of June 10, 2014, the record date fixed by the PokerTek Board for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of PokerTek Common Stock with respect to such matters.

Q:	When and where is the Special Meeting?

A:	The Special Meeting of shareholders of PokerTek will be held on July 24, 2014 at 9:00 A.M. Eastern Time, at our corporate headquarters located at 1150 Crews Road, Suite F, Matthews, NC 28105.

Q:	What am I being asked to vote on at the Special Meeting?

A:
You are being asked to consider and vote on the following proposals:
Proposal #1: Approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.
Proposal #2: Approval, on a non-binding, advisory basis, of change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger.
Proposal #3: Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, if there are insufficient votes to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Q:
Why is PokerTek asking that its shareholders approve, on an advisory non-binding basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger?

A:
Rules adopted by the SEC require that PokerTek provides its shareholders with the opportunity to vote to approve, on an advisory non-binding basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger. The approval of these payments is not a condition to completion of the Merger and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on PokerTek or the Board.

Q:	What vote is required to approve each proposal?

A:
Proposal #1: Approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of PokerTek Common Stock as of the record date of the Special Meeting.

Proposal #2: Approval, on a non-binding, advisory basis, of change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the Special Meeting .

Proposal #3: Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, if there are insufficient votes to approve, adopt and ratify the Merger Agreement and the transactions contemplated thereunder, including the Merger, requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the Special Meeting.

Q:	Have any shareholders agreed to vote in favor of the Merger?

A:
On April 29, 2014, PokerTek's officers and directors, in their capacity as shareholders, entered into the Voting Agreement with respect to approximately 36.6% of the outstanding shares of PokerTek Common Stock. Under the Voting Agreement, such shareholders have agreed to vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement and the transactions contemplated thereunder, including the Merger. As a result, the approval of Proposal #1 will therefore require that approximately an additional 13.4% of the shares of PokerTek Common Stock outstanding as for the record date for the Special Meeting are voted in favor of Proposal #1.

Q:	Who can vote at the Special Meeting?

A:
All of our holders of PokerTek Common Stock of record as of the close of business on June 10, 2014, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of PokerTek Common Stock is entitled to cast one vote on each proposal properly brought before the Special Meeting for each share of PokerTek Common Stock that such holder owned as of the record date.

Q:	What is a quorum?

A:
A majority of the shares of PokerTek Common Stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions and broker non-votes, will be counted for purposes of determining a quorum. A quorum is necessary to transact business at the Special Meeting.

Q:	How do I vote?

A:	If you are a shareholder of record as of the record date, you may have your shares of PokerTek Common Stock voted on proposals presented at the Special Meeting in any of the following ways:

•	in person — you may attend the Special Meeting and cast your vote there;

•	by proxy — shareholders of record can choose to vote by proxy by signing and dating the proxy card you receive and returning it in the accompanying pre-paid reply envelope;

•	over the Internet — the website for Internet voting is identified on your proxy card; or

•	by telephone – a toll-free telephone number is noted on your proxy card.

           If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of PokerTek Common Stock, and to confirm that your voting instructions have been properly recorded, when voting over the Internet or by telephone. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the Special Meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of PokerTek Common Stock will be represented at the Special Meeting if you are unable to attend.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares of PokerTek Common Stock are registered directly in your name with our transfer agent, Colonial Stock Transfer, you are considered, with respect to those shares of PokerTek Common Stock, the “shareholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by PokerTek.
If your shares of PokerTek Common Stock are held through a bank, broker, trustee or other nominee, you are considered the “beneficial owner” of shares of PokerTek Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker, trustee or other nominee who is considered, with respect to those shares of PokerTek Common Stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares of PokerTek Common Stock by following their instructions for voting.

Q:
If my shares of PokerTek Common Stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares of PokerTek Common Stock for me?

A:
Your bank, broker, trustee or other nominee will only be permitted to vote your shares of PokerTek Common Stock if you instruct your bank, broker, trustee or other nominee how to vote. You should follow the procedures provided by your bank, broker, trustee or other nominee regarding the voting of your shares of PokerTek Common Stock. If you do not instruct your bank, broker, trustee or other nominee to vote your shares of PokerTek Common Stock, your shares of PokerTek Common Stock will not be voted and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and your shares of PokerTek Common Stock will not have an effect on the proposal to adjourn the Special Meeting or the advisory non-binding proposal relating to the change of control payments and other compensation, regardless of whether or not a quorum is present.

Q:	How can I change or revoke my vote?

A:
If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the Special Meeting begins, or by voting by ballot at the Special Meeting. Attending the Special Meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions, you should follow the instructions provided by your bank, broker, trustee or other nominee.

Q:	What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the proposals to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” The Board has designated Mr. Lahti and Mr. Roberson, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	If a shareholder gives a proxy, how are the shares of PokerTek Common Stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of PokerTek Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify that your shares of PokerTek Common Stock be voted for or against, or you may abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a proposal, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. In such circumstances, no vote will be cast on Proposal #2, the non-binding advisory vote on change of control payments and other compensation payable to our executive officers.

Q:	What happens if I fail to vote or I abstain from voting?

A:
If you do not vote, it will be more difficult for us to obtain the vote necessary to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.
You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals. Abstentions and broker non-votes will be counted for purposes of determining a quorum. However, if you are the shareholder of record, and you fail to vote by proxy or by ballot at the Special Meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:
• an abstention, failure to submit a proxy card or vote in person, or a broker non-vote will be treated as a vote “AGAINST” Proposal #1;
• an abstention, failure to submit a proxy card or vote in person, or a broker non-vote will have no effect on the outcome of Proposal #2; and
• an abstention, failure to submit a proxy card or vote in person, or a broker non-vote will have no effect on the outcome of Proposal #3.

Q:	Who will count the votes?

A:	A representative of our transfer agent, Colonial Stock Transfer, will count the votes and act as inspector of election at the Special Meeting.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:
If you hold shares of PokerTek Common Stock in “street name” through a bank, broker, trustee or other nominee and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. These materials should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of PokerTek Common Stock are voted.

Q:	What happens if I sell my shares of PokerTek Common Stock before the Special Meeting?

A:
The record date for shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of PokerTek Common Stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares.

Q:	What happens if I have lost my stock certificate(s)?

A:
You will be sent a letter of transmittal promptly after completion of the Merger describing the procedures that you must follow if you have certificated shares and you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond in order to cover any potential losses in connection with your failure to locate your stock certificates.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will reimburse banks, brokers, trustees, nominees and other fiduciaries representing beneficial owners of shares of PokerTek Common Stock for their expenses in forwarding soliciting materials to beneficial owners of PokerTek Common Stock and in obtaining voting instructions from those owners.

Q:	What do I need to do now?

A:
Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, including the attached Annexes, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of PokerTek Common Stock in your own name as the shareholder of record, please vote your shares of PokerTek Common Stock by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope, using the telephone number printed on your proxy card, or using the Internet voting instructions printed on your proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you.

Q:	Should I send in my stock certificates now?

A:
No. If you hold certificated shares, you do not need to send in your stock certificates now. You will be sent a letter of transmittal promptly after the completion of the Merger describing how you may exchange your shares of PokerTek Common Stock for the per share Merger consideration. If your shares of PokerTek Common Stock are held in “street name” by your bank, broker, trustee or other nominee, you will receive instructions from your bank, broker, trustee or other nominee as to how to effect the surrender of your “street name” shares of PokerTek Common Stock in exchange for the per share Merger consideration. If you hold certificated shares, please do NOT return your stock certificate(s) with your proxy.

Q:	Am I entitled to exercise appraisal rights under the NCBCA instead of receiving the per share Merger consideration for my shares of PokerTek Common Stock?

A:
As a holder of shares of PokerTek Common Stock, you are entitled to appraisal rights under the NCBCA in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 69 of this proxy statement and the text of the North Carolina appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

Q:	Who can help answer my other questions?

A:
If you have any questions concerning the Merger or this proxy statement, or if you would like additional copies of this proxy statement please contact Mark D. Roberson by telephone at (704) 849-0860 ext. 101 or by e-mail at InvestorRelations@pokertek.com.

If you require assistance in voting your shares of PokerTek Common Stock and you are a shareholder of record, please contact Colonial Stock Transfer, our transfer agent, by telephone toll-free at (877) 285-8605. If your shares are registered in the name of a bank, broker, trustee, or other nominee, please follow the proxy instructions on the form you receive from the nominee or contact the nominee for further assistance.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed Merger transaction and PokerTek’s expectations, beliefs and intentions. All forward looking statements included in this proxy statement are based on information available to PokerTek on the date hereof. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “Proposal #1 – The Merger,” “Opinion of Burrill, Financial Advisor,” “Financing of the Merger,” “Regulatory Approvals,” and “Litigation Related to the Merger.” In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “could,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond our control. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions required for the consummation of the Merger;

•	failure or delay in consummation of the Merger for other reasons;

•	that the proposed Merger disrupts current plans and operations and the potential difficulties in employee and agent retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the outcome of any legal proceedings that may be instituted against PokerTek and/or others relating to the Merger Agreement;

•	limitations placed on our ability to operate the business by the Merger Agreement;

•	the amounts of the costs, fees, expenses and charges related to the Merger;

•	changes in laws or regulations;

•	changes in the financial or credit markets or economic conditions generally;

and other risks as are mentioned in reports filed by PokerTek with the SEC from time to time, including our most recent filing on Form 10-K and Form 10-Q. See “Where You Can Find More Information” beginning on page 77 of this proxy statement. We do not undertake any obligation to publicly release any revision to any forward-looking statements contained in this proxy statement to reflect events, changes and circumstances occurring after the date of this proxy statement or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this proxy statement.

PARTIES TO THE MERGER

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105
Tel: (704) 849-0860

PokerTek, Inc., which we refer to herein as “PokerTek,” “we,” “our” or “us,” a North Carolina corporation, is headquartered in Matthews, NC. PokerTek designs, manufactures and markets electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide. We distribute our electronic table games using an internal sales force, complemented by distributors and sales agents in select geographic areas, generally on a recurring revenue participation model, recurring revenue fixed license fee model or as a sale of hardware combined with recurring license and support fees. PokerTek offers two electronic table gaming platforms: PokerPro and ProCore. Shares of PokerTek Common Stock currently trade on the Nasdaq Capital Market under the symbol “PTEK”.

Multimedia Games, Inc.
206 Wild Basin Road South
Bldg B, 4th Floor
Austin, TX 78746
(512) 334-7500

Multimedia Games, Inc., which we refer to herein as “Multimedia Games”, or “Parent,” is a Delaware corporation headquartered in Austin, TX. Multimedia Games is a wholly-owned subsidiary of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM), or MGAM.  Multimedia Games develops and distributes gaming technology and is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is derived from gaming units in operation on revenue-sharing arrangements as well as from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Multimedia Games is focused on pursuing market expansion and new product development for commercial and tribal casinos and video lottery terminal markets. Under the terms of the Merger Agreement, upon consummation of the proposed Merger, PokerTek will become a wholly-owned subsidiary of Multimedia Games and an indirect, wholly owned subsidiary of MGAM.

23 Acquisition Co.
206 Wild Basin Road South
Bldg B, 4th Floor
Austin, TX 78746
(512) 334-7500

23 Acquisition Co., which we refer to herein as “Merger Sub,” a North Carolina corporation and a wholly-owned subsidiary of Parent, was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation, and the separate corporate existence of Merger Sub shall thereupon cease.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on July 24, 2014 at 9:00 A.M. Eastern Time, at our corporate headquarters at 1150 Crews Road, Suite F, Matthews, NC 28105, or at any adjournment or postponement thereof. At the Special Meeting, holders of PokerTek Common Stock will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. Our shareholders will also be asked to consider and vote to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger.

Our shareholders must approve the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, for the Merger to occur. If our shareholders fail to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and the other conditions set forth in the Merger Agreement are not satisfied or waived, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

PokerTek’s Board has fixed the close of business on June 10, 2014 as the record date for the Special Meeting, and only holders of record of PokerTek Common Stock on the record date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of PokerTek Common Stock at the close of business on the record date. On the record date, there were 9,421,403 shares of PokerTek Common Stock outstanding and entitled to vote. Each share of PokerTek Common Stock entitles its holder to one vote on all proposals properly coming before the Special Meeting.

A majority of the shares of PokerTek Common Stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum.  A quorum is necessary to transact business at the Special Meeting. Once a share of PokerTek Common Stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed to solicit additional proxies.

Attendance

You are entitled to attend the Special Meeting only if you were a holder of PokerTek Common Stock as of the close of business on June 10, 2014, which we refer to as the “record date,” or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. If you are not a shareholder of record but hold shares through a bank, broker, trustee or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, trustee or other nominee, or similar evidence of ownership.

Vote Required

The votes required for each proposal are as follows:

Proposal #1. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of PokerTek Common Stock as of the record date for the Special Meeting is required to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. The required vote on Proposal #1 is based on the number of outstanding shares as of the record date for the Special Meeting —not the number of shares actually voted. The failure of any PokerTek shareholder to cause its shares to be voted (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a PokerTek shareholder will have the same effect as a vote against Proposal #1. Likewise, broker non-votes will have the same effect as voting against Proposal #1. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank, trustee or other nominee that is the record owner of such shareholder’s shares on how to vote those shares on a particular proposal, and the broker, bank, trustee or other nominee does not have discretionary voting power with respect to such proposal. Consequently, the failure of a beneficial owner to provide voting instructions to its broker, bank, trustee or other nominee will have the same effect as a vote against Proposal #1. Pursuant to the Voting Agreement, approximately 36.6% of the shares of PokerTek Common Stock outstanding as of the record date for the Special Meeting are committed to be voted in favor of Proposal #1. The approval of Proposal #1 will therefore require that approximately an additional 13.4% of the shares of PokerTek Common Stock outstanding as of the record date for the Special Meeting are voted in favor of Proposal #1.

Proposal #2. The affirmative vote, in person or by proxy, of a majority of the votes cast on the proposal is required to approve, on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger. The required vote on Proposal #2 is based on the number of shares actually voted on the proposal —not the number of outstanding shares. However, while the Board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on PokerTek, and, if the Merger Agreement is approved by PokerTek shareholders and the Merger is consummated, the compensation will be payable even if Proposal #2 is not approved. Brokers, banks, trustees and other nominees do not have discretionary authority with respect to Proposal #2; however, broker non-votes or the failure to otherwise submit a proxy will not affect the outcome of Proposal #2. Abstentions from voting on Proposal #2 will have no effect on the outcome of Proposal #2.

Proposal #3. The affirmative vote, in person or by proxy, of a majority of the votes cast on the proposal is required to approve any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, if there are insufficient votes to approve, adopt and ratify the Merger Agreement and the transactions contemplated thereunder, including the Merger. The required vote on Proposal #3 is based on the number of shares actually voted on the proposal —not the number of outstanding shares. Abstentions from voting will therefore have no effect on the outcome of Proposal #3. Brokers, banks, trustees and other nominees do not have discretionary authority to vote on Proposal #3 and therefore will not be able to vote on Proposal #3 absent instructions from the beneficial owner. Accordingly, broker non-votes or the failure to otherwise submit a proxy will have no effect on the outcome of Proposal #3.

Other Matters of Business

No matters other than the matters described in this proxy statement are anticipated to be presented for action at the Special Meeting or at any adjournment or postponement of the Special Meeting. However, if any other matters should properly come before the Special Meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

How to Vote

If your shares of PokerTek Common Stock are registered directly in your name with our transfer agent, Colonial Stock Transfer, you are considered, with respect to those shares of PokerTek Common Stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by PokerTek.

PokerTek shareholders of record may submit a proxy in one of three ways or in person at the Special Meeting:

Internet: PokerTek shareholders may submit a proxy over the Internet by going to www.colonialstock.com/Pokertek2014 and following the on-screen instructions. Internet proxy submission is available 24 hours a day and will be accessible until 7:00 p.m., Eastern Time, on July 23, 2014. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. PokerTek shareholders who submit a proxy this way should NOT send in their proxy card.

Telephone: PokerTek shareholders may submit a proxy by calling (877) 285-8605, or may vote by telephone from outside the United States, by calling (801) 355-5740. Telephone proxy submission is available 24 hours a day and will be accessible until 7:00 p.m., Eastern Time, on July 23, 2014. Easy-to-follow voice prompts will guide shareholders and allow them to confirm that their instructions have been properly recorded. PokerTek shareholders who submit a proxy this way should NOT send in their proxy card.

Mail: PokerTek shareholders may submit a proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. PokerTek shareholders who submit a proxy this way should mail the proxy card early enough so that it is received before the date of the Special Meeting.

In Person: PokerTek shareholders may vote their shares in person at the Special Meeting or by sending a representative with an acceptable proxy that has been signed and dated. PokerTek will provide a ballot for voting at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

PokerTek shareholders who hold their shares beneficially in “street name” should refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above voting choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

    PokerTek shareholders are encouraged to promptly submit a proxy through one of the above methods. Each valid proxy received in time will be voted at the Special Meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Board described below under “Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 36 of this proxy statement.

If you require assistance in voting your shares of PokerTek Common Stock and you are a shareholder of record, please contact Colonial Stock Transfer, our transfer agent, by telephone toll-free at (877) 285-8605. If your shares are registered in the name of a bank, broker, trustee or other nominee, please follow the proxy instructions on the form you receive from the nominee or contact the nominee for further assistance.

Revocation of Proxies

PokerTek shareholders of record may change their proxy at any time before their shares are voted at the PokerTek Special Meeting in any of the following ways:

•
sending a written notice of revocation to PokerTek’s principal executive offices at 1150 Crews Road, Suite F, Matthews, NC 28105, Attention: Kathi Fath, Corporate Secretary, which must be received before their shares are voted at the Special Meeting;

•
properly submitting a new proxy card, which must be received before their shares are voted at the Special Meeting (in which case only the later-submitted proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date (in which case only the later-submitted proxy is counted and the earlier proxy is revoked); or

•	attending the Special Meeting and voting by ballot in person. Attendance at the Special Meeting will not, in and of itself, constitute a vote or revocation of a prior proxy, however.

PokerTek’s beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks, trustees or other nominees that hold their shares of record.

Adjournments and Postponements

Although it is not currently expected by PokerTek, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is for less than 120 days and a new record date has not been fixed). Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow PokerTek’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. Assuming timely satisfaction or waiver of conditions to the Merger Agreement, we anticipate that the Merger will be completed during calendar 2014. If our shareholders vote to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger Agreement. See the sections entitled “The Merger Agreement – Closing” and “The Merger Agreement – Effective Time” beginning on page 52 of this proxy statement.

Rights of Shareholders Who Seek Appraisal

PokerTek has concluded that its shareholders are entitled to assert appraisal rights under Article 13 of the NCBCA with respect to the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. This means that you are entitled to have the fair value of your shares of PokerTek Common Stock determined by the Superior Court Division of the North Carolina General Court of Justice and to receive cash payment based on that valuation instead of receiving the per share Merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to PokerTek before the vote is taken on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, and you must not vote in favor of the proposal to adopt the Merger Agreement, and the transactions contemplated thereunder, including the Merger. Your failure to follow exactly the procedures specified under the NCBCA may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 69 of this proxy statement and the text of the North Carolina appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of PokerTek Common Stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the procedures specified under the NCBCA, shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Questions and Additional Information

If you have any questions concerning the Merger or this proxy statement or if you would like additional copies of this proxy statement, please contact Mark D. Roberson by telephone at (704) 849-0860 ext. 101 or by e-mail at InvestorRelations@pokertek.com.

If you require assistance in voting your shares of PokerTek Common Stock and you are a shareholder of record, please contact Colonial Stock Transfer, our transfer agent, by telephone toll-free at (877) 285-8605. If your shares are registered in the name of a bank, broker, trustee, or other nominee, please follow the proxy instructions on the form you receive from the nominee or contact the nominee for further assistance.

PROPOSAL #1 – THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that, upon completion of the Merger, Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation, and the separate corporate existence of Merger Sub shall thereupon cease. As a result of the Merger, PokerTek will cease to be a publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the Merger, each outstanding share of PokerTek Common Stock (except for any shares held by PokerTek, Parent or Merger Sub and shares held by shareholders who have properly exercised appraisal rights) will be converted into the right to receive the per share Merger consideration of $1.35 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

PokerTek’s Board and senior management have, for more than three years, periodically reviewed PokerTek’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management periodically review strategic alternatives that may be available to PokerTek.

 At scheduled Board meetings, the Board regularly engaged in a general discussion regarding PokerTek’s financial results, budget, business, and financial prospects for the balance of the then-current fiscal year and the following fiscal year. This included discussions of (i) PokerTek’s lack of significant year-over-year revenue growth and recurring losses, (ii) PokerTek’s market value relative to the market value of other equipment suppliers within the gaming industry, and (iii) the identification and discussions of potential partners with which to pursue a joint initiative or business combination transaction. The Board regularly assessed market fundamentals including, but not limited to: (i) the fact that industry research analysts were not focusing on PokerTek; and (ii) that PokerTek was not well positioned to attract the interest of institutional investors, due to its relative size, stock price and trading volume. The Board regularly expressed concern over: (i) the lack of visibility on revenue growth opportunities; (ii) recurring losses; (iii) the general lack of liquidity for holders of PokerTek Common Stock; (iv) the need to continue to raise capital to fund growth which would likely result in further dilution to shareholders; (v) the general lack of interest in PokerTek from the investment community; (vi) the significant costs of being a public reporting company; and (vii) PokerTek’s ability to continue to meet standards for the continued listing of its Common Stock on the Nasdaq Capital Market (PokerTek had received continued listing deficiency letters related to its Common Stock price in July 2012, November 2011, July 2010 and September 2009). Throughout 2011, 2012 and 2013, the Board determined that, incremental to focusing on its organic growth plan and market expansion, it was prudent to explore strategic options, including a potential sale of PokerTek, in an effort to enhance shareholder values.

The Board, which has extensive knowledge of, and experience in, the gaming industry, recognized that the highly regulated nature of the gaming industry was a limiting factor to the number of potential purchasers of PokerTek.  This is in part due to the inherent costs and time delays that a potential purchaser would incur in a business combination transaction with PokerTek related to the regulatory processes of applying for and receiving required licenses (or the approval of license transfers) in multiple domestic and international jurisdictions and the stringent standards imposed by such jurisdictions, including, but not limited to, extensive background investigations and findings of suitability applicable to the officers, directors and investors of any acquiring entity.  Accordingly, the Board principally focused its exploration of strategic alternatives on targeted industry participants who had an established track record with gaming regulators.

Between January 4, 2011 and April 29, 2014, the date on which the Merger Agreement was entered into, PokerTek engaged in discussions with 14 parties regarding a potential business combination transaction.  A chronology of this activity follows.

On January 4, 2011, Mr. Roberson, our CEO, communicated with a senior executive of a larger publicly-traded industry competitor, which we refer to as “Company A,” regarding the purchase of PokerTek.  Mr. Roberson had a subsequent conversation with the CEO of Company A on May 4, 2011.

On January 31, 2011, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.70.

        On May 12, 2011, we executed and exchanged a standard form confidential disclosure agreement (which contained no standstill provisions), or CDA, with Company A and Mr. Roberson and Mr. Lahti, our Chairman, conducted a conference call with the CEO of Company A on that date.

On May 31, 2011, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.50.

Mr. Roberson and Mr. Crawford, our President, traveled to meet with the CEO and other officers of Company A at their offices on June 16, 2011 to further discuss Company A’s potential acquisition of PokerTek.  Mr. Roberson had ongoing dialog with Company A over the ensuing six-month period; however, Company A declined to make an offer for PokerTek.

On July 12, 2011, Mr. Berman, a member of our Board, met separately with representatives of three publicly-traded gaming suppliers in connection with matters unrelated to PokerTek business. In the course of conversations, Mr. Berman inquired if the companies would be interested in considering a business combination transaction with PokerTek. We will refer to those companies as “Company B,” “Company C,” and “Company D.”   Each of those companies expressed an interest in having additional discussions and Mr. Berman indicated that Mr. Roberson would contact each of them individually.

On July 29, 2011, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.24.

During the fall of 2011, Mr. Roberson and Mr. Lahti attended follow-up meetings and participated on conference calls with Company B, Company C and Company D to explore strategic alternatives with each industry participant.

         On September 23, 2011, the Secretaría de Gobernación (known as SEGOB), the governmental agency that regulates and oversees gaming operations in Mexico, issued an information bulletin indicating that all card and roulette games, whether live or electronic, would no longer be permitted to operate in Mexico. As a result, PokerTek removed all of its electronic table games from Mexico, which had previously represented approximately 17% of PokerTek’s total revenue.

On November 11, 2011, Mr. Roberson and Mr. Lahti met with the CEO of a small privately-held gaming supplier, which we refer to as “Company E,” to discuss the potential acquisition of Company E by PokerTek. On November 16, 2011, Mr. Crawford, had a further telephone conversation with the CEO of Company E to discuss the potential acquisition of Company E by PokerTek.

On November 16, 2011, we executed and exchanged a CDA with Company D.

On November 30, 2011, Company B communicated to Mr. Lahti that it was not interested in pursuing a business combination transaction with PokerTek given current PokerTek business dynamics, most notably the loss of business in Mexico, and general market considerations, but that it might have an interest in engaging in discussions at a future date.

On November 30, 2011, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.74.

On December 13, 2011, Mr. Roberson, Mr. Lahti, Mr. Crawford and Mr. White, our Vice Chairman, met with the CEO and management team of Company E to further discuss the potential of a business combination transaction.

On December 13, 2011, Mr. Roberson and Mr. Lahti met with the CEO of Company D and the parties agreed to continue discussions regarding a potential business combination transaction between PokerTek and Company D.

On December 20, 2011, Company C, with whom we had entered into a CDA in 2009, communicated to Mr. Lahti that it was not interested in further pursuing business combination transaction discussions with PokerTek at that time.

On December 30, 2011, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.95.

For the year ended December 31, 2011, PokerTek reported total revenues of $6.496 million  and a net loss of $1.810 million.

On numerous occasions throughout the first quarter of 2012, management conducted telephone calls, held meetings and exchanged diligence information in connection with a potential business combination transaction between PokerTek and Company E.

On March 19, 2012, Mr. Roberson delivered a proposed letter of intent to the chief executive officer of Company E for the acquisition of Company E by PokerTek.

On March 30, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.97.

On April 24, 2012, Mr. Roberson had a telephone conversation with CEO of Company E to discuss the proposed letter of intent and set up additional meetings with both companies’ management teams.  On May 1, 2012, Mr. Berman called the CEO of Company E to discuss the proposed business combination transaction between PokerTek and Company E.

On April 30, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.02.

On May 1, 2012, Mr. Lahti had a telephone conversation with the CEO of Company B, in which the CEO of Company B indicated that Company B was prepared to engage in discussions regarding a business combination transaction with PokerTek.  On May 3, 2012, Mr. Roberson provided Company B with financial information for PokerTek and arranged a meeting for the following week.

On May 9, 2012, we executed and exchanged a CDA with Company B.

On May 9, 2012, Mr. Roberson and Mr. Lahti met with the management team and the board of directors of Company B to discuss a business combination transaction between PokerTek and Company B.

On May 10, 2012, Mr. Roberson, Mr. Lahti, Mr. Crawford and Mr. White met with the CEO and management team of Company E to review the proposed letter of intent and discuss a proposed business combination transaction.  At the conclusion of the meeting, the CEO of Company E communicated that Company E was not interested in pursuing further a business combination transaction with PokerTek.

During May and June 2012, Company B conducted a due diligence investigation of PokerTek, during which PokerTek provided information requested by Company B and responded to diligence questions posed.

On June 29, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.72.

On July 12, 2012, PokerTek entered into an engagement agreement with an investment bank with extensive experience in gaming industry transactions.  The investment bankers conducted diligence calls and site visits with management of PokerTek during July and August 2012.

During July 2012, Mr. Roberson continued to exchange telephone calls, emails and diligence information with Company B.

On July 31, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.82.

On August 9, 2012, Mr. Roberson and Mr. Crawford had a telephone conversation with an individual representing a private equity investor, with interests in the gaming industry, which we refer to as “Company F,” expressing interest in investing in, or acquiring, PokerTek.

On August 17, 2012, Mr. Roberson, Mr. Crawford and Mr. White met with the CEO, CFO and a board member of Company B at PokerTek’s offices in Matthews, NC.

On August 31, 2102, Mr. Roberson had a teleconference with the CEO and CFO of Company B; Company B advised Mr. Roberson that it would not be making a business combination transaction proposal to PokerTek at that time.

On August 31, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.79.

On September 4, 2012, Mr. Roberson and Mr. Crawford met with representatives of Company F at PokerTek’s offices in Matthews, NC This meeting followed the execution and exchange of a CDA with Company F on August 9, 2012.

On September 25, 2012, a meeting was held at PokerTek’s facility in Matthews, NC, among the investment bankers engaged by PokerTek at such time and each of Mr. Lahti, Mr. Roberson and Mr. Crawford to review and discuss the market analysis and strategic options identified by the bankers following their diligence investigation.

On September 28, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.75.

On October 17, 2012, Mr. Roberson and Mr. Crawford met with Company F at the Global Gaming Exposition, an industry trade show, in Las Vegas, Nevada to continue discussions of a potential business combination transaction.

        On October 24, 2012, PokerTek’s Board reviewed its current business plans and, given pending business opportunities, determined to suspend its evaluation of strategic alternatives in order to permit PokerTek and its management team to primarily focus on executing its operating plan.  Further, PokerTek’s Board determined to terminate its then existing investment banking agreement.

On October 31, 2012, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.80.

At various points during 2012, Board members and/or members of management of PokerTek periodically sought to engage with representatives of Company A, Company B, Company C and Company D to explore whether any of them had any ongoing interest in exploring a business combination transaction with PokerTek; however, except as otherwise described herein, no formal discussions ensued.

For the year ended December 31, 2012, PokerTek reported total revenues of $5.177 million compared with total revenues of $6.496 million for the prior year ended December 31, 2011 and recurring operating losses.

On April 23, 2013, Mr. Lahti met with the CEO of MGAM in Austin, Texas, to discuss a potential business combination transaction between PTEK and MGAM.  That meeting resulted from Mr. Roberson’s outreach to the CEO of MGAM earlier in April 2013.

On April 30, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.41.

On May 6, 2013, Mr. Roberson sent a bi-lateral confidentiality and non-disclosure agreement to the General Counsel of MGAM.  The agreement was negotiated and executed by PokerTek and MGAM on May 9, 2013.

On May 7, 2013, Mr. Roberson was contacted by PokerTek’s former investment bankers regarding the potential interest of a private equity firm, which we refer to as “Company G,” in acquiring PokerTek.  PokerTek engaged the investment bank to represent it in connection with a potential sale of PokerTek to Company G and to explore a potential business combination transaction with other specified parties.

On May 9, 2013, Mr. Roberson initiated a telephone conversation with the CEO of MGAM to discuss a potential business combination transaction between PokerTek and MGAM as a follow-up to the meeting with Mr. Lahti and the CEO of MGAM that was held on April 23, 2013.

On May 20, 2013, we executed and exchanged a CDA with Company G.

On May 30, 2013, Mr. Roberson and the CEO of MGAM agreed to defer further potential business combination transaction discussions for two to three months.

On May 31, 2013 and June 28, 2013, respectively, the closing prices per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.25 and $1.17.

On July 1, 2013, Mr. Roberson had a conference call with representatives of Company G in which the parties agreed that Company G would continue to evaluate a potential business combination transaction. On July 11, 2013, Mr. Roberson had follow up telephone conversations with Company G and provided preliminary diligence information to Company G.  On July 25, 2012, representatives from Company G, along with representatives of PokerTek’s investment bankers, visited PokerTek’s facility and met with Mr. Roberson and Mr. Crawford.

On July 30, 2013, Mr. Roberson contacted the CEO of MGAM to set up a meeting to evaluate MGAM’s interest in moving forward with merger discussions.  A meeting of Messrs. Roberson and Lahti and the CEO of MGAM was scheduled for August 14, 2013 in Las Vegas, Nevada.

On July 31, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.20.

On August 5, 2013, Mr. Berman met with the CEO of Company D to continue discussions of a potential business combination transaction between PokerTek and Company D; following the meeting, the parties agreed to continue conversations.

On August 9, 2013, Mr. Roberson received a call from an investment bank representing a privately held competitor gaming supplier, which we refer to as “Company I,” seeking to ascertain whether PokerTek was interested in an acquisition of Company I.  On August 12, 2013, PokerTek executed and exchanged a CDA with Company I and received a confidential information memorandum from the investment bankers representing Company I.

On August 13, 2013, Mr. Roberson and Mr. Lahti met with representatives of Company D in Las Vegas, Nevada.  The parties agreed to continue discussions regarding a potential business combination.

On August 14, 2013, Mr. Roberson and Mr. Lahti met with the CEO of MGAM and other representatives of MGAM in Las Vegas, Nevada to discuss MGAM’s interest in acquiring PokerTek. The parties agreed to continue discussions.

On August 20, 2013, Mr. Roberson sent an e-mail to the investment bankers representing Company I, containing a list of questions regarding the business and financial information contained in the confidential information memorandum that had been provided to PokerTek.

On August 30, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.16.

In early September 2013, Company G notified PokerTek, through its investment bankers, that it was no longer actively pursuing an acquisition of PokerTek.

On September 7, 2013, PokerTek announced that its sole customer in Ohio ceased operations in response to a notice it received from the Attorney General of Ohio regarding the non-compliance of PokerTek’s gaming machines with the Ohio charity regulations. As a consequence, PokerTek removed gaming tables from the Ohio customer’s facility, accounting for a reduction of approximately six percent in PokerTek’s total revenues year-to-date, and wrote off related accounts receivable in excess of $200,000.

On September 9, 2013, Mr. Roberson had a telephone conversation with the investment bankers representing Company I.  Further, on September 13, 2013, Mr. Roberson had a telephone conversation with the CEO of Company I and their investment bankers, in which the parties agreed to continue discussions regarding a possible acquisition of Company I by PokerTek at the upcoming Global Gaming Exposition in Las Vegas, Nevada.

On September 9, 2013, PokerTek’s investment bankers informed Mr. Roberson that a large publicly traded gaming supplier, which we refer to as “Company J,” was interested in considering an acquisition of PokerTek. On September 11, 2013, Mr. Roberson and the CEO of Company J made plans to meet at the Global Gaming Exposition in Las Vegas, Nevada and Mr. Roberson provided Company J with information about PokerTek.

On September 17, 2013, Mr. Roberson and Mr. Lahti traveled to MGAM’s offices in Austin, Texas to meet with the CEO and the CFO of MGAM.

On September 19, 2013, Mr. Roberson contacted an executive officer of a large publicly-traded gaming supplier, which we refer to as “Company K”, and initiated conversations regarding an acquisition of PokerTek. On September 25, 2013, Mr. Lahti and Mr. Roberson met with representatives of Company K at the Global Gaming Exposition in Las Vegas, Nevada, and discussed Company K’s interest in entering the electronic table games space through the acquisition of PokerTek.

On September 25, 2013, Mr. Roberson and Mr. Lahti met with the CEO and the CFO of Company D at the Global Gaming Exposition in Las Vegas, Nevada, to continue discussions regarding a business combination transaction between PokerTek and Company D.

On September 26, 2013, Mr. Roberson and Mr. Lahti met with the CEO of MGAM at the Global Gaming Exposition in Las Vegas, Nevada.

On September 26, 2013, Mr. Roberson and Mr. Lahti met with the CEO of Company I and its investment bankers at the Global Gaming Exposition in Las Vegas, Nevada, and agreed to continue discussions of a possible acquisition of Company I by PokerTek.

On September 26, 2013, Mr. Roberson and Mr. Crawford met with representatives of Company F at the Global Gaming Exposition in Las Vegas, Nevada to discuss their interest in acquiring PokerTek.

On September 26, 2013, Mr. Roberson met with representatives of Company J at the Global Gaming Exposition in Las Vegas, Nevada.

On September 30, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.18.

On October 2, 2013, Mr. Roberson and the CEO of MGAM had a telephone conference and agreed to proceed with preliminary discussions regarding the potential valuation of an acquisition of PokerTek.

On October 7, 2013, Company K notified Mr. Roberson via e-mail that is was not currently interested in re-entering the electronic table games space or acquiring PokerTek.

On October 8, 2013, Mr. Roberson had a follow-up conversation with the CEO of MGAM regarding the potential valuation of an acquisition of PokerTek.

On October 10, 2013, Mr. Roberson had a conversation with Company F and provided additional information regarding PokerTek to Company F.

On October 11, 2013, Mr. Roberson received a diligence package from the investment bankers representing Company I.  On October, 17, 2013, Mr. Roberson had a telephone conversation with the CEO of Company I and its investment bankers and agreed to continue discussions regarding a possible transaction and scheduled a visit to Company J’s facility on November 14, 2013.

On October 15, 2013, Mr. Roberson had a telephone conversation with the CEO of MGAM regarding MGAM scheduling a diligence trip to PokerTek’s offices in Matthews, NC. On October 28, 2013, representatives of MGAM visited PokerTek’s offices and met with management of PokerTek.

On October 15, 2013, Mr. Roberson traveled to New York, New York to present to the CEO and management team of Company J.  On October 16, 17, 18 and 22, 2013, Mr. Roberson corresponded with the CEO of Company J regarding its plans to conduct due diligence visits to PokerTek’s customer locations in Nevada, Canada and Macau.

On October 25, 2013, representatives of Company J conducted site visits at PokerTek’s customer locations in Nevada.  On October 28, 2013, Mr. Roberson and the CEO of Company J discussed PokerTek’s product performance and Company J’s plans to visit PokerTek’s customer locations in Canada and Macau.

On October 31, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.21.

On November 1, 2013, Mr. Lahti discussed the potential acquisition of PokerTek with a large publicly traded gaming supplier, which we refer to as “Company L.” The CEO of Company L expressed interest in discussing an acquisition of PokerTek.

On November 4, 2013, a meeting was set for Mr. Roberson and Mr. Lahti to meet with the CEO of Company L in December 2013.  Due to changes in strategy internal to Company L, the meeting scheduled for December was cancelled and not rescheduled by Company L.

On November 14, 2013, Mr. Roberson and Mr. Lahti traveled to Company I’s facility for meetings with Company I’s CEO and investment bankers.  The meeting concluded with the parties agreeing that Company I would provide PokerTek with a written business combination transaction proposal, which was never provided by Company I.

On November 19, 2013, Company J terminated its senior leadership team.  On November 21, 2013, Mr. Roberson had a discussion with Company J and was advised that Company J would no longer be considering a business combination transaction during its transition to a new leadership team.

On November 19, 2013, Mr. Roberson solicited feedback from the CEO of MGAM regarding any decisions made by MGAM’s board of directors regarding a potential acquisition of PokerTek.  On November 20, 2013, Mr. Roberson received an e-mail from the CEO of MGAM indicating that MGAM’s board had approved proceeding with due diligence in furtherance of an acquisition of PokerTek.  On November 26, 2013, Mr. Roberson received a preliminary due diligence request list from MGAM.

On November 27, 2013, Mr. Roberson had a telephone conversation with Company F, during which Company F indicated that it was interested in a possible business combination transaction with PokerTek, but would not be in a position to discuss an offer until the first or second quarter of 2014.

On November 29, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.11.

On December 4, 2013, Mr. Roberson exchanged e-mails with the CEO of MGAM regarding due diligence matters.  On December 18, 2013, PokerTek provided access to its virtual data room to MGAM executives.  On December 19, 2013, Mr. Roberson had a telephone conversation with the CEO and CFO of MGAM regarding due diligence and other matters.  On December 30, 2013, Mr. Roberson exchanged e-mails with the CEO of MGAM to set up meetings in early January to further discuss a business combination transaction and related valuation metrics.

At various points during 2013, Board members and/or members of management of PokerTek periodically sought to engage with representatives of each of Company A, Company B, Company C and Company D to explore whether any of them had any ongoing interest in exploring a business combination transaction with PokerTek; however, except as otherwise described herein, no formal discussions ensued.

On December 31, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.96.

For the year ended December 31, 2013, PokerTek reported total revenues of $5.524 million compared with $5.177 million and $6.496 million of total revenues for the prior years ended December 31, 2012 and 2011, respectively, and recurring operating losses.

On January 6, 2014, Mr. Lahti had a telephone conversation with the CEO of Company L, in which the parties set up a meeting for January 14, 2014.  At that meeting, a business combination transaction with PokerTek was discussed; however, Company L advised Mr. Lahti that it was not interested in pursuing a transaction at the current time.

On January 13, 2014, Mr. Roberson provided additional diligence information, including updated budgets and projections, to the CEO of MGAM.

        On January 15, 2014, Mr. Roberson and Mr. Lahti met with senior management of MGAM in Las Vegas, Nevada to further discuss MGAM’s potential acquisition of PokerTek. During this meeting, PokerTek and MGAM had a preliminary discussion regarding valuation for a potential acquisition and MGAM provided an initial indication that it could potentially offer a premium to the then current market price of the PokerTek’s Common Stock in an all-cash transaction, subject to satisfactory completion of due diligence, analysis from MGAM’s financial advisor and the input and approval of the MGAM board of directors.

On January 16, 2014, Mr. Lahti had a telephone conversation with the CEO of the U.S. operations of a privately-held European gaming-supply company, which we refer to as “Company M.”  The CEO of Company M indicated that Company M was not interested in acquisitions at the current time.

On January 16, 2014, Mr. Roberson and Mr. Lahti had a telephone conference with several representatives of a large private equity firm, which we refer to as “Company N,” following the execution and exchange of a CDA with Company N on January 15, 2014.  Company N had investments in other licensed gaming supply companies and expressed a potential interest in acquiring PokerTek.   On January 16, 21, and 23, 2014, e-mails were exchanged among PokerTek and Company N answering preliminary diligence questions and information requests from Company N.  On January 24, 2014, Mr. Roberson had a telephone conversation with representatives of Company N regarding diligence and potential transaction structure.

On January 21, 2014, Mr. Lahti e-mailed the CEO of MGAM and plans were made for Mr. Lahti and the CEO of MGAM to meet on January 24, 2014 in Austin, Texas.  Due to inclement weather, the meeting on January 24, 2014 was cancelled; however, Mr. Lahti and the CEO of MGAM communicated and expressed a mutual desire to continue the diligence process and address valuation metrics.

On January 27, 2014, Mr. Roberson e-mailed additional diligence information to the MGAM executives, which information had been discussed and requested by MGAM at the January 15, 2014 meeting among PokerTek and MGAM in Las Vegas.

On January 30, 2014, Mr. Roberson and PokerTek’s tax advisors had a telephone conversation with Company N’s tax advisors. On February 3, 2014, Mr. Roberson met with a representative of Company N at the ICE Totally Gaming show in London.

On January 31, 2013, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.13.

Between February 4, 2014 and February 6, 2014, Mr. Roberson had follow-up conversations with the CEO of each of Company A and Company D at the ICE Totally Gaming show in London to inquire whether either of those companies had any ongoing interest in exploring a business combination transaction with PokerTek; however, no further discussions or expressions of interest ensued with either company.

On February 4, 2014, Mr. Roberson met with representatives of MGAM at the ICE Totally Gaming show in London. On February 4, 2014, Mr. Roberson had a telephone conversation with the CEO of MGAM agreeing to continue to explore a business combination transaction.

On February 6, 2014, Mr. Roberson had a meeting with representatives of Company F at the ICE Totally Gaming show in London to explore the potential of a business combination transaction.  The parties agreed to continue discussions the following week.

On February 10, 2014, Mr. Roberson had a telephone conversation with MGAM’s General Counsel and other representatives of MGAM regarding resuming the due diligence process.

On February 12, 2014, Mr. Lahti and Mr. Roberson had a telephone conversation with Company F.  Company F advised Mr. Lahti and Mr. Roberson that it was not prepared at that juncture to pursue a business combination transaction, but that it desired to keep communications open.

On February 14, 2014, Mr. Roberson had a telephone conversation with a representative of Company N regarding potential transactional structure.   At the conclusion of that conversation, Company N communicated that it was not in a position to make an offer to acquire PokerTek at that time.

On February 28, 2014, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.15.

During February and March 2014, there were extensive telephone conversations, e-mail exchanges and correspondence between PokerTek and MGAM personnel (and their external legal and financial advisors) in furtherance of MGAM’s due diligence investigation.  On February 19, 2014, MGAM personnel visited PokerTek’s offices in Matthews, NC to examine PokerTek’s products.

On March 21, 2014, PokerTek received a letter of intent from MGAM providing for, among other things, the grant of an exclusivity period to MGAM.  The letter was discussed between the parties but was not executed by PokerTek at that time, since it did not contain proposed economic terms for the proposed business combination transaction.

On March 28, 2014, the Board established the Special Committee, consisting solely of non-employee, independent directors, for the purpose of evaluating and negotiating the MGAM proposal and reviewing other strategic alternatives for PokerTek.

On March 28, 2014, the Special Committee held its initial meeting with representatives of Morse, Zelnick, Rose & Lander, LLP (“MZRL”), counsel to PokerTek, present.  At that meeting, Mr. Lahti was appointed chairman of the Special Committee and it was determined that negotiations of a possible transaction with MGAM would be undertaken by Mr. Lahti and MZRL in accordance with the guidance provided by the Special Committee.

On March 31, 2014, the Board received a revised proposed letter of intent from MGAM, which contained a proposal to acquire PokerTek at a price of $1.30 per share.

On March 31, 2014, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.05.

For the quarter ended March 31, 2014, PokerTek reported total revenues of $ 1.115 million, compared with $1.391 million of total revenues for the comparable prior year period, and recurring operating losses.

Between March 31, 2014 and April 7, 2014, negotiations ensued between PokerTek, under the guidance of its Special Committee, and MGAM, regarding the proposed consideration in connection with a transaction and other salient terms and provisions of the proposed letter of intent.

On April 4, 2014, the Board received a further revised proposed letter of intent from MGAM to acquire PokerTek, which increased the Merger consideration to $1.35 per share and included changes to other salient terms resulting from the negotiations that transpired including a carve-out from the exclusivity provision for unsolicited third-party offers and the elimination of certain closing conditions.

On April 4, 2014, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $1.04.

On April 6, 2014, the Special Committee met with MZRL to review the April 4, 2014 proposed letter of intent from MGAM.  Subject to several clarifying changes, the Special Committee determined to authorize the execution of the letter of intent with MGAM.

On April 7, 2014, PokerTek and MGAM executed and exchanged the letter of intent, which included the changes proposed by the Special Committee.

On April 9, 2014, the Special Committee met to consider proposals received from several investment banking firms in response to PokerTek’s decision to retain a financial advisor in connection with the proposed transaction with MGAM.  Following consideration of the proposals presented, the Special Committee resolved to recommend to the Board the retention of Burrill to provide a written opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Merger to PokerTek’s shareholders.

On April 9, 2014, the Board, upon the recommendation of the Special Committee, agreed to retain Burrill to provide a written opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Merger to PokerTek’s shareholders.  An engagement agreement between PokerTek and Burrill was executed and exchanged on April 11, 2014.

On April 11, 2014, MGAM presented MZRL with an initial draft of the Merger Agreement.

Between April 12, 2014 and April 14, 2014, MZRL held conferences with Mr. Lahti, acting as Chairman of the Special Committee, and Mr. Roberson, reviewing and discussing the draft Merger Agreement and proposed changes thereto.

On April 14, 2014, a conference call was held between MZRL and MGAM’s General Counsel to discuss the draft of the Merger Agreement.  MZRL focused on the requirement in the initial draft that PokerTek adopt a shareholders’ rights plan, matters relating to outstanding PokerTek warrants, employment agreement matters and the applicability of appraisal rights to the transaction.  MGAM indicated to MZRL that it would consider a shareholder voting agreement as an alternative to the shareholder rights plan proposed.  MZRL also noted that the agreement provided, under certain circumstances, for PokerTek’s payment of a $1 million termination fee to MGAM but did not provide for any reverse termination fee payable by MGAM to PokerTek.

On April 15, 2014, MZRL, Mr. Lahti, acting as Chairman of the Special Committee, and Mr. Roberson had a conference call to review a revised draft of the Merger Agreement prepared by MZRL to reflect the collective comments of the PokerTek representatives with which the draft agreement had been discussed over the prior days.  Later that day, a revised draft of the Merger Agreement was transmitted to MGAM by MZRL, which, among other things, proposed (i) the elimination of the shareholder rights plan, (ii) the entry into a voting agreement by certain PokerTek shareholders, (iii) a $500,000 reverse termination fee payable by MGAM to PokerTek under certain circumstances, (iv) the elimination of any employment arrangements as a condition to closing, and (v) the inclusion of permissible debt and transaction expense thresholds.

On April 15, 2014, MZRL transmitted to MGAM a draft of a shareholder voting agreement between MGAM and certain PokerTek officers and directors.  The draft of the shareholder voting agreement provided that it would terminate upon the earliest to occur of the completion of the Merger or the termination of the Merger Agreement in accordance with its terms.

On April 16, 2014, a conference call was held between MZRL and MGAM’s General Counsel, as well as outside counsel to MGAM, to discuss the revised draft of the Merger Agreement prepared by MZRL.  Open issues were discussed relating to, among other items, MGAM’s request that PokerTek adopt a shareholder rights plan or that officer and directors of PokerTek enter into a shareholder voting agreement with MGAM, the applicability of appraisal rights to the transaction, indebtedness and transactional expense thresholds, the amount of the termination fee and reverse termination fee, treatment of warrants, employment agreement requirements for closing, required consents and approvals, and materiality thresholds.  MGAM indicated that it would accept a shareholder voting agreement in lieu of the adoption of a shareholder rights plan.

On April 21, 2014, MGAM and PokerTek agreed upon a termination fee of up to $650,000 payable to MGAM by PokerTek, if the Merger Agreement were to terminate under certain circumstances, and a reverse termination fee of $500,000 payable to PokerTek by MGAM, if the Merger Agreement were to terminate under certain circumstances.

Between April 22, 2014 and April 25, 2014 the terms of the shareholder voting agreement were negotiated and agreed upon. The final form included PokerTek’s proposal that the shareholder voting agreement would terminate upon the earliest to occur of the completion of the Merger or the termination of the Merger Agreement in accordance with its terms.

Between April 22, 2014 and April 27, 2014, the Special Committee met with MZRL to review the then-current draft of the Merger Agreement, review open issues and provide Mr. Lahti and MZRL with the Special Committee’s guidance on the resolution of outstanding issues.

Between April 17, 2014, and April 29, 2014: (i) the Special Committee and MZRL, on the one hand, and MGAM and its outside counsel, on the other hand, negotiated and finalized the Merger Agreement; (ii) PokerTek’s senior management team and MZRL finalized PokerTek’s disclosure schedules to the Merger Agreement; and (iii) all ancillary agreements to be executed contemporaneously with the Merger Agreement were finalized.

On April 27, 2014, MGAM proposed a cap on PokerTek’s transaction expenses (as defined in the Merger Agreement) of $400,000.

On April 29, 2014, MGAM and PokerTek agreed upon a cap on PokerTek’s transaction expenses of $650,000 and a cap on PokerTek’s indebtedness (as defined in the Merger Agreement) as of the closing date of $950,000.

On April 29, 2014, MGAM’s General Counsel informed MZRL that MGAM’s board of directors had approved MGAM’s execution of the Merger Agreement.

On April 29, 2014, at a telephonic meeting of the Special Committee (with all committee members in attendance) at which Burrill and MZRL were present, MZRL explained the duties of the members of the Special Committee and the principal terms and conditions of the Merger Agreement and the transactions contemplated thereunder, including the Merger and the Voting Agreement.  The Special Committee discussed the advantages and disadvantages of the proposed transaction, including those set forth in the “Reasons for the Merger; Recommendation of the Special Committee and the Board – Special Committee” section beginning on page 36 of this proxy statement.  Burrill then reviewed its financial analysis relating to the price of $1.35 per share of PokerTek Common Stock.  At the request of the Special Committee, Burrill delivered its written opinion and explained that, as of the date of such written opinion and based upon and subject to various assumptions and limitations set forth in its written opinion, the price of $1.35 per share of PokerTek Common Stock to be received by holders of the shares of PokerTek Common Stock is fair, from a financial point of view, to such holders. The Special Committee asked Burrill questions, and received answers, concerning Burrill’s analysis and written opinion. The Special Committee further considered the terms and conditions of the proposed Merger, including the Merger Agreement and the transactions contemplated thereunder. After extensive discussion and deliberation, the Special Committee unanimously approved a recommendation to the Board that the Board vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.  Immediately after the approval by the Special Committee, a telephonic meeting of the Board was convened (with all Board members in attendance), at which Burrill, MZRL and Mr. Roberson were present.  MZRL explained the duties of the members of the Board and the principal terms and conditions of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and the Voting Agreement.  The Board discussed the advantages and disadvantages of the proposed transaction, including those set forth in the “Reasons for the Merger; Recommendation of the Special Committee and the Board – Board of Directors” section beginning on page 36 of this proxy statement.  Burrill then reviewed its financial analysis relating to the price of $1.35 per share of PokerTek Common Stock, provided its written opinion, and explained that, as of the date of such written opinion and based upon and subject to various assumptions and limitations set forth in its written opinion, the price of $1.35 per share of PokerTek Common Stock to be received by holders of the shares of PokerTek Common Stock in the Merger is fair, from a financial point of view, to such holders. The Board asked questions, and received answers, concerning Burrill’s analysis and written opinion.  The Board then further considered the terms and conditions of the Merger Agreement and the transactions contemplated thereunder, including the Merger.  After further evaluation and discussion of the considerations set forth above, and of Burrill’s written opinion, it was determined that the Merger Agreement and the transactions contemplated thereunder, including the Merger and the price of $1.35 per share of PokerTek Common Stock, were fair to, and in the best interests of, PokerTek’s shareholders. The Board then unanimously approved the Merger Agreement and the transactions contemplated thereunder, including the Merger, and voted to recommend to PokerTek’s shareholders that they vote to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

On April 29, 2014, after the Board meeting adjourned, PokerTek and MGAM executed the Merger Agreement.

On April 29, 2014, the closing price per share of PokerTek Common Stock on the Nasdaq Capital Market was $0.98.

PokerTek issued a press release announcing the Merger Agreement on April 30, 2014.

Reasons for the Merger; Recommendation of the Special Committee and the Board

Special Committee

The Special Committee, consisting solely of non-employee independent directors and acting with the advice and assistance of legal and financial advisors, evaluated and negotiated the acquisition proposal by Parent, including the terms and conditions of the Merger Agreement. The Special Committee (i) determined that the Merger consideration, the terms of the Merger Agreement and the Merger are advisable and fair to and in the best interests of PokerTek and its shareholders; and (ii) recommended to the Board that the Board vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.

In the course of reaching its determination, the Special Committee considered the following factors and potential benefits of the Merger, each of which the members of the Special Committee believed supported its decision:

•
the current and historical market prices of PokerTek Common Stock and the fact that the price of $1.35 per share of PokerTek Common Stock represented a premium of approximately 37% to the closing price of PokerTek Common Stock on April 29, 2014, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 26% and 17%, respectively, to the average closing price for the six- and twelve-month periods prior to April 29, 2014;

• at no time in the ninety-day period prior to the execution and announcement of the Merger Agreement has the closing market price of PokerTek Common Stock been greater than $1.20 per share;

• the prospect that the following factors negatively affecting our stock price would continue to negatively affect our stock price in the future:

• limited market liquidity;

• PokerTek Common Stock having periodically been subject to delisting from the Nasdaq Capital Market;

• the concentration of holdings of PokerTek Common Stock;

• no industry analyst coverage and no visibility on future coverage;

• a low market capitalization relative to our publicly-traded peer group; and

• given our size, the costs of being a public company outweighing the benefits of being a public company;

•
the Special Committee’s understanding of the business, operations, financial condition, earnings and prospects of PokerTek, including:

• the lack of our ability to achieve and sustain year-over-year revenue growth;

• our recurring losses in each of 2011, 2012, 2013 and the first quarter of 2014;

• a reduction, in excess of 12%, in the number of our gaming positions from 2011 to 2013;

• the impact of regulatory developments on our business, including recent developments in Mexico and the state of Ohio;

• obstacles to further penetration into new and existing markets;

• other obstacles to the execution of an organic growth strategy based on increased table installations; and

• the uncertainty of successfully executing upon an acquisition strategy given our limited capital resources;

•
the possible alternatives to the sale of PokerTek, including continuing to operate PokerTek on a stand-alone basis, and the significant risks and uncertainties associated with such alternatives, including the risks associated with our ability to achieve revenue growth and maintain margins and profitability at acceptable levels, compared to the certainty of realizing in cash a fair value for our shareholders through the Merger;

•
the fact that we had contacted 14 parties that might be interested in a business combination transaction with PokerTek to solicit their interest in pursuing such a transaction, and that none, other than MGAM, submitted either a non-binding or a binding proposal to do so;

•	the terms of the Merger Agreement and the related agreements, including:

• the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;

• our ability, under certain circumstances specified in the Merger Agreement, at any time prior to the time our shareholders adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, to consider and respond to written takeover proposals or provide non-public information to or engage in discussions or negotiations with the person making such proposals if the Board, prior to taking any such actions, determines in good faith after consultation with financial advisors and legal counsel that (i) failure to take action would violate the directors’ duties to PokerTek’s shareholders, and (ii) the takeover proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

• our ability, under certain circumstances specified in the Merger Agreement, to terminate the Merger Agreement in order to accept a superior proposal, subject to paying Parent a termination fee of up to $650,000;

• the Board’s ability, under certain circumstances specified in the Merger Agreement, to withhold, withdraw, qualify or modify its recommendation that our shareholders vote to adopt the Merger Agreement, subject to Parent’s subsequent right to terminate the Merger Agreement and our subsequent obligation to pay a termination fee of up to $650,000;

• the fact that the consummation of the Merger is not conditioned on Parent’s ability to secure debt financing or equity financing in order to pay the Merger consideration; and
• the fact that the termination date of December 31, 2014 under the Merger Agreement allows for sufficient time to complete the Merger;

• the fact that the Merger consideration is all cash, allowing our shareholders to immediately realize a fair value for their investment, while also providing the shareholders certainty of value for their shares of PokerTek Common Stock, while avoiding long-term business risk;

•
the financial presentation of Burrill, including its written opinion to the Special Committee dated April 29, 2014, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in such written opinion, the $1.35 per share in cash to be received by the holders of outstanding shares of PokerTek Common Stock pursuant to the Merger Agreement is fair from a financial point of view to our public shareholders (see the section entitled “Opinion of Burrill, Financial Advisor,” beginning on page 40 of this proxy statement);

•
the availability of appraisal rights to holders of PokerTek Common Stock who comply with all of the required procedures under the NCBCA, which allows holders of PokerTek Common Stock to seek appraisal of the fair value of their shares as determined by the Superior Court Division of the North Carolina General Court of Justice and to receive cash payment based on that valuation instead of receiving the per share Merger consideration provided under the Merger Agreement (which fair value may be less than, greater than, or equal to the per share Merger consideration provided under the Merger Agreement);

•	the fact that the negotiations of the transaction with Parent, including the Merger Agreement and the Merger, were conducted under the oversight of the Special Committee, which:

• is comprised solely of independent directors who are not employees of PokerTek and who have no material financial interest in the Merger that is different from that of our shareholders;

• retained and received advice and assistance from the financial and legal advisors retained by the Special Committee in evaluating, negotiating and recommending the terms of the Merger Agreement; and

• was delegated the power and authority to review and evaluate, participate in the negotiations of, and make recommendations to the Board with respect to a transaction or any alternative thereto; and

•	the fact that the Merger is subject to the approval of our shareholders.

The Special Committee also considered the following variety of risks and other potentially negative factors, among others, concerning the Merger Agreement and the transactions contemplated thereunder, including the Merger:

•	the current uncertain state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term;

•
the risks and costs to PokerTek if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on our business and our relationships with our customers;

•
the fact that our shareholders will not participate in any future earnings or growth of PokerTek and will not benefit from any appreciation in value of PokerTek, including any appreciation in value that could be realized as a result of any acquisitions or improvements to PokerTek’s operations;

•
the requirement that we pay Parent a termination fee of $650,000 if we enter into a definitive agreement as the result of a superior proposal, which may discourage other potential bidders from making a competing bid to acquire us;

•
the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•
the fact that certain of our directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of our shareholders generally (see the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 47 of this proxy statement);

•
the fact that, even if the Merger is not completed, we will be required to pay our legal and accounting fees, a portion of the investment banking fees to Burrill, and other miscellaneous fees and expenses;

•	the fact that, for U.S. federal income tax purposes, the transaction would be taxable to our shareholders that are U.S. holders; and

•
the fact that, while we expect that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied, and, as a result, the Merger may not be consummated.

This discussion summarizes the material factors considered by the Special Committee in its consideration of the Merger but is not meant to be an exhaustive list of the factors considered by the Special Committee. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Merger significantly outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. As a result, the Special Committee unanimously determined that the Merger consideration, the Merger Agreement and the transactions contemplated thereunder, including the Merger, are advisable and fair to, and in the best interests of, PokerTek and its shareholders and recommended to the Board that the Board vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Board of Directors

        The Board has concluded, based on, among other things: (i) the unanimous recommendation of the Special Committee; (ii) the historical and projected financial condition, results of operations and cash flows of PokerTek and PokerTek’s current and projected liquidity position; (iii) the current and future prospects for PokerTek’s businesses; (iv) the written presentations by Burrill to the Special Committee and the Board of its fairness opinion as to the fairness of the Merger consideration to be received pursuant to the Merger Agreement by the holders of PokerTek Common Stock (except for any shares held by Parent and its directors, officers and affiliates and the directors, officers, and affiliates of PokerTek) from a financial point of view; (v) the efforts of management and the Board to investigate other alternatives to the Merger Agreement and the Merger; (vi) the recent trading prices of, and volume of trading in, PokerTek Common Stock; (vii) the terms of the Merger Agreement (including, without limitation, the provisions thereof that permit the Board to consider unsolicited bona fide, written takeover proposals and to accept a superior proposal and the termination fee and expense reimbursement payable by PokerTek relating thereto, the payment by PokerTek of a termination fee to Parent in the event PokerTek commits a breach of the Merger Agreement that results in the termination of the Merger Agreement by Parent, and the likely timing of the Merger), and (viii) the other factors and reasons described above as having been considered by the Special Committee, that the transactions contemplated by the Merger Agreement (including the Merger) are advisable and fair to, and in the best interests of, PokerTek and its shareholders and represent the best alternative for PokerTek’s shareholders.

       The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Merger. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board, based upon a recommendation from the Special Committee, unanimously approved and adopted the Merger Agreement and the transactions contemplated thereunder, including the Merger.

       The Board recommended that the Merger Agreement be submitted to the shareholders of PokerTek for approval and adoption at the Special Meeting and recommended that the shareholders of PokerTek vote for the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger. The Board recommends that you vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Opinion of Burrill, Financial Advisor

       Burrill was retained as a financial advisor in April 2014 to assist the Special Committee and the Board in analyzing a potential offer for the sale of PokerTek. As part of its engagement, at the request of the Special Committee, Burrill provided its written opinion as to the fairness, from a financial point of view, to PokerTek’s public shareholders of the $1.35 per share cash consideration to be received by PokerTek’s public shareholders in the Merger pursuant to the Merger Agreement. For the purposes of Burrill’s opinion, the “public shareholders” of PokerTek means the holders of outstanding shares of PokerTek Common Stock, (except for any shares held by Parent and its directors, officers and affiliates and the directors, officers, employees and affiliates of PokerTek). On April 29, 2014, Burrill delivered its opinion and explained to the Special Committee and the Board and subsequently confirmed in a written opinion, dated April 29, 2014, that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications stated in its written opinion, the $1.35 per share cash consideration to be received by PokerTek’s public shareholders in the Merger is fair, from a financial point of view, to the shareholders.

       Burrill provided the opinion described above for the information and assistance of the Special Committee and the Board in connection with its consideration of the approval of the Merger Agreement. The terms of the Merger Agreement, including the amount and form of the consideration payable pursuant to the Merger Agreement to PokerTek’s public shareholders, were determined through negotiations between PokerTek and Parent, and were approved by the Board. Burrill did not recommend the amount or form of consideration payable pursuant to the Merger Agreement. Burrill has consented to the inclusion within the proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of Burrill, Financial Advisor.” The full text of the written opinion of Burrill, dated April 29, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex C  to this proxy statement.

       Burrill’s opinion does not address the merits of the underlying decision by PokerTek to enter into the Merger Agreement, the merits of the Merger as compared with other alternatives potentially available to PokerTek or the relative effects of any alternative transaction in which PokerTek might engage, nor is the opinion intended to be a recommendation to any person as to how to vote on the proposal to adopt the Merger Agreement. In addition, except as explicitly set forth in Burrill’s opinion, Burrill was not asked to address, and Burrill’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of PokerTek other than the public shareholders. Burrill was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of PokerTek’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of PokerTek. Burrill’s fairness opinion committee approved and authorized the issuance of Burrill’s opinion.

  In connection with its opinion, Burrill:

•	reviewed and analyzed certain publicly available financial statements and reports regarding PokerTek;

•
reviewed and analyzed certain internal financial statements and other financial and operating data (including financial forecasts for fiscal years 2014-2019) concerning PokerTek prepared by the management of PokerTek;

•	reviewed the reported prices and trading activity for the Common Stock of PokerTek;

•
compared the financial performance of PokerTek and the prices and trading activity of the Common Stock with that of certain other publicly-traded companies that we deemed relevant and the securities of those companies;

•	reviewed the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

•	reviewed the forecasted potential future cash flows of PokerTek;

•	reviewed the Merger Agreement and related documents;

•	discussed with management of PokerTek the operations of and future business prospects for PokerTek; and

•	performed such other analyses and provided such other services as Burrill deemed appropriate.

       In rendering its opinion, Burrill relied on the accuracy and completeness of the information and financial data provided to it by PokerTek and of the other information reviewed by it in connection with the preparation of its written opinion, and Burrill’s opinion is based upon such information. Burrill has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of PokerTek has assured Burrill that they are not aware of any relevant information that has been omitted or remains undisclosed to Burrill. Burrill has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of PokerTek or Parent, and it has not been furnished with any such evaluations or appraisals; nor has it evaluated the solvency or fair value of PokerTek or Parent under any laws relating to bankruptcy, insolvency or similar matters. Burrill has not assumed any obligation to conduct any physical inspection of the properties or facilities of PokerTek. With respect to the financial forecasts for fiscal 2014-2019 prepared by the management of PokerTek, Burrill has assumed they have been reasonably prepared and reflected the best currently available estimates and judgments of the management of PokerTek as to the future financial performance of PokerTek. Burrill’s written opinion is necessarily based upon market, economic, and other conditions as they existed and could be evaluated, and on the information made available to Burrill, as of the date of its opinion. Burrill has also assumed that the representations and warranties contained in the Merger Agreement and all related documents are true, correct and complete in all material respects.

       The following is a summary of the material financial analyses performed and material factors considered by Burrill in connection with its opinion. Burrill performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Burrill in this regard, it does set forth those considered by Burrill to be material in arriving at its written opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Burrill. It should be noted that in arriving at its opinion, Burrill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Burrill believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Premium Analysis. Burrill analyzed the consideration to be received by holders of the Common Stock pursuant to the Merger Agreement in relation to the closing price of the Common Stock on April 25, 2014, and the closing prices of the Common Stock one week and one month prior to the execution of the Merger Agreement. This analysis indicated that the price per share to be paid to the holders of shares of the Common Stock pursuant to the Merger Agreement represented a premium of:

•	29.8% based on the day-prior closing price of $1.04 per share

•	31.1% based on the week-prior closing price of $1.03 per share

•	27.4% based on the month-prior closing price of $1.06 per share

Implied Transaction Multiples. Burrill calculated select implied transaction multiples for PokerTek based upon the Merger and financial information provided by PokerTek’s management. Burrill calculated an implied equity value by multiplying $1.35 by the aggregate number of shares of the Common Stock on a fully diluted basis (including stock options on a net exercise basis). Burrill then calculated an implied enterprise value based on the implied equity value plus indebtedness, which we refer to as Enterprise Value. As used within the description of Burrill’s financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share and “LTM” means last twelve months.

The results of these analyses are summarized in the table below:

Enterprise Value to:	PokerTek Multiple (Based on $1.35 offer price)
LTM Revenue	2.4x
2014E Revenue	2.4x
LTM EBITDA	22.5x
2014E EBITDA	26.3x

Comparable Companies Analysis. Burrill analyzed the public market statistics of certain other gaming manufacturing companies deemed relevant by Burrill and examined various trading statistics and information relating to those companies. Burrill selected the companies below because their businesses and operating profiles are reasonably similar to PokerTek. No selected company identified below is identical to PokerTek. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of those selected companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data. In choosing relevant companies to analyze, Burrill selected the following companies:

•	Ainsworth Game Technology Ltd.
•	Amaya Gaming Group Inc.
•	Aristocrat Leisure Ltd.
•	Bally Technologies, Inc.
•	DEQ Systems Corporation
•	Galaxy Gaming, Inc.
•	Gaming Partners International Corporation
•	IBASE GAMING Inc.
•	International Game Technology
•	Multimedia Games Holding Company, Inc.
•	Scientific Games Corporation
•	Universal Entertainment Corporation

Burrill examined the market trading multiples for each company based on the April 25, 2014 closing price and information publicly available at that time, including the multiple of Enterprise Value to LTM

Revenue, Enterprise Value to LTM EBITDA and of price to book value. Burrill noted the disparity between the market trading multiples of the selected companies and PokerTek.

The results of these analyses are summarized in the table below:

Enterprise Value to:	Selected Companies Median	PokerTek
LTM Revenue	3.6x	2.4x
2014E Revenue	3.2x	2.4x
LTM EBITDA	15.3x	22.5x
2014E EBITDA	7.3x	26.3x
Price to Book Value	3.4x	4.1x

 Based on this data and its understanding of the relative operating, financial and trading characteristics of the selected companies and of PokerTek, Burrill derived a range for the implied value per share of the Common Stock of $0.35–$2.03. Burrill noted that the Merger consideration of $1.35 per share for the Common Stock was within this range.

Comparable Transactions Analysis. Burrill reviewed the financial terms of selected gaming manufacturer acquisition transactions deemed relevant by Burrill announced since January 1, 2014. The following transactions were reviewed by Burrill (in each case, the first named company was the acquiror and the second named company was the acquired company):

•	Bally Technologies, Inc. / SHFL entertainment, Inc.
•	Scientific Games Corporation / WMS Industries Inc.
•	Amaya Gaming Group Inc. / Cadillac Jack, Inc.
•	Yuri Itkis Gaming Trust of 1993 / GameTech International Inc.
•	The Gores Group LLC / Elo Touch Solutions, Inc.
•	eBet Limited / Odyssey Gaming Limited
•	Konami Corp. / Abilit Corporation
•	Vitruvian Partners LLP / Inspired Gaming Group Limited
•	International Game Technology / Cyberview Technology, Inc.
•	PacificNet, Inc. / Octavian Global Technologies, Inc.
•	FL GROUP hf. / Inspired Gaming Group Limited
•	GameTech International Inc. / Summit Amusement & Distributing, Ltd.
•	Mattel, Inc. / Radica Games Ltd.
•	Lottomattica S.p.A. / GTECH Holdings Corporation
•	Shuffle Master Australasia Pty Limited / Stargames
•	Square Enix Holdings Co., Ltd. / Taito Corporation
•	GTECH Corporation / Atronic International
•	International Game Technology / Acres Gaming Incorporated
•	Affinity Gaming / Anchor Coin, Inc.
•	Aristocrat Leisure Ltd. / Casino Data Systems

Burrill considered these selected gaming manufacturer acquisition transactions to be reasonably similar, but not identical, to the Merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the Merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

For the selected transactions listed above, Burrill used publicly available financial information to determine the multiple of Enterprise Value to LTM Revenue and LTM EBITDA, and price to book value for each transaction.

Enterprise Value to:	Median Transactions	PokerTek (based on $1.35 offer)
LTM Revenue	1.7x	2.4x
LTM EBITDA	7.4x	22.5x

Price to Book:	2.2x	4.1x
x
Based on this data, its understanding of the relative operating and financial characteristics of the target company and of PokerTek, and its understanding of the market, economic and other conditions as they existed as of the date of the selected transactions and of its opinion, Burrill derived an implied value range of approximately $0.40–$1.19 per share of the Common Stock. Burrill noted that the Merger consideration of $1.35 per share for PokerTek Common Stock was higher than this range.

Premiums Paid Analysis. Burrill performed a premiums paid analysis based upon the premiums paid in the abovementioned precedent public merger and acquisition transactions. In the premiums paid analysis, Burrill analyzed the premiums paid based on (i) the closing stock price of the target one day prior to announcement of the transaction; (ii) the closing stock price of the target seven days prior to announcement of the transaction; and (iii) the closing stock price of the target thirty days prior to announcement of the transaction. The medians for the one day, seven day, and thirty day premiums were 16.9%, 21.2%, and 22.8%, respectively. Burrill noted that the offer premium of 31.1% was above the median premiums in the comparable transactions.

Discounted Cash Flow Analysis. Burrill performed a discounted cash flow analysis on PokerTek using projections developed by management for fiscal years 2014 through 2019. The projections included assumptions, among others, of new table placement growing between 10.0% and 40.0% per year (which are in excess of historical growth rates) and a $2 million equity raise in 2014.  A summary of the projected income statements is set forth in the table below:

($ in thousands)	2014	2015	2016	2017	2018	2019
Revenue	$5,413	$7,142	$9,390	$11,010	$12,660	$14,220
Gross Profit	3,972	5,249	6,855	8,037	9,242	10,381
Operating Income	(736)	(60)	865	1,445	1,943	2,329
Earnings before Taxes	(766)	(81)	854	1,445	1,943	2,329
Net Income from Continuing Operations	(786)	(101)	768	1,301	1,749	2,096

Utilizing these projections, Burrill calculated a range of implied price per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows for the years ending December 31, 2014 to December 31, 2019 and a projected terminal value at December 31, 2019.  Burrill considered discount rates ranging from 12.0% to 14.0% (based on a weighted average cost of capital analysis) and perpetual growth rates ranging from 2% to 4%, which is based on recent historical GDP growth and inflation. The weighted average cost of capital was determined by the sum of (a) the market value of equity as a percentage of the total market value of PokerTek’s capital multiplied by PokerTek’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of PokerTek’s capital, multiplied by PokerTek’s estimated after-tax market cost of debt. PokerTek’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the risk free rate, betas of other relevant companies, and applicable risk premiums. Utilizing the ranges of discount rates and growth rates, Burrill derived an implied valuation range of $0.98–$1.47. Burrill noted that the Merger consideration of $1.35 per share for the Common Stock was within this range.

Historical Trading Analysis. Burrill analyzed the historical daily closing prices per share of the Common Stock for the one-year period ended April 25, 2014. Burrill noted that during this period, the 52-week low (reached on 12/30/13) and 52-week high (reached on 5/8/2013) closing prices per share of the Common Stock were $0.88 and $1.50, respectively. Burrill further noted that the Merger consideration of $1.35 per share for the Common Stock was within the 52-week range for the closing prices per share of the Common Stock for the one-year period ended April 29, 2014, and that the offer price represented a value of 90% of the 52-week high.

As part of Burrill’s investment banking business, Burrill regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Burrill does not expect to pursue future investment banking services assignments from participants in the Merger. In the ordinary course of business, Burrill and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of PokerTek or of any other participant in the Merger.

Fee Arrangements

PokerTek retained Burrill based on its qualifications and expertise and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated April 9, 2014, a fee of $85,000 became payable to Burrill upon the delivery of its written opinion. Under the terms of the April 9, 2014 letter agreement, $25,000 was paid upon execution of the letter agreement, $25,000 was paid upon delivery of the fairness opinion and $35,000 is payable upon the closing of the Merger. No additional fees are payable to Burrill in connection with the Merger; however, PokerTek has agreed to reimburse Burrill for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services (which shall not exceed $10,000 unless otherwise approved by PokerTek) and will indemnify Burrill against potential liabilities arising out of its engagement, including certain liabilities that could arise in connection with its fairness opinion under U.S. federal securities laws.

Voting Agreement

Under the Voting Agreement, which was entered into simultaneous with the execution of the Merger Agreement, each of Mr. Berman, Mr. Crawford, Mr. Lahti, Mr. Lomax, Mr. Roberson, and Mr. White, shareholders and option holders of PokerTek who are members of management and/or directors of PokerTek, who we refer to as the “Voting Shareholders,” agreed to vote all of their shares of PokerTek Common Stock (representing approximately 36.6% of the outstanding shares of PokerTek Common Stock as of April 29, 2014): (i) in favor of adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, (ii) against (a) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or any other transactions contemplated by the Merger Agreement, (b) any takeover proposal (including, without limitation, any superior proposal), (c) any change in the management or Board (other than as contemplated by the Merger Agreement), (d) any sale or transfer of a material amount of assets or capital stock of PokerTek or any of its subsidiaries, (e) any action or agreement submitted to a Voting Shareholder, if it could be reasonably expected, or if such Voting Shareholder actually knows, it would result in a breach of any representation, warranty, covenant or agreement or any other obligation of PokerTek under the Merger Agreement, and (f) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of any shares or securities of PokerTek (including, without limitation, any amendments to our articles of incorporation or bylaws). Each of the Voting Shareholders also agreed to irrevocably appoint officers of Parent as such Voting Shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to cause such shareholder’s shares of PokerTek Common Stock to be voted in favor of the Merger Agreement and the transactions contemplated thereunder, including the Merger and against the actions set forth above in clause (ii). Additionally, the Voting Shareholders agreed, among other things, not to transfer their shares of PokerTek Common Stock, subject to certain exceptions. The Voting Agreement will terminate upon the earliest to occur of the completion of the Merger, or the termination of the Merger Agreement in accordance with its terms.

The vote of the Voting Shareholders is not sufficient under North Carolina law to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, without the approval of any other shareholders of PokerTek. A copy of the Voting Agreement is attached to this proxy statement as Annex B. See the section entitled “Voting Agreement” beginning on page 68 of this proxy statement.

Litigation Relating to the Merger

A purported class action complaint on behalf of PokerTek’s shareholders was filed on May 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-8300, captioned Robert Simmer, on behalf of himself and all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax,  Defendants, and an purported amended class action complaint was filed on June 6, 2014 (“Action #1”).  We have not received service of process in Action #1.

A second purported class action complaint on behalf of PokerTek’s shareholders was filed on May 15, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-8911, captioned Jeffrey Weber and James Dabord, individually and on behalf of all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax,  Defendants, and an purported amended class action complaint was filed on June 6, 2014 (“Action #2”).  We have not received service of process in Action #2.

A third purported class action complaint on behalf of PokerTek’s shareholders was filed on May 16, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-9215, captioned Herald J. Stephens, individually and on behalf of all others similarly situated, as Plaintiff, v. Mark D. Roberson, James T. Crawford III, Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, PokerTek, Inc., Multimedia Games, Inc., Multimedia Games Holding Company, Inc. and 23 Acquisition Co., Defendants (“Action #3”).  We have not received service of process in Action #3.

A fourth purported class action complaint on behalf of PokerTek’s shareholders was filed on May 19, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-9271, captioned Luis Lobo, individually and on behalf of all others similarly situated, as Plaintiff, v. PokerTek, Inc., James Crawford, Joe Lahti, Lyle Berman, Gehrig White, Lee Lomax, Mark Roberson, Multimedia Games, Inc. and 23 Acquisition Co.,  Defendants, and an purported amended class action complaint was filed on June 6, 2014 (the “Action #4”).  We have not received service of process in Action #4.

A firth purported class action and shareholder derivative complaint on behalf of PokerTek’s shareholders was filed on June 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-10579, captioned Arkady Sandler, individually and on behalf of all others similarly situated, as Plaintiff, v. Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, James T. Crawford III,  Multimedia Games, Inc. and 23 Acquisition Co., Defendants and PokerTek, Inc., Nominal Defendant (“Action #5”).  We have not received service of process in Action #5.  A purported motion for consolidation of Actions #1, #2, #3 #4 and #5 and appointment of interim lead and liaison counsel was also filed by the plaintiff in Action #5 on June 9, 2014.

                Actions #1, #2, #3, #4 and #5 are collectively referred to herein as the Actions.

    The Actions relate to the Merger.  All Actions allege that the named director and officer defendants breached their fiduciary duties owed to our shareholders.  Actions #1, 2, 3, and 4 further allege that Pokertek, Multimedia Games Holding Company, Inc., Multimedia Games, Inc. and Merger Sub (23 Acquisition Co.) aided and abetted the named director and officer defendants in their breach of their fiduciary duties to our shareholders. Action #5 further alleges that Multimedia Games, Inc. and Merger Sub aided and abetted the named director and officer defendants in their breach of their fiduciary duties, and also asserts derivative claims against the individual defendants for breach of duties to Pokertek and against Multimedia Games, Inc. and Merger Sub for aiding and abetting.   The Actions seek relief: (i) declaring the Action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel, and for Action #5, alternatively issuing an order that demand is excused and the case is properly a shareholder derivative suit; (ii) declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any Merger Agreement or other agreements that defendants entered into in connection with, or in furtherance of, the proposed Merger transaction; (iii) enjoining, preliminarily and permanently, defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed Merger; (iv) in the event that the proposed Merger is consummated prior to the entry of the final judgment, rescinding and setting it aside or awarding rescissory damages; (v) directing the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders; (vi) imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by defendants as a result of their wrongful conduct; (vii) directing that the defendants account to Plaintiff and the Class for all damages and all profits and any special benefits obtained as a result of their wrongful conduct; (viii) awarding Plaintiff the costs and disbursements of the Actions, including reasonable attorneys’ and experts’ fees; and/or (ix) granting such other and further equitable relief as the Court may deem just and proper.

We believe that the Actions are without merit and intend to assert a vigorous defense.

To PokerTek’s knowledge, there is no other pending litigation relating to the Merger.

Financing of the Merger

    There is no financing condition to the Merger. The Merger consideration is expected to be funded by Parent from its cash on hand.

Interests of Certain Persons in the Merger

                 In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, you should be aware that certain of our directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement and the transactions contemplated thereunder, including the Merger, be approved and adopted by the shareholders of PokerTek. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control.

Equity Compensation and Incentive Awards

    At the effective time of the Merger, each outstanding option to purchase shares of PokerTek Common Stock that is outstanding and unexercised as of immediately prior to the effective time of the Merger, whether vested or unvested, will automatically vest and be converted into the right to receive a cash payment equal to the number of shares of PokerTek Common Stock subject to such option multiplied by the amount (if any) by which $1.35 exceeds the exercise price per share of such option, less any applicable withholding taxes.

    In addition, Mr. Roberson, our Chief Executive Officer, owns restricted stock units, or RSUs, with respect to 300,000 shares of PokerTek Common Stock. Pursuant to the terms of the RSU grant agreement, each share covered by the RSU will immediately vest and be settled upon the later of shareholder approval of the Merger Agreement and the receipt of all requisite regulatory approvals necessary to consummate the Merger. As a result, the shares of Common Stock underlying the RSUs will be treated as issued and outstanding shares of PokerTek Common Stock upon the closing of the Merger, and will entitle Mr. Roberson to the $1.35 per share merger consideration. As a result, Mr. Roberson will receive $405,000 with respect to outstanding RSUs, less any applicable tax withholding.

The following table sets forth, as of May 23, 2014, the equity compensation award holdings of PokerTek’s directors and executive officers and the gross value of such holdings assuming the Merger is completed:

Holder	Number of Shares Subject to Vested Stock Options	Cash Consideration to be Received for Vested Stock Options	Number of Shares Subject to Unvested Stock Options	Cash Consideration to be Received for Unvested Stock Options	Number of Shares Subject to RSUs(1)	Cash Consideration to be Received for RSUs	Cash Consideration to be Received for All Stock Options and RSUs

Mark D. Roberson	191,000	$3,333	0	0	300,000	$405,000	$408,333
James T. Crawford, III	125,000	3,333	0	0	0	0	3,333
Gehrig H. White	0	0	0	0	0	0	0
Joseph J. Lahti	20,000	0	0	0	0	0	0
Lyle Berman	80,000	0	0	0	0	0	0
Arthur L. Lomax	0	0	0	0	0	0	0

(1)
All of the shares underlying the RSU grant to Mr. Roberson will vest and settle upon the later of shareholder approval of the Merger Agreement and the receipt of all regulatory approvals required for the consummation of the Merger. Accordingly, such shares will be issued and outstanding shares of PokerTek Common Stock on the closing date of the Merger.

Change of Control Payments

PokerTek’s existing employment agreements with each of Mark D. Roberson, James T. Crawford and Gehrig H. White, our Chief Executive Officer, President and Vice Chairman, respectively, provide that, in the event of a change of control, which the closing of the Merger will constitute, Messrs. Roberson, Crawford and White will receive a cash payment in the amount of $185,000, $100,000 and $100,000, respectively, payable in a lump sum if the respective executive’s employment is terminated following the closing of the Merger, or otherwise in 12 equal monthly installment

Employment Arrangements with the Surviving Corporation

No employment agreements have been entered into in connection with the Merger and no prospective employment terms have been presented. Multimedia Games has indicated that it may be interested in entering into employment agreements with certain unspecified current employees of PokerTek on terms to be presented. The entry into any such employment agreement is not a condition to the closing of the Merger.

Indemnification and Insurance

        For a period of not less than six (6) years from and after the effective time of the Merger, Parent agrees to, and to cause PokerTek to, indemnify and hold harmless all past and present directors, officers and employees of the PokerTek, who we collectively refer to as the “indemnitees” to the same extent the indemnitees are indemnified as of April 29, 2014 by PokerTek pursuant to the PokerTek’s Articles of Incorporation and Bylaws and indemnification agreements in existence as of April 29, 2014 with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the effective time of the Merger; provided, however, that Parent agrees to, and to cause PokerTek to, indemnify and hold harmless such the indemnitees from and after the effective time of the Merger to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

       Parent has further agreed that prior to the closing of the Merger, Parent will purchase for the benefit of PokerTek’s directors and officers, as of the effective date of the Merger, an insurance and indemnification tail policy, which we refer to as the “D&O Tail Policy,”, that provides coverage for a period of not less than six (6) years from and after the effective date of the Merger for events occurring prior to the effective date of the Merger that is no less favorable than PokerTek’s existing policy or, if such insurance coverage is unavailable, the best available coverage; provided that Parent shall not be required to purchase the D&O Tail Policy if such policy exceeds 300% of the last annual premium paid prior to April 29, 2014, in which event Parent may substitute a single premium tail coverage at a level at least as favorable as the D&O Tail Policy.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of PokerTek Common Stock are converted into the right to receive, and are exchanged for, cash in the Merger. This summary is for the general information of PokerTek’s shareholders only and does not address all aspects of U.S. federal income taxation that might be relevant to our shareholders. For example, this summary does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws (including estate and gift tax).

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of PokerTek Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds PokerTek Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding PokerTek Common Stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.

       This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” and Treasury regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. Any such change could alter the tax consequences to holders of PokerTek Common Stock as described in this proxy statement. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the Merger. This discussion applies only to beneficial owners who hold shares of PokerTek Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S.

federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as holders who receive shares of PokerTek Common Stock in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the Merger, holders who validly exercise their rights under the NCBCA to object to the Merger, banks, insurance companies and other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, holders that have a functional currency other than the U.S. dollar, holders who hold PokerTek Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, controlled foreign corporations and passive foreign investment companies. This discussion also does not address the U.S. federal income tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of PokerTek Common Stock or any other matters relating to equity compensation or benefit plans.

Exchange of Shares of PokerTek Common Stock for Cash Pursuant to the Merger Agreement

U.S. Holders

       The exchange of shares of PokerTek Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of PokerTek Common Stock are converted into the right to receive, and are exchanged for, cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of PokerTek Common Stock (i.e., shares of PokerTek Common Stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of PokerTek Common Stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

                Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of PokerTek Common Stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of PokerTek Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•
the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of PokerTek Common Stock pursuant to the Merger and certain other conditions are met; or

•
the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of PokerTek Common Stock at any time during the five-year period preceding the Merger, and PokerTek is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held PokerTek Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

PokerTek believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

    Payments made in exchange for shares of PokerTek Common Stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal that will be sent promptly after the completion of the Merger (but in no event more than five business days thereafter) and return such Substitute Form W-9 to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

    This summary of material U.S. federal income tax consequences is for general information only, is not intended to constitute a complete description of all tax consequences relating to the Merger and is not tax advice. Because individual circumstances may differ, each shareholder should consult such shareholder’s own tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances, the application of federal, state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, including the transactions described in this proxy statement relating to outstanding stock options.

THE MERGER AGREEMENT

  The following summary describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. This summary of the Merger Agreement is qualified by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A, and is incorporated by reference into, this proxy statement. The Merger Agreement has been included to provide you with information regarding its terms. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. It is not intended to provide you with any factual information about us. Such factual information about us can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 77 of this proxy statement.

The Merger

The Merger Agreement provides that Merger Sub will merge with and into PokerTek, with PokerTek continuing as the surviving corporation and doing business following the Merger, and the separate corporate existence of Merger Sub shall thereupon cease.

Closing

The closing of the Merger will take place no later than the third business day following the date on which the conditions to the closing of the Merger (described in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 64 of this proxy statement) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by Parent and PokerTek.

Effective Time

The effective time of the Merger will occur upon the filing of articles of merger with the Secretary of State of the State of North Carolina (or at such later date as we and Parent may agree and specify in the articles of merger).

Directors and Officers of Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected and qualified or until their resignation or removal. The officers of Merger Sub at the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until their successors have been duly designated.

Organizational Documents of Surviving Corporation

The articles of incorporation of the surviving corporation will be in the form of the articles of incorporation of PokerTek until amended as provided therein or under applicable law. The bylaws of the surviving corporation will be the bylaws of PokerTek until amended as provided therein or under applicable law.

Effect of the Merger on the Common Stock of the Parties

        At the effective time of the Merger:

•	each issued and outstanding share of capital stock of Merger Sub will become one share of common stock of the surviving corporation;

•
any shares of PokerTek Common Stock that are owned by us as treasury stock or any shares of PokerTek Common Stock owned by Parent or Merger Sub will be canceled and no consideration will be delivered in exchange for those shares;

•
each issued and outstanding share of PokerTek Common Stock (other than those canceled as above and shares of PokerTek Common Stock of shareholders who have properly exercised appraisal rights) will be converted into the right to receive $1.35 in cash, without interest and less any applicable withholding taxes; and

•
each share underlying outstanding Restricted Stock Units will convert into the right to receive the per share Merger consideration of $1.35 in cash, without interest, less any applicable withholding taxes.

Shares of PokerTek Common Stock owned by shareholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the NCBCA will be cancelled without payment of the per share Merger consideration. Such shareholders will instead be entitled to the appraisal rights provided under the NCBCA as described in the section entitled “Appraisal Rights” beginning on page 69 of this proxy statement.

Exchange and Payment Procedures

As soon as practicable following the effective time of the Merger, Parent will deposit, or will cause to be deposited, with a nationally-recognized financial institution, as paying agent, a cash amount necessary for the paying agent to make payment of the aggregate per share Merger consideration to the holders of shares of PokerTek Common Stock.

Promptly after the effective time of the Merger, each record holder of shares of PokerTek Common Stock will be sent a letter of transmittal and instructions describing how the shareholder may exchange his, her or its shares of PokerTek Common Stock for the per share Merger consideration promptly after the completion of the Merger.

If your shares are certificated, you should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Following the Merger, you will not be entitled to receive the per share Merger consideration until you deliver a duly completed and validly executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent along with your letter of transmittal.

No interest will be paid or accrued on the cash payable as the per share Merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share Merger consideration. Any amount that is withheld and paid over to the appropriate taxing authority will be deemed to have been paid to the shareholder with regard to whom it is withheld.

From and after the effective time of the Merger, there will be no transfers on our stock transfer books of shares of PokerTek Common Stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any person presents to the surviving corporation any certificates for any reason, such certificates must be cancelled and exchanged for the per share Merger consideration as provided above to the extent that the per share Merger consideration has not already been paid in respect of the shares of PokerTek Common Stock represented by such certificates.

Any portion of the per share Merger consideration deposited with the paying agent that remains unclaimed by record holders of PokerTek Common Stock twelve months after the effective time of the Merger will, upon demand of Parent, be delivered to Parent. Record holders of PokerTek Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Parent for payment of the per share Merger consideration. None of the surviving corporation, Parent, Merger Sub, PokerTek or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share Merger consideration, you must make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in an amount sufficient to provide a full indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive following the Merger, which you should read carefully in its entirety.

PokerTek Stock Options

At the effective time of the Merger, each outstanding option to purchase shares of PokerTek Common Stock will be cancelled and terminated and converted into the right to receive cash equal to the excess, if any, of the per share Merger consideration over the exercise price payable in respect of each share of PokerTek Common Stock issuable under such option.

Representations and Warranties

We made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in the disclosure schedules to the Merger Agreement or, subject to certain exceptions, in certain documents filed with the SEC. These representations and warranties relate to, among other things:

•	corporate matters, including our due organization, existence, good standing and requisite corporate power;

•
the approval and declaration of the advisability of the Merger Agreement and the transactions contemplated thereunder, including the Merger, by the Board, the determination that the Merger Agreement and the transactions contemplated thereunder, including the Merger are advisable and fair to, and in the best interests of, our shareholders and the resolution to recommend that our shareholders adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger;

•	the receipt of an opinion from Burrill;

•	our corporate power and authority to execute, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

•	our capitalization;

•	compliance with applicable laws, including gaming laws, and possession of required licenses and permits;

•	the absence of certain unlawful payments;
•
the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the Merger Agreement;

•	required governmental consents, approvals and filings;

•
the timely filing of required reports and other filings with the SEC since January 1, 2010, material compliance of our filings with securities laws and our financial statements with accounting standards, and maintenance of internal controls;

•	the conduct of our business in the ordinary course of business consistent with past practice and the absence of any material adverse effect since January 1, 2014;

•	tax matters;

•	the absence of any pending or threatened material investigation, legal or administrative proceeding or action;

•	material contracts and the absence of any default under any material contract;

•	affiliate transactions;

•	employee benefits matters;

•	labor and employment matters;

•	real property, including leasehold interests in real property;

•	environmental matters;

•	intellectual property, including the ownership of certain patents and trademarks;

•	customers and suppliers;

•	the absence of a shareholder rights agreement and the non-applicability of antitakeover statutes to the Merger;

•	the absence of any undisclosed broker’s or advisor fees;

•	insurance; and

•	the absence of untrue statements of material fact or omissions of material fact in information contained in certain documents.

Many of our representations and warranties made in the Merger Agreement are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) results in any change or effect that is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of PokerTek and its subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by PokerTek of the Merger or the other transactions contemplated by the Merger Agreement in a timely manner; provided, however, that none of the following will constitute a PokerTek material adverse effect:

•
any change relating to the economy or securities markets in general, unless such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects PokerTek as compared to other participants in the industry in which PokerTek participates;

•
any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which PokerTek any participates, unless such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects PokerTek as compared to other participants in the industry in which PokerTek participates; or

•
any failure, in and of itself, by PokerTek to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after April 29, 2014 (provided that the underlying causes of any such failure may be considered in determining whether a material adverse effect has occurred).

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the

Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	corporate matters, including their due organization, existence and good standing;

•	their corporate power and authority to execute, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•
the absence of violations of, or conflicts with, their respective governing documents, applicable law and certain agreements as a result of entering into and performing their obligations under the Merger Agreement;

•	required consents, approvals and filings;

•	the absence of untrue statements of material fact or omissions of material fact in information provided for certain filings;

•	the ownership and operations of Merger Sub; and

•	the absence of any undisclosed broker’s or advisor’s fees.

The representations and warranties in the Merger Agreement of each of PokerTek, Parent and Merger Sub will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms, except that any provision in the Merger Agreement which contemplates performance after the effective time of the Merger will survive indefinitely, including certain provisions regarding exchange of stock certificates, indemnification and insurance, fees and expenses and employee matters.

Shareholders’ Meeting

We agreed to establish a record date for, call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining shareholder approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger. Subject to the provisions of the Merger Agreement described in the section entitled “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 59 of this proxy statement, the Board will recommend that our shareholders vote to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger. We may adjourn or postpone the shareholders’ meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our shareholders or, if as of the time for which the shareholders’ meeting is originally scheduled, there are insufficient shares of PokerTek Common Stock represented to constitute a quorum necessary to conduct business at such meeting.

Conduct of Our Business Pending the Merger

Between April 29, 2014 and the effective time of the Merger, we have agreed, subject to certain exceptions in the Merger Agreement or as required by applicable law or as contemplated by the Merger Agreement or the disclosure schedules thereto, that unless consented to by Parent, which consent shall not be unreasonably withheld or delayed, we and our subsidiaries will: (i) conduct our business in the ordinary course of business consistent with past practice, and (ii) use our reasonable best efforts to preserve intact our business organizations, to preserve our assets and properties in good repair and condition, to keep available the services of our current officers and employees and to preserve, in all material respects, our current relationships with customers, suppliers, licensors, licensees, distributors, regulators and other persons with which we have business dealings.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules to the Merger Agreement, between April 29, 2014 and the effective time of the Merger, we will not, and we will not permit our subsidiaries to, among other things:

•
(i) amend the articles of incorporation or bylaws (or equivalent organizational documents) of PokerTek or any of our subsidiaries, (ii) declare or pay any dividends, (iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to our Common Stock, (iv) repurchase, redeem or otherwise acquire any shares of our capital stock, or (v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of our capital stock;

•	incur, assume or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions or investments;

•	transfer, license, lease, mortgage or otherwise encumber any of our properties or assets;

•
directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), or (ii) any material assets;

•
adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of PokerTek or any PokerTek subsidiaries (other than the Merger Agreement);

•	implement or adopt any change in our accounting methods, principles or policies other than as may be required by applicable law or GAAP and as concurred with by our independent auditors;

•
(i) amend any of the terms or conditions of employment for any of our directors or officers, (ii) adopt, enter into, terminate or amend any benefit plan or any other labor agreement, (iii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, (iv) enter into or amend any contract with any employee benefit provider relating to any benefit plan or agreement, (v) grant any awards under any benefit plan (including the grant of stock options, stock appreciation rights, restricted stock units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any benefit plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any contract or benefit plan, agreement or award, or (vii) make any material determination under any benefit plan or agreement that is inconsistent with the ordinary course of business or past practice;

•
hire any person to be employed by PokerTek or any of our subsidiaries or terminate the employment of any such employee; provided that PokerTek is entitled to replace an existing employee who terminates his or her employment at a compensation rate commensurate with what is market for such employee;

•
modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any material contract or enter into any material agreement or contract;

•
pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of our employees, officers or directors or any affiliate of any of our employees, officers or directors;

•
form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to PokerTek and its subsidiaries, taken as a whole;

•
(i) make, change, or revoke any material tax election, (ii) adopt or change any method of tax accounting, (iii) apply for any ruling or benefit with respect to taxes, enter into any closing agreement or any other agreement relating to taxes with any governmental entity or otherwise settle or compromise any tax liability or surrender any claim for a refund of taxes, (iv) file any amended tax return or take any position on a tax return inconsistent with a position taken on a tax return previously filed, or (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•
(i) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (a) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in our SEC reports or (b) incurred in the ordinary course of business consistent with past practice, or (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•
(i) make or agree to make any new capital expenditure or expenditures that are not budgeted and exceed $5,000 individually or $10,000 in the aggregate, or (ii) fail to make any capital expenditure or expenditures that are budgeted for;

•
fail to take any action necessary or advisable to protect or maintain the intellectual property owned, used, licensed or held for use by PokerTek or any of our subsidiaries that is material to the conduct of their respective businesses as currently conducted, including, without limitation, the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto, and the payment in full by the closing of any license fees or royalties that are due and payable through the Merger closing date;

•
except as necessary for the ordinary conduct of our business consistent with past practice, (i) grant or acquire, agree to grant to or acquire from any person, or dispose of or permit to lapse any rights to any intellectual property, or disclose or agree to disclose to any person, other than  representatives of Parent, any trade secrets, or (ii) compromise, settle or agree to settle any one or more actions or institute any action concerning any intellectual property;

•
enter into any material contract or other material transaction between PokerTek or any of our subsidiaries, on the one hand, and any of our affiliates or subsidiaries, on the other hand, other than in the ordinary course of business on terms no less favorable to PokerTek than the terms governing such transactions with third parties;

•
permit any insurance policy naming PokerTek or any PokerTek subsidiary as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

•
take any action that (i) would reasonably be expected to (a) result in the surrender, revocation, limitation, suspension, or non-renewal of any of our material permits, (b) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any governmental entity necessary to consummate the Merger or the transactions or the expiration or termination of any applicable waiting period, or (c) significantly increase the risk of any governmental entity entering an order prohibiting or impeding the consummation of the Merger or the Transactions or (ii) otherwise would reasonably be expected to materially delay or impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•	authorize or commit or agree to take any of the foregoing actions.

No Solicitation of Takeover Proposals

From and after the date of the Merger Agreement, we and our representatives agreed to cease and cause to be terminated any discussions or negotiations with any persons that were ongoing with respect to any takeover proposal and with any persons who made or indicated an intention to make a takeover proposal and request that such persons promptly return or destroy all confidential information concerning PokerTek and our subsidiaries. From and after date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate, or encourage or take any other actions designed to facilitate, or which may reasonably be expected to facilitate, any takeover proposal;
•
enter into, continue or participate in any discussions or negotiations regarding, or furnish any information or access to, our properties, books or records or otherwise cooperate with any proposal that constitutes, or that may reasonably be expected to lead to, any takeover proposal; or

•	propose, agree, or publicly announce an intention to take any of the above actions.

Notwithstanding the foregoing, if the Board receives an unsolicited, bona fide written takeover proposal made after April 29, 2014 in circumstances not involving a breach of the Merger Agreement or any standstill agreement, and the Board reasonably determines in good faith that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal and with respect to which the Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for the Board to comply with its duties to PokerTek’s shareholders under North Carolina law, then PokerTek may, at any time prior to obtaining shareholder approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger, and after providing Parent written notice of its intention to take such actions:

•
furnish information with respect to PokerTek to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with PokerTek, provided that, (i) such confidentiality agreement shall include a “qualifying standstill” (as described below) and (ii) PokerTek advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and, concurrently with its delivery to such person, PokerTek delivers to Parent all such information not previously provided to Parent; and

•	participate in discussions and negotiations with such person or its representatives regarding such takeover proposal.

Following the date of the Merger Agreement, we must advise Parent (orally and in writing) no later than twenty four hours after receipt, of any takeover proposal or any inquiry that would reasonably be expected to lead to any takeover proposal and shall, in any such notice to Parent, indicate the identity of the person making such proposal or inquiry and the terms and conditions of any proposals or inquiries (and shall include with such notice copies of any written materials received from, provided to, or on behalf of such person relating to such proposal or inquiry), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status of any such proposals or inquiries (and PokerTek shall provide Parent with copies of any additional written materials received that relate to such proposals or inquiries) and of the status of any such discussions or negotiations.

Except as permitted by the Merger Agreement, neither the Board nor the Special Committee (nor any other committee of the Board) may: (i)(a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Board’s recommendation to shareholders to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger, which we refer to as the “Company Board Recommendation”, or otherwise repudiate the approval or declaration of advisability by the Board of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), (b) approve or recommend, or propose publicly to approve or recommend, any takeover proposal, or (c) waive any “standstill” (any action described in this clause (i) we refer to as a “Company Adverse Recommendation Change”); or (ii) permit, approve or recommend, or cause or authorize PokerTek or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, or option, merger, acquisition, purchase, joint venture or other similar agreement related to any takeover proposal (other than a permitted confidentiality agreement), which we refer to as an ”alternative acquisition agreement”.  We are required to promptly notify Parent if we decide to provide information to, or begin discussions with, any third party related to a takeover proposal. Notwithstanding the foregoing and so long as PokerTek is in compliance with its obligations under the Merger Agreement, at any time prior to obtaining the shareholder approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger, the Board may withdraw or modify its recommendation in response to a superior proposal, terminate the Merger Agreement and approve or recommend a takeover proposal or enter into a definitive acquisition agreement, if the Board determines in good faith, after consulting with, and receiving advice from, outside counsel, that the failure to make such withdrawal, approval, modification or recommendation, or take such action, would constitute a breach by the Board of its duties to PokerTek’s shareholders under North Carolina law; provided, that prior to taking any action with respect to a superior proposal:

•
we must provide at least five days’ prior written notice to Parent of our intention to effect a change of the Board’s recommendation specifying the terms and conditions of any such superior proposal, including the identity of the person making such superior proposal;

•	we must provide a copy to Parent of the relevant proposed transaction agreements with the party making such proposal;

•
prior to taking any such action, we and our counsel and financial advisors must negotiate during the five-day notice period with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to revise the terms of the Merger Agreement such that it would cause such superior proposal not to constitute a superior proposal;

•
The Board must have considered in good faith any changes to the Merger Agreement proposed in writing by Parent and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect; and

•
we must deliver to Parent any amendment to the financial terms or other material terms of a superior proposal and, in such case, provide Parent an additional five days’ prior written notice and comply with the provisions above.

Nothing in the provisions of the Merger Agreement relating to takeover proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to a takeover proposal, including taking and disclosing to our shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act.

For purposes of the Merger Agreement, “takeover proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any person (other than Parent or Merger Sub) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 10% or more of the revenues or assets of PokerTek or PokerTek’s subsidiaries, taken as a whole, or 10% or more of any class of equity securities of PokerTek or PokerTek’s subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of PokerTek or PokerTek’s subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving PokerTek or PokerTek’s subsidiaries pursuant to which any person or the shareholders of any person would own 10% or more of any class of equity securities of PokerTek or PokerTek’s subsidiaries or of any resulting parent company of PokerTek, other than the Merger or any of the Transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “superior proposal” a bona fide proposal or offer constituting a takeover proposal that, if consummated, would result in the person making such proposal or offer acquiring, directly or indirectly, all of our outstanding equity securities (or all of the outstanding equity securities of the surviving entity in a merger of PokerTek or the direct or indirect parent of the surviving entity in such a merger), or all or substantially all of the assets of PokerTek and PokerTek’s subsidiaries, taken as a whole, which our Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to our shareholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

For purposes of the Merger Agreement, “qualifying standstill” means a customary “standstill” provision that (i) does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term and (ii) prohibits the person to whom it applies (and such person’s affiliates and any of their respective representatives) from, until after the earlier of (A) the termination of the Merger Agreement and (B) the effective time of the Merger, acquiring any voting securities of PokerTek, making any takeover proposal, commencing a tender or exchange offer with respect to any voting securities of PokerTek, initiating or participating in a proxy contest or consent solicitation relating to PokerTek or any transaction involving PokerTek or assisting, proposing or knowingly facilitating any of the foregoing, except that such “standstill” provision may allow such person (or its affiliates or any of their respective representatives) to submit to our Board, or publish, a letter setting forth the proposed terms and conditions of a takeover proposal to acquire all of the issued and outstanding voting securities of PokerTek (provided, that such takeover proposal shall not constitute, or be accompanied by, a tender or exchange offer for any securities of PokerTek unless such tender or exchange offer is made pursuant to a “standstill” waiver by PokerTek in accordance with the requirements of the Merger Agreement.

Agreement to Use Reasonable Best Efforts

We and Parent will cooperate and assist one another and use our respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to cause the conditions to closing to be satisfied and to consummate the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable and to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtain all approvals, consents, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper and advisable to consummate the transactions contemplated by the Merger Agreement. We, Parent and the Merger Sub agreed to use our respective reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain all gaming approvals required, including cooperating in connection any investigation or inquiry, avoiding any action or proceeding by a governmental authority challenging the transaction contemplated by the Merger Agreement and keeping the other party reasonably informed of any communication with any governmental authority.

We also agreed, subject to certain exceptions, to use our reasonable best efforts to:

• take all action necessary to ensure that no state takeover statute applies to the Merger and any and all of the transactions contemplated thereunder; and

• if any takeover statute becomes applicable to the Merger or any of the other transactions contemplated by the Merger Agreement, ensure that the Merger or any of the transactions contemplated thereunder may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

Indebtedness and Company Transaction Expenses

We have agreed that as of April 29, 2014 and on the closing date and at the time the Merger is effected, PokerTek and its subsidiaries shall not have aggregate “indebtedness” (as defined below) in excess of $950,000.

We have agreed that through the time the Merger is effected, PokerTek shall not have incurred “transaction expenses” (as defined below) in excess of $650,000 in the aggregate.

For the purposes of the Merger Agreement, “indebtedness” means, without double counting, all obligations contingent or otherwise, in respect of: (i) borrowed money; (ii) indebtedness evidenced by notes, debentures or similar instruments; (iii) capitalized lease obligations; (iv) the deferred purchase price of assets, services or securities (in each case, other than ordinary trade accounts payable and accrued expenses); (v) all obligations, under acceptance, letter of credit or similar facilities, in each case, to the extent drawn or funded; (vi) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk; (vii) all obligations of other persons guaranteed directly or indirectly in any manner by such person; and (viii) interest, premium, penalties (including prepayment and early termination penalties), and other amounts owing in respect of the items described in the foregoing clauses (i) through (viii).

For the purposes of the Merger Agreement, “transaction expenses” means: any costs and expenses including the fees and expenses of attorneys (with the exception of any fees and expenses related to litigation related to or arising out of the Merger and the other transactions contemplated by the Merger Agreement), accountants, consultants, financial advisors, finders, brokers, and investment bankers, incurred by PokerTek and its subsidiaries in connection with the negotiation, entering into or effectuation of the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement and PokerTek’s review and evaluation of strategic alternatives.

Other Covenants and Agreements

Public Announcements

The parties agreed that the initial press release with respect to the execution of the Merger Agreement would be a joint press release to be agreed upon by Parent and PokerTek. PokerTek and Parent agreed not to issue any further public announcement with respect to the Merger without the prior consent of the other party, except as required by applicable law, rule or regulation or in connection with any dispute between the parties regarding the Merger Agreement and the transactions contemplated thereunder.

Access to Information; Confidentiality

We agreed to provide Parent and its representatives full access at all reasonable times on reasonable notice to our properties, books, contracts, commitments, personnel and records. We also agreed to furnish to Parent a copy of each report filed pursuant to securities laws, communications received from the SEC and all other information concerning our business, properties and personnel as Parent reasonably requests. Parent will hold information received from us pursuant to this covenant in confidence.

Notification of Certain Matters

We and Parent agreed to give prompt notice to the other of the occurrence, or failure to occur, of any event, which is likely to cause (i) as of April 29, 2014 and at the time the Merger is effected (a) any material representation or warranty to be inaccurate in any respect or (b) any other representation or warranty to be inaccurate in any material respect or (ii) any material failure of Parent, Merger Sub or PokerTek to comply with or satisfy any covenant, condition or agreement under the Merger Agreement. In addition, (i) PokerTek agreed to give prompt notice to Parent of any change or event having, or which would be reasonably likely to have, a material adverse effect, (ii) we and Parent agreed to give prompt notice to the other of any change or event which would be reasonably likely to result in the failure to satisfy any of the conditions in the Merger Agreement, and (iii) each of Parent and PokerTek agreed to give prompt notice to the other after receiving or becoming aware of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the transactions contemplated thereunder.

Indemnification; Directors’ and Officers’ Insurance

    For a period of not less than six (6) years from and after the effective time of the Merger, Parent agrees to, and to cause PokerTek to, indemnify and hold harmless all past and present directors, officers and employees of the PokerTek, who we collectively refer to as the “indemnitees” to the same extent the indemnitees are indemnified as of April 29, 2014 by PokerTek pursuant to the PokerTek’s Articles of Incorporation and Bylaws and indemnification agreements in existence as of April 29, 2014 with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the effective time of the Merger; provided, however, that Parent agrees to, and to cause PokerTek to, indemnify and hold harmless such the indemnitees from and after the effective time of the Merger to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Parent has further agreed that prior to the closing of the Merger, Parent will purchase for the benefit of PokerTek’s directors and officers, as of the effective date of the Merger, an insurance and indemnification tail policy, which we refer to as the “D&O Tail Policy,” that provides coverage for a period of not less than six (6) years from and after the effective date of the Merger for events occurring prior to the effective date of the Merger that is no less favorable than PokerTek’s existing policy or, if such insurance coverage is unavailable, the best available coverage; provided that Parent shall not be required to purchase the D&O Tail Policy if such policy exceeds 300% of the last annual premium paid prior to April 29, 2014, in which event Parent may substitute a single premium tail coverage at a level at least as favorable as the D&O Tail Policy.

Shareholder Litigation

We agreed to provide Parent with prompt notice of any litigation brought by any of our shareholders relating to the Merger. We have further agreed to give Parent the opportunity to participate (at its expense) in the defense or settlement of any shareholder litigation against us and/or our directors relating to the Merger and not to settle that shareholder litigation without Parent’s consent, which consent will not be unreasonably withheld or delayed.

Fees and Expenses

Except as otherwise specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring the fees or expenses, whether or not the Merger and the other transactions contemplated by the Merger Agreement are consummated.

Conditions to the Merger

The respective obligations of PokerTek, Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•
the approval of the adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, by holders of a majority of the outstanding shares of PokerTek Common Stock; and

•
no law or order shall be in effect prohibiting the consummation of the Merger, nor shall there be pending or threatened any litigation by any governmental entity which challenges or seeks to enjoin the Merger or any of the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver, if permissible under applicable law) of the following additional conditions:

•	all applicable gaming approvals shall have been obtained and shall be in full force at the time of the closing;

•
we shall have performed and complied, in all respects, with the covenants and obligations relating to the termination of certain agreements and operations and the development of certain intellectual property, to the sole reasonable satisfaction of Parent, and shall have performed and complied, in all material respects, with all of the other covenants and obligations required to be performed by us pursuant to the Merger Agreement at or prior to the closing;

•
our representations and warranties set forth in Merger Agreement regarding (i) organization and standing, (ii) capitalization, (iii) authority, (iv) compliance with laws, and (v) brokers and other advisors shall be true and correct in all respects (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein) both as of April 29, 2014 and as of the closing date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) our representations and warranties contained in the Merger Agreement and in any certificate or other writing we deliver pursuant thereto (other than those specifically referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein) both as of April 29, 2014 and as of the closing date as though made on and as of the such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a material adverse effect;

•
no applicable law or order shall be and remain in effect which imposes, and no litigation shall be pending or threatened by or before any governmental entity which seeks to impose, any material limitations on Parent’s ownership of PokerTek or any PokerTek subsidiary or operation of all or a material portion of Parent’s or PokerTek’s or any PokerTek subsidiary’s businesses or assets (whether held directly or through any subsidiary);

•
since April 29, 2014, there shall not, with respect to PokerTek, have been any occurrence, event, change, effect or development that, individually or in the aggregate, together with all other occurrences, events, changes, effects or developments, has had or would be reasonably likely to have a material adverse effect; and

•	holders of not more than five percent (5%) of our outstanding Common Stock as of April 29, 2014 shall have exercised their appraisal rights under Article 13 of the NCBCA.

Our obligation to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable law) of the following additional conditions:

•
each of Parent and Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed by it pursuant to the Merger Agreement at or prior to the closing date; and

•
the representations and warranties of Parent and Merger Sub set forth in Merger Agreement regarding (i) organization and good standing, authority, ownership and operation of Merger Sub and brokers shall be true and correct in all respects both as April 29, 2014 and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), and (ii) the representations and warranties of Parent and Merger Sub contained in the Merger Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant thereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein) both as of April 29, 2014 and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the Merger and or the other transactions contemplated by the Merger Agreement in a timely manner.

Termination

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

•	by either PokerTek or Parent, if:

• the Merger has not been consummated on or before December 31, 2014 (but this right to terminate will not be available to a party if the failure to consummate the Merger on or prior to December 31, 2014 was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement);

• if any order having the effect of prohibiting the consummation of the Merger shall be in effect and shall have become final and nonappealable; or

• our shareholders’ meeting has been held and completed and our shareholders have not adopted the Merger Agreement and the transactions contemplated thereunder, including the Merger, at such meeting.

•	by Parent, if:

•
we shall have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure (a) to obtain the required gaming approvals, (b) to terminate certain agreements or perform certain obligations, if applicable, (c) to develop certain intellectual property that we are obligated to develop, or (d) to satisfy certain conditions to Parent’s obligation to close the Merger, and (ii) has not been waived by Parent and is incapable of being cured, or is not cured, by us within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent;

•	our Board shall have made an adverse recommendation change to our shareholders or not including the Board’s recommendation of the Merger in this proxy statement;

•
we fail, in breach of our obligations under the Merger Agreement, to hold our shareholders’ meeting or to use our reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and to obtain shareholder approval thereof;

•
our Board (or any committee thereof) shall have failed to reject (and, if made directly to shareholders or in a manner that would require shareholder approval, and thereafter if requested by Parent, publicly recommend against) any takeover proposal within ten (10) business days after our Board (or any committee thereof) becomes aware of such proposal;

•
a tender or exchange offer relating to our equity securities shall have been commenced by a person unaffiliated with Parent, and we shall not have sent to our shareholders pursuant to Rule 14e-2 promulgated under the Securities Act of 1933, as amended, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

•	our Board shall have failed to reaffirm publicly the recommendation to our shareholders to vote in favor of the Merger within five (5) days of Parent’s written request for such reaffirmation; or

•	we shall have materially breached our no solicitation obligations; or

•
there shall have occurred, with respect to PokerTek, a material adverse effect or an order which imposes any material limitations on Parent’s ownership of PokerTek or any PokerTek subsidiary or operation of all or a material portion of Parent’s or PokerTek’s or any PokerTek subsidiaries’ businesses or assets (whether held directly or through any subsidiary) has become final and non-appealable.

•	By PokerTek, if:

•
at any time prior to the time shareholder approval of the merger is obtained, if our Board determines to enter into a definitive agreement with respect to a superior proposal, but only if we are not in material breach of our on solicitation obligations and we immediately prior to or substantially concurrently with such termination pay to Parent in immediately available funds any termination fee required to be paid pursuant to the Merger Agreement; or

•
Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to a failure the satisfy certain conditions to PokerTek’s obligation to close the Merger, and (ii) cannot be cured by Parent within thirty (30) days following receipt of written notice from Parent of such breach or failure.

Effect of Termination

If the Merger Agreement is terminated, the terminating party must give written notice to the other parties. Upon such notice, the Merger Agreement will become null and void, except for certain provisions, including the provision discussed in the section entitled “The Merger Agreement — Termination Fees and Expense Reimbursement” below. Upon termination, the parties will have no liability, except they may be liable for termination fees, and nothing will relieve any party from liability for fraud in connection with, or any willful and material breach of, the Merger Agreement.

Termination Fees and Expense Reimbursement

PokerTek Termination Fee

We will be obligated to pay Parent a termination fee in the amount specified below upon the occurrence of the following events:

•
If, prior to our shareholders’ meeting, (i)(a) a takeover proposal shall have been made to us and such Company Takeover Proposal becomes publicly known or shall have been made directly to our shareholders generally or any person shall have publicly announced an interest in making its intention (whether or not conditional) to make, or its consideration of making a takeover proposal, (b) the Merger Agreement is terminated by (1) Parent or us because (i) the closing of the Merger shall not have occurred by December 31, 2014, (ii) approval of the Merger by our shareholders shall not have been obtained after a shareholder meeting shall have been conducted or (2) Parent because we shall have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement after the running of any applicable cure period, and (c) within twelve (12) months after such termination, we enter into a definitive agreement to consummate a takeover proposal or consummates a takeover proposal; or (ii) the Merger Agreement is terminated by Parent following (a) our Board making an adverse recommendation change, (b) our failure to include the Board’s recommendation to shareholders to approve the Merger in our proxy statement, (c) our failure to hold our shareholders meeting and solicit proxies in connection therewith as provided for in the Merger Agreement, (d) our Board’s failure to reject a takeover proposal within ten (10) business days after becoming aware of such proposal, (e) our Board’s failure to recommend that our shareholders reject any tender or exchange offer received within ten (10) business days after any such tender or exchange offer is first published, (f) our Board fails to reaffirm publicly its recommendation that our shareholders approve the Merger Agreement within five (5) days of receipt of a request to do so from Parent, or (g) we shall have materially breached our no solicitation obligations set forth in the Merger Agreement; or (iii) the Merger Agreement is terminated by us to enter into a definitive agreement with respect to a superior proposal, then, we are required to pay Parent a fee equal to $650,000.

•
In the event that (i) the Merger Agreement is terminated by Parent or us following a shareholders meeting having been conducted at which the Merger Agreement was not approved and (ii) no amounts are otherwise payable to Parent, then we are required to pay Parent a fee equal to $500,000.

Parent Termination Fee

Upon the termination of the Merger Agreement by PokerTek in the event that Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to a failure the satisfy certain conditions to PokerTek’s obligation to close the Merger, and (ii) cannot be cured by Parent within thirty (30) days following receipt of written notice from Parent of such breach or failure, Parent and Merger Sub may be obligated to pay to us a termination fee equal to $500,000.

No Survival

Except as otherwise provided for in the Merger Agreement, all representations, warranties and agreements contained in the Merger Agreement shall terminate at the effective time of the Merger, and Parent will, following the closing, of the Merger, have no recourse against PokerTek or its shareholders for any breaches thereof.

Amendment or Supplement

At any time prior to the effective time of the Merger, the parties to the Merger Agreement may amend or supplement the Merger Agreement, whether before or after the shareholder approval, by written agreement of the parties and by action of their respective boards of directors. However, following shareholder approval, the parties may not amend the provisions of the Merger Agreement in any manner which changes the amount or the form of the consideration to be delivered under the Merger Agreement would require further approval by our shareholders under applicable law without such approval.

Specific Performance

Each of the parties to the Merger Agreement is entitled to specifically enforce the terms of the Merger Agreement and each party has agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached and that monetary damages would not provide an adequate remedy in such event. Each party has accordingly agreed that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENT

As a condition to Parent entering into the Merger Agreement, on April 29, 2014 each of Mr. Lahti, Mr. Roberson, Mr. White, Mr. Crawford, Mr. Berman, and Mr. Lomax, each a shareholder of PokerTek who are members of the PokerTek’s management and/or members of the Board, who we collectively refer to as, the “Voting Shareholders”, entered into the Voting Agreement. The following summary describes certain material provisions of the Voting Agreement and is qualified in its entirety by reference to the Voting Agreement, a copy of the form of which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that may be important to you. We encourage you to read the Voting Agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the Voting Agreement, the Voting Shareholders agreed to vote all of their shares of PokerTek Common Stock (representing approximately 36.6% of the outstanding shares of PokerTek Common Stock as of April 29, 2014): (i) in favor of adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger, (ii) against (a) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or any other transactions contemplated by the Merger Agreement, (b) any takeover proposal (including, without limitation, any superior proposal), (c) any change in the management or Board (other than as contemplated by the Merger Agreement), (d) any sale or transfer of a material amount of assets or capital stock of PokerTek or any of our subsidiaries, (e) any action or agreement submitted to a Voting Shareholder, if it could be reasonably expected, or if such Voting Shareholder actually knows, it would result in a breach of any representation, warranty, covenant or agreement or any other obligation of PokerTek under the Merger Agreement, and (f) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of any shares or securities of PokerTek (including, without limitation, any amendments to our articles of incorporation or bylaws). Each of the Voting Shareholders also agreed to irrevocably appoint, during the term of the Voting Agreement, officers of Parent as such Voting Shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to cause such shareholder’s shares of PokerTek Common Stock to be voted in favor of the Merger Agreement and the transactions contemplated thereunder, including the Merger and against the actions set forth above in clause (ii).

Transfer Restrictions

A Voting Shareholder will not, during the term of the Voting Agreement: (i) sell or otherwise transfer any of the covered shares (including, but not limited to, any covered shares that such Voting Shareholder has the right to vote due to any agreement, proxy or other similar right) or any economic, voting or other direct or indirect interest therein; or (ii) grant a proxy or enter into any voting agreement concerning any of the covered shares (except as contemplated by the Voting Agreement).

Termination

The Voting Agreement will remain in effect until the earliest to occur of: (i) the closing of the Merger; (ii) the date of termination of the Merger Agreement in accordance with its terms; or (iii) the parties to the Voting Agreement agree in writing to its termination.

APPRAISAL RIGHTS

PokerTek has concluded that its shareholders are entitled to assert appraisal rights under Article 13 of the NCBCA with respect to the proposal to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. Therefore, you may elect to be paid in cash for your shares in accordance with the procedures set forth in Article 13 of the NCBCA. The following is a summary of the material terms of the statutory procedures to be followed by you in order to dissent from the Merger and perfect appraisal rights under the NCBCA. In the following discussion, references to “PokerTek” with respect to actions taken or to be taken at any time following the effectiveness of the Merger will mean the surviving corporation of the Merger.

The following is a discussion of the material provisions, but not a complete description, of the law relating to appraisal rights available under North Carolina law and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is reprinted in its entirety as Annex D to this proxy statement. Our Annual Report on Form 10−K for the year ended December 31, 2013, and Quarterly Report on Form 10−Q for the quarter ended March 31, 2014, are attached as Annex E and Annex F, respectively, to this proxy statement. If you wish to exercise appraisal rights, you should review carefully the following discussion and Annex D. You are urged to consult a lawyer before electing or attempting to exercise these rights.

If the Merger is completed, and you are a shareholder who did not vote your shares of Common Stock in favor of the Merger and who fully complies with Article 13 of the NCBCA, you will be entitled to demand and receive payment in cash of an amount equal to the fair value of your shares of Common Stock. The amount you would receive in connection with the exercise of statutory appraisal rights would be the fair value of your Common Stock immediately before the Merger completion date, plus interest, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status.

Under Article 13 of the NCBCA, all shareholders entitled to appraisal rights in the Merger must be notified in the meeting notice relating to the Merger that shareholders are entitled to assert appraisal rights. This document constitutes that notice.

If you are a shareholder and desire to dissent and receive cash payment for the fair value of your Common Stock, you must:

•	deliver to PokerTek, prior to the shareholder vote on the Merger proposal, a written notice of your intent to demand payment if the Merger is completed; and

•	not vote, or cause or permit to be voted, any of your shares of Common Stock in favor of the approval of the Merger Agreement and the Merger.

If you do not satisfy both of those conditions and the Merger is consummated, you will not be entitled to payment for your shares under the provisions of Article 13 of the NCBCA.

Except as described in the following sentence, the notice of intent to demand payment for your shares of Common Stock must be executed by the shareholder of record as to which appraisal rights are to be exercised. A beneficial owner who is not the holder of record may assert appraisal rights only if the beneficial owner does both of the following: (i) submits to PokerTek the record holder’s written consent to the assertion of rights no fewer than 40 nor more than 60 days after the date the appraisal notice and form described below are sent, and (ii) submits the written consent with respect to all shares of Common Stock he or she beneficially owns. A record owner, such as a broker, bank or trustee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (x) objects with respect to all shares of Common Stock owned by the beneficial shareholder, and (y) notifies PokerTek in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted.

If the Merger becomes effective, PokerTek will deliver to all holders of Common Stock who have satisfied the requirements described above a written appraisal notice and form described below. The appraisal notice must be sent no earlier than the date the Merger becomes effective and no later than ten days after that date, and it must include the following:

• A form (i) specifying the first date of any announcement to shareholders, made prior to the date the Merger became effective, of the principal terms of the Merger, and if such an announcement was made, the form will require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (ii) requiring a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the Merger.

• Disclosure of where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the appraisal form described in the next sentence.

• Disclosure of the date by which PokerTek must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by PokerTek by the specified date.

• Disclosure of PokerTek’s estimate of the fair value of the shares.

• Disclosure that, if requested in writing, PokerTek will provide to the shareholder so requesting, within 10 days after the date the appraisal notice and form are sent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

• Disclosure of the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date the appraisal form must be received by PokerTek.

• A copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice must demand payment and deposit the stock certificates (if such shares are certificated) in accordance with the terms of the appraisal notice. A shareholder who demands payment and deposits his,  or her or its stock certificates loses all rights as a shareholder, unless he,  or she or it withdraws from the appraisal process. A shareholder who does not sign and return the form and, in the case of certificated shares, deposits his or her stock certificates where required, each by the date set forth in the appraisal notice, will not be entitled to payment under Article 13 of the NCBCA.

Except in the case of After−Acquired Shares (as defined below), within 30 days after the appraisal form is due, PokerTek will pay in cash to the shareholders who complied with the statutory requirements the amount that PokerTek estimates to be the fair value of its Common Stock, plus interest. PokerTek’s payment to each shareholder will be accompanied by the following:

• PokerTek’s annual financial statements. The date of the financial statements will not be more than 16 months before the date of payment and will comply with the NCBCA. If annual financial statements that meet these requirements are not reasonably available, PokerTek will provide reasonably equivalent financial information.

• PokerTek’s latest available quarterly financial statements, if any.

• A statement of PokerTek’s estimate of the fair value of the shares. The estimate must equal or exceed PokerTek’s estimate provided in its appraisal notice and form.

• A statement that if you have perfected your appraisal rights, you have the right to demand further payment under Article 13 of the NCBCA and that if you do not do so within the time period specified therein, then you shall be deemed to have accepted such payment in full satisfaction of PokerTek’s obligations under Article 13 of the NCBCA.

PokerTek may elect to withhold payment from you if you were required to, but did not certify, that beneficial ownership of all of your shares for which appraisal rights are asserted were acquired before the date the principal terms of the proposed corporate action were first announced to shareholders (which we refer to as After−−Acquired Shares). If PokerTek elects to withhold payment under these circumstances, within 30 days after the appraisal form is due, PokerTek will provide you with its financial statements and notify you of the following:

• PokerTek’s estimate of fair value of your shares.

• That you may accept PokerTek’s estimate of fair value, plus interest, in full satisfaction of your demands or may demand appraisal.

• That, if you wish to accept PokerTek’s offer, you must notify PokerTek of your acceptance of the offer within 30 days after receiving the offer.

• That if you do not satisfy the requirements for demanding appraisal under Article 13 of the NCBCA, you shall be deemed to have accepted PokerTek’s offer.

If you accept PokerTek’s estimate of fair value, plus interest, in full satisfaction of your demands, then PokerTek must pay in cash the amount it offered within 10 days after receiving your acceptance. If you neither accept PokerTek’s estimate of fair value nor demand appraisal, PokerTek will pay in cash its estimate of fair value to you within 40 days after sending its notice to you regarding your After−Acquired Shares as described above. If PokerTek pays you its estimation of the fair value of its Common Stock, and you are dissatisfied with the amount of payment, you must notify PokerTek in writing of your own estimate of the fair value of your shares, and demand payment of that estimate, plus interest (less any payment made by PokerTek as a result of PokerTek’s estimation of the fair value of its shares).

If you are offered payment by PokerTek for your After−Acquired Shares and are dissatisfied with that offer, you must reject the offer and demand payment of your stated estimate of the fair value of the shares, plus interest.

You waive the right to demand payment, and will only be entitled to the payment of fair value offered by PokerTek if you fail to notify PokerTek in writing of your demand to be paid your stated estimate of the fair value within 30 days after receiving PokerTek’s payment or offer of payment.

If, within 60 days of PokerTek receiving a shareholder’s demand for payment, the payment amount has not been settled, PokerTek will commence a proceeding by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice requesting that the fair value of the shareholder’s Common Stock and the accrued interest be determined. You will not have a right to a trial by jury. PokerTek will make all shareholders whose demands remain unsettled parties to the proceeding.

If PokerTek does not commence the proceeding within the 60−day period, PokerTek will pay you in cash the amount you demanded, plus interest.

The court in an appraisal proceeding also may assess the expenses for the respective parties, in the amounts the court finds equitable, as follows:

• against PokerTek if the court finds that PokerTek did not substantially comply with the procedures for the exercise of appraisal rights prescribed by Article 13 of the NCBCA; or

• against PokerTek or the shareholders demanding appraisal, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court in an appraisal proceeding finds that the expenses of any shareholder were of substantial benefit to other shareholders and that these expenses should not be assessed against PokerTek, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited. In the event PokerTek fails to make a required payment under Article 13 of the NCBCA, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from PokerTek all expenses of the suit.

In view of the complexity of these provisions and the requirement that they be strictly complied with, if you are considering exercising appraisal rights under the NCBCA, you should consult a lawyer promptly.
The NCBCA provides that the exercise of appraisal rights will generally be the exclusive method for a shareholder to challenge the Merger in the absence of a showing that the Merger was either (i) unauthorized under the NCBCA, PokerTek’s articles of incorporation or bylaws, or the Board resolution authorizing the Merger, (ii) procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading or (iii) constitutes an interested transaction unless authorized under the NCBCA.

All written communications from shareholders with respect to the exercise of appraisal rights should be mailed to:

PokerTek, Inc.
Attn: Investor Relations
1150 Crews Road, Suite F
Matthews, NC 28105

PokerTek recommends that such communications be sent by registered or certified mail, return receipt requested.

Not voting in favor of the Merger is not sufficient to perfect your appraisal rights and receive the fair value of your shares of Common Stock, plus interest. You must also comply with all other conditions set forth in Article 13 of the NCBCA, including the conditions relating to the separate written notice of intent to demand payment, the separate written demand for payment of the fair value of your shares of Common Stock, the deposit of your stock certificates (if your shares are certificated), and the separate notification and demand for payment in excess of an initial payment made by PokerTek.

The summary set forth above does not purport to be a complete statement of the provisions of the NCBCA relating to appraisal rights, and is qualified in its entirety by reference to the applicable sections of the NCBCA, which are included as Annex D to this proxy statement.

In view of the complexity of Article 13 of the NCBCA, PokerTek shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICES OF POKERTEK COMMON STOCK AND DIVIDEND INFORMATION

PokerTek Common Stock is traded on the Nasdaq Capital Market under the symbol “PTEK.” The table below shows the high and low sales prices for PokerTek Common Stock for the periods indicated, as reported by the Nasdaq Capital Market. The closing price of PokerTek Common Stock on the Nasdaq Capital Market on April 29, 2014, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $0.98 per share of PokerTek Common Stock. On June 13, 2014, the most recent practicable date prior to the date of this proxy statement, the closing price for PokerTek Common Stock on the Nasdaq Capital Market was $1.32 per share of PokerTek Common Stock. You are encouraged to obtain current market quotations for PokerTek Common Stock in connection with voting your shares of PokerTek Common Stock.

	High	Low

Year Ending December 31, 2014:

Second Quarter (through June 13, 2014)	$1.35	$0.98
First Quarter	$1.32	$1.01

Year Ending December 31, 2013:

Fourth Quarter	$1.21	$0.96
Third Quarter	$1.38	$1.12
Second Quarter	$1.49	$1.10
First Quarter	$1.61	$1.17

Year Ending December 31, 2012:

Fourth Quarter	$1.40	$0.70
Third Quarter	$1.05	$0.64
Second Quarter	$1.08	$0.61
First Quarter	$1.04	$0.61

 As of June 13, 2014, there were approximately 2,060 beneficial holders and 52 holders of record of PokerTek Common Stock.

We have never declared or paid cash dividends on PokerTek Common Stock, and the terms of the Merger Agreement provide that, from the date of the Merger Agreement until the effective time of the Merger, we may not declare, set aside or pay any dividends on shares of PokerTek Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of PokerTek Common Stock as of June 13, 2014 by (a) each person known by us to own beneficially more than five percent of the outstanding shares of PokerTek Common Stock, (b) each director, (c) James T. Crawford and Mark D. Roberson, our Named Executive Officers, and (d) all current directors and officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of PokerTek Common Stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 13, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise noted, the address of all listed shareholders is c/o PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, NC 28105. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Directors and Executive Officers:
Gehrig H. White	1,102,736	(1)	11.78%
James T. Crawford	876,622	(2)	9.36%
Lyle A. Berman	739,715	(3)	7.90%
Joseph J. Lahti	467,919	(4)	5.00%
Mark D. Roberson	402,648	(5)	4.30%
Arthur L. Lomax	258,280		2.76%
All directors and executive officers as a group (6 persons)	3,847,920	(6)	41.10%

(1)
Includes 539,976 shares of PokerTek Common Stock owned by Mr. White and 562,760 shares of PokerTek Common Stock owned by GHW Enterprises, LLC, which is controlled by Mr. White. Mr. White has sole voting and dispositive power with respect to all of the shares of PokerTek Common Stock.

(2)
Includes 291,459 shares of PokerTek Common Stock and 125,000 shares underlying presently exercisable options to purchase our Common Stock owned by Mr. Crawford and 460,163 shares of PokerTek Common Stock owned by Crawford Ventures, LLC, which is controlled by Mr. Crawford. Mr. Crawford has sole voting and dispositive power with respect to all of the shares of PokerTek Common Stock.

(3)
Includes 659,715 shares of PokerTek Common Stock and 80,000 shares underlying presently exercisable options to purchase PokerTek Common Stock owned by the Lyle A. Berman Revocable Trust and the Lyle A. Berman IRA, for which Mr. Berman serves as trustee and with respect to which Mr. Berman has sole voting and dispositive power.

(4)			Includes 447,919 shares of PokerTek Common Stock owned by Mr. Lahti and 20,000 shares underlying presently exercisable options to purchase PokerTek Common Stock.
(5)			Includes 211,648 shares of PokerTek Common Stock owned by Mr. Roberson and 191,000 shares underlying presently exercisable options to purchase PokerTek Common Stock.
(6)			Includes an aggregate of 3,431,920 shares of Common Stock and 416,000 shares of PokerTek Common Stock underlying presently exercisable options.

DELISTING AND DEREGISTRATION OF POKERTEK COMMON STOCK

If the Merger is completed, PokerTek Common Stock will no longer be listed on the Nasdaq Capital Market and it will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of PokerTek Common Stock. In addition, if the Merger is completed, PokerTek Common Stock will no longer be publicly-traded.

PROPOSAL #2 — ADVISORY VOTE ON CHANGE OF CONTROL PAYMENTS AND OTHER COMPENSATION TO BE PAID IN CONNECTION WITH THE MERGER

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the change of control payments and other compensation that our named executive officers will receive in connection with the Merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger— Change of Control Payments” beginning on page 48 of this proxy statement.

We are asking our shareholders to indicate their approval of the various change of control payments and other compensation which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the section of this proxy statement entitled “The Merger— Interests of Certain Persons in the Merger— Change of Control Payments” beginning on page 48 of this proxy statement. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of PokerTek’s overall compensation program for its named executive officers, which has been disclosed to our shareholders in our annual proxy statement. These arrangements were adopted and approved by the Compensation Committee of the Board, which is comprised solely of non-management independent directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of PokerTek approve, solely on a non-binding, advisory basis, the change of control payments and other compensation that certain named executive officers of PokerTek will receive in connection with the Merger.”
Shareholders should note that this non-binding proposal regarding change of control is merely an advisory vote that will not be binding on PokerTek or Parent, their boards of directors or the compensation committees of PokerTek or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Assuming a quorum is present at the Special Meeting, approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements will require the affirmative vote, in person or by proxy, of a majority of the votes cast on the proposal.  For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will be counted for purposes of determining a quorum. No proxy that is specifically marked against adoption of the Merger Agreement will be voted FOR the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

The Board recommends that you vote “FOR” the proposal to approve, solely on a non-binding, advisory basis, the change of control payments and other compensation that certain named executive officers of PokerTek will receive in connection with the Merger.

PROPOSAL #3 — ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the Merger Agreement, we may propose to adjourn the Special Meeting. We currently do not intend to propose adjournment of our Special Meeting if there are sufficient votes to adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

Assuming a quorum is present at the Special Meeting, approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, if there are insufficient affirmative votes present at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger, will require the affirmative vote, in person or by proxy, of a majority of the votes cast on the proposal. If a quorum is not present at the Special Meeting, approval of the proposal to adjourn the Special Meeting will require the affirmative vote of a majority of the votes cast on the motion to adjourn the Special Meeting.

The Board recommends that you vote “FOR” the proposal to adjourn the Special Meeting if there are insufficient affirmative votes at the time of the meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

OTHER MATTERS OF BUSINESS

No matters other than the matters described in this proxy statement are anticipated to be presented for action at the Special Meeting or at any adjournment or postponement of the Special Meeting. However, if any other matters should properly come before the Special Meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Each shareholder who participates in householding will continue to receive a separate proxy card. Under North Carolina law, shareholders must consent to “householding” and any shareholder who fails to object in writing to the corporation within 60 days of having been given written notice by the corporation of its intent to “household” is deemed to have consented to “householding.”

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Investor Relations, PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, NC 28105, or an oral request by telephone at (704) 849-0860 ext. 101. If any shareholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will promptly provide additional copies. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investors” page of our corporate website at www.pokertek.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on March 21, 2014) and as amended on Form 10-K/A filed with the SEC on April 29, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (filed with the SEC on May 15, 2014); and

•	Current Reports on Form 8-K filed with the SEC on March 4, 2014 and April 30, 2014.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written, telephonic or e-mail request directed to PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, NC 28105, Attn: Corporate Secretary or by telephone (704) 849-0860 ext. 101 or by e-mail at InvestorRelations@pokertek.com on the Investor Relations page of our corporate website at www.pokertek.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

IMPORTANT NOTICE

ATTENDANCE AT SPECIAL MEETING

For building and personnel security reasons, all shareholders of record desiring to attend the Annual Meeting in person must so indicate by checking the box on the accompanying proxy card.

All shareholders whose shares are held in street name in a brokerage or other account should contact such broker or custodian of such account to obtain instructions to receive building security clearance.  In the interest of building and employee security, anyone not complying with the foregoing procedures will not be admitted to the meeting.  No exceptions will be made.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 16, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MULTIMEDIA GAMES, INC.,
23 ACQUISITION CO.
AND
POKERTEK, INC.

DATED AS OF APRIL 29, 2014

TABLE OF CONTENTS
Page

ARTICLE I
THE MERGER
Section 1.1	The Merger	A-2
Section 1.2	Closing; Effective Time	A-2
Section 1.3	Effect of the Merger	A-2
Section 1.4	Organizational Documents of the Surviving Corporation	A-3
Section 1.5	Directors and Officers of the Surviving Corporation	A-3
ARTICLE II
EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES
Section 2.1	Effect on Capital Stock	A-3
Section 2.2	Exchange of Shares and Certificates	A-5
Section 2.3	Dissenting Shares	A-7
Section 2.4	Adjustments to Prevent Dilution	A-8
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
ARTICLE V
COVENANTS
ARTICLE VI
CONDITIONS
Section 6.1	Conditions to the Obligation of Each Party	A-54
Section 6.2	Conditions to the Obligation of Parent and Merger Sub	A-55
Section 6.3	Conditions to the Obligation of the Company	A-56

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1	Termination	A-56
Section 7.2	Effect of Termination	A-58
Section 7.3	Amendments	A-60
Section 7.4	Waiver	A-60
ARTICLE VIII
GENERAL PROVISIONS

INDEX OF DEFINED TERMS

Affiliate	A-65
Agreement	A-1
Alternative Acquisition Agreement	A-45
Articles of Merger	A-2
Associate	A-65
Business Day	A-62
Canceled Company Stock Awards	A-4
Capitalization Date	A-9
CERCLA	A-29
Certificates	A-5
Cleanup	A-62
Closing	A-2
Closing Date.	A-2
Code	A-5
Commonly Controlled Entity	A-23
Company	A-1
Company Adverse Recommendation Change	A-45
Company Articles of Incorporation	A-9
Company Benefit Agreements	A-23
Company Benefit Plans	A-23
Company Board	A-1
Company Board Recommendation	A-11
Company Bylaws	A-9
Company Common Stock	A-1
Company Disclosure Letter	A-8
Company Financial Statements	A-15
Company Leases	A-27
Company Material Adverse Effect	A-65
Company Material Contract	A-19
Company Notice of Adverse Recommendation	A-46
Company Option	A-9
Company Organizational Documents	A-9
Company Participant	A-25
Company Pension Plan	A-23
Company Pension Plans	A-23
Company Permits	A-14
Company SEC Reports	A-14
Company Shareholder Approval	A-11
Company Shareholders’ Meeting	A-49
Company Stock Awards	A-9
Company Stock Plans	A-9
Company Stock Rights	A-10
Company Subsidiaries	A-10
Company Subsidiary	A-10
Company Takeover Proposal	A-44

Company Termination Fee	A-57
Company Welfare Plan	A-23
Company Welfare Plans	A-23
Confidentiality Agreement	A-40
Contract	A-62
Copyrights	A-64
Covered Employees	A-49
Credit Agreement	A-62
D&O Insurance	A-48
Dissenting Shares	A-7
Effective Time	A-3
Environmental Claim	A-62
Environmental Laws	A-62
Environmental Permits	A-63
ERISA	A-23
Exchange Act	A-13
Exchange Fund	A-5
FASB	A-17
GAAP	A-15
Gaming Approvals	A-13
Gaming Authority	A-63
Gaming Law	A-63
Gaming Notices	A-13
Governmental Entity	A-12
Hazardous Substances	A-63
Indebtedness	A-63
Insurance Policies	A-33
Intellectual Property	A-63
IP Contracts	A-21
known to Company	A-66
known to Parent	A-66
Law	A-12
Leased Real Property	A-27
Liability	A-15
Liens	A-10
Litigation	A-19
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-4
Nasdaq	A-13
NCBCA	A-1
New Plan	A-50
Nonqualified Deferred Compensation Plan	A-25
Non-Surrender Jurisdictions	A-43
Notice Period	A-46

Order	A-12
Outside Date	A-54
Parent	A-1
Parent Disclosure Letter	A-34
Parent Material Adverse Effect	A-65
Patents	A-64
Paying Agent	A-5
Payor	A-57
Permitted Encumbrances	A-64
Person	A-65
Primary Company Executives	A-26
Proxy Statement	A-48
Recipient	A-57
Release	A-64
Representatives	A-64
Required Gaming Approvals	A-52
Sarbanes-Oxley Act	A-14
SEC	A-13
Securities Act	A-14
Software	A-64
Special Committee	A-1
Subsidiary	A-65
Surrender Jurisdictions	A-43
Surviving Corporation	A-2
Takeover Statute	A-64
Tax Return	A-19
Taxes	A-19
to the knowledge of Parent	A-66
to the knowledge of the Company	A-66
Trade Secrets	A-64
Trademarks	A-64
Transaction Expenses	A-64
Transactions	A-65
Uncertificated Shares	A-5
Voting Agreement	A-2
WARN Act	A-27
willful and material breach	A-56

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2014, is by and among Multimedia Games, Inc., a Delaware corporation (“Parent”), 23 Acquisition Co., a North Carolina corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and PokerTek, Inc., a North Carolina corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), merge with and into the Company (the “Merger”), pursuant to which each share of common stock, no par value, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly or indirectly owned by Parent, Merger Sub or the Company and (ii) Dissenting Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the recommendation of a special committee formed by the Company Board for the purpose of evaluating and negotiating strategic alternatives and/or transactions for the Company (the “Special Committee”), including this Agreement and the Transactions (a) has approved and declared advisable this Agreement and the Transactions and determined that this Agreement is in the best interests of its shareholders, (b) has approved and declared advisable the Merger, on the terms and subject to the conditions provided for in this Agreement and the Transactions, and determined that the Merger is in the best interests of the Company’s shareholders, (c) has reviewed the terms of this Agreement and the Merger and determined that such terms are fair to the Company’s shareholders, (d) has recommended adoption by the Company’s shareholders of this Agreement and the Merger and (e) has taken all necessary action to render inapplicable the restrictions of any Takeover Statute to the Merger and the Transactions;

WHEREAS, the board of directors of Merger Sub has adopted, approved and declared it advisable for Merger Sub to enter into this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger and the Transactions, and Parent, in its capacity as the sole shareholder of Merger Sub,

has approved and adopted this Agreement and the Merger and the Transactions upon the terms and subject to the conditions set forth herein; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s shareholders set forth on the signature pages thereto and Parent have entered into that certain Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, such shareholders have agreed to vote their respective Shares in favor of the adoption of this Agreement and the consummation of the Transactions in accordance with the terms of the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the NCBCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent and shall be governed by the laws of the State of North Carolina. The existence of the Company shall continue unaffected and unimpaired by the Merger.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by Law) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of North Carolina and by making all other filings or recordings required under the NCBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of North Carolina, or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time”.

Section 1.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Organizational Documents of the Surviving Corporation.

The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, until duly amended as provided therein or under applicable Law. The Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, until duly amended as provided therein or under applicable Law.

Section 1.5 Directors and Officers of the Surviving Corporation.

The parties hereto shall take all necessary actions so that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including any shares to be canceled pursuant to Section 2.1(c) hereof) shall be converted into the right to receive cash (subject to any applicable Tax withholding in accordance with Section 2.1(e)) in an amount equal to $1.35 per share of Company Common Stock, without any interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, to be issued or paid in consideration therefor in accordance with Section 2.2, without interest.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is held by the Company as a treasury share and each share of Company Common Stock that is owned by the Company or Parent or by any direct or indirect wholly owned Subsidiary of the Company or Parent, and each Dissenting Share, shall be canceled and retired without any conversion, and no consideration shall be delivered in respect thereof subject to the right of the record holders (as determined immediately prior to the Effective Time) of any Dissenting Shares to receive payment for such Dissenting Shares pursuant to Section 2.3 below.

(d) Treatment of Equity Awards. Each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, shall become fully vested and exercisable immediately prior to the Effective Time. With respect to such Company Options:

(A)
each Company Option for which, as of the Effective Time, the Merger Consideration exceeds the exercise price per Share shall be canceled immediately following the Effective Time and, in exchange therefor, the Company shall pay to each former holder of such Company Option as soon as practicable, but in no event later than fifteen (15) Business Days following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Merger Consideration over the exercise price per Share under such Company Option and (2) the number of shares of Company Common Stock subject to such Company Option; and

(B)
each Company Option that is outstanding immediately prior to the Effective Time for which, as of the Effective Time, the Merger Consideration does not exceed the exercise price per Share shall be canceled without any payment being made in respect thereof.

Except as set forth in Section 3.2(c) of the Company Disclosure Letter, each Company Stock Award that is outstanding immediately prior to the Effective Time, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled Company Stock Awards”) and, in exchange therefor, the Company shall pay to each former holder of any such Canceled Company Stock Awards, as soon as practicable but in no event later than fifteen (15) Business Days following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock subject to such Canceled Company Stock Awards.

The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.1(d), including making any determinations and/or resolutions of the Company’s Board of Directors or a committee thereof or any administrator of a Company Stock Plan as may be necessary and satisfying any requirement to notify the holders of Company Options or Company Stock Awards as may be required under the Company Stock Plans.

Subject to Parent’s compliance with the preceding provisions of this Section 2.1, the parties hereto agree that, following the Effective Time, no holder of a Company Option or Company Stock Award or any participant in any Company Stock Plan, or other Company Benefit Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest (including, but not limited to, any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(e) Withholding. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company Stock Awards immediately prior to the Effective Time such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is or may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or any other provision of tax Law. Any amounts that are so withheld and paid over to the appropriate taxing authority by Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, shall be treated for all purposes as having been paid to the holder of the Company Common Stock, Company Options or Company Stock Awards to whom such withheld amounts would otherwise have been paid.

Section 2.2 Exchange of Shares and Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, the Merger Consideration to be paid in respect of the Company Common Stock. All cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”.

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of (i) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (a) a letter of transmittal (which, in the case of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the Merger Consideration. Upon (x) surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (y) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange the portion of the Merger Consideration, without any interest thereon, to which such holder is entitled pursuant to Section 2.1, and any Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (B) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without any interest thereon, upon such surrender.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued and paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock twelve (12) months after the

Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar applicable Laws) for payment of their claim for the Merger Consideration without any interest thereon.

(e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, the Company or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to four (4) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity), any cash remaining in the Exchange Fund at that time shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any amounts paid to a Governmental Entity or public official pursuant to applicable abandoned property, escheat or similar applicable Laws.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to former shareholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such portion of the Merger Consideration as may be required pursuant to Section 2.1(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, and/or post a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Paying Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, any share or shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder of the Company who is entitled to demand and properly demands such holder’s appraisal rights with respect thereto in accordance with Article 13 of the NCBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and shall be entitled to receive only the payment provided by Article 13 of the NCBCA with respect to such Dissenting Shares, unless and until such holder has failed to perfect or has effectively withdrawn or lost its rights to appraisal and payment under the NCBCA. If any such holder has failed to perfect or has effectively withdrawn or lost such right at or following the Effective Time of the Merger or a court of competent jurisdiction shall have determined that such holder is not entitled to relief under Article 13 of the NCBCA, such shares of Company Common Stock shall thereupon be deemed to have been converted into, and to have become, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock and any other notices or documents served on the Company pursuant to Article 13 of the NCBCA and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands or notices for appraisal pursuant to Article 13 of the NCBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.4 Adjustments to Prevent Dilution.

Without limiting or derogating from the provisions of Section 5.1 hereof, if, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate if it is readily apparent on its face that such information relates to such other Section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has furnished or made available to Parent true and complete copies of the Articles of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Articles of Incorporation”); the Bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws” and together with the Company Articles of Incorporation, “Company Organizational Documents”); and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, in each case, as amended through the date of this Agreement. The Company Organizational Documents and the certificate of incorporation and bylaws (or equivalent organizational documents) of each of the Company Subsidiaries are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents and no Company Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents). The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of (i) all meetings of the shareholders or other equity-holders of the Company and, to the extent available, each of the Company Subsidiaries, (ii) the boards of directors (or equivalent governing body) of the Company and, to the extent available, each of the Company Subsidiaries and (iii) the committees of each such board of directors (or comparable governing body), in each case, held during the past five (5) years.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, no par value per share. At the close of business on April 29, 2014 (the “Capitalization Date”): (i) 9,367,553 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by Company in its treasury; and (iii) an aggregate of 1,165,720 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company’s 2005 Stock Incentive Plan, 2007 Stock Incentive Plan, and 2009 Stock Incentive Plan (collectively, the “Company Stock Plans”), of which (A) 724,720 shares of Company Common Stock were underlying outstanding and unexercised options entitling the holder thereof to purchase a share of Company Common Stock (each, a “Company Option”), and (B) 548,312 shares of Company Common Stock were subject to outstanding Restricted Stock Unit awards under the

Company Stock Plans (the “Company Stock Awards”); and (iv) 60,000 shares of Company Common Stock were underlying outstanding and unexercised warrants entitling the holder thereof to purchase a share of Company Common Stock in exchange for the applicable exercise price. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, the authorized and outstanding capital stock (or other equity interests) of each Company Subsidiary and the record owners of such outstanding capital stock (or other equity interests).

(b) Except as set forth in Section 3.2(a) above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From the Capitalization Date until the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the Capitalization Date, in accordance with their terms. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company any Company Subsidiary (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in the Company or any Company Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Stock Rights”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Subsidiary or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Company Stock Plans.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the Capitalization Date, of (i) all Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and the names of the holders thereof, and (ii) all other outstanding awards under the Company Stock Plans, the number of shares of Company Common Stock subject thereto, the holders thereof and the vesting schedules thereof. Each outstanding Company Option, restricted stock award, Company Stock Award and employee stock purchase plan right shall be treated at the Effective Time as set forth in Section 2.1.

(d) Section 3.2(d) of the Company Disclosure Letter includes all the Subsidiaries of the Company (each, a “Company Subsidiary” and together, the “Company Subsidiaries”) in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in Section 3.2(d) of the Company Disclosure Letter, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws.

(e) Neither the Company nor any of the Company Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary has outstanding any Indebtedness.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the Merger and the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the Transactions, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the Transactions (other than obtaining the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the NCBCA). This Agreement (including the Company Disclosure Letter) has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the NCBCA and the Company Organizational Documents (the “Company Shareholder Approval”) is the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the Transactions. Articles 9 and 9A of the NCBCA are inapplicable to the Company.

(b) The Company Board, at a meeting duly called and held, and acting upon receipt of a recommendation by the Special Committee, duly and validly unanimously authorized and approved the consummation of the Merger and the execution, delivery and performance of this Agreement and adopted unanimous resolutions (i) determining that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of, the shareholders of the Company, (ii) recommending the approval and adoption of this Agreement and approval of the Merger by the Company’s shareholders at a special meeting of the Company’s shareholders (the “Company Board Recommendation”), and (iii) as are necessary to render inapplicable the restrictions of any Takeover Statute to the Merger and the Transactions. Such resolutions have not been subsequently rescinded, modified or amended, except as contemplated by this Agreement.

(c) Burrill Securities LLC has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders. The Company has made available to Parent a correct and complete copy of such opinion solely for informational purposes.

Section 3.4 No Conflict.

Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the Transactions, nor performance of this Agreement by the Company will (a) assuming the Company Shareholder Approval is obtained, conflict with or violate the Company Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of any of the Company Subsidiaries, (b) assuming compliance with the requirements set forth in Section 3.5 and assuming the Company Shareholder Approval is obtained, conflict with or violate any United States Federal, state or local or any national, supranational or foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), or any rule or regulation of any securities exchange on which the Company Common Stock is listed for trading, in each case applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or affected (including any Company Material Contract and any Company Permit), or (d) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any Company Subsidiary’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of business of the Company or any Company Subsidiary, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents.

Excluding Gaming Notices and Gaming Approvals, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any national, supranational or foreign government or any court, administrative or regulatory authority or commission or other governmental or government-authorized authority or agency, domestic or foreign (a “Governmental Entity”), except for applicable requirements, if any, of (A) the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), including, the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”), (B) state securities or “blue sky” Laws, (C) the NCBCA to file the Articles of Merger or other appropriate documentation and (D) the Nasdaq Stock Market (“Nasdaq”). The execution and delivery by the Company of this Agreement will require the declaration, registration, filing with, or notification by the Company to (collectively, “Gaming Notices”), the Governmental Entities set forth in Section 3.5(a) of the Company Disclosure Letter; and the performance by the Company of this Agreement will require the consent, approval, order, authorization or permit of the Governmental Entities (collectively, “Gaming Approvals”), set forth in Section 3.5(b) of the Company Disclosure Letter. At Closing, the Surrendered Jurisdictions included in Section 3.5(b) of the Company Disclosure Letter shall no longer be included in such Section 3.5(b) and any Non-Surrendered Jurisdictions (unless already included in Section 3.5(b) of the Company Disclosure Letter) shall be added to Section 3.5(b) of the Company Disclosure Letter, as further described in Section 5.4(d).

Section 3.6 Compliance; Regulatory Compliance.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance with all Laws (including Gaming Laws) and Orders applicable to each of them or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of the Company or any of the Company Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past three (3) years from a Governmental Entity that alleges that Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law and Order. There have been no adversarial proceedings to rescind or suspend the Company’s, or any of its Subsidiaries’, gaming licenses, approvals, or related findings of suitability, and to the knowledge of the Company, no Gaming Authority is investigating or has concluded that the Company or any of its Subsidiaries has breached any applicable Gaming Law or conduct restriction that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary, nor any of its or their Representatives, acting on their behalf, has, in connection with the operation of their respective businesses, (i) used, offered, or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable at that time, or any other similar applicable Law, (ii) paid, offered, promised, accepted or received any unlawful contributions, payments, expenditures, gifts or anything else of value or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

(c) Each of the Company, the Company Subsidiaries and their respective employees and, to the knowledge of the Company, business partners, as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities and third parties (including all those granted or obtained under Gaming Laws) necessary for the conduct of the Company’s and the Company Subsidiaries’ business and the use of their properties and assets, as presently conducted and used (collectively, the “Company Permits”) and all Company Permits are valid and in full force and effect, except where such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary has received oral or written notice from any Governmental Entity or third party that any such Company Permit is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2010 (together with all exhibits, financial statements and schedules thereto, all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis, the “Company SEC Reports”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with applicable Law, including the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to such Company SEC Report. None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed, and any Company SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report. The Company has made available to Parent copies of all comment letters received by the Company from the SEC in respect of reporting periods commencing on or after January 1, 2011 (excluding all letters received from the SEC indicating that the SEC would not be reviewing any registration statement filed with the SEC by the Company) and relating to such Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, as of the date hereof, there are no ongoing SEC inquiries or investigations regarding accounting practices of the Company or otherwise regarding the Company or the Company Subsidiaries.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto in effect at the time of filing and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments.

(c) All of the outstanding accounts receivable of the Company and each of the Company Subsidiaries (i) arose from bona fide transactions in the ordinary course of business; (ii) are in all material respects valid, due and owing from third parties; (iii) are collectible subject to any existing allowance for doubtful accounts; and (iv) are not, to the knowledge of the Company, subject to any prior assignment or Lien, or any defenses, offsets or counterclaims. The reserves for doubtful accounts receivable and uncollectible amounts reflected in the balance sheets included in the Company Financial Statements were established in accordance with GAAP and are reasonably sufficient to provide for any losses that may arise in connection with the collection of all such accounts receivable.

(d) The inventory of the Company and the Company Subsidiaries (whether or not reflected on the Company Financial Statements) consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Company Financial Statements. Neither the Company nor any Company Subsidiary is in possession of any inventory not owned by such entity. All inventory was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company or the relevant Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary has any Liability except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company as of December 31, 2013 in the Company SEC Reports, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2013, or (iii) Liabilities incurred in connection with this Agreement and the Merger and the Transactions. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true, accurate and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability, (B) that transactions are executed only in accordance with the authorization of management, (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(i) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(j) The Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.

(k) No Company Subsidiary is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(l) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 3.8 Absence of Certain Changes or Events.

Except as contemplated by this Agreement, since January 1, 2014 and through the date hereof, (a) each of the Company and the Company Subsidiaries has conducted its respective business or businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects, and (b) there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would reasonably be expected to have, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, a Company Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2014 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by the Company or any

Company Subsidiary, other than as required by Law or GAAP, or (ii) any action of the types described in Section 5.1(b) which, had such action been taken after the date of this Agreement, would be in violation of such Section.

Section 3.9 Taxes.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has duly filed all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and the Company Subsidiaries has paid (or there has been paid on its behalf) all material amounts of Taxes due and payable by it, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. Except as set forth is Section 3.9 of the Company Disclosure Letter, there are no Liens for any Taxes upon the assets of the Company or any of the Company Subsidiaries other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. The Company SEC Reports comply with the requirements of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (Accounting for Uncertainty in Income Taxes), as codified in FASB SAC 740. The Company has authorized access to Parent to copies of the work papers of the outside auditors of the Company with respect to the Tax matters of the Company and the Company Subsidiaries. The Company has delivered to Parent correct and complete copies of all income, franchise and other material Tax Returns filed by or with respect to the Company or any of the Company Subsidiaries during the preceding three (3) years.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of the Company or any of the Company Subsidiaries, and no notice of any such action has been received by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or the applicable Company Subsidiary does not file a Tax Return, that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Company Subsidiaries and no power of attorney granted by the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of the Company Subsidiaries has received or applied for a Tax ruling from any Governmental Entity that would be binding on the Company or any of the Company Subsidiaries after the Closing.

(c) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Neither the Company nor any of the Company Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

(d) Neither the Company nor any of the Company Subsidiaries has been party to any “reportable transaction” as defined in Treasury Regulation § 1.6011-4 or subject to any similar provision of state, local or foreign Law.

(e) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) Neither the Company nor any of the Company Subsidiaries has any liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of the Company Subsidiaries has any deferred gain or loss arising out of any deferred intercompany transactions, as described in Treasury Regulation § 1.1502-13 (or any similar provision of state, local or foreign Law), or, in the case of any Company Subsidiary, has an excess loss account in its stock, as described in Treasury Regulation § 1.1502-19 (or any similar provision of state, local or foreign Law).

(g) As used in this Agreement (A) “Taxes” mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, escheat, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and, in each case, any amendments thereto.

Section 3.10 Litigation.

(a) There is no material claim, suit, action, investigation, indictment or inquiry, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any of their respective assets.

(b) There is no material Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any of the Company Subsidiaries or any of their respective assets.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Letter, there are no internal investigations or internal inquiries that, since January 1, 2010, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.11 Material Contracts.

(a) Except for (1) any Contract filed or listed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and (2) those Contracts set forth in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is party to any Company Material Contract. For the purposes of this Agreement, “Company Material Contract” shall mean the following (including any series of one or more related Contracts):

(i) Any Contract (or group of related Contracts) (x) for the furnishing of services or the sale of products which involves consideration in excess of $25,000 in any twelve (12)-month period or (y) for the receipt of services by a third party or for the purchase of raw materials, commodities, supplies, products, or other personal property, which involves payment by the Company or any Company Subsidiary of consideration in excess of $25,000 in any twelve (12)-month period or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $25,000 in any future twelve (12)-month period during the term of such agreement;

(ii) Any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessor of any equipment, machinery, vehicle or other tangible personal property to any other Person which requires future annual payments in excess of $25,000;

(iii) Any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a third party which requires future annual payments in excess of $25,000;

(iv) Any Contract under which the Company or any Company Subsidiary is a lessee, sub-lessee, lessor or sub-lessor of real property;

(v) Any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture or other similar arrangement with any Person other than the Company or a wholly owned Company Subsidiary;

(vi) Any severance agreement and any employment or other Contract with an employee or former employee, officer or director of the Company or any Company Subsidiary providing for aggregate compensation in excess of $25,000 in any twelve (12)-month period (other than any unwritten Contract for the employment of any such employee or former employee implied at law);

(vii) Except as set forth in Section 3.11(a)(vii) of the Company Disclosure Letter, any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $25,000;

(viii) Any Contract entered into other than in the ordinary course of business (A) containing covenants of the Company or any Company Subsidiary to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $10,000 or (B) containing covenants of the Company or any Affiliate (including any Person becoming an Affiliate of the Company following the Effective Time) of the Company not to (or otherwise restricting or limiting the ability of the Company or any such Affiliate of the Company to) compete in any line of business or geographic area;

(ix) Any Contract requiring future payments or expenditures and relating to Cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(x) Any Contract pursuant to which the Company or any Company Subsidiary (i) is granted or obtains any right to use any Intellectual Property (other than Contracts granting rights to use readily available shrink wrap or click wrap Software having an acquisition price of less than $25,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any Intellectual Property, or (iii) permits any other Person to use, enforce or register any Intellectual Property, including license agreement, coexistence agreements, and covenants not to sue (“IP Contracts”);

(xi) Any indenture, mortgage, loan or credit Contract under which the Company or any Company Subsidiary has outstanding Indebtedness in a principal amount in excess of $25,000 or any outstanding note, bond, indenture or other evidence of Indebtedness in a principal amount in excess of $25,000 for borrowed money or otherwise, or guaranteed outstanding Indebtedness for money borrowed by others;

(xii) Any material Contract (including guarantees) between the Company and any Company Subsidiary, other than any Contract relating to the operation of the Company and the Company Subsidiaries in the ordinary course;

(xiii) Any Contract which requires future payments by the Company or any Company Subsidiary in excess of $25,000 per annum containing “change of control” or similar provisions;

(xiv) Any Contract relating to the acquisition or disposition of any business or any material assets other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise), including any such Contract with any “earn out” or other contingent obligation remaining to be performed or continuing after the date of this Agreement;

(xv) any Contract with obligations remaining to be performed or liabilities continuing after the date of this Agreement other than in the ordinary course of business, including any “earn-out” or other contingent payments or obligations;

(xvi) Any Contract entered into other than in the ordinary course of business that (A) involves aggregate payments by or to the Company or any Company Subsidiary in excess of $25,000 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice or (B) by its terms does not terminate within one (1) year after the date of such Contract and is not cancelable during such period without penalty or without payment;

(xvii) Any Contract the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with the Merger or any of the other transactions contemplated hereby, is reasonably likely to have a Company Material Adverse Effect;

(xviii) Any Contract that imposes any material confidentiality, standstill or similar obligation on the Company or any Company Subsidiary;

(xix) Any Contract that contains a right of first refusal, first offer or first negotiation; and

(xx) Any Contract pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party.

(b) All Company Material Contracts are valid and in full force and effect and, to the knowledge of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that any such failures to be in full force and effect, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any counterparty to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations or defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract. Neither the Company nor any Company Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Company Subsidiary. No party to any Company Material Contract has given the Company or any Company Subsidiary written notice of such party’s intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract, and neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under any Company Material Contract or any other contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Affiliate Transactions.

Except as set forth in Section 3.12 of the Company Disclosure Letter, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters) between the Company or any Company Subsidiary, on the one hand, and any officer, director, manager thereof, or any equity holder holding at least five percent (5%) of the voting power of such entity, or any member of the immediate family of such officer, director, manager or five percent (5%) or more equity holder, or any Person controlled by such officer, director, manager or five percent (5%) or more equity holder on the other hand or any of their respective Affiliates (other than agreements related to their employment). To the knowledge of the Company, no director or officer of the Company or any Company Subsidiary owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any supplier or other organization which has a material business relationship with the Company or any Company Subsidiary.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a)(i) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, any Company Subsidiary or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”).

Section 3.13(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) each employment, deferred compensation, change in control, retention, severance, termination, employee benefit, loan or indemnification agreement between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, and (ii) each contract between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, in each case, for which the Company or any Company Subsidiary has any remaining unsatisfied obligation to such Company Participant (all such contracts under the foregoing clauses (i) and (ii), including any contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”).

(b) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan or Company Benefit Agreement. Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Company Welfare Plan or any Company Benefit Agreement that is an employee welfare benefit plan, (A) no such Company Welfare Plan or Company Benefit Agreement is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Company Welfare Plan and Company Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) to the knowledge of the Company, each such Company Welfare Plan and Company Benefit Agreement (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time. No Company Welfare Plan or Company Benefit Agreement that is an employee welfare benefit plan as defined under ERISA Section 3(1) provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code.

All material contributions, including participant contributions, and benefit payments required under each Company Benefit Plan and Company Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law.

No Company Participant has received or is reasonably expected to receive any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law.

Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service or an application therefor with respect to all material and applicable tax Law changes to the effect that such Company Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or threatened, and, to the knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to affect the qualification of such Company Pension Plan adversely or materially increase the costs relating thereto or require security under Section 307 of ERISA.

The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.

There are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any material liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination.

Only officers, directors and employees of the Company or any Company Subsidiaries are eligible for compensation or benefits under the terms of each Company Benefit Plan and Company Benefit Agreements, and, to the knowledge of the Company, each individual who is classified by the Company or any Company Subsidiary as an “employee” or as an “independent contractor” is properly so classified.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code is, and has been operated in such manner as to be, in compliance with Section 409A of the Code.

(e) Neither the execution and delivery of this Agreement or the consummation of the Merger or any of the Transactions (either alone or in conjunction with any other event) will, except as otherwise set forth in Section 3.13(e) of the Company Disclosure Letter, (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than benefits pursuant to the Company Stock Options or any Company Stock Awards that may become payable or be provided to any Company Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.13(e) of the Company Disclosure Letter. Except as set forth in Section 3.13(e) of the Company Disclosure Letter, notwithstanding any oral or written representation to the contrary, no Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(f) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Merger or any of the Transactions (alone or in combination with any other event) by any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). With respect to each Person set forth in Section 3.13(f)(ii) of the Company Disclosure Letter (the “Primary Company Executives”) of the Company Disclosure Letter sets forth (i) a complete and accurate list of the Company’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any Tax gross up) by each Primary Company Executive as a result of any of the Merger or any of the Transactions (alone or in combination with any other event) under all Company Benefit Agreements and Company Benefit Plans and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, estimated as of the date of Closing.

Section 3.14 Labor and Employment Matters.

(a) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of the Company or the Company Subsidiaries; and no employees of the Company or the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or the Company Subsidiaries.

(b) No labor union, labor organization, works council, or group of employees of the Company or the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and the Company Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or the Company Subsidiaries within the past three (3) calendar years.

(c) Within the past three (3) calendar years, there has been no actual or, to the knowledge of the Company or the Company Subsidiaries, threatened material labor arbitrations, material grievances, labor disputes, strikes, lockouts, walkouts, slowdowns, work stoppages, or picketing by any employee of the Company or the Company Subsidiaries, against or affecting the Company or the Company Subsidiaries.

(d) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) The Company and the Company Subsidiaries are not delinquent in any material respect in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, duty to shareholders, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or the Company Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(g) Each employee of the Company and the Company Subsidiary has all work permits, immigration permits, visas or other authorizations required by applicable Law for such employee given the duties and nature of such employee’s employment.

(h) To the knowledge of the Company, none of the current employees of the Company and the Company Subsidiaries at or above the level of vice president intends to terminate his or her employment.

(i) The Company and the Company Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state, provincial or local Law relating to plant closings and layoffs (collectively, the “WARN Act”).

(j) Neither the Company or any Company Subsidiaries is or has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(k) The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of, or require any payment to be made under, any applicable Law respecting employment and employment practices in any country (or political subdivision thereof) which would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a list of all of the leases, subleases, licenses, occupancy agreements or other instruments or permits pursuant to which the Company or any of the Company Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Company Leases”) and each parcel of real property in which the Company or any of the Company Subsidiaries is a tenant, subtenant or occupant thereunder (the “Leased Real Property”). The Company has delivered or made available to Parent true, correct and complete copies of the Company Leases, including all amendments, supplements and modifications thereto. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, (i) each Company Lease (A) constitutes a valid and binding obligation of the Company or the Company Subsidiary party thereto and (B) is enforceable against the Company or the Company Subsidiary that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), (ii) none of the Company or the Company Subsidiaries are in breach or default under any Company Lease, (iii) none of the Company or the Company Subsidiaries have received or delivered a written notice of default or objection to any party to any Company Lease to pay and perform its obligations, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification, cancellation or acceleration of rent under such Company Lease, (iv) the Company or one of the Company Subsidiaries, as applicable, holds a good and valid leasehold interest in all Leased Real Property free and clear of all Liens and (v) no brokerage commissions, fees or similar costs or expenses are owed by the Company or any of the Company Subsidiaries with respect to any Company Lease.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which the Company or any of the Company Subsidiaries is a landlord, sublessor, sublicensor or assignor of any of the Leased Real Property.

Section 3.16 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company or any Company Subsidiary to have filed applications to renew any such Environmental Permits, the Company and each such Company Subsidiary has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in compliance with all laws, regulations, directives and requirements relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, use, distribution and disposal of any materials, chemicals, equipment and substances within any member state of the European Union, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company or any Company Subsidiary or, to the knowledge of the Company, against any person whose Liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary has received notice from any Person, including any Governmental Entity, alleging that the Company or such Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any requests for information from any Person, including any Governmental Entity, with respect to any matter that could result in liability pursuant to any Environmental Law, including requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company nor any Company Subsidiary is a party or subject to any Order pursuant to Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) There have been no Releases or threatened Releases of Hazardous Substances on or underneath any real property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of the Company, there are no conditions or circumstances, including pending or proposed Environmental Laws or any changes or amendments to existing Environmental Laws or Environmental Permits that would be reasonably likely to require the Company or any Company Subsidiary to incur expenditures or conduct any Cleanup under any current Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(h) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, or otherwise would reasonably be expected to result in any costs or liabilities under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) The Company has provided or made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the business of the Company or any Company Subsidiary, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

(j) Neither the Company nor any Company Subsidiary is required by any Environmental Law or by virtue of the Merger or the Transactions, or as a condition to the effectiveness of the Merger or any of the Transactions, (i) to perform a site assessment or investigation for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, or (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) to give notice to or receive approval from any Governmental Entity, or (B) to record or deliver to any person or entity any disclosure document or statement pertaining in any way to environmental matters.

(k) In the ordinary course of business, the Company or the Company Subsidiaries, as appropriate, (i) conducts a periodic review of the effect of Environmental Laws on their business, operations and properties, and the Company has identified and evaluated associated costs and liabilities, and any capital or operating expenditures, required for Cleanup, closure of properties or compliance with Environmental Laws, including, but not limited, the impacts of greenhouse gas regulations or restrictions, or the effects on any permit, license or approval, any constraints on operating activities, and any potential liabilities to third parties; and

(ii) has conducted environmental investigations of, and has reviewed information regarding, their business, properties and operations, and those of other properties within the vicinity of their businesses, properties and operations; and, on the basis of such reviews, investigations and inquiries, the Company has reasonably concluded that, except as disclosed in the SEC Reports, any costs and liabilities associated with such matters would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list, including the record owner or owners, of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, and (iii) Copyright registrations and applications and material unregistered Copyrights (including material Software), in each of the foregoing (i), (ii), and (iii), that is owned or exclusively licensed by the Company or any Company Subsidiary in any jurisdiction in the world. The Company and/or Company Subsidiaries are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property owned by the Company or any Company Subsidiary and set forth in Section 3.17(a) of the Company Disclosure Letter, and all such Intellectual Property is subsisting, valid, and enforceable.

(b) The Company or a Company Subsidiary owns or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or held for use for the conduct of its business as currently conducted, and to the knowledge of the Company, as currently proposed to be conducted. The Company or a Company Subsidiary is the record and beneficial owner of, or is licensed to use (in each case free and clear of any Liens) all Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

(c) The IP Contracts are valid and legally enforceable, and free and clear of all Liens. The Company has provided Parent and Merger Sub with access to true and complete copies of all IP Contracts. The Company or any Company Subsidiary have not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the IP Contracts, and no royalties, honoraria or other fees are payable by the Company or any Company Subsidiary for the use of or right to use any Intellectual Property rights, except pursuant to the IP Contracts.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and the conduct of the business as conducted in the past six (6) years does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted or otherwise violated, any Person’s Intellectual Property rights. There has been not been any Litigation asserted or threatened (including in the forms of offers or invitations to obtain a license) in the past six (6) years against the Company or any Company Subsidiary (A) (1) alleging such misappropriation, infringement, dilution or other violation of any Person’s Intellectual Property rights, (2) challenging the Company’s or any Company Subsidiary’s ownership or use of, or the registrability or maintenance of, any Intellectual Property, (3) challenging the validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company or any Company Subsidiary, (4) alleging that the use by the Company or any Company Subsidiary of Intellectual Property licensed to the Company or any Company Subsidiary is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Company Subsidiary or any of their respective Affiliates acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any Company Subsidiary of any Intellectual Property, and (B) there is no valid basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); no Intellectual Property has been or is being used or enforced by the Company or any Company Subsidiary or by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, to the knowledge of the Company, (i) no Person is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any Intellectual Property owned, used, or held for use by the Company or any of the Company Subsidiaries in the conduct of the business, and (ii) during the past six (6) years, no Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Intellectual Property owned, used, held for use by the Company or any of the Company Subsidiaries, and except as set forth on Section 3.17(e) of the Company Disclosure Letter, no such Litigation has been brought or threatened against any Person during the past six (6) years by the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any other Person.

(f) Neither the Company nor any Company Subsidiary has granted any Person any right to control the prosecution or registration of any material Intellectual Property or to bring, defend or otherwise control any Litigations with respect to any Intellectual Property owned, used, or held for use by the Company or any of the Company Subsidiaries, except as expressly permitted under an IP Contract.

(g) Neither the Company nor any Company Subsidiary has entered into nor is subject to any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or Litigation that (A) restricts the Company or any Company Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any Company Subsidiary’s businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permits any Person to use any material Intellectual Property, in each case except as expressly permitted under an IP Contract.

(h) The Company and each Company Subsidiary has implemented reasonable measures to maintain the confidentiality of the Trade Secrets and other proprietary information. Each current or former employee, officer and contractor of the Company and any Company Subsidiary has executed a proprietary information and inventions agreement and no current or former employee, officer or contractor of the Company or any Company Subsidiary has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s, officer’s or contractor’s proprietary information and inventions agreement. To the knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any Company Subsidiary (including any such information of any other Person disclosed in confidence to the Company or any Company Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of rights in and to such information.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Letter, the Company and each Company Subsidiary has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any Company Subsidiary. No Litigation has been asserted or threatened against the Company or any Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the Transactions will not breach or otherwise cause any violation of any Law or rule, policy, or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company or Company Subsidiaries in the conduct of the business. The Company and Company Subsidiaries takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

(j) No funding, facilities or personnel of any governmental body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any Company Subsidiary.

(k) No current or former partner, director, shareholder, officer, contractor or employee of the Company or any Company Subsidiaries will, after giving effect to the Transactions, own or retain any rights to use any of the Intellectual Property owned, used, or held for use by the Company or any Company Subsidiary.

(l) With respect to the use of the Software in the business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or Company Subsidiaries and (ii) the Company or Company Subsidiaries have not experienced any material defect in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected. With respect to the Software used or held for use in the business, to the knowledge of the Company, no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public.

Section 3.18 Commercial Relationships.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth the fifteen (15) largest customers of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2013. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received notification (whether written or oral) that any such customer intends to terminate or adversely change its relationship with the Company or any Company Subsidiary.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth: (i) any supplier of goods in the ordinary course of business to the Company and the Company Subsidiaries for the fiscal year ended December 31, 2013 with payments in excess of $25,000;

(ii) all contract manufacturers used by the Company or the Company Subsidiaries and (iii) any sole source supplier of the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received notification (whether written or oral) that any such supplier, contract manufacturer or sole supplier intends to terminate or adversely change its relationship with the Company or any Company Subsidiary.

Section 3.19 Shareholder Rights Agreements.

Neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a shareholder rights agreement, “poison pill” or other similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of the Company or any Company Subsidiary.

Section 3.20 Brokers.

No broker, investment banker, financial advisor or other Person, other than Burrill Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, this Agreement or any of the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Burrill Securities LLC and any other brokers, finders, counsel, consultants, investment bankers, underwriters, accountants, auditors or other experts or advisors relating to the Merger and the Transactions.

Section 3.21 Insurance.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth each of the insurance policies in force naming the Company, any of the Company Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums (the “Insurance Policies”). Each of the Company and the Company Subsidiaries has complied in all material respects with the provisions of each Insurance Policy and the premiums due thereon have been paid in full. No insurer under any Insurance Policy has provided notice to the Company or any Company Subsidiary (i) of any pending or threatened cancellation or premium increase (retroactive or otherwise) (ii) disclaiming liability under any Insurance Policy or (iii) indicating any intent to take any action set forth in clause (i) or (ii).

(b) Section 3.21(b) of the Company Disclosure Letter sets forth all claims since January 1, 2010, if any, by the Company or any Company Subsidiary that have been made, are pending, or are anticipated to be made, under any Insurance Policy or bond, including the nature of the claim, date of loss, date of claim, amount of insurance claim, amount of insurance proceeds collected and, with respect to pending claims, whether the insurer has denied or disputed coverage or has reserved its rights.

Section 3.22 Information Supplied.

The information furnished in writing by the Company specifically for inclusion in the Proxy Statement or any other filings contemplated by this Agreement will not, at the time the Proxy Statement is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting or at the time filed with the SEC or at the time of any amendment or supplement thereof, or, in the case of any other filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the written disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Parent Disclosure Letter relates; provided, that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate if it is readily apparent on its face that such information relates to such other Section or subsection), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 4.1 Organization and Good Standing.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Merger and the Transactions.

Section 4.2 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Merger and the Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement or to consummate the Merger and the Transactions (other than the filing and recordation of appropriate merger documents as required by the NCBCA). This agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by holders of common stock, without par value, of Merger Sub entitled to vote is the only vote of the holders of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger and the Transactions.

(b) The board of directors of Parent, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions approving and adopting this Agreement, the Merger and the Transactions.

(c) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) determining that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of, Parent as the sole shareholder of Merger Sub, and (ii) recommending the approval and adoption of this Agreement and approval of the Merger by Parent, as the sole shareholder of Merger Sub, upon the terms and subject to the conditions set forth herein.

(d) Parent, in its capacity as sole shareholder of Merger Sub, has unanimously adopted and approved this Agreement, the Merger and the Transactions upon the terms and subject to the conditions set forth herein.

Section 4.3 No Conflict.

Neither the execution and delivery of this Agreement by each of Parent and Merger Sub do not, nor the consummation of the Merger by Merger Sub nor the performance of this Agreement by each of Parent and Merger Sub will (a) conflict with or violate (i) the Amended and Restated Certificate of Incorporation of Parent or the Amended and Restated Bylaws of Parent or (ii) the Articles of Incorporation of Merger Sub or the Bylaws of Merger Sub, (b) assuming compliance with Section 4.4, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s common stock is listed for trading, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of any of them is bound or affected except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially delay the consummation of the Merger or Transactions.

Section 4.4 Required Filings and Consents.

The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Exchange Act, (B) the NCBCA to file the Articles of Merger or other appropriate documentation and (C) Nasdaq and (ii) the Gaming Approvals set forth in Section 4.4 of the Parent Disclosure Letter (excluding, however, the Surrender Jurisdictions) and such notifications as Parent and Merger Sub are obligated to make as holders of gaming licenses in certain jurisdictions.

Section 4.5 Information Supplied.

The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement or any other filings contemplated by this Agreement will not, at the time the Proxy Statement is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting or at the time filed with the SEC or at the time of any amendment or supplement thereof, or, in the case of any other filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.7 Brokers.

No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company’s Business Pending the Merger

(a) From the date of this Agreement until the Effective Time, except as otherwise consented to by Parent in writing (including by electronic mail), which consent shall not be unreasonably withheld or delayed, and except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement, (i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (ii) the Company and the Company Subsidiaries shall use their reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors, regulators and other Persons with which the Company or the Company Subsidiaries have business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement, from the date of this Agreement until the Effective Time, except as otherwise consented to by Parent in writing (including by electronic mail), the Company shall not, nor shall the Company permit any of the Company Subsidiaries to:

(i) amend the Company Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity interests except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except for any split, combination or reclassification of capital stock of a wholly owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any Company Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Company Options and (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options pursuant to any obligations contained in the Company Stock Plans;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Stock Rights, other than the issuance of shares in the ordinary course of business and consistent with past practice upon the exercise of Company Options that are outstanding on the date of this Agreement in accordance with their present terms;

(vi) create, assume or incur any Indebtedness for borrowed money or guaranty any such Indebtedness of another Person, or repay, redeem or repurchase any such Indebtedness;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries);

(viii) (A) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company or any Company Subsidiary, or (B) enter into, modify, supplement or amend any lease or sublease of real property;

(ix) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (B) any material assets;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of the Company Subsidiaries (other than this Agreement);

(xi) implement or adopt any change in its accounting methods, principles or policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xii) (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement (or any plan or agreement that would be a Company Benefit Plan or Company Benefit Agreement if it were in effect on the date of this Agreement) or collective bargaining agreement or any other labor agreement, (C) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Participant, (D) enter into or amend any Contract with any employee benefit provider relating to any Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Benefit Plan or Company Benefit Agreement if it were in effect on the date of this Agreement), (E) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement on any awards made thereunder, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, Company Benefit Plan, Company Benefit Agreement or Company Stock Award, or (G) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) hire any person to be employed by the Company or any Company Subsidiary or terminate the employment of any employee of the Company or any Company Subsidiary, provided that the Company shall be entitled to replace an existing employee who terminates his or her employment with the Company at a compensation rate commensurate with what is market for such employee;

(xiv) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any agreement or contract that would qualify as a Company Material Contract;

(xv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its employees, officers or directors or any Affiliate or Associate of any of its employees, officers or directors;

(xvi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to Company and the Company Subsidiaries, taken as a whole;

(xvii) (A) make, change, or revoke any material Tax election, (B) adopt or change any method of Tax accounting, (C) apply for any ruling or benefit with respect to Taxes, enter into any closing agreement or any other agreement relating to Taxes with any Governmental Entity or otherwise settle or compromise any Tax liability or surrender any claim for a refund of Taxes, (D) file any amended Tax Return or take any position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, or (E) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xviii) (A) pay, discharge, settle or satisfy any claims, Litigation, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or (B) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xix) (A) make or agree to make any new capital expenditure or expenditures that are not budgeted for in the budget attached as Section 3.11(a)(vii) of the Company Disclosure Letter and exceed $5,000 individually or $10,000 in the aggregate, or (B) fail to make any capital expenditure or expenditures that are budgeted for in the budget attached as Section 3.11(a)(vii) of the Company Disclosure Letter;

(xx) fail to take any action necessary or advisable to protect or maintain the Intellectual Property owned, used, licensed or held for use by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries, including, without limitation, the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto, and the payment in full by the Closing of any license fees or royalties that are due and payable through the Closing Date;

(xxi) except as necessary for the ordinary conduct of its business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of the Parent, any Trade Secrets, or (ii) compromise, settle or agree to settle any one or more actions or institute any action concerning any Intellectual Property;

(xxii) enter into any material Contract or other material transaction between the Company or any Company Subsidiary, on the one hand, and any Affiliate or Associate of the Company or any Company subsidiary on the other hand, other than in the ordinary course of business on terms no less favorable to the Company or Company Subsidiary, as applicable, than the terms governing such transactions with third parties;

(xxiii) permit any insurance policy naming any the Company or any Company Subsidiary as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xxiv) take any action that (A) would reasonably be expected to (1) result in the surrender, revocation, limitation, suspension, or non-renewal of any material Company Permits, (2) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity necessary to consummate the Merger or the Transactions or the expiration or termination of any applicable waiting period, or (3) significantly increase the risk of any Governmental Entity entering an Order prohibiting or impeding the consummation of the Merger or the Transactions or (B) otherwise would reasonably be expected to materially delay or impair the consummation of the Merger or the Transactions; and

(xxv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Prior to the Closing Date, the Company shall, at Company’s expense, effect the necessary corrective change of ownership and recordings with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Intellectual Property owned by the Company or any of the Company Subsidiaries is recorded in the name of one or more legal predecessors of the Company or any of its Subsidiaries or any Person other than the Company or any of its Subsidiaries.

Section 5.2 Access to Information; Confidentiality.

Subject to the Bi-Lateral Confidentiality and Non-Disclosure Agreement between Parent and the Company, dated May 6, 2013 (the “Confidentiality Agreement”) and applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, full access at all reasonable times on reasonable notice during the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1 to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information, including information concerning its business, properties, litigation matters, personnel and environmental compliance and property condition, as Parent may reasonably request, including monthly sales and recurring revenue reports by customer, monthly headcount reports, monthly cash reports, monthly accounts receivable reports and monthly reports on the average selling price of all products of the Company and the Company Subsidiaries; provided that nothing in this Section 5.2 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its legal or contractual obligations with respect to confidentiality (provided, that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. Without derogating from the foregoing, and in furtherance thereof, from and after the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VII), as available and in any event within fifteen (15) days after the end of each month ending during such period, the Company shall deliver to Parent monthly management reports of the Company and the Company Subsidiaries, in the form set forth on Section 5.2 of the Company Disclosure Letter, for each month ending during such period. All information provided pursuant to this Section 5.2 shall be subject to the terms of the Confidentiality Agreement.

Section 5.3 Notification of Certain Matters.

(a) Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality,” or “Company Material Adverse Effect” or “Parent Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, (i) the Company shall give prompt notice to Parent of any change or event having, or which would be reasonably likely to have, a Company Material Adverse Effect, (ii) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of any change or event which would be reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied, and (iii) each of Parent and the Company shall give prompt notice to the other after receiving or becoming aware of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the Transactions. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.3 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the Transactions.

Section 5.4 Reasonable Best Efforts.

(a) Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the Merger and the Transactions, (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the Transactions, and to fully carry out the purposes of this Agreement, and (iv) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and the officers, directors, employees and partners of its Subsidiaries, and Affiliates, in each case, as may be reasonably requested in connection with any of the matters set forth in this Section 5.4(a). Without limiting the generality of the foregoing, the Company and Parent agree to use their respective reasonable best efforts to obtain prior to the Closing each of the consents that are listed in Schedule 6.2(a) as soon as practicable after the date of this Agreement.

(b) Each of the Company, Parent and Merger Sub agrees to or to cause its Affiliates to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 5.4, to obtain all Gaming Approvals required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to acquire, own and operate the Company as promptly as reasonably practicable. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referred to in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Gaming Law, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) avoid any action or proceeding by any Governmental Entity challenging the consummation of transactions contemplated hereby; (iii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Entity, including any Gaming Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential), and consider in good faith the views of the other party in connection with any proposed communication, understanding or agreement with any Governmental Entity, including any Gaming Authority, with respect to the Merger or any of the Transactions; (iv) schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any Governmental Entity, including any Gaming Authority, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so.

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall any party hereto be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in its reasonable judgment, could be expected to limit the right of such party or its Affiliates to own or operate all or any portion of its respective business or of it or its Affiliates to own or operate any portion of its respective existing businesses or assets.

(d) With respect only to those Gaming Approvals for the jurisdictions set forth in Section 5.4(d) of the Company Disclosure Letter, within fifteen (15) Business Days of the date of this Agreement, Parent will advise the Company in writing whether Parent elects to obtain any Gaming Approvals for any of the jurisdictions listed in Section 5.4(d) of the Company Disclosure Letter (any such jurisdictions as may be specified by Parent, the “Non-Surrender Jurisdictions”), in which case the Company, Parent and Merger Sub will comply with Section 5.4(b) of this Agreement with respect to such Non-Surrender Jurisdictions, and the parties agree that such Non-Surrender Jurisdictions will automatically be added to the “Required Gaming Approvals” set forth on Schedule 6.2(a). For any of the remaining jurisdictions set forth on Section 5.4(d) of the Company Disclosure Letter that are not included in the Non-Surrender Jurisdictions (the “Surrender Jurisdictions”), the Company agrees to take all appropriate steps to cause any Gaming Approval in the Surrender Jurisdictions to be surrendered as of Closing. The Company will keep Parent and Merger Sub reasonably informed of any communication received by the Company from, or given by the Company to, any Governmental Entity, including any Gaming Authority, with respect to such process and otherwise comply with the requirements of Section 5.4(b) hereof with respect to the Surrender Jurisdictions.

Section 5.5 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or its or their Representatives to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Company Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or access to, the properties, books or records of the Company or any Company Subsidiary in connection with, or otherwise cooperate with, any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, or (iii) propose, agree or publicly announce an intention to take any of the foregoing actions. The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal and, upon request of Parent, the Company shall request the immediate return or destruction of all confidential information previously furnished to such Person. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board in good faith determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Company Takeover Proposal was not solicited by the Company, the Company subsidiaries or their respective Representatives after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.5, the Company may, if a majority of the Company Board determines (after consultation with outside counsel) that it is necessary to take such actions in order to comply with its duties to the shareholders of the Company under applicable Law, and subject to compliance with this Section 5.5, and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall include a Qualifying Standstill) containing provisions allowing necessary disclosures to Parent pursuant to Section 5.5(b) and Section 5.5(c) hereof; provided, that (1) all such information has previously been provided to Parent or is provided to Parent prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for the Company to comply with the terms of this Agreement, including Section 5.5(b) and Section 5.5(c), and (y) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.5 by the Company.

The term “Company Takeover Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person (other than Parent or Merger Sub) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 10% or more of the revenues or assets of the Company and the Company Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or the shareholders of any Person would own 10% or more of any class of equity securities of the Company or any Company Subsidiary or of any resulting parent company of the Company, other than the Merger or any of the Transactions contemplated by this Agreement.

The term “Superior Proposal” means a bona fide proposal or offer constituting a Company Takeover Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, all of the Company’s outstanding equity securities (or all of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The term “Qualifying Standstill” means a customary “standstill” provision that (i) does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term and (ii) prohibits the Person to whom it applies (and such Person’s Affiliates and any of their respective Representatives) from, until after the earlier of (A) the termination of this Agreement pursuant to Article VII and (B) the Effective Time, acquiring any voting securities of the Company, making any Company Takeover Proposal, commencing a tender or exchange offer with respect to any voting securities of the Company, initiating or participating in a proxy contest or consent solicitation relating to the Company or any transaction involving the Company or assisting, proposing or knowingly facilitating any of the foregoing, except that such “standstill” provision may allow such Person (or its Affiliates or any of their respective Representatives) to submit to the Company Board, or publish, a letter setting forth the proposed terms and conditions of a Company Takeover Proposal to acquire all of the issued and outstanding voting securities of the Company (provided, that such Company Takeover Proposal shall not constitute, or be accompanied by, a tender or exchange offer for any securities of the Company unless such tender or exchange offer is made pursuant to a “standstill” waiver by the Company in accordance with the requirements of Section 5.5(c)).

(b) Neither the Company Board nor any committee thereof shall, (i)(A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or otherwise repudiate the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the Transactions, (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal or (C) waive any “standstill” in accordance with Section 5.5(c) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.5(a) pursuant to and in accordance with the limitations set forth therein) (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(i) and enter into a definitive agreement with respect to a Superior Proposal, if and only if the Company has received a Company Takeover Proposal that constitutes a Superior Proposal and a majority of the Company Board determines (after consultation with outside counsel) that it is necessary to take such action in order to comply with its duties to the shareholders of the Company under applicable Law; provided, however, that prior to making any Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(d)(i) and entering into a definitive agreement with respect to a Superior Proposal, the Company shall (X) deliver written notice to Parent advising Parent that the Company Board intends to take such action (a “Company Notice of Adverse Recommendation”), including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board, (Y) during the five (5) calendar day period following delivery of the Company Notice of Adverse Recommendation to Parent (the “Notice Period”), direct its outside counsel and financial advisor to negotiate with Parent in good faith (to the extent Parent in its discretion elects to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (Z) determine after expiration of the Notice Period, upon consideration of the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Superior Proposal continues to constitute a Superior Proposal; provided, further, that, if during the Notice Period any amendments or modifications are made to the Superior Proposal and the Company Board in its good faith judgment determines (after consultation with its outside counsel and financial advisor of nationally recognized reputation) that such revisions are material (it being understood that any change in the purchase price or form of consideration in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new Company Notice of Adverse Recommendation to Parent and shall comply with the requirements of this Section 5.5(b) with respect to such new Company Notice of Adverse Recommendation.

(c) In addition to the obligations of the Company set forth in Section 5.5(a) and Section 5.5(b), (i) the Company shall promptly advise Parent orally and in writing (and in any case within twenty-four (24) hours) of any Company Takeover Proposal or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry and (ii) the Company shall (A) keep Parent fully and promptly informed of the status and material details (including any change to any material term or condition thereof) of any such Company Takeover Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any Company Subsidiary or any of their respective Representatives from any Person that describes any of the terms or conditions of any Company Takeover Proposal or inquiry. Without limiting the generality of the foregoing, the Company shall promptly notify Parent if the Company determines to begin providing information to any third party related to a Company Takeover Proposal or determines to begin discussions with a third party related to a Company Takeover Proposal. In addition, during the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into by the Company or any Company Subsidiary prior to the date of this Agreement. Without derogating from the preceding sentence, if a majority of the Company Board determines that it is necessary, in order to comply with the Company Board’s duties to the shareholders of the Company under applicable Law, to permit a third party to commence a tender or exchange offer, then the Company may waive any “standstill” provision applicable to such third party contained in a confidentiality agreement entered into in accordance with Section 5.5(a) after the date of this Agreement to permit the commencement of such tender or exchange offer if and only if such tender or exchange offer (i) is for all of the outstanding voting securities of the Company and (ii) in connection therewith the Company shall have made a Company Adverse Recommendation Change in compliance with the provisions of Section 5.5(b). Subject to the preceding sentence, during the period from the date of this Agreement through the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any and all confidentiality, “standstill” or similar agreements to which it is a party, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14(e)-2(a), Rule 14(d)-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of this Section 5.5 (including the provisions related to a Company Adverse Recommendation Change).

Section 5.6 Shareholder Litigation.

The Company shall provide Parent prompt oral notice (to be confirmed in writing within twenty-four (24) hours following oral notice) of any Litigation brought by any shareholder of the Company against the Company, any Company Subsidiary and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the Merger, this Agreement or any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Section 5.7 Indemnification; Director and Officer Insurance.

For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles of Incorporation and Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such Persons from and after the Effective Time to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the Transactions. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% (three hundred percent) of the last annual premium paid prior to the date of this Agreement; provided, that Parent may substitute therefor a single premium tail coverage with respect to D&O Insurance at a level at least as favorable as in the D&O Insurance.

Section 5.8 Public Announcements.

The initial press release announcing this Agreement and the Transactions shall be a joint press release and thereafter, during the period between the date of this Agreement and the earlier of the Company Shareholder Approval and the termination of this Agreement in accordance with Section 7.1, the Company and Parent each shall obtain the prior consent of the other party prior to issuing any press releases or making other public statements and communications with respect to the Merger or any of the Transactions, except (i) as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq, or (ii) in connection with any dispute between the parties regarding this Agreement, the Merger or the Transactions. In addition, the Company and Parent shall develop a joint communications strategy and each party shall ensure that, during the period between the date of this Agreement and the earlier of the Company Shareholder Approval and the termination of this Agreement in accordance with Section 7.1, all press releases and other public statements and communications with analysts, members of the financial community or otherwise, with respect to the Merger or any of the Transactions shall be consistent in all material respects with such joint communications strategy, except in connection with any dispute between the parties regarding this Agreement, the Merger or any of the Transactions.

Section 5.9 Preparation of Proxy Statement; Shareholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), a proxy statement relating to the Company Shareholder Approval (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), which shall include the Company Board Recommendation, subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 5.5. The Company shall use its reasonable best efforts (i) to respond to the comments of the SEC and its staff, (ii) to have the Proxy Statement cleared by the SEC, and (iii) to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable thereafter; provided, that (A) the Company shall advise Parent promptly of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and (B) no filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without Parent’s prior consent (which shall not be unreasonably withheld or delayed) and without providing Parent the reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or the Company or any Company Subsidiary, or any of their respective Affiliates, officers or directors, should become known to Parent or the Company or any Company Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(b) Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c) The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders’ Meeting”), including using its reasonable best efforts (unless the Company Board has made a Company Adverse Recommendation Change pursuant to Section 5.5(b)) to solicit proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval. The Company shall ensure that the Company Shareholders’ Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the Company Organizational Documents. The Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with this Section 5.9(c) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Company Takeover Proposal or by any Company Adverse Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Article VII, the Company shall not submit any Company Takeover Proposal to a vote of its shareholders and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholders’ Meeting, except to the extent required to obtain the Company Shareholder Approval in respect of this Agreement and the Merger.

Section 5.10 Employees.

(a) For a period of three (3) months following the Effective Time, Parent shall or shall cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with (i) a base salary and incentive compensation opportunity (excluding equity based compensation) which, taken as a whole, have a value substantially comparable, in the aggregate, to the base salary and incentive compensation opportunity (excluding equity based compensation) provided by the Company and the Company Subsidiaries immediately prior to the Effective Time and (ii) at Parent’s election, either (a) benefits which, taken as a whole, have a value substantially comparable, in the aggregate, to the benefits provided by the Company and the Company Subsidiaries immediately prior to the Effective Time or (b) benefits which, taken as a whole, have a value substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries from time to time. In addition, Parent shall or shall cause the Surviving Corporation to provide Covered Employees whose employment is terminated by Parent or the Surviving Corporation with severance benefits in accordance with such employee’s individual employment agreement or, in the absence of any such agreement, in accordance with either, at Parent’s election, (i) the severance policy or practice of the Company in effect immediately prior to the Effective Time (as set forth in Section 5.10(a) of the Company Disclosure Letter), or (ii) the severance policy or practice of Parent in effect from time to time. Parent shall have no obligation, and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation, to continue any specific plans or to continue the employment of any specific Person.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under, but not for purposes of benefit accrual under, any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) Nothing in this Section 5.10 shall (i) confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or Company Benefit Agreement or benefit plan or agreement of Parent or (iii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Covered Employee at any time.

(e) Except as otherwise directed by Parent, the Company and the Company Subsidiaries shall refrain from causing any employees of the Company or the Company Subsidiaries to suffer an “employment loss” or “layoff” as defined in the WARN Act, in the ninety-one (91) days prior to the Effective Time, without the prior consent of Parent. Notwithstanding Section 5.8 of this Agreement, the Company and the Company Subsidiaries, as applicable, shall cooperate with and provide reasonable assistance to Parent or its agents in preparing and delivering any notices required or potentially required pursuant to the WARN Act (as determined by Parent in its sole discretion) to effectuate the termination of the employment of any employees of the Company or the Company Subsidiaries as of the Effective Time in compliance with the WARN Act; provided, however, that all such notices shall indicate that the terminations of employment are contingent upon the consummation of the Merger.

Section 5.11 Rule 16b-3.

Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Takeover Statutes.

The Company and the Company Board shall take all actions necessary so that the restrictions of any Takeover Statutes shall remain inapplicable to the Company, the Merger and any and all of the Transactions. If any Takeover Statute becomes applicable to the Company, the Merger, or any other transaction contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Merger or any such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Company, the Merger, or any Transactions.

Section 5.13 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Delisting and Deregistration.

Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Company Common Stock from Nasdaq and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.15 Indebtedness and Company Transaction Expenses.

(a) As of the date of this Agreement and on the Closing Date (immediately prior to the Closing) and at the Effective Time, the Company and its Subsidiaries, taken as a whole, shall not have Indebtedness (in the aggregate) in excess of $950,000.

(b) The Company shall not have Transaction Expenses (in the aggregate) in excess of $650,000.

Section 5.16 Termination of Certain Agreements and Operations.

Prior to the Closing, at Parent’s election, the Company shall and shall cause its Subsidiaries to implement the actions delineated in Section 5.16 of the Company Disclosure Letter with respect to termination of certain Contracts and operations of the Company and the other matters referenced therein.

Section 5.17 Development of Certain Intellectual Property.

(a) Prior to the Closing, the Company shall and shall cause its Subsidiaries to implement the actions delineated in Section 5.17(a) of the Company Disclosure Letter with respect to the development and ownership of certain intellectual property of the Company and the other matters referenced therein.

(b) Without limiting anything else in this Agreement, the Company shall obtain, maintain and comply with all terms and conditions of any license used by the Company in the design, development and production of each of the Company’s products in order to enable continuous and uninterrupted design, development and production operations following the Closing and for a period of not less than six (6) months thereafter. The Company also shall ensure that all license keys and passwords of the Company are made available to Parent as of the Closing.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party.

The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) The Company Shareholder Approval shall have been duly obtained;

(b) No applicable Law or Order shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or any of the Transactions; and

(c) There shall not be pending or threatened any Litigation by any Governmental Entity which challenges or seeks to enjoin the Merger or any of the Transactions.

Section 6.2 Conditions to the Obligation of Parent and Merger Sub.

The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Gaming Approvals set forth in Schedule 6.2(a) (the “Required Gaming Approvals”) shall be in full force and effect and such Required Gaming Approvals will continue to be in full force and effect upon the Closing;

(b) The Company shall have performed and complied, in all respects, with the covenants and obligations set forth in Section 5.16, Section 5.17(a) and Section 5.18, to the sole reasonable satisfaction of Parent, and shall have performed and complied, in all material respects, with all of the other covenants and obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(c) (i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6 and the first sentence of Section 3.20 shall be true and correct in all respects (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein) both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant thereto (other than those specifically referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein) both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;

(d) The Company shall have delivered to Parent a certificate, signed by an officer of the Company, to the effect that each of the conditions specified in Section 6.2(b) and Section 6.2(c) above is satisfied;

(e) No applicable Law or Order shall be and remain in effect which imposes, and no Litigation shall be pending or threatened by or before any Governmental Entity which seeks to impose, any material limitations on Parent’s ownership of the Company or any Company Subsidiary or operation of all or a material portion of Parent’s or the Company’s or any of the Company Subsidiaries’ businesses or assets (whether held directly or through any Subsidiary);

(f) Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, together with all other occurrences, events, changes, effects or developments, has had or would be reasonably likely to have a Company Material Adverse Effect; and

(g) Holders of not more than five percent (5%) of the outstanding Company Common Stock as of the date hereof shall have exercised their appraisal rights under Article 13 of the NCBCA.

Section 6.3 Conditions to the Obligation of the Company.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a) Each of Parent and Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(b) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.6, and Section 4.7 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant thereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein) both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect; and

(c) Parent shall have delivered to the Company a certificate, signed by an officer of the Parent, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b) above is satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

This Agreement may be terminated and the Merger and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Parent or the Company:

(i) if the Closing shall not have occurred by December 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or by such date;

(ii) if any Order having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

(iii) the Company Shareholder Approval shall not have been obtained after being submitted to a vote of the Company’s shareholders at a Company Shareholders’ Meeting that was duly called, noticed, convened, held, and conducted.

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) has not been waived by Parent and is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent;

(ii) upon a Company Adverse Recommendation Change;

(iii) if the Company shall have failed to include the Company Board Recommendation in the Proxy Statement;

(iv) if the Company Board shall have failed to hold the Company Shareholders’ Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval, and such failure shall have been a material breach of Section 5.9;

(v) if the Company Board (or any committee thereof) shall have failed to reject (and, if made directly to shareholders or in a manner that would require shareholder approval, and thereafter if requested by Parent, publicly recommend against) any Company Takeover Proposal within ten (10) Business Days after the Company Board (or any committee thereof) becomes aware of such Company Takeover Proposal;

(vi) if a tender or exchange offer relating to equity securities of Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(vii) if the Company Board fails to reaffirm publicly the Company Board Recommendation to the Company’s shareholders to vote in favor of the Merger within five (5) days of Parent’s written request for such reaffirmation (or if the Outside Date is less than five (5) days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the Outside Date); or

(viii) if the Company shall have materially breached any provision of Section 5.5; or

(ix) if the condition set forth in Section 6.2(f) is no longer capable of being satisfied or an Order of the type specified in Section 6.2(e) has become final and non-appealable.

(d) by the Company:

(i) at any time prior to the time the Company Shareholder Approval is obtained, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company is not in material breach of Section 5.5 and the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.2; or

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been waived by the Company and is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company.

Section 7.2 Effect of Termination.

In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of Section 3.20, Section 4.7, the last sentence of Section 5.2, this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for fraud or for any willful and material breach. For purposes of this Agreement, “willful and material breach” shall mean a breach resulting from an act or omission undertaken by the breaching party with the knowledge that such act or omission constituted or would constitute a breach of this Agreement.

(a) Except as provided in this Section 7.2, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger or the Transactions are consummated.

(b) (i) In the event that: (x) (A) prior to the Company Shareholders’ Meeting, a Company Takeover Proposal shall have been made to the Company and such Company Takeover Proposal becomes publicly known prior to the Company Shareholders’ Meeting or shall have been made directly to the shareholders of the Company generally prior to the Company Shareholders’ Meeting or any Person shall have publicly announced an interest in making, intention (whether or not conditional) to make, or its consideration of making a Company Takeover Proposal, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal; or (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), (iii), (iv), (v), (vi), (vii), or (viii); or (z) this Agreement is terminated by Company pursuant to Section 7.1(d)(i), then, in the case of each of (x) or (y) or (z), the Company shall pay Parent a fee equal to $650,000 (the “Company Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (x) above, the Company shall pay Parent the Company Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that (A) this agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) and (B) no amounts are otherwise payable to Parent pursuant to Section 7.2(b)(i), then the Company shall pay Parent a fee equal to $500,000 by wire transfer of same-day funds on the date of termination of this Agreement.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), Parent and Merger Sub shall pay to the Company, in cash, a termination fee equal to $500,000 by wire transfer of same day funds on the date of termination of this Agreement.

(iv) Subject to Section 7.2(b)(v), in no event shall the aggregate amounts payable from the Company to Parent under this Article VII exceed $650,000.

(v) The parties acknowledge that the agreements contained in this Section 7.2(b) are an integral part of this Agreement, the Merger and the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either the Company or Parent fails promptly to pay the amount(s) due pursuant to this Section 7.2(b), and, to obtain such payment, the other party commences a suit which results in a judgment for the amount(s) due pursuant to this Section 7.2(b), the non-prevailing party shall pay to the prevailing party its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) the Company Termination Fee becomes payable to Parent pursuant to Section 7.2(b)(i), (ii) the fee specified in Section 7.2(b)(ii) becomes payable to Parent or (iii) the fee specified in Section 7.2(b)(iii) becomes payable to the Company, and, in each such case, the applicable fee is paid by the party required to pay such fee (the “Payor”) to the receiving party (the “Recipient”) in accordance with the terms of this Agreement, then the receipt of such fee shall constitute payment of liquidated damages, and not a penalty, and the sole and exclusive remedy for any losses or damages suffered or incurred by the Recipient and its respective Affiliates or Representatives in connection with or arising out of this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, the efforts and resources expended and opportunities foregone as a result of and in reliance on this Agreement and the expectation of the consummation of the Transactions, and none of the Payor or any of its respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Recipient or any of its respective Affiliates or Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or the specific performance of this Agreement. The parties agree that the Company Termination Fee and the fees contemplated by Section 7.2(b)(ii) and Section 7.2(b)(iii) are reasonable and not plainly or grossly disproportionate in amount, in light of the substantial but indeterminate harm that could be suffered by the applicable party as a result of the termination of this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the Transactions. Each party acknowledges and agrees that the agreements set forth in this Section 7.2 are an integral part of the Transactions and that, without such agreements, the parties would not have entered into this Agreement.

Section 7.3 Amendments.

Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders the Company; provided, however, that after any approval of the Merger by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law otherwise expressly requires the further approval of such shareholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver.

At any time prior to the Effective Time, whether before or after the Company Shareholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.

All notices, requests, claims, demands and other communications under this Agreement and shall be deemed given if delivered personally, sent or e-mail of a PDF document (which is confirmed by an acknowledgement that the e-mail was delivered) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105
Attention: Mark D. Roberson, CEO
E-mail : Mark.Roberson@pokertek.com

with a copy (which shall not constitute notice) to:

Morse, Zelnick, Rose & Lander LLP
825 Third Ave
New York, NY 10022
Attention: Kenneth S. Rose, Esq.
E-mail: krose@mzrl.com

if to Parent or Merger Sub, to:

Multimedia Games, Inc.
206 Wild Basin Road South, Building A
Austin, Texas 78746
Attention: Patrick J. Ramsey, CEO
E-mail: Patrick.Ramsey@mm-games.com

and

Attention: Todd F. McTavish, Esq., General Counsel
E-mail: Todd.Mctavish@mm-games.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. Mills, Esq.
E-mail: William.Mills@cwt.com

Section 8.3 Interpretation.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.4 Counterparts; Electronic Delivery.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by facsimile or electronic transmission (including portable document format (.pdf)) shall be considered original executed counterparts for purposes hereof.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

This Agreement, together with the Confidentiality Agreement and the documents and instruments referred to herein or therein (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.6 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE, EXCEPT THAT, TO THE EXTENT REQUIRED BY THE NCBCA, THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

Section 8.7 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement, the Merger or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Merger or the Transactions in any court other than a federal court located in the State of Delaware or a Delaware state court, and (d) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.2.

Section 8.9 Headings, etc.

The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10 Mutual Drafting.

The parties have participated jointly in negotiating and drafting this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

Section 8.11 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger and the Transactions are fulfilled to the extent possible.

Section 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.13 Waiver of Jury Trial.

EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.14 Specific Performance.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 Certain Definitions.

(a) “Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to remain closed.

(b) “Cleanup” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any requests of Governmental Entities for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(c) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument,

note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(d) “Credit Agreement” means the Loan and Security Agreement, effective July 25, 2008, as amended, by and between the Company and Silicon Valley Bank.

(e) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release, of, or exposure to, any Hazardous Substances at any location, whether or not owned, leased or operated by the Company or any Company Subsidiary, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

(f) “Environmental Laws” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of Governmental Entities, and common law or other requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources), and including laws and regulations relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

(g) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(h) “Gaming Authority” means any Governmental Entity with regulatory control and authority or jurisdiction over the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of any current or contemplated casinos or any other gaming activities and operations.

(i) “Gaming Law” means, with respect to any Person, any Law governing or relating to the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of any current or contemplated casinos or other gaming activities and operations of such Person and its Affiliates and Subsidiaries, including the rules and regulations promulgated by any Gaming Authority.

(j) “Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

(k) “Indebtedness” of any Person shall mean, without double counting, all obligations contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (in each case, other than ordinary trade accounts payable and accrued expenses); (e) all obligations, under acceptance, letter of credit or similar facilities, in each case, to the extent drawn or funded; (f) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk; (g) all obligations of other Persons guaranteed directly or indirectly in any manner by such Person; and (h) interest, premium, penalties (including prepayment and early termination penalties), and other amounts owing in respect of the items described in the foregoing clauses (a) through (g).

(l) “Intellectual Property” shall mean all intellectual property of any type or nature throughout the world, including: (i) trademarks, service marks, names, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (iii) writings and other works and other copyright rights, (including rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”)), in any jurisdiction, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”); (iv) trade secrets, non-public information, and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”);

and any other intellectual property or proprietary rights and the right to sue for past infringement, misappropriation, or other violation of any of the foregoing.

(m) “Permitted Encumbrances” means: (i) any recorded non-monetary Liens set forth in any title policy or title report or survey with respect to the Owned Real Property previously delivered to Parent and which do not impair in any material respects the use or occupancy of such Owned Real Property in the operation of the business as presently conducted thereon on the date hereof and as of the Closing; and (ii) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement or any other similar matters not of record which would be disclosed by an accurate survey of the Owned Real Property, provided that the same would not, individually or in the aggregate, interfere in any material respects with the conduct or operation of the business as presently conducted thereon on the date hereof and as of the Closing.

(n) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(o) “Representatives” shall mean, with respect to any Person, the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents of such Person.

(p) “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

(q) “Transaction Expenses” means any costs and expenses including the fees and expenses of attorneys (with the exception of any fees and expenses related to litigation related to or arising out of the Transactions), accountants, consultants, financial advisors, finders, brokers, and investment bankers, incurred by the Company and its Subsidiaries in connection with the negotiation, entering into or effectuation of this Agreement or the Merger or the Transactions and the Company’s review and evaluation of strategic alternatives.

(r) “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

(s) For purposes of this Agreement, the terms “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(t) For purposes of this Agreement, the phrase “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) results in any change or effect that is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by the Company of the Merger or the other transactions contemplated hereby in a timely manner; provided, however, that none of the following shall constitute a Company Material Adverse Effect: (A) any change relating to the economy or securities markets in general; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company participates; or (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred); except, in the cases of clauses (A) and (B) if such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the Company as compared to other participants in the industry in which the Company participates.

(u) For purposes of this Agreement, the phrase “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby in a timely manner.

(v) For purposes of this Agreement, a “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person) or (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership).

(w) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to Company,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Section 8.15(w) of the Company Disclosure Letter.

(x) For purposes of this Agreement, the phrases “to the knowledge of Parent,” “known to Parent,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Section 8.15(x) of the Parent Disclosure Letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MULTIMEDIA GAMES, INC.

By: /s/ Patrick J. Ramsey

Name: Patrick J. Ramsey

Title: CEO

23 ACQUISITION CO.

By: /s/ Patrick J. Ramsey

Name: Patrick J. Ramsey

Title: CEO

POKERTEK, INC.

By: /s/ Mark D. Roberson

Name: Mark D. Roberson

Title: CEO

ANNEX B

VOTING AGREEMENT
This Voting Agreement, dated as of April 29, 2014 (this “Agreement”), is made by and among Multimedia Games, Inc., a Delaware corporation (“Parent”), and the undersigned shareholders and option holders (each a “Shareholder” and collectively, the “Shareholders”) of PokerTek, Inc., a North Carolina corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Parent, 23Acquisition Co., a North Carolina corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”);

WHEREAS, in connection with the Merger and at the Effective Time, (a) each share of issued and outstanding Company Common Stock (other than shares to be canceled in accordance with Section 2.1(c) of the Merger Agreement) shall be converted into the right to receive from the Surviving Corporation a cash amount equal to $1.35 per share, and (b) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation in accordance with the terms and conditions of the Merger Agreement;

WHEREAS, each Shareholder owns, beneficially or of record, or has sole voting power with respect to the outstanding shares of Company Common Stock or options to purchase Company Common Stock identified as being held by such Shareholder on Schedule 1 attached hereto (such shares of Company Common Stock, together with (a) outstanding options, warrants, other derivative securities or rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock (collectively, “Equity Interests”), (b) any voting securities or Equity Interests of the Company issued or exchanged with respect to such shares of Company Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure, and (c) any right, voting agreement, power, or irrevocable proxy to vote shares of Company Common Stock or any voting securities or Equity Interests of the Company issued or exchanged with respect to such shares of Company Common Stock, the “Covered Shares”);

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee formed by the Board of Directors of the Company for the purpose of evaluating and negotiating strategic alternatives and/or transactions for the Company, including, but not limited to, the Merger Agreement and the Transactions contemplated therein, any Superior Proposal, any Company Takeover Proposal, any Alternative Acquisition Agreement, and/or any other similar transactions, (a) has approved and declared advisable the Merger Agreement and determined that the Merger Agreement is in the best interests of its shareholders, (b) has approved and declared advisable the Merger, on the terms and subject to the conditions provided for in the Merger Agreement, and determined that the Merger is in the best interests of its shareholders, (c) has reviewed the terms of the Merger and determined that such terms are fair and (d) has recommended adoption by its shareholders of the Merger Agreement and the Merger; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Shareholder desires to vote their respective Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right) in favor of the adoption of the Merger Agreement and the Merger in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

1. Agreement to Vote Covered Shares; Grant of Irrevocable Proxies.

(a) Unless and until this Agreement shall be terminated pursuant to Section 4, each Shareholder agrees that, solely in such Shareholder’s capacity as a shareholder of the Company, at every meeting of the shareholders of the Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, each Shareholder irrevocably agrees to vote all such Shareholder’s Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right) which are outstanding and owned, beneficially or of record, by such Shareholder on the record date of such meeting (the “Eligible Shares”) (i) in favor of adoption of the Merger Agreement and in favor of the Merger, and (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or any other transaction contemplated by the Merger Agreement, (B) any Company Takeover Proposal (including, without limitation, any Superior Proposal), (C) any change in the management or board of directors of the Company (other than as contemplated by the Merger Agreement), (D) any sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries, (E) any action, matter, agreement or proposal submitted to the shareholders of the Company for approval, if it could reasonably be expected that, or if such Shareholder has actual knowledge that, the approval of such action, matter, agreement or proposal would result in a breach of any representation, warranty, covenant or agreement or any other obligation of the Company under the Merger Agreement, and (F) any action, proposal, transaction or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, discourage, inhibit, postpone or adversely affect the Merger or the other Transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of any shares or securities of the Company (including, without limitation, any amendments to the Company’s Articles of Incorporation or Bylaws). For the avoidance of doubt, each Shareholder agrees that, during the term of this Agreement, the obligations of such Shareholder set forth herein shall not be affected by any breach or alleged breach by Parent or Merger Sub of any of its respective representations, warranties, agreements or covenants set forth in the Merger Agreement.

(b) Each Shareholder agrees that each of Patrick J. Ramsey and Todd F. McTavish, each in his capacity as an officer of Parent, shall act, and is hereby appointed by such Shareholder, as the agent, proxy and attorney-in-fact for such Shareholder, with full power of substitution and resubstitution, solely to cause the Eligible Shares to be counted as present and to vote the Eligible Shares prior to the termination of this Agreement in accordance with Section 1(a); provided, that this proxy and power of attorney shall not be construed to permit such persons to exercise any stock option held by any Shareholder without such Shareholder’s prior written consent. This proxy and power of attorney is given to secure the performance of the duties of such Shareholder under this Agreement. With respect to the proxy and power of attorney granted by such Shareholder under this Section 1(b), (i) such Shareholder shall take such further action or execute such other instruments, at Parent’s sole cost and expense, as may be reasonably necessary to effectuate the intent of such proxy; (ii) such proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder inconsistent with such proxy; (iii) such power of attorney is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder; and (iv) such proxy and power of attorney shall terminate upon the termination of this Agreement. Each Shareholder shall execute and deliver to Parent any proxy cards or other voting materials that such Shareholder receives to vote in favor of the adoption of the Merger Agreement and the Merger and in accordance with the other matters set forth in Section 1(a).

(c) Each Shareholder agrees that all Covered Shares that such Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Eligible Shares for all purposes of this Agreement.

2. Agreement to Retain Covered Shares; No Transfers.

Unless and until this Agreement shall be terminated pursuant to Section 4, each Shareholder agrees that such Shareholder will not, directly or indirectly, (a) sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, arrangement, option, understanding or other agreement with respect to, or consent to, a Transfer of any of such Shareholder’s Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right) or any economic, voting or other direct or indirect interest therein, (b) grant a proxy or power or attorney or enter into any voting agreement or other arrangement concerning any of the Covered Shares (except, in each case, for the voting agreement and appointment of proxy under Section 1 and the fulfillment of all other agreements and obligations of such Shareholder hereunder), (c) enter into, or deposit such Shareholder’s Covered Shares into, a voting trust or take any other action that would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Shareholder’s Covered Shares, or (d) commit or agree to take any of the foregoing actions. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 2 shall be null and void. Each Shareholder makes no agreement or understanding herein in such Shareholder’s capacity as a director or officer of the Company (if such Shareholder holds such office), and nothing in this Agreement will be construed to prohibit, limit or restrict such Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director of the Company. Each Shareholder further agrees that all shares of Company Common Stock that such Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

3. Representations and Warranties.

Each Shareholder hereby represents and warrants to Parent and the Company that (a) such Shareholder has the power and authority and legal capacity to enter into, execute and deliver this Agreement and perform its obligations under this Agreement; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and applicable rules of law governing the availability of equitable remedies; (c) the execution and delivery of this Agreement and the performance by such Shareholder of its obligations hereunder do not require the authorization, consent, approval, license, exemption or other action by any third party or Governmental Entity, do not violate applicable Law or conflict with or result in a breach of any contractual obligations applicable to such Shareholder or such Shareholder’s property or assets; (d) (i) such Shareholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) and has sole voting power with respect to the Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right) identified as being held by such Shareholder on Schedule 1 attached hereto, such shares are free and clear of any pledges, liens, claims, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests (including any restrictions on the right to vote or otherwise transfer such Covered Shares) of any kind or nature whatsoever other than those arising from such Shareholder’s obligations under this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (ii) there are no proxies heretofore given in respect of any or all of the Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right), and (iii) there are, other than this Agreement, no voting trusts or voting agreements with respect to such Shareholder’s Covered Shares; (e) other than the Covered Shares (including, but not limited to, any Covered Shares that such Shareholder has the right to vote due to any agreement, proxy or other similar right) that are identified as to such Shareholder on Schedule 1 attached hereto, such Shareholder does not own, beneficially or of record, any outstanding voting securities or Equity Interests in the Company; and (f) such Shareholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Company Takeover Proposal.

4. Termination of Agreement.

This Agreement shall remain in full force and effect until, and the provisions of this Agreement, including, but not limited to, Section 1, Section 2, and Section 3, shall terminate upon, the earliest to occur of any of the following: (a) the Merger Agreement, as it may be amended or modified from time to time, is terminated in accordance with its terms; (b) the Effective Time; or (c) the parties hereto execute a written agreement to terminate this Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

5. Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent or e-mail of a PDF document (which is confirmed by an acknowledgement that the e-mail was delivered) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Multimedia Games, Inc.
206 Wild Basin Road South
Austin, Texas 78746
ATTN: Todd F. McTavish, Esq.
E-mail: Todd.Mctavish@mm-games.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. Mills, Esq.
Email: William.Mills@cwt.com

If to any Shareholder, to such Shareholder at the address specified on Schedule 1 hereto, with copies (which shall not constitute notice) to:

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105
Attention: Mark Roberson, Chief Executive Officer
E-mail : Mark.Roberson@pokertek.com

and

Morse Zelnick Rose & Lander, LLP
825 Third Avenue
New York, New York 10022
Attention: Kenneth S. Rose, Esq.
E-mail: krose@mzrl.com

or such other address or electronic mail address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 5, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

6. Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement.

7. Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached, and that there would not be an adequate remedy at law for money damages in such event. It is accordingly agreed that the Parent shall be entitled to specific performance and an injunction or injunctions or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8. Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9. Further Assurances.

Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Parent or Merger Sub may reasonably request in order to carry out the transactions contemplated by this Agreement.

10. Expenses.

Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11. Headings.

All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12. Counterparts.

This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

13. Governing Law; Jurisdiction.

The laws of the State of Delaware (without giving effect to its conflicts of law principles) shall govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement; provided, that such matters shall be governed by and construed in accordance with the North Carolina Business Corporation Act as to matters within the scope thereof. The parties hereto hereby irrevocably submit to the federal and state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.

14. Amendments; Waivers.

Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party hereto. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

15. Successors and Assigns.

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights, interests and obligations hereunder to any of its Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

MULTIMEDIA GAMES, INC.

By: /s/ Patrick J. Ramsey
Name: Patrick J. Ramsey
Title: CEO

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ Gehrig H. White
Gehrig H. White

For purposes of acknowledging and agreeing to the terms and conditions of this Voting Agreement, and not as a Shareholder:

/s/ Margaret White
Margaret White, Spouse

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ James T. Crawford
James T. Crawford

For purposes of acknowledging and agreeing to the terms and conditions of this Voting Agreement, and not as a Shareholder:

/s/ Lisa Crawford
Lisa Crawford, Spouse

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ Lyle A. Beman
Lyle A. Berman

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ Joseph J. Lahti
Joseph J. Lahti

For purposes of acknowledging and agreeing to the terms and conditions of this Voting Agreement, and not as a Shareholder:

/s/ Teresa Lahti
Teresa Lahti, Spouse

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ Mark D. Roberson
Mark D. Roberson

For purposes of acknowledging and agreeing to the terms and conditions of this Voting Agreement, and not as a Shareholder:

/s/ Debbie Roberson
Debbie Roberson, Spouse

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

/s/ Arthur L. Lomax
Arthur L. Lomax

For purposes of acknowledging and agreeing to the terms and conditions of this Voting Agreement, and not as a Shareholder:

/s/ Connie Lomax
Connie Lomax, Spouse

Schedule 1

Name and Address of Shareholder (and controlled affiliates, if applicable)	Shares of Common Stock	Options	RSUs
Gehrig H. White	1,102,736	0	0
James T. Crawford	751,622	125,000	0
Lyle A. Berman	659,715	80,000	0
Joseph J. Lahti	447,919	20,000	0
Mark D. Roberson	211,648	191,000	300,000
Arthur L. Lomax	258,280	0	0

ANNEX C

April 29, 2014

Special Committee of the Board of Directors
PokerTek, Inc.
1150 Crews Rd Suite F
Matthews, NC 28105

Gentlemen:

PokerTek, Inc. (the “Company”) and Multimedia Games, Inc. (the “Purchaser”) are entering into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Purchaser has agreed to purchase (the “Proposed Purchase”) all the issued and outstanding shares of Company Common Stock for $1.35 per share (the “Per Share Merger Consideration”).

You have requested our opinion as to whether the Per Share Merger Consideration to be received in the Proposed Purchase is fair, from a financial point of view, to the Company’s public shareholders.  For purposes of this letter, the public shareholders of the Company means the holders of outstanding shares of the Company’s common stock, other than the Parent and its affiliates and the directors, officers, and affiliates of the Company.

Burrill Securities LLC, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions.  In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to the Company and its affiliates.  In the ordinary course of our business, we may also actively trade the securities of the Company for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.  However, at this date we are not aware of any such activity or transactions involving the securities of the Company.

We have been engaged by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to act as financial advisor to the Special Committee in connection with its evaluation of the Proposed Purchase and will receive a fee for our services, a portion of which is payable upon the filing of a proxy statement containing this opinion.  No portion of our fee is refundable or contingent upon the conclusion expressed in this opinion.  We also will be reimbursed for expenses incurred.  In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.  During the past two years preceding the date of this opinion, we have not had any material relationship with any party to the Proposed Purchase, other than the Company, for which compensation has been received or is intended to be received, nor is there any such material relationship or related compensation mutually understood to be contemplated.  In arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary or appropriate under the circumstances.  We took into account our assessment of general economic, market and financial conditions, as well as our experience in securities and business valuation in general and with respect to similar transactions in particular our due diligence with regard to the Proposed Purchase which included:

          •           reviewing a draft of the Agreement dated April 27, 2014, including without limitation the terms and conditions of the Proposed Purchase;

 •           reviewed and analyzed certain publicly available financial statements and reports regarding the Company;

 •           reviewed the reported prices and trading activity for the Common Stock of the
Company;

         •           reviewing certain internal financial analyses, historical financials, financial forecasts, reports, operating performance and other information we deemed relevant concerning the Company, all of which was provided to us by or on behalf of the management of the Company;

         •           holding discussions with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

         •           analyzing certain financial, market and industry data, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and considering, to the extent publicly available, the financial terms of certain other transactions which we deemed relevant in evaluating the Proposed Purchase;  and

             •           conducting such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by or on behalf of the Company, as well as its officers, directors, auditors, counsel and other agents and representatives, and on filings, releases and other information issued by or on behalf of the Company, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources.  We have not independently verified any of the information concerning the Company which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data provided to us.  We express no opinion as to any financial projections or the assumptions on which they are based.  We have not conducted any independent valuation or appraisal or physical inspection of the Company or any other assets or liabilities of the Company or the Company’s solvency, nor have any valuations or appraisals been provided to us.   We did not estimate, and express no opinion regarding, the liquidation value of any entity, business or assets.  This opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation value or analysis of the creditworthiness of the Company, or otherwise as tax advice or accounting advice.  We have assumed that the Proposed Purchase is, in all respects, lawful under applicable law.

With regard to financial and all other information provided to us relating to the Company (including, without limitation, estimates, evaluations, projections and information related to general prospects), we have assumed, with the Company’s consent, that such information has been reasonably prepared and reflect the best currently available information and good faith judgment of the persons furnishing the same.  We have further relied on the assurances of management of the Company that such persons are not aware of such information being inaccurate or misleading in any respect, or of any facts or circumstances that would make any of such information inaccurate or misleading in any respect.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We have assumed that: (i) the final versions of all documents reviewed by us in draft form (including, without limitation, the Agreement) conform in all material respects to the drafts reviewed; (ii) all governmental, regulatory or other consents and approvals necessary or advisable for the consummation of the Proposed Purchase will be obtained without any adverse effect on the Company or on the Proposed Purchase; (iii) all of the representations and warranties contained in the Agreement and all related agreements are complete and correct in all material respects and that each party to the Agreement and all related agreements will perform all of the covenants required to be performed by such party thereunder; (iv) the conditions precedent set forth in the Agreement and all related agreements to the Proposed Purchase will be satisfied and such conditions precedent will not be waived; and (v) the Proposed Purchase will be completed in accordance with the terms of the Agreement, without any amendments thereto or any waivers of any material terms and conditions thereof.  Additionally, we assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company on all legal matters related to the Proposed Purchase and have assumed that all procedures required by applicable law to be taken in connection with the Proposed Purchase have been, or will be, duly, validly and timely taken and that the Proposed Purchase will be consummated in a manner that complies in all respects with the all applicable laws, statutes and regulations.  We have not made, and assume no responsibility to make, any representation, or render any opinion, as to any legal matter.  The Company has expressly consented to all of the assumptions we have made in this opinion.

In our analysis and in connection with the preparation of this opinion, we have made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Purchase.  To the extent any of the assumptions or any of the facts upon which this opinion are based prove untrue in any material respect, this opinion cannot and should not be relied upon.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of, and have been evaluated only as of, the date hereof. We expressly disclaim any undertaking or obligation to update this opinion or to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

Our opinion is for the information of the Company’s Board of Directors in connection with its evaluation of the Proposed Purchase, and does not constitute a recommendation to the Board of Directors in connection with the Proposed Purchase.  Our opinion should not be construed as creating any fiduciary duty on our part to any party.  In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote on the Proposed Purchase.  Further, we have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company or any other party to engage in the Proposed Purchase, nor does it address the relative merits of the Proposed Purchase as compared with any alternative business transaction or strategy. Instead, the opinion merely states whether the consideration in the Proposed Purchase is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Purchase or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based.  In addition, we are not expressing any opinion as to the market price or value of the capital securities of any party to the Proposed Purchase after announcement of the Proposed Purchase.

This opinion only addresses the fairness to the holders of Company common stock, from a financial point of view, of the Per Share Merger Consideration and does not address any other aspect or implication of the Proposed Purchase or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation: (i) the underlying business decision of the Company or any other party to proceed with the Proposed Purchase; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Proposed Purchase or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein) and whether such terms were the best attainable under the circumstances; (iii) the fairness of any portion or aspect of the Proposed Purchase to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party; (iv) the relative merits of the Proposed Purchase as compared with any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (v) the solvency, creditworthiness or fair value of the Company or any other party to the Proposed Purchase, or any of such its assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any consideration received by the Company’s officers, directors or employees or any class of such persons relative to the Per Share Merger Consideration or with respect to the fairness of such compensation. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Proposed Purchase. The issuance of this opinion was approved by a committee of our firm authorized to approve opinions of this nature.

Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect to the Proposed Purchase with the Securities and Exchange Commission..

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received in the Proposed Purchase by the Company’s public shareholders is fair, from a financial point of view, to such holders of Company common stock.

Sincerely,

/s/ Burrill Securities LLC

ANNEX D

Article 13.
Appraisal Rights.
Part 1. Right to Appraisal and Payment for Shares.

§ 55-13-01. Definitions.

In this Article, the following definitions apply:
(1)
Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.
(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.
(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.
(5)
Fair value. – The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.
(7)
Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.
Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.
2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.	Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:
I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.
II.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.
Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c.
Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(9)
Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(11)	Shareholder. – Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a)           In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:
(1)
Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.
(4)
An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)
Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.
(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.
(b)           Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:
(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:
a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.
b.
Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.
Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)
The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)           Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.
(d)           A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

        (a)           A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.
(b)           A beneficial shareholder may assert  appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:
(1)	Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights.

§ 55-13-20. Notice of appraisal rights.

        (a)           If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b)           In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.
(c)           If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:
(1)
Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)
Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d)           If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:
(1)
The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of the corporation, if any.
The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a)           If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:
(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.
(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.
(b)           If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.
(c)           A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.  (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)

§ 55-13-22. Appraisal notice and form.

(a)           If a corporate action requiring appraisal rights under G.S. 55-13-02(a)  becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.
(b)           The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:
(1)
A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:
a.
Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.
A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation's estimate of the fair value of the shares.
d.
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.
(3)	Be accompanied by a copy of this Article.

§ 55-13-23. Perfection of rights; right to withdraw.

(a)           A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.
(b)           A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.
(c)           A shareholder who does not  sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

        (a)           Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.
(b)           The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:
(1)	The following financial information:
a.
The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest available quarterly financial statements, if any.
(2)	A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.
(3)
A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

§ 55-13-27. After-acquired shares.

(a)           A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).
(b)           If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:
(1)	The information required by G.S. 55-13-25(b)(1).
(2)	The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).
(3)	That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.
(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.
(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.
(c)           Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.
(d)           Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a)           A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.
(b)           A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a)           If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the  corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day  period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.
(b)           The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(c)           The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d)           The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.
(e)           Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a)           The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
(b)           The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:
(1)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c)           If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.
(d)           To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

        (a)           The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.
(b)           Subsection (a) of this section does not apply to a corporate action that:
(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:
a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.
b.	The articles of incorporation or bylaws.
c.	The resolution of the board of directors authorizing the corporate action.
(2)
Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)
Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:
a.
The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________________to______________________

Commission File Number: 000-51572

PokerTek, Inc.
(Exact name of registrant as specified in its charter)
North Carolina	61-1455265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1150 Crews Road, Suite F, Matthews, North Carolina 28105
(Address of principal executive offices) (Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which registered
Common Stock, no par value	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (do not check if a smaller reporting company)	☒	Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes☐No☒

The aggregate market value of the common equity held by non-affiliates of the Registrant as of June 28, 2013 was $6,735,355.38 based upon the last reported sale price on the NASDAQ Capital Market on June 28, 2013, the last business day of the Registrant’s most recently completed second fiscal quarter.

On March 21, 2014, there were 9,363,434 outstanding shares of the registrant’s common stock.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of our Proxy Statement for the 2014 Annual Meeting of Shareholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

Cautionary Note Regarding Forward-Looking Statements
This annual report on Form 10-K for our year ended December 31, 2013 (this “Report”) contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be found in Item 7 of Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as other sections of this Report. These forward-looking statements are made under the provisions of The Private Securities Litigation Reform Act of 1995. In some cases, words such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or other comparable words identify forward-looking statements. Our actual results, performance or experience may differ materially from those expressed or implied by forward-looking statements as a result of many factors, including our critical accounting policies and risks and uncertainties related, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, changes in laws and regulations affecting the gaming industry, termination or non-renewal of customer contracts, competitive pressures and general economic conditions and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and all other material risks and uncertainties known to us are described in more detail under the caption “Risk Factors” in Item 1A of Part I of this Report and other reports that we file with the Securities and Exchange Commission. As a result of these risks and uncertainties, the results or events indicated by these forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

Forward-looking statements speak only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

All references in this Report to “PokerTek”, “we”, “us”, “our” or the “Company” include PokerTek, Inc. and its consolidated subsidiaries.

PART I

Item 1. Business.

We are a North Carolina corporation. Our corporate offices are located at 1150 Crews Road, Matthews, North Carolina 28105 and our telephone number is (704) 849-0860. We develop, manufacture, and market electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide. We distribute our electronic table games using an internal sales force, complemented by distributors and sales agents in select geographic areas, generally on a recurring revenue participation model, recurring revenue fixed license fee model or as a sale of hardware combined with recurring license and support fees. We offer two electronic table gaming platforms: PokerPro and ProCore. As of December 31, 2013, our installed base consisted of 2,272 gaming positions, composed of 2,170 PokerPro and 102 ProCore positions.

Products

Our electronic tables are multi-station gaming devices that facilitate the play of casino games in an efficient and cost-effective manner. The tables fully automate the shuffling, dealing, cash handling, enforcement of game rules, awarding of pots and other aspects of the game. Players view their cards, place bets, and take other actions using individual touch screens. Each table also has a center monitor that allows all players to easily view community information specific to the game being played, such as dealer/house cards, community cards, player bet amounts, pot size and winning hand announcements.

The tables are part of a server-based system, which allows for system security, scalability and data visibility. Getting players into the game is easy, as PokerTek’s products are account-based and utilize a casino player card or PokerTek account card. Players setup a PIN-protected account and perform deposits and withdrawals via a cashier at the system’s Customer Management System (CMS). To get into the game, players swipe their card at the table, enter their PIN and indicate how much money they want to bring to the game. All transactions are tracked, giving operators unparalleled reporting of game statistics, player tracking and financial data. Sophisticated administrative tools give operators control to manage all aspects of the system.

Both PokerPro and ProCore support multiple languages and currencies.

PokerPro

PokerPro is a 10-seat electronic poker table that allows operators to offer the most popular player-banked games and tournaments. The PokerPro system offers cash games, single-table tournaments and multi-table tournaments with an extensive game library including Texas Hold’em, Omaha, Razz, and Seven Card Stud. Game rules and limits, including blinds, antes, rake structures and house rules, are completely configurable.

ProCore

ProCore is an electronic table game platform that expands on the PokerPro technology and allows multiple house-banked games to be run on a single, efficient, economical platform. The versatility of the ProCore system allows operators to add new game content as it is released. Games and house rules can be customized easily to meet customer and regulatory requirements, making it an ideal choice for operators looking to add an automated solution to their gaming floor.

Mobile Gaming

We intend to deploy our game content on a mobile gaming platform that will allow players to access and play games such as poker, blackjack, roulette and slots from any laptop, tablet or mobile device within a customer’s property. We have been working with third-party developers during the second half of 2013 to port our game content to their platform and to customize their mobile gaming applications to the specific needs of a prospective customer. We anticipate launching this mobile gaming platform in the second half of 2014 with our first customer. However, we cannot provide any assurance that we will be successful in developing the mobile gaming platform or that any customers will ever deploy the platform.

Market and Strategy for Electronic Table Games

We use an analytical approach to evaluating worldwide gaming markets and segmenting those geographic markets and individual properties where our sales and marketing efforts are to be directed. We segment the market into three categories: those with no manual table games; those with limited manual table games; and those characterized by greater density of manual table games. We intentionally focus the majority of our sales and marketing effort on those markets that either have no or a limited number of manual table games. We also opportunistically place tables in markets with higher density of manual table games where we believe we offer a value proposition for the operators and players. This approach allows us to narrow our focus, directing our limited resources in a targeted approach, and has significantly improved customer retention and operating margins.

Based on our most recent analysis, we have identified a number of markets that we plan to target for increased sales and marketing activity. Given the particulars of these markets, we believe we can to increase our dominant position in electronic poker in these markets with our PokerPro system. With the addition of the ProCore platform, the addressable opportunities are expanded to include blackjack, baccarat and other house-banked games. The market for poker is a smaller niche where we enjoy a dominant market position. The market for electronic blackjack, baccarat and specialty house-banked games is larger, but also characterized by more competition. We believe our product offerings have significant advantages over the competition and, as a result, we have the opportunity to expand our dominance in poker while increasing the market for electronic house-banked games and displacing competitor products in those markets.

We have identified key markets worldwide that meet our market segmentation criteria and we believe those markets provide actionable opportunities to grow significantly. We are also monitoring changes in regulation at the state, federal and international level and believe that budgetary, legislative and other factors are creating a favorable environment for expanding the market for gaming in general and electronic table games in particular.

Distribution Method

We distribute our gaming products on a direct basis using our own internal sales force and third-party sales agents and distributors in select markets. Our salespeople are generally organized based on geography and customer relationship, and continue to be closely involved with our customers following the deployment of tables to provide product and marketing consulting as well as account relationship management.

Competition

The overall market for gaming devices is mature and characterized by numerous competitors that develop and license proprietary table games. We are aware of several other companies offering automated table games, including poker and blackjack products, and additional competitors could emerge. Potential competitors may have brand recognition and greater resources than we have. Potential competitors also could offer lower cost products manufactured in less regulated or lower cost foreign markets.

Some of the gaming supply companies that may offer competitive electronic table games include: Bally Technologies, Inc., Lightning Gaming, Inc., DigiDeal, Inc., Amaya Gaming Group, Inc., F2 Gaming, and Zitro S.A.R.L. We are also aware of other competitors offering electronic table games products in Eastern Europe, South America and other markets.

We also compete with slot machines and other gaming products for space on the customers’ floor and for share of customers’ budget. In addition, we compete with manual table games, internet poker websites and other forms of internet gaming.

Manufacturing and Product Supply

We purchase all parts, including hardware components, signs and accessories for the PokerPro and ProCore systems from third-party suppliers. We assemble our electronic tables from such component parts and purchased cabinetry and other materials at our facility in Matthews, North Carolina.

We believe that we have sufficient capacity to meet demand and that our sources of supply are adequate. Several key components we use in the manufacture of our products are proprietary and are currently manufactured by a single third party supplier. These components include complex integrated circuits which are critical to our product designs. Changing manufacturers for any of these components would require significant time and effort on the part of our management team, may require additional engineering development work, and could have a disruptive impact on our operations.

Key components are produced primarily in Taiwan and China and are subject to lead times and other challenges associated with managing an international supply chain. Furthermore, we compete with other companies for the production capacity of third-party manufacturers and suppliers for displays and for other components. We believe that our suppliers have adequate capacity to meet our requirements and sources of supply are adequate. However, because our supply chain originates in the Far East and we rely on third parties, our ability to satisfy demand for our products depends on their performance as well as our ability to provide accurate production forecasts and manage long logistical lead times.

Research and Development

We conduct research and development activities primarily to develop, commercialize, customize and enhance our electronic table hardware, software, game content and related products. Our research and development expenses were $0.7 million and $0.7 million during the fiscal years ended December 31, 2013 and December 31, 2012, respectively, consisting primarily of internal product development salaries, benefits and other expenses related to third-party engineering, prototyping and product testing.

The focus of our software and hardware development is to improve our gaming products through the addition of new games and features, to improve manufacturability and to adapt our products to customer preferences and the legal and regulatory requirements specific to the jurisdiction in which the particular product will be deployed.

Gaming Regulations and Licensing

Regulatory Overview

We are subject to a wide range of complex laws and regulations applicable to the gaming industry in the markets (both foreign and domestic) in which we manufacture or distribute gaming products. Those jurisdictions generally require us to be licensed, our key personnel to be found suitable, qualified or licensed, and our products to be reviewed and approved before placement. These requirements serve to protect the public and ensure that gaming and related activities are conducted fairly and free from corruption, and jurisdictions generally evaluate the overall responsibility, internal control processes, our financial stability and the moral character of our executives, owners and other stakeholders who may be in a position to exercise influence over our operations. Violations or perceived violations in one jurisdiction could result in additional scrutiny or disciplinary actions in other jurisdictions.

Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships and the fair operation of our products. Gaming regulatory requirements vary from jurisdiction to jurisdiction and licensing, approvals and processes related to findings of suitability, qualifications or licenses, our products, key personnel and certain shareholders can be lengthy and expensive.

We intend to maintain our existing licenses and may seek additional licenses, approvals, qualifications and findings of suitability for PokerTek, our products and/or our management personnel in new jurisdictions where we anticipate sales or leasing opportunities.

We have never been denied a license, permit or approval necessary to do business in any jurisdiction, nor had a license suspended or revoked. However, there can be no assurance that new licenses, approvals, qualifications or findings of suitability will be obtained or that our existing licenses will be renewed or will not be revoked, suspended, conditioned or subject to a disciplinary action. If a license, approval, qualification or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary license, qualification or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction. There can also be no assurance that we will be able to obtain the necessary approvals for our products as they are developed. In addition, changes in legislation or in judicial or regulatory interpretations could occur which could adversely affect us.

Federal Registration

As a manufacturer and distributor of gaming devices, the Federal Gambling Devices Act of 1962 (the “Johnson Act”) requires us to register with the Criminal Division of the United States Department of Justice. In order to manufacture, sell, deliver or operate our gaming devices, we must renew our federal registration annually and comply with its various record-keeping and equipment identification requirements. The Federal Act makes it unlawful for a person or business entity to manufacture, deliver, receive, operate, lease or sell gaming devices in interstate or foreign commerce unless that person or entity has first registered with the Attorney General of the United States. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties

State Licensing

We are subject to licensing requirements in each state in which we seek to conduct business. We are licensed in several commercial gaming jurisdictions. See “Regulatory Approvals” section below for a list of all jurisdictions where we maintain gaming licenses. Each state license is considered to be a privilege license and is subject to regulatory, technical, and statutory requirements.

We are subject to the Nevada Gaming Control Act (the “Nevada Act”) and to the licensing and regulatory control of the Nevada State Gaming Control Board (the “Nevada Board”), the Nevada Gaming Commission (the “Nevada Commission”) and various local, city and county regulatory agencies (collectively, the “Nevada Gaming Authorities”).

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

● the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
● the establishment and maintenance of responsible accounting practices;
● the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

● providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
● the prevention of cheating and fraudulent practices; and
● providing a source of state and local revenues through taxation and licensing fees.

We are registered with the Nevada Commission as a publicly traded corporation and are licensed as a manufacturer and distributor of gaming devices or equipment. These licenses are not transferable and require periodic payment of fees. The Nevada Gaming Authorities may limit, condition, suspend or revoke a license, registration, approval or finding of suitability for any cause it deems reasonable. If the Nevada Commission determines that we violated applicable gaming laws, it may limit, condition, suspend, or revoke any previously granted approvals and licenses and we, and the individuals involved, could be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Nevada Commission. Each type of gaming device manufactured, distributed, leased, licensed or sold in Nevada must first be approved by the Nevada Board and, in some cases, the Nevada Commission. We must regularly submit detailed financial and operating reports to the Nevada Board. Certain loans, leases, sales of securities and similar financing transactions must also be reported to or approved by the Nevada Commission.

Certain officers, directors and key employees are required to be found suitable by the Nevada Commission and employees associated with gaming must obtain work registrations which are subject to immediate suspension under certain circumstances. An application for suitability may be denied for any cause deemed reasonable by the Nevada Commission. Changes in specified key positions must be reported to the Nevada Commission. In addition to its authority to deny an application for a license, the Nevada Commission has jurisdiction to disapprove a change in position by an officer, director or key employee. The Nevada Commission has the power to require licensed gaming companies to suspend or dismiss officers, directors or other key employees and to sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.
The Nevada Commission may also require anyone having a material relationship or involvement with us to be found suitable or licensed, in which case those persons are required to pay the costs and fees of the Nevada Board in connection with the investigation. Any person who acquires more than 5% of any class of our voting securities must report the acquisition to the Nevada Commission. Any person who becomes a beneficial owner of more than 10% of any class of our voting securities is required to apply for a finding of suitability. Under certain circumstances, an “Institutional Investor,” as such term is defined in the regulations of the Nevada Commission, which acquires more than 10% but not more than 25% of any class of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability requirements, provided the Institutional Investor holds the voting securities for investment purposes only. (It should be noted that in many other states the requirement of a suitability finding or of a licensure applies to any holder of 5% or more of our stock, unless the owner is eligible for and obtains an exemption or waiver.) The Nevada Commission has amended its regulations pertaining to Institutional Investors to allow an Institutional Investor to beneficially own more than 25%, but not more than 29%, if the ownership percentage results from a stock repurchase program. In addition, an Institutional Investor not previously granted a waiver may nevertheless own more than 10% but not more than 11% of any class of our voting securities without being required to apply to the Nevada Commission for a finding of suitability or a waiver and is subject only to reporting requirements as prescribed by the chairman of the Nevada Board (unless otherwise notified by the chairman of the Nevada Board), if such additional ownership results from a stock repurchase program. These Institutional Investors may not acquire any additional shares that would result in an increase in its ownership percentage. An Institutional Investor will be deemed to hold voting securities for investment purposes only if the voting securities were acquired and are held in the ordinary course of business as an Institutional Investor and not for the purpose of causing, directly or indirectly, the election of a majority of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission may be found unsuitable based solely on such failure or refusal. The same restrictions apply to a record owner if the record owner, when requested, fails to identify the beneficial owner. Any security holder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a security holder or to have any other relationship with us, we:

•	pay that person any dividend or interest upon our voting securities;
•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; or
•	give remuneration in any form to that person.

If a security holder is found unsuitable, then we may be found unsuitable if we fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any of our debt securities to file an application, be investigated, and be found suitable to hold the debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, we can be sanctioned, which may include the loss of our approvals, if without the prior approval of the Nevada Commission, we:

•	pay to the unsuitable person any dividend, interest, or any distribution whatsoever
•	recognize any voting right by such unsuitable person in connection with such securities;
•	pay the unsuitable person remuneration in any form; or
•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

We are required to maintain a current stock ledger that may be examined by the Nevada Gaming Authorities at any time.

We may not make certain public offerings of our securities, without the prior approval of the Nevada Commission. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

Changes in control through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without prior investigation by the Nevada Board and approval by the Nevada Commission. Entities seeking to acquire control of us must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of us. The Nevada Commission may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process of the transaction.

Approvals are required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated.

Native American Gaming

Gaming on Native American lands is governed by tribal and federal law and tribal-state compacts. The Federal Indian Gaming Regulatory Act of 1988 (the "Act") created a framework for the various responsibilities of the tribal, state, and federal authorities over tribal gaming operations. The Act is interpreted and enforced by the National Indian Gaming Commission, which has the authority to issue regulations and to otherwise regulate tribal gaming activities. In addition, because federally recognized Native American tribes are independent governments with sovereign powers, Native American tribes can enact their own laws and regulate gaming operations and contracts, and generally enjoy sovereign immunity from lawsuits similar to that of the individual states and the United States. They have also established tribal gaming commissions or agencies that regulate gaming operations on their tribal lands. Finally, compacts between tribes and states also may impose conditions and requirements on tribal gaming operations. We are required to comply with all such sources of law, which may impose different requirements with respect to licensing, product approvals, and operations.

International Gaming

The international regulatory environment is complex and varies by jurisdiction. Certain foreign countries permit the importation, sale and operation of gaming equipment in casino and non-casino environments. In foreign jurisdictions where formal company and product approval processes exist, we have obtained or are in the process of obtaining all licenses, permits, approvals or waivers required by jurisdictions having legalized gaming.

In foreign jurisdictions where formal policies do not exist, we work with the relevant authorities to ensure that we have obtained the licenses, permits, approvals, or waivers necessary to distribute product in those jurisdictions. The regulatory requirements in those jurisdictions are subject to change over time, and we believe that international jurisdictions are trending towards increased regulation and oversight of gaming activities. We evaluate the requirements for each jurisdiction independently prior to entering new markets.

Card Clubs and Charity Gaming Rooms

States that allow card games to be played in card clubs or charity gaming room are generally not subject to a nationwide regulatory system. Regulation for this market is generally on a state-by-state basis though, in some cases, it is regulated by county commissions or other local government authorities.

Cruise Ship Market
Cruise ships represent a significant portion of our business, accounting for in excess of 30% of our annual revenue. Cruise ships are regulated by various maritime laws, regulations, treaties and other legal requirements and maritime laws generally governed by the country in which the ship is registered and flagged. Casinos operations aboard ships are generally not subject to United States federal or state regulatory oversight and are allowed to open for gaming activities only when ships are at sea in international waters or when otherwise permitted by local laws.

Product Approval

Each of our products is subject to extensive testing and reviews by multiple state, jurisdictional or third party laboratories. The time required for product testing can be extensive and is subject to a wide range of formal and informal standards that can lead to great uncertainty as to the length of the regulatory approval process. Additionally, product testing is subject to changing standards, as a result of which, we may be required to upgrade or revise our products.

Regulatory Approvals

As of December 31, 2013 we have obtained approvals from the following regulatory bodies:

•	Nevada Gaming Control Board;
•	Société des Casinos du Québec Inc.;
•	Arkansas Racing Commission;
•	State of California Gambling Control Commission;
•	Indiana Gaming Commission;
•	Mississippi Gaming Commission;
•	Tuolumne Me-Wuk Tribal Gaming Agency;
•	Eastern Band of Cherokee Indians Tribal Gaming Commission;
•	Atlantic Lottery Corporation;
•	Alcohol and Gaming Commission of Ontario;
•	Victorian Commission for Gambling Regulation (Australia); and
•	Ho-Chunk Nation Gaming Commission

We also have a license from the Washington State Gambling Commission but that jurisdiction has not approved our PokerPro system.

We have received product certifications from Gaming Laboratories International, an independent testing laboratory, for PokerPro and ProCore. Other electrical, communications and safety certifications include certifications from:

•	Conformité Européenne, a mandatory European marking for certain product groups to indicate conformity with the essential health and safety requirements set out in European Directives;
•	The U.S. Federal Communications Commission, which regulates radio emissions of electronic devices;
•	The RoHS Directive, which bans the placing on the European Union market of new electrical and electronic equipment containing more than agreed levels of certain hazardous materials;
•	Underwriters Laboratories, Inc., a product safety compliance testing laboratory; and
•	NOM (Norma Official Mexicana), a product safety compliance testing standard.

Research and Development

We spend a significant amount of money to develop, customize and enhance our electronic table hardware, software, game content and related products. Our research and development expenses were $0.7 million and $0.7 million during the fiscal years ended December 31, 2013 and December 31, 2012, respectively, consisting primarily of internal product development salaries and expenses and costs related to third-party engineering, prototyping and product testing.

The focus of our software and hardware development is to improve our gaming products through the addition of new games and features, to improve manufacturability and to adapt our products to customer preferences and the legal and regulatory requirements specific to the jurisdiction in which our product will be deployed.

Intellectual Property

Trademarks

“PokerTek®” is a registered trademark with the U.S. Patent and Trademark Office. “PokerTek®” and “PokerPro®” are registered trademarks with the Canadian Intellectual Property Office.

We also currently use the following trademarks: PokerPro™ and ProCore™. We currently plan to file trademark applications with the U.S. Patent and Trademark office with respect to these and additional trademarks that we have developed or may develop in the future.

Patents

We currently have the following issued patents:

•	D512,446 (United States) – Design patent for an electronic poker table top
•	7,556,561 (United States) – A seat request button allowing players seated at an electronic poker table to request a different seat
•	7,618,321 (United States) – System and method for detecting collusion between poker players
•	7,758,411 (United States) – System and method for providing an electronic poker game
•	7,699,695 (United States) – Electronic card table and method with variable rake
•	7,794,324 (United States) – Electronic player interaction area with player customer interaction features (pre-selecting actions)

At various times, we have domestic and foreign patent applications pending that relate to various aspects of our products. As we develop new technology, we may file patent applications with respect to such technology. We can provide no assurance that any current or future patent applications will result in issued patents.

Other

We have registered the www.pokertek.com internet domain name.

Seasonality and Business Fluctuations

Our business is not generally subject to seasonality. However, quarterly revenue and net income or loss may vary based on the timing of product sales, the introduction of new products and changes in our installed base of PokerPro systems. In addition, revenues from cruise ships and casinos may vary from quarter to quarter depending on a number of factors, including the time of year, cruise itinerary and length, and player demographics.

Backlog

We are generally able to fulfill customer orders with relatively short lead-times and do not carry a significant backlog of unshipped orders.

Customer Dependence

For the year ended December 31, 2013, five customers accounted for approximately 76.7% of our total revenues from continuing operations, with one accounting for 39.0%, a second accounting for 19.8%, a third accounting for 7.2%, a fourth accounting for 6.1%, and a fifth accounting for 4.6%. The loss of any of these customers or changes in our relationship with any of them could have a material adverse effect on our business.

Employees

As of December 31, 2013, we had 25 full-time employees. We consider our relationships with our employees to be good. None of our employees is covered by a collective bargaining agreement.

Corporate History

We were founded on August 26, 2003 and initially organized as National Card Club Corporation, which owned a majority interest in an affiliated limited liability company called PokerTek, LLC. On July 27, 2004, PokerTek, LLC merged with and into National Card Club Corporation, which simultaneously changed its name to PokerTek, Inc.

We completed our initial public offering on October 13, 2005 and our common stock trades on the NASDAQ Capital Market under the ticker symbol “PTEK.”

Available Information
We make available free of charge through our website, www.pokertek.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with or furnish to the Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Furthermore, the SEC maintains a free website (www.sec.gov) which includes reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this Annual Report on Form 10-K. Additionally, we make available free of charge on our internet website: our Code of Business Conduct and Ethics; the charter of our Nominating and Governance Committee; the charter of our Compensation Committee; and the charter of our Audit Committee.

Financial Information

For information with respect to revenue, operating profitability and identifiable assets attributable to our business segments and geographic areas, see Note 15 to our consolidated financial statements as of and for the year ended December 31, 2013 included elsewhere in this Report.

Item 1A. Risk Factors.

Investing in our common stock involves risks. Prospective investors in our common stock should carefully consider, among other things, the following risk factors in connection with the other information and financial statements contained in this Report. We have identified the following factors that could cause actual results to differ materially from those projected in any forward looking statements we may make from time to time.

We operate in a continually changing business environment in which new risk factors emerge from time to time. We can neither predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statement. If any of these risks, or combination of risks, actually occur, our business, financial condition and results of operations could be seriously and materially harmed, and the trading price of our common stock could decline. All forward-looking statements in this document are based on information available to us as of the date hereof, and we assume no obligations to update any such forward-looking statements.

Our business is closely tied to the casino industry and factors that negatively impact the casino industry may also negatively affect our ability to generate revenues.

Factors that may negatively impact the casino industry may also negatively impact our future revenues. If casinos experience reduced patronage, our revenue will be adversely impacted because casinos will purchase fewer systems and the installed systems will generate less revenue. In some cases our systems may be taken off of the casino floor altogether. The levels of casino patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

•	general economic conditions;
•	levels of disposable income of casino patrons;
•	downturn or loss in popularity of the gaming industry in general and table and slot games in particular;
•	the relative popularity of entertainment alternatives to casino gaming;
•	the growth and number of legalized gaming jurisdictions;
•	local conditions in key gaming markets, including seasonal and weather-related factors;
•	increased transportation costs;
•	acts of terrorism and anti-terrorism efforts;
•	changes or proposed changes to tax laws;
•	increases in gaming taxes or fees;
•	legal and regulatory issues affecting the development, operation and licensing of casinos;
•	the availability and cost of capital to construct, expand or renovate new and existing casinos;
•	the level of new casino construction and renovation schedules of existing casinos; and
•	competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products.

These factors significantly impact the demand for our products and technologies.

Our business would suffer if demand for gaming in general, or poker in particular, decreases.

We derive a significant portion of our revenues from distribution of the PokerPro system and from providing related maintenance and support services. To the extent the popularity of gaming or poker decreases, and/or industry regulation increases, demand for our products could decline and our business could suffer.

We are impacted by the size of the market for electronic table games as well as changes in consumer spending in general, and specifically with regard to discretionary spending on gaming activities.

We derive our revenues from the distribution of electronic table games. Moreover, the market for electronic gaming systems is limited. Although we believe that there is a significant opportunity for our products, the number of venues in which our products can be placed is finite, as the number of jurisdictions in which gaming is legal is limited.

In addition, a prolonged decline in consumer spending on gaming activities could have a significant impact on our customers and our vendors and demand for electronic table games. Accordingly, such a prolonged downturn could have a significant impact on our business operations and financial condition.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future, and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

•	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

•	require us to dedicate future cash flows to the repayment of debt, reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

Our ability to repay our debt and fund our operations depends on many factors beyond our control. We may raise equity capital in the future, which may significantly dilute the holdings of our existing shareholders. If we are unable to raise sufficient capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations.

Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, this may require us to attempt to raise capital, sell assets, reduce expenditures or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations. If we decide to raise capital in the equity markets or take other actions, our shareholders could incur significant dilution or diminished valuations, or, if we are unable to raise capital, our ability to effectively operate our business could be impaired.

In addition, if we are successful in raising capital in the equity markets to repay our indebtedness, or for any other purpose, our existing shareholders may incur significant dilution.

The agreements and instruments governing our debt contain restrictions and limitations which could significantly impact our ability to operate our business.

Our credit facility with Silicon Valley Bank contains covenants that could adversely impact our business by limiting our ability to obtain future financing, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. The credit facility includes covenants requiring the achievement of specified financial ratios and thresholds and contains other terms and conditions qualifying the terms upon which Silicon Valley Bank is required to extend funds. Our ability to comply with these provisions may be affected by events beyond our control.

We depend on a small number of key suppliers and customers. Changes in our relationships with these parties, or changes in the economic or regulatory environments in which they operate, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues are concentrated with a small number of customers. The loss of any of these customers or changes in our relationship with them could have a material adverse effect on our business. A significant portion of our revenue is derived from a single customer operating casinos aboard cruise ships. Any economic, regulatory, or consumer preference changes that impact the cruise industry, and specifically gaming aboard cruise ships, could have a material adverse effect on our business, financial condition and results of operations.

To manufacture our gaming products, we purchase components from independent manufacturers, many of whom are located in the Far East. An extended interruption in the supply of these products or suitable substitute inventory would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

For a number of our key inventory components, we rely on a single supplier. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. Furthermore, we may incur additional costs in sourcing materials from alternative producers. The disruption of our inventory supply, even in the short-term, could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, regulatory, political, and other risks associated with our international operations could adversely affect our operating results.

Our revenues from international customers and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.

Our dependence on foreign customers and suppliers means, in part, that we may be affected by changes in the relative value of the U.S. dollar to foreign currencies. Changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments, or discontinue selling to us. This also might cause such customers to demand lower prices, delay or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history and a history of losses. We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

We have experienced net losses for substantially all quarterly and annual periods since our inception in August 2003 and we expect to continue to experience losses and cash flow deficits for the foreseeable future. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business and the market price of our common stock and require us to raise additional capital, which may not be available on terms acceptable to us or at all.

Our success depends on achieving and maintaining acceptance by casinos and players worldwide.

Our success depends on increasing the market acceptance of our gaming products among casinos and players. Casinos and players may not prefer to use our gaming products for a number of reasons, including preference for live dealers, mistrust of technology and perceived lack of reliability.

Our success depends, in part, on our ability to continually enhance and improve our existing products and to develop new products that will be accepted in the market. If we fail in these endeavors, our business may not grow.

Our success depends, in part, on our ability to continue to improve and enhance our existing products and to develop new products that help us maintain our competitive advantage and expand in existing markets and penetrate new markets. For example, the launch of ProCore has given us the opportunity to compete in the market for house-banked games. We also recognize the need for us to develop mobile gaming applications in order to remain competitive. The success of our new product introductions or upgrades to existing products depends on a number of factors, including our ability to anticipate and manage product development and design, supply chain issues, manufacturing issues, sales and marketing programs, customer service and support and overall costs. Specifically, the cost of developing, designing, manufacturing, distributing, maintaining and supporting new products could be significant and our current capital resources may be insufficient to support such an effort. Nevertheless, if we fail to undertake new product development our business is unlikely to grow and we could lose whatever competitive advantages we currently have. We cannot assure you that we will successfully meet all the challenges associated with developing new products and/or applications or enhancing our existing products.

If we fail to obtain or maintain gaming licenses and regulatory approvals, we may be unable to license or sell our gaming products. Changes in gaming regulations, or interpretation of gaming regulations, by governmental entities could have a significant negative impact on our business operations and financial condition.

The manufacture and distribution of gaming machines is subject to extensive federal, state, local and tribal regulation. Most jurisdictions require licenses, permits and other forms of approval for gaming devices. Most, if not all, jurisdictions also require licenses, permits and documentation of suitability, including evidence of financial stability, for the manufacturers and distributors of such gaming devices and for their officers, directors, major shareholders and key personnel. Our failure to obtain regulatory approval in any jurisdiction will prevent us from distributing our products and generating gaming revenue in that jurisdiction.

Any registrations, licenses, approvals or findings of suitability that we currently have or may obtain in the future may be revoked, suspended or conditioned at any time. The revocation or denial of a license in a particular jurisdiction will prevent us from distributing our gaming products in that jurisdiction, and could adversely affect our ability to obtain and/or maintain licenses in other jurisdictions.

In addition, we also operate in several jurisdictions where the regulatory framework is less mature and potentially more subject to changes in regulatory interpretation. For example, in Mexico, we exited that market in 2011 due to changes in the government’s interpretation of the gaming rules and the allowable products that casinos could legally operate in that market. In 2012, we re-entered that market as the government changed its interpretations and began allowing casinos to operate card and roulette based products. In 2013, we exited the Ohio Charity market due to changes in the Attorney General’s interpretation regarding the allowable devices that could be used by a charity in that state. We cannot predict with certainty whether the charity regulations will be reinterpreted in the future, or whether we will be allowed to re-enter the market. We also cannot guarantee that other jurisdictions might not also have changes to laws, regulations or interpretations that could adversely affect our operating results or financial position in the future.
Gaming authorities in various jurisdictions may require that some or all of our executive officers, key employees, directors and significant shareholders meet their suitability standards. The inability of an executive officer, key employee, director or significant shareholder to meet these standards may adversely affect the sale or licensing of our gaming products in that jurisdiction.

We are subject to the authority of various government agencies that regulate the gaming industry. The regulatory authorities may investigate some or all of our executive officers, key employees, directors and significant shareholders to determine whether they are unsuitable to serve or have an ownership interest in us. If a gaming authority in any jurisdiction finds that any of our executive officers, key employees, directors or shareholders is unsuitable, it may deny us the permits or licenses that we require to operate in their jurisdiction. A finding of suitability is generally determined based upon numerous facts and circumstances surrounding the entity or individual in question, and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, key employees, directors or significant shareholders suitable.

If any executive officer, key employee, director or significant shareholder that is required to meet the suitability standards of a particular jurisdiction fails to do so, we would be prevented from leasing, licensing or selling our gaming products in that jurisdiction as long as the individual or entity in question remained an officer, key employee, director or a significant shareholder. Such an occurrence would likely delay introduction of our gaming products into such jurisdiction or prevent us from introducing our gaming products in such jurisdiction altogether. Depending on how material such a jurisdiction is to our plan of operations, failure to obtain such findings of suitability could have a material adverse effect on our results of operations. In addition, a finding that one of our executive officers, certain key employees, directors or significant shareholders is not suitable in any jurisdiction may hinder our ability to obtain necessary regulatory approvals in other jurisdictions. Conversely, however, a finding of suitability by one or more gaming authorities does not ensure that similar suitability determinations will be obtained from any other gaming authorities.

Although we have the ability to terminate the employment of an executive officer or key employee in the event that such executive officer or key employee fails to meet the requisite suitability standards, such termination would disrupt the management of our company, may trigger severance provisions under certain employment agreements and would likely have an adverse effect on our business and results of operations. In addition, the removal of a director under the provisions of our Restated Bylaws requires action on the part of our shareholders at a shareholders’ meeting. Our Restated Articles of Incorporation provide that we may redeem at fair market value any or all shares of our capital stock held by any person or entity whose status as a shareholder, in the opinion of our Board, jeopardizes the approval, continued existence, or renewal of any federal, state, local or tribal license we hold. However, we may not have the funds available for to redeem our shares under such circumstances, especially if the shareholder in question holds a significant amount of our common stock. We have not determined what action we would take in such an event. We will also be prevented from effecting such a redemption if it would violate North Carolina law.

In addition, not all of our Board members or officers have been investigated by all of the jurisdictions where we operate. If those jurisdictions decide to require new investigations of any Board members or officers, we could incur significant costs or elect to withdraw from certain jurisdictions to avoid incremental licensing costs.

If our products are found to be in violation of the Johnson Act, the Department of Justice may institute criminal and/or civil proceedings against us.

The Johnson Act generally makes it unlawful for a person to manufacture, deliver, or receive gaming machines, gaming machine-type devices, and components across state lines or to operate gaming machines unless that person has first registered with the U.S. Department of Justice. We are registered with the Department of Justice. In addition, the Johnson Act imposes various record keeping, annual registration, equipment registration, and equipment identification requirements. Violation of the Revised Johnson Act may result in seizure and forfeiture of the equipment as well as other penalties. Any change in law or regulation, or an unfavorable interpretation of any law or regulation, could adversely impact our ability to earn revenue or could require us to substantially modify our products or operations at significant expense.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that manufacture and distribute automated gaming machines. These companies may have greater financial and other resources than we have. The primary barriers to entry are the establishment of relationships with the owners and operators of casinos and card clubs, the receipt of necessary regulatory approvals and the development of the technology necessary to create an automated poker table. It is likely that our potential competitors could include manufacturers of gaming devices that have already established such relationships and that have received some, if not all, of the regulatory approvals that would be required to market and sell automated poker tables in our target markets. Therefore, the barriers to entry discussed above may not pose a significant obstacle for such manufacturers if they sought to compete with us.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. Patent applications can take many years to issue and we can provide no assurance that any of these patents will be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating the PokerPro system or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the PokerPro system. Even if our pending patents are issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products and technologies. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Third party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

Defects in, and fraudulent manipulation of, our products could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect our gaming licenses.

Our success will depend on our ability to avoid, detect and correct software and hardware defects and prevent fraudulent manipulation of our products. Our electronic gaming products are subject to rigorous internal testing, and additional testing by regulators in certain gaming jurisdictions. We may not be able to maintain products that are free from defects or manipulation and that continue to satisfy these tests. Although we have taken steps to prevent defects, our products could suffer such defects and our products could be subject to manipulation after they have been widely distributed.

Although we do not believe it is likely, it is possible that an individual could breach the security systems of a casino or card club, gain access to the server and fraudulently manipulate its operations. The occurrence of such fraudulent manipulation or of defects or malfunctions could result in financial losses for our customers and the subsequent termination of agreements, cancellation of orders, product returns and diversion of our resources. Even if our customers do not suffer financial losses, customers may replace our products if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, loss of sales and, in the case of gaming products, loss of regulatory approvals.

In addition, the occurrence of defects or fraudulent manipulation may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our regulatory approvals.

The use of our electronic table games could result in product liability claims that could be expensive and that could damage our reputation and harm our business.

Our business exposes us to the risk of product liability claims. Subject to contractual limitations, we will face financial exposure to product liability claims if our products fail to work properly and cause monetary damage to either players or casinos and card clubs. In addition, defects in the design or manufacture of our products might require us to recall those products. Although we maintain product liability insurance, the coverage limits of policies available to us may not be adequate to cover future claims. If a successful claim brought against us is in excess or outside of our insurance coverage, we may be forced to divert resources from the development of new products, the pursuit of regulatory approvals and other working capital needs in order to satisfy such claims.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

All of our existing personnel, including our executive officers, are employed on an “at-will” basis. If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to timely hire qualified replacements for our executive and other key positions, our ability to execute our business plan would be harmed. Even if we can timely hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

If we fail to manage our growth, our business and operating results could be harmed.

If we do not effectively manage our growth, our ability to develop and market systems and products could suffer, which could negatively affect our operating results. Our management believes that in order to be successful we must appropriately manage the size of our business. This may mean reducing costs and overhead in certain economic periods, and selectively growing in periods of economic expansion. In addition, we may be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant reductions or growth effectively.

Our success will depend on the reliability and performance of third-party distributors, manufacturers and suppliers.

We compete with other companies for the production capacity of third-party suppliers for components. Certain of these competing companies have substantially greater financial and other resources than we have and thus we may be at a competitive disadvantage in seeking to procure production capacity. Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers.

We also rely on distributors to market and distribute our products, and we rely on casino operators to operate our electronic gaming equipment. If our operators or distributors are unsuccessful, we may miss revenue-generating opportunities that might have been recognized.

Our failure to obtain any necessary additional financing would have a material adverse effect on our business.

In order to grow our business, we may need to seek additional equity or debt financing. We may not be able to obtain such additional equity or debt financing when we need it or at all. Even if such financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, sufficient additional financing in the future we may be unable to further protect our intellectual property sufficiently, meet customer demand or withstand adverse operating results. More importantly, if we are unable to raise additional capital when needed, our continued operations may have to be scaled down or even terminated and our ability to generate revenues would be negatively affected.

Enforcement of remedies or contracts against Native American tribes could be difficult.

Contracts with Native American tribes are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be difficult for us to protect our rights. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid and in the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe.

The concentration of our common stock ownership by our founders will limit your ability to influence corporate matters.

Members of our Board of Directors and our executive officers, in the aggregate, own approximately 36.7% of the outstanding shares of our common stock and therefore have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger, a sale of the company or a sale of our assets. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that some of our shareholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. As a result, the market price of our common stock could be adversely affected.

Our ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our authorized capital includes 5,000,000 shares of “blank check” preferred stock. Our Board has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval, subject to certain limitations on this power under the listing requirements of the NASDAQ Stock Market LLC. We may, in the future, consider adopting certain other anti-takeover measures. The authority of our Board to issue “blank check” preferred stock and any future anti-takeover measures we may adopt may delay, deter or prevent takeover attempts and other changes in control of our company not approved by our Board. As a result, our shareholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our shareholders may also be affected.

There are certain limitations on ownership of five percent or more of our common stock and we will have the right to redeem your shares of common stock if your ownership jeopardizes any regulatory certifications, licenses or approvals we hold.

Our Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of 5% or more of our outstanding shares of common stock unless such person or entity agrees to provide personal background and financial information to, consent to a background investigation by and respond to questions from the applicable gaming authorities in any jurisdiction in which we do business or desire to do business. Our Restated Articles of Incorporation also provides that we may redeem any or all shares of common stock held by any person or entity whose status as a shareholder, in the opinion of our Board, jeopardizes the approval, continued existence or renewal of any regulatory approval we hold. The amount that we will pay for such redeemed shares will equal the highest closing price of our common stock, as reported on the NASDAQ Capital Market or other exchange or quotation service on which our common stock is then listed or quoted, during the 30 days immediately preceding the date on which notice of redemption is given. This provision may force you to sell your shares of common stock before you would choose to do so and may cause you to realize a loss on your investment.

Our common stock price has been volatile. Fluctuations in our stock price could impair our ability to raise capital and make an investment in our securities undesirable.

Historically, the market price of our common stock has fluctuated significantly. We believe factors such as the market’s acceptance of our products and the performance of our business relative to market expectations, as well as general volatility in the securities markets, could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies, which may not have been directly related to the operating performance of those companies. Fluctuations in our stock price could impair our ability to raise capital and make an investment in our securities undesirable. During the year ended December 31, 2013, the closing price of our common stock as quoted on the NASDAQ Capital Market ranged from a low of $0.96 to a high of $1.62.

If our Common Stock is delisted from NASDAQ, you may have difficulty selling shares of our Common Stock.

If our stock is delisted, you may find it difficult to dispose of or obtain accurate quotations as to the market value of your shares. In addition, securities not listed on an exchange may be subject to the “penny stock” rules, which may further limit its liquidity. The “penny stock” rules apply to any security that is not listed on an exchange and that trades below $5.00 per share. Broker-dealers who recommend “penny stocks” to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser, considering such purchaser’s financial situation, investment experience and investment objectives, with respect to “penny stock” transactions and receive the purchaser’s written consent prior to the transaction. Our common stock may be considered a “penny stock” if it trades below $5.00 per share and we do not meet certain net asset or revenue thresholds. The “penny stock” rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in “penny stock” transactions. As a result, there is generally less trading in “penny stocks.” Accordingly, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate. In addition, if we are subject to the “penny stock” rules it may be more difficult for us to raise additional capital.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Item 1B. Unresolved Staff Comments.

None.

Item 2. Properties.

We currently lease our corporate office and manufacturing facility. This facility is approximately 14,400 square feet and is located in Matthews, North Carolina. Our leased space is in good order and condition, and is adequate to satisfy our current needs. We have extended this lease through August 31, 2016. This facility is leased from an entity owned and controlled by our President and our Vice Chairman of the Board. (See Note 14 – “Related Party Transactions.”)

Item 3. Legal Proceedings.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Stock Listing

Our common stock is traded on The NASDAQ Capital Market under the symbol “PTEK.” The table below shows the high and low sales prices for our common stock for the periods indicated, as reported by The NASDAQ Capital Market.

	Market Prices of Common Stock
	2013		2012
Quarter ended	High	Low	High	Low
March 31	$1.62	$1.17	$1.04	$0.61
June 30	1.49	1.10	1.08	0.61
September 30	1.38	1.12	1.05	0.64
December 31	1.21	0.96	1.40	0.70
As of March 21, 2014, there were approximately 2,060 beneficial holders and 52 holders of record of our common stock.

Transfer Agent

Our transfer agent is Colonial Stock Transfer and is located at 66 Exchange Place, Salt Lake City, UT 84111, (801) 355-5740.

Dividends

To date no cash dividends have been paid with respect to our common stock and current policy of the Board is to retain any earnings to provide for growth. The payment of cash dividends in the future, if any, will depend on factors such as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board.

Item 6. Selected Financial Data.

The following selected financial data has been derived from audited financial statements for the years ended December 31, 2013, 2012, 2011, 2010, and 2009. The selected financial data set forth below should be read together with Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Item 1A. “Risk Factors”, as well as Item 8 – “Financial Statements and Supplementary Data” and the related notes to those consolidated financial statements appearing elsewhere in this Report.

	Years Ended December 31,
	2013 (1)	2012 (1)	2011 (1)	2010 (1)	2009 (1)
(in thousands, except per share amounts and gaming positions)
Statement of operations data (continuing operations):
Revenue	$5,547	$5,177	$6,496	$5,899	$5,414
Gross profit	4,019	3,758	4,555	3,872	2,398
Operating loss	(553)	(690)	(1,497)	(2,628)	(4,864)
EBITDAS (3)	586	423	456	(126)	(1,382)

Statement of cash flows data (continuing operations):
Net cash used in operating activities	$(136)	$(843)	$(882)	$(634)	$(2,438)
Net cash provided by (used in) investing activities	(10)	(1)	(19)	(3)	3,887
Net cash provided by (used in) financing activities	325	405	817	491	(2,389)

Loss per common share:
Net loss per common share from continuing	$(0.07)	$(0.11)	$(0.24)	$(0.48)	$(1.10)
operations - basic and diluted
Net loss per common share - basic and diluted	$(0.07)	$(0.10)	$(0.27)	$(0.69)	$(1.19)
Weighted average common shares outstanding (2)	9,161	7,974	6,784	5,888	4,787

Balance sheet data (at end of period from continuing
operations):
Current assets	$2,285	$2,440	$3,335	$3,314	$5,230
Total assets	4,078	4,332	4,702	6,052	8,283
Current liabilities	645	946	1,198	1,959	1,970
Total liabilities	982	1,406	2,166	3,246	2,783
Shareholders' equity	3,096	2,855	2,536	2,806	5,500

Gaming positions:
PokerPro	2,170	2,160	1,944	2,514	2,044
ProCore	102	150	84	-	-
Total	2,272	2,310	2,028	2,514	2,044

•	During fiscal 2010, we exited our amusement business and our Heads-Up Challenge product. As such, we report our amusement business as a discontinued operation for all periods presented.

•	On February 25, 2011, we completed a 2.5-to-1 reverse stock split. All share amounts have been restated to reflect the reverse stock split.

•
In addition to disclosing financial results prepared in accordance with GAAP, we disclose information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net loss to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally by our management and by our lenders in evaluating our operating performance. Accordingly, management believes that disclosure of this metric offers investors, lenders and other stakeholders with an additional view of our operations that, when coupled with the GAAP results, provides a more complete understanding of our financial results. EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating our performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is as follows:

	Years Ended December 31,
(in thousands)	2013	2012	2011	2010	2009
EBITDAS Reconciliation
Net loss from continuing operations	$(634)	$(846)	$(1,642)	$(2,815)	$(5,260)
Interest expense, net	38	69	94	132	288
Income tax provision	42	87	51	56	108
Other taxes	67	9	22	37	8
Depreciation and amortization	772	752	1,245	1,807	2,729
Stock-based compensation expense	301	352	686	657	745
EBITDAS	$586	$423	$456	$(126)	$1,382

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion of our results of operations and financial condition together with the Selected Financial Data and our audited consolidated financial statements as of and for the year ended December 31, 2013 including the notes thereto, included in this Report. The discussion below contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in Item 1A. "Risk Factors." Actual results may differ materially from those contained in any forward-looking statements. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, and you are urged to review and consider disclosures that we make in this and other reports that discuss factors germane to our business.

Company Overview and Business Strategy

We develop, manufacture and market electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide. We distribute our electronic table games using an internal sales force, complemented by distributors and sales agents in select geographic areas, generally on a recurring revenue participation model, recurring revenue fixed license fee model or as a sale of hardware combined with recurring license and support fees. As of December 31, 2013, our installed base consisted of 2,272 gaming positions, composed of 2,170 PokerPro and 102 ProCore positions.

PokerPro is a 10-seat electronic poker table that allows operators to offer the most popular player-banked games and tournaments. The PokerPro system offers cash games, single-table tournaments and multi-table tournaments with an extensive game library including Texas Hold’em, Omaha, Razz, and Seven Card Stud. Game rules and limits, including blinds, antes, rake structures and house rules, are completely configurable.

ProCore is an electronic table game platform that expands on the PokerPro technology and allows multiple house-banked games to be run on a single, efficient, economical platform. The versatility of the ProCore system allows operators to add new game content as it is released. Games and house rules can be customized easily to meet property and regulatory requirements, making it an ideal choice for operators looking to add an automated solution to their gaming floor.

We plan to increase our presence in electronic poker with our PokerPro system in various markets that we have identified. We have limited competition from other providers of electronic poker tables and are recognized by casino operators as market leader offering superior products, reliable service and customer support. With the addition of the ProCore platform, our addressable market opportunities expand from electronic poker to also include blackjack, baccarat and other house-banked games. While electronic poker is a niche market where we enjoy a dominant market position, the market for blackjack, baccarat and specialty house-banked games is larger, but also characterized by more competition. We believe our product offerings have significant advantages over the competition and, as a result, we have the opportunity to expand our market position in both electronic poker and for electronic house-banked games.

We have identified key markets worldwide that meet our market segmentation criteria and we believe those markets provide actionable opportunities to grow significantly. We are also monitoring changes in regulation at the state, federal and international level and believe that budgetary, legislative and other factors are creating a favorable environment for expanding the market for gaming in general and electronic table games in particular.

Results of Operations

Statement of Operations – Selected Data

	Year Ended December 31,
	2013	2012	Change

Revenue
License and service fees	$4,850,375	$4,367,132	11.1%
Sales of systems and equipment	696,320	810,147	(14.1%)
Total revenue	5,546,695	5,177,279	7.1%

Gross profit	4,018,955	3,757,928	6.9%
Percentage of revenue	72.5%	72.6%

Operating expenses	4,572,196	4,448,060	2.8%

Interest expense, net	38,191	69,351	(44.9%)
Income tax provision	42,310	86,908	(51.3%)

Net loss from continuing operations	(633,742)	(846,391)	25.1%
Net income from discontinued operations	535	52,263	(99.0%)
Net loss	$(633,207)	$(794,128)	20.3%

Results of Operations for the Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Revenue. Total revenue increased 7.1% to $5.5 million for the year ended December 31, 2013, with revenues from license and service fees increasing 11.1% and revenue from sales of systems and equipment decreasing 14.1%. Total revenue for the year ended December 31, 202 was $5.2 million.

Revenue from license and service fees increased to $$4.9 million for the year ended December 31, 2013 compared to $4.4 million for the year ended December 31, 2012. License and service fees from Canada, Mexico and cruise ships increased with several new installations generating revenue in the current year period. Increases in those markets were offset, however, by reductions in revenue from Europe and other international markets.

Revenue from sales of systems and equipment decreased to $0.7 million for the year ended December 31, 2013 compared to $0.8 million for the year ended December 31, 2012. During both periods, systems and equipment sales revenue benefited from customers in the United States electing to purchase their leased gaming equipment. Sales of systems and equipment decreased on lower revenues from equipment sales in Europe and reduced lease conversions in the United States, partially offset by increased equipment sales in Asia.

Over the past several years, our revenue mix has become more heavily weighted towards recurring license and service fees and a lower percentage of systems and equipment sales. In 2013, license and service fees represented 87% of total revenue, compared to 84% in 2012.

Gross profit. Gross profit was $4.0 million for year ended December 31, 2013 compared to $3.8 million for the year ended December 31, 2012, an increase of 6.9%. Gross profit as a percent of revenue was relatively unchanged at 72.5% and 72.6% for the years ended December 31, 2013 and 2012, respectively.

Operating expenses. Operating expenses increased by $0.1 million (2.8%) to $4.6 million for the year ended December 31, 2013 compared to $4.5 million for the year ended December 31, 2012. The modest increase in operating expenses was attributable to higher spending on regulatory approvals and increased bad debt expense, partially offset by lower employee compensation expense and professional fees.

Interest expense, net. Interest expense decreased 44.9% to $38,191 for the year ended December 31, 2013 from $69,351 for the year ended December 31, 2012. The decrease is primarily attributable to lower outstanding principal balances on the Founders’ Loan and lower fees associated with our SVB credit facility. (See discussion under “Debt Financings” below.)

Income tax provision. Income tax provision decreased 51.3% to $42,310 for the year ended December 31, 2013 from $86,908 for the year ended December 31, 2012. The decrease in income tax provision was attributable to lower withholdings in foreign jurisdictions.

Net loss from continuing operations. Net loss from continuing operations improved 25.1% to $0.6 million for the year ended December 31, 2013 compared to $0.8 million for the year ended December 31, 2012. Net loss from continuing operations was $0.07 per share for the year ended December 31, 2013, an improvement of $0.04 per share compared to a net loss per share of $0.11 for the comparable period of 2012. The improvement in net loss from continuing operations resulted primarily from growth in revenue combined with reductions in interest and income taxes.

Net income from discontinued operations. Net income from discontinued operations for the year ended December 31, 2013 was $535 ($0.00 per share) compared to $52,263 ($0.01 per share) for the year ended December 31, 2012. We completed the disposition of these operations and do not expect to realize additional income or loss from discontinued operations in future periods

Net loss. Net loss for the year ended December 31, 2013 was $0.6 million, an improvement of $0.2 million (20.3%) from $0.8 million for the year ended December 31, 2012. Net loss per share was $0.07 for the year ended December 31, 2013, an improvement of $0.03 per share compared to a net loss per share of $0.10 for the comparable period of 2012. The improvement in net loss resulted primarily from growth in revenue combined with reductions in interest and income taxes.

Liquidity and Capital Resources

We have incurred net losses for all annual periods since inception. We have typically funded our operating costs, research and development activities, working capital investments and capital expenditures with proceeds from the issuances of our common stock and other financing arrangements.

Discussion of Statement of Cash Flows

	Year Ended December 31,
	2013	2012	Change
Continuing Operations:
Net cash (used in) operating activities	$(135,898)	$(842,870)	$706,972
Net cash used in investing activities	(10,190)	(1,378)	(8,812)
Net cash provided by financing activities	325,329	405,049	(79,720)
Net cash provided by (used in) continuing operations	179,241	(439,199)	618,440
Net cash provided by operating activities of discontinued operations	535	68,727	$(68,192)
Net increase in cash and cash equivalents	179,776	(370,472)
Cash and cash equivalents, beginning of period	235,757	606,229
Cash and cash equivalents, end of period	$415,533	$235,757

For the year ended December 31, 2013, net cash used in operating activities improved 83.9% to $0.1 million, compared to $0.8 million for the year ended December 31, 2012. The improvement in cash provided by operating activities was primarily due to improved operating results and favorable working capital comparisons, primarily gaming equipment and deferred revenue, partially offset by reductions in accounts payable and accrued liabilities.

Net cash used in investing activities increased to $10,190 for the year ended December 31, 2013 from $1,378 for the year ended December 31, 2012. Investing activities in both periods are comprised of minor capital expenditures for leasehold improvements, office and manufacturing equipment.

Net cash provided by financing activities was $0.3 million for the year ended December 31, 2013 compared to $0.4 million for the year ended December 31, 2012. Net cash provided by financing activities primarily consists of proceeds from sales of common stock in both periods. Principal payments on long-term debt totaled $60 thousand for the year ended December 31, 2013 and $0 for the year ended December 31, 2012.

Net cash provided by operating activities of discontinued operations was less than $1 thousand for the year ended December 31, 2013 compared to $69 thousand for the year ended December 31, 2012. We do not expect to realize additional cash from discontinued operations in future periods.

Equity Offerings

On March 1, 2013, we sold 460,000 shares of our common stock to ten unaffiliated accredited investors at a price of $1.05 per share, realizing gross proceeds of $483 thousand and net proceeds of $474 thousand. The offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(5) of the Act and Rule 506 of Regulation D promulgated under the Act.

Warrants

As of December 31, 2013, we had outstanding the following common stock purchase warrants:

•	20,000 with an exercise price of $2.50 and an expiration date of March 31, 2015 issued in connection with a private placement in May 2010; and
•	40,000 with an exercise price of $2.75 and an expiration date of December 29, 2015 issued in connection with the LPC transaction.

Debt Financings

Founders’ Loan

On March 24, 2008, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Lyle A. Berman, James T. Crawford, Arthur L. Lomax and Gehrig H. White (collectively, the “Lenders”), all of whom were founders of PokerTek and members of our Board of Directors at the time. Pursuant to the terms of the Note Purchase Agreement, the Lenders loaned us $2.0 million (the “Founders’ Loan”). The Founders’ Loan contains no restrictive covenants and is collateralized by security interests in 18 PokerPro systems. Such security interests have been subordinated to the SVB Credit Facility.

The principal balance of the debt outstanding under the Founders’ Loan has been reduced through a series of transactions since 2008. On July 23, 2012, we entered into a Second Loan Modification Agreement (the “Second Loan Modification Agreement”) with Messrs. Lomax and White, the remaining makers of the Founders’ Loan. Pursuant to the Second Loan Modification Agreement, $100,000 of the remaining principal balance of the Founders’ Loan was converted into 133,334 shares of our common stock, reflecting a conversion price of $0.75 per share, the closing price of a share of our common stock on Friday, July 20, 2012 as reported by The NASDAQ Capital Market.

On September 18, 2012, we issued 405,405 shares of our common stock to Gehrig H. White in full satisfaction of the entire outstanding principal amount of a note held by Mr. White. The shares were valued at $0.74 per share, which represented the consolidated closing bid price per share on The NASDAQ Capital Market on September 17, 2012.

As a result of the modifications described above, the unpaid principal balance on the Founders’ Loan at December 31, 2013 was $240,429. The outstanding principal balance of the Founders Loan and the interest accruing thereon is payable as follows:

(i)
Beginning February 1, 2013 and the first day of each calendar month thereafter until January 1, 2017, we make monthly payments of interest and principal in the amount of $7,465.51, the amount required to fully amortize the remaining principal balance and the accrued interest thereon over 48 months. In the event of a prepayment, the monthly amount would be recalculated.

(ii)	The remaining principal balance of the Founders’ Loan and all accrued but unpaid interest thereon is finally due and payable on December 31, 2016.

Credit Facility

We maintain a credit facility with Silicon Valley Bank to support our working capital needs (the “SVB Credit Facility”). As of February 27, 2014, we entered into the “Eighth Amendment to Loan and Security Agreement”, which extended the maturity date for the facility to January 16, 2015. Maximum advances are determined based on the composition of our eligible accounts receivable and inventory balances with a facility limit of $625,000. The SVB Credit Facility bears interest at an annual rate equal to the greater of (i) 6.5% or (ii) prime plus 2.0%. As of December 31, 2013 $470,000 was available under the SVB Credit Facility, based on our accounts receivable and inventory levels, and there were no amounts outstanding under the facility.

Operations and Liquidity Management

Historically, we have incurred net losses and used cash from financing activities to fund our operations in each annual period since inception. Over the past four years, we refocused our business strategies, significantly improved our margins, and reduced our operating expenses, while also expanding our growth opportunities and significantly improving our operating results. We also closed several equity transactions, reduced our long-term debt, and renewed our credit facility to improve our liquidity and provide capital to grow our business.

As of December 31, 2013, our cash balance was $415,500 and cash available under our credit line was $470,000. Cash used in operations for the year ended December 31, 2013 was $135,000 including inventory purchases. The level of additional cash needed to fund operations and our ability to conduct business for the next year is influenced primarily by the following factors:

•	the pace of growth in our recurring-revenue gaming business, the related investments in inventory and level of spending on development and regulatory efforts;
•	the level of investment in development and approval of new products, entry into new markets, and investments in regulatory approvals;
•	our ability to control growth of operating expenses as we grow the business, expand with new products in new markets;
•	our ability to negotiate and maintain favorable payment terms with our customers and vendors;
•	our ability to access the capital markets and maintain availability under our credit line;
•	demand for our products, and the ability of our customers to pay us on a timely basis; and
•	general economic conditions as well as political events and legal and regulatory changes.

Our operating plans for 2014 include placing existing inventory, entering new markets, commercializing new products and accelerating revenue growth while controlling operating expense and working capital levels. As we execute our growth plans, we intend to carefully monitor the impact of growth on our working capital needs and cash balances.

We believe the capital resources available to us from our cash balances, credit facility, and cash available from financing activities will be sufficient to fund our ongoing operations and to support our operating plans for at least the next 12 months. However, we may seek to raise additional capital or expand our credit facility to fund growth. We cannot assure you that, in the event we need additional working capital, adequate additional working capital will be available or, if available, will be on terms acceptable to us. If we are unable to raise additional capital or expand our credit facilities, our ability to conduct business and achieve our growth objectives would be negatively impacted.

Impact of Inflation

To date, inflation has not had a material effect on our net sales, revenues or income from continuing operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

The table below sets forth our known contractual obligations as of December 31, 2013:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Debt obligations(1)	$240,429	$70,822	$169,607	$-	$-
Operating lease obligations(2)	360,000	135,000	225,000	-	-
Purchase obligations(3)	475,587	475,587	-	-	-
Other long-term liabilities (4)	323,598	156,075	167,523	-	-
Total	$1,399,614	$837,484	$562,130	$-	$-

(1)	Represents the outstanding principal amount and interest on the Founders’ Loan.
(2)	Represents operating lease agreements for office and storage facilities and office equipment.
(3)	Represents open purchase orders with our vendors.
(4)	Represents purchase of gaming inventory from Aristocrat International Pty. Limited and its Affiliates (“Aristocrat”), our former international distribution agent.

Customer Dependence

For the year ended December 31, 2013, five of our customers made up approximately 76.7% of our total revenues from continuing operations, with one accounting for 39.0%, a second accounting for 19.8%, a third accounting for 7.2%, a fourth accounting for 6.1%, and a fifth accounting for 4.6%. The loss of any of these customers or changes in our relationship with any of them could have a material adverse effect on our business.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, we evaluate these estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1 – “Nature of Business and Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this report, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition.

We derive our revenue primarily from the lease or sale of electronic gaming tables and from maintenance, installation and support services related to those products. We account for revenue using the guidance in Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and recognize revenue only when all of the following criteria have been satisfied.

•	persuasive evidence of an arrangement exists
•	delivery has occurred
•	the customer’s price is fixed and determinable
•	collectability is reasonably assured.

Our arrangements with customers generally include a combination of hardware, software and services. We also follow the guidance in ASU No. 2009-14 Software (Topic 985): Certain Revenue Arrangements That Include Software Elements, and ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. ASU 2009-14 amended industry specific revenue accounting guidance for software and software related transactions to exclude from its scope tangible products containing software components and non-software components that function together to deliver the product’s essential functionality. ASU 2009-13 amended the accounting for multiple-deliverable arrangements to provide guidance on how the deliverables in an arrangement should be separated and requires revenue to be allocated using the relative selling price method.

For contracts considered multiple-deliverable arrangements, we evaluate each deliverable to determine whether they represent a separate unit of accounting. The delivered item constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items where performance of the undelivered item is not considered probable and substantially in our control. In instances when the aforementioned criteria are not met, the deliverable is combined with the undelivered items and revenue recognition is determined for the combined unit as a single unit of accounting. We determine the allocation of arrangement consideration at inception on the basis of each unit’s relative selling price.

Our multiple-deliverable product offerings generally include both the sale and lease of gaming system hardware with embedded software, and the provision of professional services and post contract services (“PCS”). The gaming system hardware and the embedded software are considered a single unit of accounting on a combined basis as the software is essential to the functionality of the hardware, and the software is never sold separately from the hardware. The professional services and PCS are each considered separate units of accounting.

When a sale or lease arrangement contains multiple deliverables, we allocate revenues to each unit of accounting based on the selling price hierarchy specified in ASC Topic 605:

•
Vendor specific objective evidence (“VSOE”). When available, VSOE must be used to determine the selling price of a deliverable. We have not been able to establish VSOE for its deliverables as we do not sell our products separately regularly and/or have only a limited sales history.

•
Third-party evidence (“TPE”). When VSOE is not available, we then determine whether TPE is available. TPE is determined based on competitor prices for similar deliverables when sold separately. We are unable to reliably determine and verify the pricing of similar competitor products on a stand-alone basis and have not been able to establish TPE for its deliverables.

•
Best estimate of selling price (“BESP”). When TPE is not available, then the BESP is used. As we have not established VSOE or TPE for our deliverables, it uses BESP in its allocation of the arrangement consideration for contracts.

The objective of BESP is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. We determine BESP for product or service considering multiple factors and data points, including, but not limited to, internal costs, gross margin objectives and pricing practices when products are sold with other deliverables. Market conditions and competitive factors are taken into account in determining pricing practices. We limits the amount of revenue recognized for delivered items to the amount of BESP that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified return or refund privileges.

For sales of gaming systems with multiple deliverables, revenue is generally recognized for the hardware and embedded software unit of accounting at time of delivery based on the relative selling price method (using BESP). Revenue related to professional services (installation and training) is recognized as those services are delivered, which usually occurs at or near the time of delivery of the gaming system (i.e., the hardware and embedded software unit of accounting). Revenue allocated to PCS services is recognized as those services are delivered on a ratable basis over the PCS term. Revenue recognized from the delivery of gaming systems and installation and training services are limited to those amounts that are not contingent upon the delivery of future PCS or other services.

Our lease arrangements are generally accounted for as operating leases as the terms are typically less than 75% of the economic life of the leased product, they do not contain bargain purchase options, transfer of ownership or have minimum lease payments greater than 90% of the fair value of the leased equipment. Otherwise, the lease arrangements would be accounted for as capital leases. For lease arrangements containing multiple deliverables, revenue from fixed-fee leases of hardware and embedded software is generally recognized on a straight-line basis over the contract term. For leases with participation features, where consideration varies based on the monthly amount of revenue earned by the customer, revenue is generally recognized on a monthly basis as the lease price for each period becomes fixed and determinable. To the extent that installation and training services are provided in a lease arrangement, those professional services are treated as separate units of accounting and the allocated amounts are recognized as those services are delivered, limited to the amount that is not contingent upon the delivery of future services.

If a customer initially leases gaming systems and subsequently purchases that leased equipment, revenue is recorded on the effective date of the purchase agreement and when all other relevant revenue recognition criteria have been met.

In addition to selling multiple-deliverable arrangements, we occasionally sell certain products and services on a stand-alone basis such as the sale of complete gaming system with no services (a rare occurrence), the sale of spare parts and of other peripheral equipment separately from the delivery of other products and services under multiple-deliverable arrangements. Regardless of whether a transaction is a multiple-deliverable transaction subject to ASU 2009-13 and ASU 2009-14 or a stand-alone transaction, revenue is recognized only when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable, and collection of the resulting receivable is reasonably assured. If customer arrangements require formal notification of acceptance by the customer, revenue is recognized upon meeting such acceptance criteria.

We make judgments and use estimates in recognizing revenue, include the allocation of proceeds from multiple-deliverable arrangements to individual units of accounting, the determination of BESP, the estimated useful lives of our gaming systems, and the appropriate timing or deferral of revenue recognition.

Sales and value added taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are excluded from revenue in the Consolidated Statements of Operations.

Gaming systems and property and equipment

Our gaming systems represent equipment owned by us. The majority of this equipment is operated at customer sites pursuant to contractual license agreements. Our gaming systems may also include equipment used by us for demonstration or testing purposes.

Our gaming systems are transferred from our respective inventory accounts to the gaming systems account at the time the units are fully assembled, configured, tested and otherwise ready for use by a customer. Because the configuration of each gaming system is unique to the specific customer environment in which it is being placed, the final steps to configure and test the unit generally occur immediately prior to shipment. Depreciation expense for our gaming systems begins in the month of transfer of each gaming system from our inventory account to the gaming systems account.

Our gaming systems and property and equipment are stated at cost, less accumulated depreciation. We include an allocation of direct labor, indirect labor and overhead for each gaming system. Costs not clearly related to the procurement, manufacture and implementation are expensed as incurred. As gaming systems are returned from customer sites, the hardware components are dismantled and transferred to inventory at depreciated cost, and all labor, overhead and installation costs capitalized in connection with the original installation are expensed immediately. As the gaming systems are returned to our warehouse, the various hardware components are individually disassembled, inspected, tested, thoroughly cleaned and refurbished with new components as needed for redeployment. Unusable parts are scrapped. Refurbished systems are transferred from inventory to the gaming systems account and depreciated over their estimated useful life in a manner consistent with new gaming systems described above. In addition, when our products have been delivered but the revenue associated with the arrangement has been deferred, we transfer the balance from inventory to gaming systems. This balance is then charged to cost of revenue as the related deferred revenue is recognized.

Depreciation is computed using the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally three to five years for gaming systems and five years for internal-use equipment and office furniture. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Expenditures for maintenance and repairs are expensed as incurred.

We evaluate property and equipment for impairment as an event occurs or circumstances change that would more likely than not reduce the fair value of the property and equipment below the carrying amount. If the carrying amount of property and equipment is not recoverable from its undiscounted cash flows, then we would recognize an impairment loss for the difference between the carrying amount and the current fair value. Further, we evaluate the remaining useful lives of property and equipment at each reporting period to determine whether events and circumstances warrant a revision to the remaining depreciation periods.

Share-based compensation

We value our stock options issued based upon the Black-Scholes option pricing model and recognize the compensation over the period in which the options vest. We value restricted and unrestricted share grants and restricted stock units based on the closing market price of the shares at the date of grant and recognize compensation expense over the period in which the shares vest. There are inherent estimates made by management regarding the calculation of stock option expense, including volatility, expected life and forfeiture rate. (See Note 12 – “Shareholders’ Equity – Stock Incentive Plans.”)

We recognize compensation expense for options, shares and units that vest over time using the straight-line attribution approach. For performance-based options and shares issued to third parties, compensation expense is determined at each reporting date in accordance with the fair value method. Until the measurement date is reached, the total amount of compensation expense remains uncertain. Compensation expense is recorded based on the fair value of the award at the reporting date and then revalued, or the total compensation is recalculated, based on the current fair value at each subsequent reporting date.

Research and development

Research and development costs are charged to expense when incurred and are included in the consolidated statements of operations, except when certain qualifying expenses are capitalized. Capitalization of development costs of software products begins once the technological feasibility of the product is established. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins. As of December 31, 2013 and 2012, no amounts were capitalized as technological feasibility is generally established at or near the time of general release. Research and development costs include salaries, benefits, travel and other internal costs allocated to software and hardware development efforts, as well as purchased components, engineering services and other third-party costs.

Inventories

Inventories are stated at the lower of cost or market, where cost is determined on a first-in, first-out basis. Inventories also include parts from gaming systems that have been used at customer sites and returned for refurbishment and subsequent redeployment with customer. Those inventory items are stated at the lower of cost or market, where cost is determined based on the undepreciated cost of the returned items. We regularly review inventory for slow moving, obsolete and excess characteristics and evaluate whether inventory is sated at the lower of cost or net realizable value.

Fair Value Measurements

At the beginning of 2012, we adopted an ASU issued in January 2010 requiring separate disclosure of purchases, sales, issuances, and settlements of fair value instruments within the Level 3 reconciliation. Additionally, we adopted an ASU issued in May 2011 amending fair value measurements for US GAAP and IFRS convergence. The adoption of these ASUs did not have a material impact on our financial statements.

Recently Issued Accounting Standards

Recently issued accounting pronouncements not yet adopted

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters - Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”) which permits companies to release cumulative translation adjustments into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. Accordingly, the cumulative translation adjustment should be released into earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or, if a controlling financial interest is no longer held. ASU No. 2013-05 is effective for annual reporting periods beginning on or after December 15, 2013. We do not expect it will have a significant impact on our consolidated results of operations, financial condition and cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)” (“ASU No. 2013-11”) to provide explicit guidance and eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective for annual reporting periods beginning on or after December 15, 2013. We do not expect it will have a significant impact on our consolidated results of operations, financial condition and cash flows.

Recently issued accounting pronouncements adopted in the current year

In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities" ("ASU No. 2011-11") to require new disclosures about offsetting assets and liabilities which requires an entity to disclose information about financial instruments that have been offset and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Entities will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. ASU No. 2011-11 is for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. We adopted this guidance as of January 1, 2013 with no significant impact on our consolidated results of operations, financial condition and cash flows.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU No. 2013-02”) to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU No. 2013-02 is effective for annual reporting periods beginning on or after December 15, 2012. We adopted this guidance as of January 1, 2013 with no significant impact on our consolidated results of operations, financial condition and cash flows

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

We are subject to market risks in the ordinary course of business from both changes in interest rates and foreign exchange rates. A discussion of our primary market risks is presented below:

Cash and investments. Our cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments. As of December 31, 2013, the carrying value of our cash and cash equivalents approximated fair value.

Fixed rate debt. As market interest rates fluctuate, the fair value of the fixed-rate Founders’ Loan will also fluctuate. The estimated fair value of the Founders’ Loan as of December 31, 2013 was $249,000. We estimate a 10% increase in interest rates would decrease the fair value by approximately $8,700. These changes would impact the fair value disclosures for this financial instrument, but would have no impact on interest expense paid or recognized in the consolidated statement of operations.

Variable rate debt. Our SVB Credit Facility bears interest at variable rates based on spreads over the prime rate. As of December 31, 2013, availability was $470,000 with no borrowings outstanding. A change in average interest rates would not have had a significant effect on net interest expense during 2013, as there were no balances outstanding under the SVB Credit Facility. As of December 31, 2013, the carrying value of our variable rate debt instruments approximated fair value. The SVB Credit Facility amended as of February 27, 2014. See “Debt Financings – Credit Facility” in Item 7 above.

Foreign currency risk. Our revenues from international customers and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability, and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.

Our dependence on foreign customers and suppliers means, in part, that we are affected by changes in the relative value of the U.S. dollar to foreign currencies, particularly the Euro, Canadian dollar, Mexican peso, Chinese RMB, and Taiwan dollar. Although receipts from foreign customers and our purchases of foreign products are principally negotiated and paid for in U.S. dollars, as our business becomes more international, payments denominated in foreign currencies may increase in the future. In addition, changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments or discontinue selling to us. This also might cause such customers to demand lower prices, delay or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse effect on our business, financial condition or results of operations.

We do not use derivative financial instruments for speculation or trading purposes or engage in any other hedging strategies with regard to our foreign currency risk.

Item 8. Financial Statements and Supplementary Data.

•	Financial Statements
The information required by this Item is submitted as a separate section of this Report commencing on page 34, attached hereto.

•	Supplementary Data
Selected quarterly financial data for 2013 and 2012 is as follows:

	2013
	Q1	Q2	Q3	Q4
Revenue
License and service fees	$1,360,670	$1,225,353	$1,129,246	$1,135,106
Sales of systems and equipment	30,451	378,870	13,635	273,364
Total revenue	1,391,121	1,604,223	1,142,881	1,408,470
Cost of revenue	353,549	365,909	313,149	495,133
Gross profit	1,037,572	1,238,314	829,732	913,337
Operating expenses	1,188,308	1,268,328	1,086,748	1,028,812
Net loss from continuing operations before interest and income taxes	(150,736)	(30,014)	(257,016)	(115,475)
Interest expense, net	(10,543)	(9,470)	(9,204)	(8,974)
Income tax provision	(34,081)	(11,939)	-	3,710
Net loss from continuing operations	(195,360)	(51,423)	(266,220)	(120,739)
Income (loss) from discontinued operations	535	-	-	-
Net loss	$(194,825)	$(51,423)	$(266,220)	$(120,739)

Net loss from continuing operations per common share - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.01)
Net loss from discontinued operations per common share - basic and diluted	-	-	-	-
Net loss per common share - basic and diluted	(0.02)	(0.01)	(0.03)	(0.01)
Weighted average common shares outstanding - basic and diluted	8,491,315	9,227,808	9,306,222	9,160,624

	2012
	Q1	Q2	Q3	Q4
Revenue
License and service fees	$1,083,414	$906,929	$1,097,641	$1,279,148
Sales of systems and equipment	594,523	134,654	16,537	64,433
Total revenue	1,677,937	1,041,583	1,114,178	1,343,581
Cost of revenue	385,979	301,376	324,816	407,180
Gross profit	1,291,958	740,207	789,362	936,401
Operating expenses	1,204,999	1,114,746	1,045,497	1,082,818
Net loss from continuing operations before income taxes	86,959	(374,539)	(256,135)	(146,417)
Interest expense, net	(20,855)	(19,810)	(17,752)	(10,934)
Income tax provision	(6,727)	(714)	(52,353)	(27,114)
Net loss from continuing operations	59,377	(395,063)	(326,240)	(184,465)
Income (loss) from discontinued operations	10,522	44,345	(4,754)	2,150
Net loss	$69,899	$(350,718)	$(330,994)	$(182,315)

Net loss from continuing operations per common share - basic and diluted	$0.01	$(0.05)	$(0.04)	$(0.02)
Net loss from discontinued operations per common share - basic and diluted	0.00	0.01	(0.00)	0.00
Net loss per common share - basic and diluted	0.01	(0.05)	(0.04)	(0.02)
Weighted average common shares outstanding - basic and diluted	7,564,104	7,563,120	8,130,413	8,627,770

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act) as of the end of the period covered by this Report (the “Evaluation Date”). Our disclosure controls and procedures are designed to ensure that information required to be disclosed in our financial reports have been made known to management, including our Chief Executive Officer and Chief Financial Officer, and other persons responsible for preparing such reports so that such information may be recorded, processed, summarized and reported in a timely manner. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of the Evaluation Date, our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes and preparation of financial statements in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2013 based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and in accordance with the interpretive guidance issued by the SEC in Release No. 34-55929. Based on that evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2013.

Changes in Internal Control over Financial Reporting

There were no changes in internal control over financial reporting identified in managements’ evaluation during the quarter ended December 31, 2013 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

Information called for by this item may be found in our definitive Proxy Statement in connection with our 2014 Annual Meeting of Shareholders to be filed with the SEC under the headings “Board of Directors and Management,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Corporate Governance Matters” and is incorporated herein by reference.

Item 11. Executive Compensation.

Information called for by this item may be found in our definitive Proxy Statement in connection with our 2014 Annual Meeting of Shareholders to be filed with the SEC under the headings “Executive Compensation” and “Corporate Governance Matters” and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Information called for by this item may be found in our definitive Proxy Statement in connection with our 2014 Annual Meeting of Shareholders to be filed with the SEC under the headings “Equity Compensation Plan Information” and “Security Ownership of Certain Beneficial Owners and Management” and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Information called for by this item may be found in our definitive Proxy Statement in connection with our 2014 Annual Meeting of Shareholders to be filed with the SEC under the headings “Related Person Transactions” and “Corporate Governance Matters” and is incorporated herein by reference.

Item 14. Principal Accountant Fees and Services.

Information called for by this item may be found in our definitive Proxy Statement in connection with our 2014 Annual Meeting of Shareholders to be filed with the SEC under the headings “Independent Registered Public Accounting Firm Fee Information” and “Audit Committee Pre-Approval Policy” and is incorporated herein by reference.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as a part of this Form 10-K:

1. Financial Statements

The following financial statements are included in a separate section of this Report beginning on page 33:

•	Report of Independent Registered Public Accounting Firm;
•	Consolidated Statements of Operations for the years ended December 31, 2013 and 2012;
•	Consolidated Balance Sheets as of December 31, 2013 and 2012;
•	Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2013 and 2012;
•	Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012; and
•	Notes to Consolidated Financial Statements.

2. Financial Statement Schedules

The following financial statement schedule is included in a separate section of this Report on page 54:

•	Valuation and Qualifying Accounts and Reserves

Other financial statement schedules are omitted because they are not required or are not applicable, or the required information is provided in the consolidated financial statements or notes described in Item 15(a)(1) above.

3. Exhibits

The Exhibits listed in the Exhibit Index, which appears immediately following the signature page and is incorporated herein by reference, are filed as part of this Report.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
PokerTek, Inc.
Matthews, North Carolina

We have audited the accompanying consolidated balance sheets of PokerTek, Inc. and subsidiaries (“PokerTek” or the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity, and cash flows for the years then ended. Our audits also included the financial statement schedule of PokerTek listed in Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PokerTek and subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ McGladrey LLP
Charlotte, North Carolina
March 21, 2014

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$415,533	$235,757
Accounts receivable, net	793,949	794,769
Inventory	869,631	1,177,127
Prepaid expenses and other assets	90,314	66,988
Total current assets	2,169,427	2,274,641

Long-term assets:
Inventory	545,070	165,823
Gaming systems, net	1,224,931	1,693,051
Property and equipment, net	27,724	26,967
Other assets	110,740	171,498
Total long-term assets	1,908,465	2,057,339
Total assets	$4,077,892	$4,331,980

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$243,960	$274,609
Accrued liabilities	310,126	569,404
Deferred revenue	20,051	42,266
Long-term debt, current portion	70,822	59,571
Total current liabilities	644,959	945,850

Long-term liabilities:
Long-term liability	167,523	219,494
Long-term debt	169,607	240,429
Total long-term liabilities	337,130	459,923
Total liabilities	982,089	1,405,773
Commitments and contingencies
Common stock subject to rescission	-	71,183
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 100,000,000	-	-
shares, issued and outstanding 9,363,434 and 8,625,498 shares at
December 31, 2013 and December 31, 2012, respectively
Additional paid-in capital	50,355,908	49,481,922
Accumulated deficit	(47,260,105)	(46,626,898)
Accumulated other comprehensive loss, net	-	-
Total shareholders' equity	3,095,803	2,855,024
Total liabilities and shareholders' equity	$4,077,892	$4,331,980
The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS
	Years Ended December 31,
	2013	2012
Revenue
License and service fees	$4,850,375	$4,367,132
Sales of systems and equipment	696,320	810,147
Total revenue	5,546,695	5,177,279
Cost of revenue	1,527,740	1,419,351
Gross profit	4,018,955	3,757,928
Operating expenses:
Selling, general and administrative	3,583,332	3,403,366
Research and development	678,817	679,431
Share-based compensation expense	300,615	351,996
Depreciation	9,432	13,267
Total operating expenses	4,572,196	4,448,060
Operating loss	(553,241)	(690,132)
Interest expense, net	38,191	69,351
Net loss from continuing operations before income taxes	(591,432)	(759,483)
Income tax provision	42,310	86,908
Net loss from continuing operations	(633,742)	(846,391)
Income (loss) from discontinued operations	535	52,263
Net loss	$(633,207)	$(794,128)

Other comprehensive loss:
Adjustments to net loss	-	-
Comprehensive loss	$(633,207)	$(794,128)

Net loss from continuing operations per common share - basic and diluted	$(0.07)	$(0.11)
Net income (loss) from discontinued operations per common share - basic and diluted	-	0.01
Net loss per common share - basic and diluted	$(0.07)	$(0.10)
Weighted average common shares outstanding - basic and diluted	9,160,624	7,973,609
The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Par Value
Balance, December 31, 2011	7,490,124	$-	$48,368,283	$(45,832,770)	$-	$2,535,513
						-
Issuances of common stock, net	1,148,295		785,385	-	-	785,385
Share-based compensation, net	(12,921)		399,437	-	-	399,437
Common stock subject to rescission			(71,183)			(71,183)
Net loss	-		-	(794,128)	-	(794,128)
Balance, December 31, 2012	8,625,498	$-	$49,481,922	$(46,626,898)	$-	$2,855,024

Issuances of common stock, net	622,900		591,088			591,088
Share-based compensation, net	20,000		300,615			300,615
Common stock subject to rescission			71,183			71,183
Share settlements of restricted stock awards and restricted stock units	95,036		(88,900)			(88,900)
Net loss				(633,207)		(633,207)
Balance, December 31, 2013	9,363,434	$-	$50,355,908	$(47,260,105)	$-	$3,095,803
The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(633,207)	$(794,128)
Net income (loss) from discontinued operations	(535)	(52,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	771,724	751,832
Share-based compensation expense	300,615	351,996
Provision for doubtful accounts and other receivables	201,687	123,214
Changes in assets and liabilities:
Accounts and other receivables	(200,867)	(186,382)
Prepaid expenses and other assets	37,433	88,111
Inventory	(71,750)	419,856
Gaming systems	(294,172)	(1,327,283)
Accounts payable and accrued expenses	(224,611)	20,994
Deferred revenue	(22,215)	(238,817)
Net cash used in operating activities from continuing operations	(135,898)	(842,870)
Net cash provided by operating activities from discontinued operations	535	68,727
Net cash used in operating activities	(135,363)	(774,143)

Cash flows from investing activities:
Purchases of property and equipment	(10,190)	(1,378)
Net cash used in investing activities	(10,190)	(1,378)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	384,900	405,049
Repayments of long-term debt	(59,571)	-
Net cash provided by financing activities	325,329	405,049
Net increase (decrease) in cash and cash equivalents	179,776	(370,472)
Cash and cash equivalents, beginning of year	235,757	606,229
Cash and cash equivalents, end of period	$415,533	$235,757

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$35,450	$66,587
Income taxes	46,412	49,645

Non-cash transactions:
Amortization of commitment fee issued in common stock	$-	$44,223
Issuance of common stock for debt cancellation	-	400,000
Shares of Common Stock issued in settlement of litigation	117,288	-
The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
Note 1. Nature of Business and Basis of Presentation

PokerTek, Inc. (the “Company”) and its subsidiaries are engaged in developing, manufacturing and marketing of electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide.

These consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, including PokerTek Mexico S DE RL DE CV and PokerTek Canada, Inc. They have been prepared by the Company in accordance with accounting principles generally accepted in the United States. The financial statements of the Company’s foreign subsidiary are measured using the U.S. dollar as the functional currency. All significant intercompany transactions and accounts have been eliminated in consolidation.

Significant Accounting Policies

Accounting estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents. The Company considers all cash accounts and highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of credit risk. Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents, marketable securities and accounts receivables. The Company’s credit risk is managed by investing primarily in high-quality money market instruments and accounts guaranteed by the U.S. government and its agencies.

Receivables and allowance for doubtful accounts. The Company monitors its exposure for credit losses on its customer receivable balances and the credit worthiness of its customers on an ongoing basis and records related allowances for doubtful accounts. Allowances are estimated based upon specific customer balances, where a risk of default has been identified, and also include a provision for non-customer specific defaults based upon historical experience and aging of accounts. As of December 31, 2013 and December 31, 2012, the Company recorded an allowance for doubtful accounts of $117,000 and $185,700, respectively. If circumstances related to specific customers change, estimates of the recoverability of receivables could also change.

Deferred licensing fees. Deferred licensing fees consist of amounts paid to various regulatory agencies. As approvals are obtained, the Company begins expensing the fees over the estimated term of the license. Deferred licensing fees are included in other assets on the consolidated balance sheets.

Patents. Legal fees and application costs related to the Company’s patent application process are expensed as incurred. There is a high degree of uncertainty in the outcome of approval for any of the Company’s patents.

Research and development. Research and development costs are charged to expense when incurred and are included in the consolidated statements of operations, except when certain qualifying expenses are capitalized. Capitalization of development costs of software products begins once the technological feasibility of the product is established. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins. Our research and development expenses were $0.7 million and $0.7 million during the fiscal years ended December 31, 2013 and December 31, 2012, respectively, consisting primarily of internal product development salaries and expenses and costs related to third-party engineering, prototyping and product testing.

Advertising. Advertising and promotional costs are expensed as incurred. Advertising costs for the years ended December 31, 2013 and 2012 were $800 and $16,500, respectively.

Inventories. Inventories are stated at the lower of cost or market, where cost is determined on a first-in, first-out basis. Inventories may include parts from gaming systems that have been previously operated at customer sites and returned for refurbishment and subsequent redeployment. Those inventory items are stated at the lower of cost or market, where cost is determined based on the depreciated cost of the returned items. The Company regularly reviews inventory for slow moving, obsolete and excess characteristics in relation to historical and expected usage and establishes reserves to value inventory at the lower of cost or estimated net realizable value. If expectations related to customer demand change or the Company changes its product offering in the future, estimates regarding the net realizable value of inventory could also change.

Revenue recognition. The Company derives its revenue primarily from the lease or sale of its electronic gaming tables and from maintenance, installation and support services related to those products. The Company accounts for revenue using the guidance in Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and recognizes revenue only when all of the following criteria have been satisfied:

• persuasive evidence of an arrangement exists
• delivery has occurred
• the customer’s price is fixed and determinable; and
• collectability is reasonably assured.

The Company’s arrangements with its customers generally include a combination of hardware, software and services. The Company also follows the guidance in ASU No. 2009-14 Software (Topic 985): Certain Revenue Arrangements That Include Software Elements, and ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. ASU 2009-14 amended industry specific revenue accounting guidance for software and software related transactions to exclude from its scope tangible products containing software components and non-software components that function together to deliver the product’s essential functionality. ASU 2009-13 amended the accounting for multiple-deliverable arrangements to provide guidance on how the deliverables in an arrangement should be separated and requires revenue to be allocated using the relative selling price method.

For contracts considered multiple-deliverable arrangements, the Company evaluates each deliverable to determine whether they represent a separate unit of accounting. The delivered item constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items where performance of the undelivered item is not considered probable and substantially in the Company’s control. In instances when the aforementioned criteria are not met, the deliverable is combined with the undelivered items and revenue recognition is determined for the combined unit as a single unit of accounting. The Company determines the allocation of arrangement consideration at inception on the basis of each unit’s relative selling price.

The Company’s multiple-deliverable product offerings generally include both the sale and lease of gaming system hardware with embedded software, and the provision of professional services and post contract services (“PCS”). The gaming system hardware and the embedded software are considered a single unit of accounting on a combined basis as the software is essential to the functionality of the hardware, and the software is never sold separately from the hardware. The professional services and PCS are each considered separate units of accounting.

When a sale or lease arrangement contains multiple deliverables, the Company allocates revenues to each unit of accounting based on the selling price hierarchy specified in ASC Topic 605:

•
Vendor specific objective evidence (“VSOE”). When available, VSOE must be used to determine the selling price of a deliverable. The Company has not been able to establish VSOE for its deliverables as it does not sell its products separately regularly and/or has only a limited sales history.

•
Third-party evidence (“TPE”). When VSOE is not available, the Company then determines whether TPE is available. TPE is determined based on competitor prices for similar deliverables when sold separately. The Company is unable to reliably determine and verify the pricing of similar competitor products on a stand-alone basis and has not been able to establish TPE for its deliverables.

•
Best estimate of selling price (“BESP”). When TPE is not available, then the BESP is used. AS the Company has not established VSOE or TPE for its deliverables, it uses BESP in its allocation of the arrangement consideration for contracts.

The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. The Company determines BESP for product or service considering multiple factors and data points, including, but not limited to, internal costs, gross margin objectives and pricing practices when products are sold with other deliverables. Market conditions and competitive factors are taken into account in determining the Company’s pricing practices. The Company limits the amount of revenue recognized for delivered items to the amount of BESP that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified return or refund privileges.

For the Company’s sales of gaming systems with multiple deliverables, revenue is generally recognized for the hardware and embedded software unit of accounting at time of delivery based on the relative selling price method (using BESP). Revenue related to professional services (installation and training) is recognized as those services are delivered, which usually occurs at or near the time of delivery of the gaming system (i.e., the hardware and embedded software unit of accounting). Revenue allocated to PCS services is recognized as those services are delivered on a ratable basis over the PCS term. Revenue recognized from the delivery of gaming systems and installation and training services are limited to those amounts that are not contingent upon the delivery of future PCS or other services.

The Company’s lease arrangements are generally accounted for as operating leases as the terms are typically less than 75% of the economic life of the leased product, they do not contain bargain purchase options, transfer of ownership or have minimum lease payments greater than 90% of the fair value of the leased equipment. Otherwise, the lease arrangements would be accounted for as capital leases. For lease arrangements containing multiple deliverables, revenue from fixed-fee leases of hardware and embedded software is generally recognized on a straight-line basis over the contract term. For leases with participation features, where consideration varies based on the monthly amount of revenue earned by the customer, revenue is generally recognized on a monthly basis as the lease price for each period becomes fixed and determinable. To the extent that installation and training services are provided in a lease arrangement, those professional services are treated as separate units of accounting and the allocated amounts are recognized as those services are delivered, limited to the amount that is not contingent upon the delivery of future services.

If a customer initially leases gaming systems and subsequently purchases that leased equipment, revenue is recorded on the effective date of the purchase agreement and when all other relevant revenue recognition criteria have been met.

In addition to selling multiple-deliverable arrangements, the Company also occasionally sells certain products and services on a stand-alone basis such as the sale of complete gaming system with no services (a rare occurrence), the sale of spare parts, and of other peripheral equipment separately from the delivery of other products and services under multiple-deliverable arrangements. Regardless of whether a transaction is a multiple-deliverable transaction subject to ASU 2009-13 and ASU 2009-14 or a stand-alone transaction, revenue is recognized only when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable, and collection of the resulting receivable is reasonably assured. If customer arrangements require formal notification of acceptance by the customer, revenue is recognized upon meeting such acceptance criteria.

The Company makes judgments and uses estimates in recognizing revenue, include the allocation of proceeds from multiple-deliverable arrangements to individual units of accounting, the determination of BESP, the estimated useful lives of its gaming systems, and the appropriate timing or deferral of revenue recognition.

Gaming systems and property and equipment. The Company’s gaming systems represent equipment owned by the Company. The majority of this equipment is operated at customer sites pursuant to contractual license agreements. Gaming systems may also include equipment used by the Company for demonstration or testing purposes.

Gaming systems are transferred from the Company’s respective inventory accounts to the gaming systems account at the time the units are fully assembled, configured, tested and otherwise ready for use by a customer. Because the configuration of each gaming system is unique to the specific customer environment in which it is being placed, the final steps to configure and test the unit generally occur immediately prior to shipment. Depreciation expense for gaming systems begins in the month of transfer of each gaming system from the Company’s inventory account to the gaming systems account.

Gaming systems and property and equipment are stated at cost, less accumulated depreciation. The Company includes an allocation of direct labor, indirect labor and overhead for each gaming system. Costs not clearly related to the procurement, manufacture and implementation are expensed as incurred. As gaming systems are returned from customer sites, the hardware components are dismantled and transferred to inventory at depreciated cost, and all labor, overhead and installation costs capitalized in connection with the original installation are expensed immediately. As the systems are returned to the Company’s warehouse, the various hardware components are individually taken apart, inspected, tested, thoroughly cleaned and refurbished with new components as needed for redeployment. Unusable parts are scrapped. Refurbished systems are transferred from inventory to the gaming systems account and depreciated over their estimated useful life in a manner consistent with new gaming systems described above. In addition, when the Company’s products have been delivered but the revenue associated with the arrangement has been deferred, the Company transfers the balance from inventory to gaming systems. This balance is then charged to cost of revenue as the related deferred revenue is recognized.
Depreciation is computed using the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally three to five years for gaming systems and five years for internal-use equipment and office furniture. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Expenditures for maintenance and repairs are expensed as incurred.

The Company evaluates property and equipment for impairment as an event occurs or circumstances change that would more likely than not reduce the fair value of the property and equipment below the carrying amount. If the carrying amount of property and equipment is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value. Further, the Company evaluates the remaining useful lives of property and equipment at each reporting period to determine whether events and circumstances warrant a revision to the remaining depreciation periods.

Offering costs. Offering costs incurred in connection with the Company’s equity offerings, consisting principally of legal, accounting and underwriting fees, are charged to additional paid in capital as incurred.

Income taxes. The Company accounts for income taxes and uncertain tax positions in accordance with generally accepted accounting principles. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The accounting for income taxes involves significant judgments and estimates and deals with complex tax regulations. The recoverability of certain deferred tax assets is based in part on estimates of future income and the timing of temporary differences. (See Note 13 – “Income Taxes.”)

Earnings (loss) per share. The Company computes earnings (loss) per share (“EPS”) in accordance with generally accepted accounting principles which require presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effects of any potentially dilutive securities are excluded as they are antidilutive due to the Company’s net losses. The following were excluded from the computation of diluted net loss per share for 2013 and 2012 as their inclusion would be antidilutive:

•	Stock options to purchase 724,703 shares of common stock as of both December 31, 2013 and December 31, 2012;
•	253,312 and 356,000 restricted stock units as of December 31, 2013 and December 31, 2012, respectively; and
•	60,000 common stock purchase warrants as of both December 31, 2013 and December 31, 2012.

Share-based compensation.  The Company values its stock options issued based upon the Black-Scholes option pricing model and recognize the compensation over the period in which the options vest. The Company values restricted and unrestricted share grants and restricted stock units based on the closing market price of the shares at the date of grant and recognize compensation expense over the period in which the shares vest. There are inherent estimates made by management regarding the calculation of stock option expense, including volatility, expected life and forfeiture rate. (See Note 12 – “Shareholders’ Equity – Stock Incentive Plans.”)

The Company recognizes compensation expense for options, shares and units that vest over time using the straight-line attribution approach. For performance-based options and shares issued to third parties, compensation expense is determined at each reporting date in accordance with the fair value method. Until the measurement date is reached, the total amount of compensation expense remains uncertain. Compensation expense is recorded based on the fair value of the award at the reporting date and then revalued, or the total compensation is recalculated, based on the current fair value at each subsequent reporting date.

Warrants. The Company evaluates its outstanding warrants at issuance and at each quarter end. As a result of its evaluation and analysis, management determined that its warrants should be classified as equity instruments in the accompanying consolidated balance sheets.

Shipping costs. The Company includes all of the outbound freight, shipping and handling costs associated with the shipment of products to customers in cost of revenue. Any amounts paid by customers to the Company for shipping and handling are recorded as revenue on the consolidated statement of operations.

Fair Value of Financial Instruments. Under generally accepted accounting principles, fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair value hierarchy for measurement and disclosure of the fair value for financial instruments is as follows: Level 1 inputs as quoted prices in active markets for identical assets or liabilities; Level 2 inputs as observable inputs other than Level 1 prices, such as quoted market prices for similar assets or liabilities or other inputs that are observable or can be corroborated by market data; and Level 3 inputs as unobservable inputs that are supported by little or no market activity and that are financial instruments whose value is determined using pricing models or instruments for which the determination of fair value requires significant management judgment or estimation.

The fair value of financial assets and liabilities is determined at each balance sheet date and future declines in market conditions, the future performance of the underlying investments or new information could affect the recorded values of the Company’s investments.

Subsequent Events. Management has evaluated all events and transactions that occurred from January 1, 2014 through the date these consolidated financial statements were issued for subsequent events requiring recognition or disclosure in the financial statements.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters - Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”) which permits companies to release cumulative translation adjustments into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. Accordingly, the cumulative translation adjustment should be released into earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or, if a controlling financial interest is no longer held. ASU No. 2013-05 is effective for annual reporting periods beginning on or after December 15, 2013. The Company does not expect it will have a significant impact on its consolidated results of operations, financial condition and cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)” (“ASU No. 2013-11”) to provide explicit guidance and eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective for annual reporting periods beginning on or after December 15, 2013. The Company does not expect it will have a significant impact on its consolidated results of operations, financial condition and cash flows.

Recently issued accounting pronouncements adopted in the current year

In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities" ("ASU No. 2011-11") to require new disclosures about offsetting assets and liabilities which requires an entity to disclose information about financial instruments that have been offset and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Entities will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. ASU No. 2011-11 is for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted this guidance as of January 1, 2013 with no significant impact on its consolidated results of operations, financial condition and cash flows.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU No. 2013-02”) to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU No. 2013-02 is effective for annual reporting periods beginning on or after December 15, 2012. The Company adopted this guidance as of January 1, 2013 with no significant impact on its consolidated results of operations, financial condition and cash flows

Fair Value Measurements

At the beginning of 2012, the Company adopted an ASU issued in January 2010 requiring separate disclosure of purchases, sales, issuances, and settlements of fair value instruments within the Level 3 reconciliation. Additionally the Company adopted an ASU issued in May 2011 amending fair value measurements for US GAAP and IFRS convergence. The adoption of these ASUs did not have a material impact on the Company’s financial statements.

Note 2. Operations and Liquidity Management

Historically, the Company has incurred net losses and used cash from financing activities to fund its operations in each annual period since inception. Over the past four years, the Company refocused its business strategies, significantly improved its margins, and reduced its operating expenses, while also expanding its growth opportunities and significantly improving its operating results. The Company also closed several equity transactions, reduced its long-term debt, and renewed its credit facility to improve its liquidity and provide capital to grow its business.

As of December 31, 2013, the Company’s cash balance was $415,500 and cash available under its credit line was $470,000. Cash used in operations for the year ended December 31, 2013 was $135,363 including inventory purchases. The level of additional cash needed to fund operations and the Company’s ability to conduct business for the next year is influenced primarily by the following factors:

•	the level of investment in development and approval of new products, entry into new markets, and investments in regulatory approvals;
•	its ability to control growth of operating expenses as it grows the business and expands with new products in new markets;
•	its ability to negotiate and maintain favorable payment terms with customers and vendors;
•	its ability to access the capital markets and maintain availability under its credit line;
•	demand for its products, and the ability of its customers to pay on a timely basis; and
•	general economic conditions as well as political events and legal and regulatory changes.

The Company’s operating plans for 2014 include placing existing inventory, entering new markets, commercializing new products and accelerating revenue growth while controlling operating expense and working capital levels. As the Company executes its growth plans, it intends to carefully monitor the impact of growth on its working capital needs and cash balances.

The Company believes the capital resources available to it from its cash balances, credit facility, cash generated by improving the results of its operations and cash from financing activities will be sufficient to fund its ongoing operations and to support its operating plans for at least the next 12 months. However, the Company may seek to raise additional capital or expand its credit facility to fund growth. The Company cannot assure you that, in the event it needs additional working capital, adequate additional working capital will be available or, if available, will be on terms acceptable to it. If the Company is unable to raise additional capital or expand its credit facilities, the Company’s ability to conduct business and achieve its growth objectives would be negatively impacted.

Note 3. Discontinued Operations

In August 2010, the Company decided to exit the amusement business due to declining demand and reduced pricing power for its Heads-Up Challenge product.

The results of operations and related non-recurring costs associated with the amusement business have been presented as discontinued operations for all periods. Additionally, the assets and liabilities of the discontinued operations have been segregated in the accompanying consolidated balance sheets. The statements of operations for the discontinued operations for the years ended December 31, 2013 and 2012 consisted of the following:

	Years Ended
	December 31,
	2013	2012

Revenue	$535	$151,555
Cost of revenue	-	88,312
Gross profit	535	63,243
Operating expenses	-	10,980
Net income from discontinued operations	$535	$52,263
Operating expenses of discontinued operations consist primarily of selling expenses, shipping charges, bad debts, and product certification expenses.

The Company has completed the disposition of the assets of its discontinued operation and does not expect to realize additional income or loss or cash flows from discontinued operations in future periods.
Note 4. Accounts Receivable

Accounts receivable at December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012

Accounts receivable	$910,920	$980,438
Allowance for doubtful accounts	(116,971)	(185,669)
Accounts receivable, net	$793,949	$794,769

Note 5. Inventory

Inventory at December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012

Raw materials and components	$1,182,150	$1,227,914
Gaming systems in process	331,536	193,515
Finished goods	116,114	100,060
Reserve	(215,099)	(178,539)
Inventory, net	$1,414,701	$1,342,950

Note 6. Prepaid Expenses and Other Assets

Prepaid expenses and other assets at December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012

Prepaid expenses	$62,924	$37,280
Other	27,390	29,708
Prepaid expenses and other assets	$90,314	$66,988

Deferred licensing fees, net	$60,560	$121,318
Other	50,180	50,180
Other assets	$110,740	$171,498

Note 7. Gaming Systems

Gaming systems at December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012
Gaming systems	$6,716,864	$7,210,226
Less: accumulated depreciation	(5,491,933)	(5,517,175)
Gaming systems, net	$1,224,931	$1,693,051

Note 8. Property and Equipment

Property and equipment at December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012

Equipment	$462,404	$458,094
Leasehold improvements	208,387	202,508
Capitalized software	157,067	157,067
	827,858	817,669
Less: accumulated depreciation	(800,134)	(790,702)
Property and equipment, net	$27,724	$26,967
Capitalized software consists of purchased software, consulting and capitalized internal costs related to the purchase and implementation of an internal-use enterprise resource management system. Accumulated depreciation on capitalized software was $157,067 at December 31, 2013 and 2012.

Note 9. Accrued Liabilities

Accrued liabilities at December 31, 2013 and 2012 consist of the following:

	December,	December 31,
	2013	2012

Accrued legal settlement	$-	$175,000
Inventory received, not invoiced	156,075	220,670
Other liabilities and customer deposits	154,051	173,734
Accrued liabilities	$310,126	$569,404

Note 10. Debt

The Company’s outstanding debt balances as of December 31, 2013 and 2012 consist of the following:

	December 31,	December 31,
	2013	2012

SVB Credit Facility	$-	$-
Founders' Loan	240,429	300,000
Total debt	240,429	300,000
Current portion of debt	70,822	59,571
Long-term portion of debt	$169,607	$240,429

SVB Credit Facility.  We maintain a credit facility with Silicon Valley Bank to support our working capital needs (the “SVB Credit Facility”). As of February 27, 2014, we entered into the “Seventh Amendment to Loan and Security Agreement”, which extended the maturity date for the facility to January 14, 2015. Maximum advances are determined based on the composition of our eligible accounts receivable and inventory balances with a facility limit of $625,000. The SVB Credit Facility bears interest at an annual rate equal to the greater of 6.5% or prime plus 2.0%.

Based on the Company’s accounts receivable and inventory levels on December 31, 2013, as of such date cash available under the SVB Credit Facility was approximately $470,000 with no amounts outstanding. The SVB Credit Facility includes covenants requiring the achievement of specified financial ratios and thresholds and contains other terms and conditions customary for this type of credit facility. As of December 31, 2013, the Company was in compliance with these covenants. The SVB Credit Facility is collateralized by security interests in substantially all of the assets of the Company and is senior to the Founders’ Loan (described below).

As of December 31, 2013, there were no amounts drawn under the SVB Credit Facility.

Founders’ Loan

On March 24, 2008, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Lyle A. Berman, James T. Crawford, Arthur L. Lomax and Gehrig H. White (collectively, the “Lenders”), all of whom were founders of PokerTek and members of our Board of Directors at the time. Pursuant to the terms of the Note Purchase Agreement, the Lenders loaned $2.0 million to the Company (the “Founders’ Loan”). The Founders’ Loan contains no restrictive covenants and is collateralized by security interests in 18 PokerPro systems. Such security interests have been subordinated to the SVB Credit Facility.

The principal balance of the debt outstanding under the Founder’s Loan has been reduced through a series of transactions since 2008. On July 23, 2012, the Company entered into the Second Loan Modification Agreement (the “Second Loan Modification Agreement”) which amended and modified the terms of the Note Purchase Agreement, as previously amended. Pursuant to the Second Loan Modification Agreement $100,000 of the outstanding principal balance of the Founders’ Loan was converted into 133,334 shares of common stock, reflecting a conversion price of $0.75 per share, the closing price of a share of common stock on Friday, July 20, 2012, as reported by the NASDAQ Capital Market.

On September 18, 2012, the Company issued 405,405 shares of its common stock to Gehrig H. White in full satisfaction of the entire outstanding principal balance of Mr. White’s share of the Founders’ Loan, which at the time of issuance of the shares, was $300,000. The shares were valued at $0.74 per share, which represented the consolidated closing bid price per share on the NASDAQ Capital Market on September 17, 2012. As a result of the modifications described above, the unpaid principal balance of the Founders Loan at December 31, 2013 was $240,429. The outstanding principal balance of the Founders Loan, and the interest accruing thereon, is payable as follows:

(i)
Beginning February 1, 2013 and the first day of each calendar month thereafter until January 1, 2017, the Company will make monthly payments of interest and principal in the amount of $7,465.51, the amount required to fully amortize the remaining principal balance and the accrued interest thereon over 48 months. In the event of a prepayment, the monthly amount would be recalculated.

(ii)	The remaining principal balance of the note and all accrued but unpaid interest thereon is finally due and payable on December 31, 2016.

As of December 31, 2013, the carrying value of the Founders’ Loan was $240,429 and its approximately fair value was $250,000. During 2013 and 2012, the Company made $24,925 and $54,912, respectively, in aggregate interest payments in cash.

Note 11. Employee Benefit Plan

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan allows eligible employees to defer up to 96% of their annual compensation, subject to annual limitations established by the Internal Revenue Service. The Company matches the contributions equal to 100% on the first 3% of the deferral and 50% on the deferral from 3% to 5%. For the years ended December 31, 2013 and 2012, the Company’s expenses related to the plan were $47,900 and $48,900, respectively.

Note 12. Shareholders’ Equity

Common and Preferred Stock

Common Stock. There are 100,000,000 authorized shares of the Company’s common stock of which 9,363,434 and 8,625,498 were outstanding as of December 31, 2013 and December 31, 2012, respectively.

Private Placement Transactions

During August 2012, the Company entered into binding subscription agreements with unaffiliated accredited investors pursuant to which such investors have agreed to purchase approximately $240,000 worth of “restricted” shares of the Company’s common stock at a price equal to 90% of the consolidated closing bid price of a share of common stock as reported on the NASDAQ Capital Market on the last trading day immediately preceding the closing date of the transaction. These transactions were completed in the quarter ended September 30, 2012. There was no placement agent or other intermediary involved in this private placement transaction and the Company is not obligated to register the shares of common stock to be issued to the investors.

During August and September 2012, Gehrig H. White cancelled $400,000 of principal due under the Founders’ Loan as the consideration for share purchases. (See Note 10 “Debt.”)

On March 1, 2013, the Company sold 460,000 shares of its common stock to accredited investors (as defined under the Securities Act of 1933, as amended (the “Act”)) at a price of $1.05 per share (the “Private Placement”), yielding gross proceeds of $483,000 and net proceeds of approximately $474,000. The Private Placement was exempt from the registration requirements of the Act pursuant to Section 4(5) and Rule 506 of Regulation D promulgated under the Act.
LPC Transaction

In 2010 the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital, LLC (“LPC”). From 2010 through 2012, the Company sold and/or issued an aggregate of 798,373 shares of its common stock and a warrant to purchase an additional 40,000 shares of its common stock at $2.75 per share at any time prior to December 29, 2015, to LPC for an aggregate of $764,594, including 263,511 shares sold in 2012 for gross proceeds of $189,608. The warrant contains a call provision exercisable by the Company in the event the Company’s common stock trades above $7.50 per share for 20 consecutive days. As of December 31, 2013 and 2012, all of the shares covered by the registration statement remained had been issued thereunder

Warrants

As of December 31, 2013, the following common stock purchase warrants were outstanding:

•	20,000 common stock warrants at an exercise price of $2.50 with an expiration date of March 31, 2015 issued in connection with a private placement in May 2010; and

•	40,000 common stock warrants at an exercise price of $2.75 with an expiration date of December 29, 2015 issued in connection with the LPC transaction.

Preferred Stock. There are 5,000,000 authorized shares of preferred stock, none of which are outstanding as of December 31, 2012 and December 31, 2011.

Stock Incentive Plans

The Company’s shareholders have approved stock incentive plans, authorizing the issuance of stock option, restricted stock, restricted stock units (RSU), and other forms of equity compensation. Pursuant to the approved stock incentive plans 617,559 shares remained available for future grant as of December 31, 2013. The Company has historically issued stock options and restricted shares as compensation, although it has the authority to use other forms of equity compensation instruments in the future.

Principal assumptions used in determining the fair value of option awards include the following: (a) expected future volatility for the Company's stock price, which is based on the Company’s historical volatility, (b) expected dividends, (c) expected term and forfeiture rates, based on historical exercise and forfeiture activity, and (d) the risk-free rate is the rate on U.S. Treasury securities with a maturity equal to, or closest to, the expected life of the options. The assumptions used to determine the fair value of option awards for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Expected Volatility	94% - 97%	95% - 97
Expected Dividends	0	0
Expected Term	6 yrs	6 yrs
Risk-free Rate	0.82% - 1.60%	0.67% - 1.02
A summary of stock option activity and changes during the year for the year ended December 31, 2013 is as follows:

		Weighted Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Instrinsic Value
Stock Options
Outstanding at December 31, 2012	724,720	$4.68
Granted	-	-
Exercised	-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2013	724,720	$4.68	5.5	$(2,696,100)

Exercisable at December 31, 2013	701,996	$4.43	5.5	$(2,436,600)
No options were granted in 2013. The total intrinsic value of options exercised during the years ended December 31, 2013 and 2012 was zero, as there was no option exercise activity during those periods.

A summary of the status of non-vested options as of December 31, 2013, and changes during the year ended December 31, 2013 is presented below:

	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2012	70,777	$1.04
Granted	-	-
Forfeited	-	-
Vested	(48,054)	1.15
Balance at December 31, 2013	22,723	$0.73
As of December 31, 2013, there was $7,000 of total unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over a weighted-average period of 11.70 months. The amount of related expense calculated using the Black-Scholes option pricing model and recognized in 2013 and 2012 was $301,000 and $352,000, respectively. The total fair value of options vested during the years ended December 31, 2013 and 2012 was $1,458,000 and $1,406,000, respectively. The total intrinsic value of vested options as of December 31, 2013 and 2012 was $0.

A summary of restricted stock activity and changes during the year ended December 31, 2013 is as follows:

		Weighted Average
Restricted Stock	Shares	Remaining Contractual Term	Grant Date Fair Value
Nonvested at December 31, 2012	125,000		$106,250
Granted	-		-
Vested	(125,000)		(106,250)
Forfeited	-		-
Nonvested at December 31, 2013	-	-	$-
The grant date fair value of restricted stock is based on the closing market price of the stock at the date of grant. Compensation cost is amortized to expense on a straight-line basis over the requisite service periods, which ranged from zero to two years. As of December 31, 2013, there was $0 of unrecognized compensation cost related to non-vested restricted stock. This cost is expected to be recognized over a weighted average period of nine months.
A summary of RSU activity and changes during the year ended December 31, 2013 is as follows:

		Weighted Average
Restricted Stock Units (RSU's)	Shares	Remaining Contractual Term	Grant Date Fair Value
Nonvested at December 31, 2012	356,000		$267,000
Granted	85,000		63,750
Vested	(187,688)		(140,766)
Forfeited	-		-
Nonvested at December 31, 2013	253,312	0.8	$189,984
The grant date fair value of restricted stock units is based on the closing market price of the stock at the date of grant. Compensation cost is amortized to expense on a straight-line basis over the requisite service periods, which ranged from eighteen to twenty-four months. As of December 31, 2013, there was $121,141 of unrecognized compensation cost related to non-vested restricted stock units. This cost is expected to be recognized over a weighted average period of approximately twenty months.

Note 13. Income Taxes

The total income tax expense (benefit) provided on pretax income and its significant components were as follows:

	2013	2012
Current tax expense:
Federal	$-	$-
State	-	-
Foreign	42,310	86,908
	42,310	86,908
Deferred tax expense (benefit):
Federal	-	-
State	-	-
Foreign	-	-
	-	-
Total income tax expense (benefit):
Federal	-	-
State	-	-
Foreign	42,310	86,908
	$42,310	$86,908

A reconciliation of the statutory federal income tax expense (benefit) at 34% to loss before income taxes and the actual income tax expense (benefit) is as follows:

	2013	2012
Federal statutory income tax benefit	$(102,581)	$(270,003)
Increases (reductions) in taxes due to:
Nondeductible stock-based compensation	(48,404)	55,307
State taxes, net of federal benefit	159,011	(69,142)
Change in valuation allowance	(393,282)	(31,330)
Imputed Interest Income	69,205
Other	131,882	(55,718)
Adjustment to NOL carryovers	184,169	370,886
Foreign income tax	42,310	86,908
Income tax expense	$42,310	$86,908

Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the consolidated financial statements include the following amounts:

	2013	2012
Deferred tax asset:
Start-up costs capitalization	$73,210	$85,592
Loss carryforwards	11,200,108	11,583,968
Depreciation	1,516,881	1,626,090
Tax credit carryforwards	563,358	521,048
Share-based compensation expense	201,475	227,726
Accounts receivable	42,222	67,907
Inventory	761,323	646,970
Deferred costs	25,127
Other	3,176	10,029
	14,386,880	14,769,330

Deferred tax liability:
Prepaid expenses	(16,475)	(5,643)
	(16,475)	(5,643)

	14,370,405	14,763,687
Less valuation allowance	(14,370,405)	(14,763,687)
Net deferred tax asset	$-	$-

As of December 31, 2013 and December 31, 2012, the Company has federal net operating loss carryforwards of approximately $28,810,000 and $30,365,000, respectively, North Carolina net economic loss carryforwards of approximately $13,803,000 and $14,395,000, respectively and other state net operating losses in the amounts of approximately $1,147,000 and $1,397,000, respectively. Included in the federal net operating loss carryforward is a deduction for the exercise of nonqualified stock options. However, the net operating loss attributable to the excess of the tax deduction for the exercised nonqualified stock options over the cumulative expense recorded in the consolidated financial statements is not recorded as a deferred tax asset. The benefit of the excess deduction of $37,000 will be recorded to additional paid in capital when the Company realizes a reduction in its current taxes payable. These carryforwards can be used to offset taxable income in future years, which expire through 2032. The Company also has research and experimentation tax credit carryforwards for federal of approximately $419,000. These credit carryforwards may be used to offset federal income taxes in future years through their expiration in 2027.

The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has assessed its earnings history and anticipated earnings, the expiration date of the carryforwards and other factors and has determined that valuation allowances should be established against the deferred tax assets as of December 31, 2013 and 2012. The change in the valuation allowance of ($393,282) for the year ended December 31, 2013 was due to the decrease in net deferred tax assets, principally driven by decreases in deferred tax assets related to loss carryforwards.
The following table summarizes the changes to the amount of unrecognized tax benefits for the years ended December 31, 2013 and 2012:

	2013	2012
Unrecognized tax benefits at January 1	$418,907	$418,907

Gross increases—tax positions in prior period	-	-
Gross decreases—tax positions in prior period	-	-
Gross increases—tax positions in current period	-	-
Gross decreases—tax positions in current period	-	-
Settlements	-	-

Unrecognized tax benefits at December 31	$418,907	$418,907

The Company files U.S. federal, U.S. state, Canadian and Mexican tax returns. The tax years 2008 through 2013 remain subject to examination by the IRS for U.S. federal tax purposes, as do U.S. state tax returns by the appropriate state taxing authorities, Canadian tax returns by the Canada Revenue Agency and the Mexican tax returns by the Mexican Secretariat of Finance and Public Credit.

The utilization of the Company's net operating losses may be subject to a substantial limitation should a change of ownership occur or have occurred, as defined under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation could result in the expiration of the federal and state net operating loss carryforwards before their utilization. Currently, a valuation allowance equal to the total deferred tax assets has been established. As such, any limitation resulting from the expiration of the federal or state net operating loss and credit carryforwards would have no effect on the Company’s consolidated results of operations.

Based on a §382 analysis performed internally by the Company, management believes that no change in ownership has occurred in prior periods. However, at this time, management has not obtained a formal study and would intend to do so prior to any significant utilization of the carryovers. While management does not believe a change in ownership has occurred in prior periods, if a formal study were to find that a change in ownership had in fact occurred, management estimates that the utilization of federal net operating loss and credit carryforwards could potentially be limited to approximately $100,000 to $500,000 per year over the following 19 years. If such a limitation were found to exist, at that time, the company would reduce its gross deferred tax asset and its valuation allowance related to the net operating loss and credit carryforwards to reflect the amounts that could be utilized after limitation.

Note 14. Related Party Transactions

Private Placement Transactions

During 2012, the Company completed private placement transactions in which members of the Company’s board and management purchased shares of common stock. In addition, in 2012, a board member cancelled principal due under the Founders’ Loan as the consideration for share purchases. (See Note 10 “Debt” and Note 12 “Shareholders’ Equity.”)

Office Lease

The Company currently leases its office and manufacturing facility from an entity owned and controlled by the Company’s President and Vice Chairman of the Board of Directors. The entity purchased the building while the Company was already a tenant. The lease terms were negotiated on an arm’s length basis and are consistent with the rent paid by other tenants in the building and comparable market rents in the area. Rent expense recorded for the leased space for the years ended December 31, 2013 and 2012 were $135,000 and $135,000, respectively.

In February 2013 the Company exercised an option to extend this lease through August 31, 2016. No other significant portions of the lease were modified, monthly rent continues at $11,250 per month, and provisions to allow the Company to buy out the lease or reduce its space commitment under certain circumstances prior to the expiration of the lease were carried forward.

Founders’ Loan

The Company has loans outstanding with members of its board of directors. (See Note 10 “Debt.”)

Other

On October 18, 2012, Gehrig H. White, a director, purchased a 33% interest in Gaming Equipment Rental Co., LLC (“Gaming Equipment”) a customer of the Company at that time, for an investment of $10,000 in cash. Gaming Equipment operated a charity gaming facility in Ohio and leased gaming equipment from the Company. During August 2013, Mr. White and Gaming Equipment Rental Co, LLC entered into Interest Purchase Agreement whereby Mr. White’s initial investment of $10,000 was refunded to him in full by Gaming Equipment and his ownership interest in Gaming Equipment ceased as of that date.

Revenue from Gaming Equipment of $212,760 and $148,258 was recognized for the years ended December 31, 2013 and December 31, 2012, respectively. Effective as of June 30, 2013, the Company and Gaming Equipment agreed to convert $82,055 of trade accounts receivable to an unsecured note with payments due monthly over a 24 month term. On September 7, 2013, Gaming Equipment ceased operations in response to a notice it received from the Attorney General of Ohio. The notice indicated that, in the opinion of the Attorney General of Ohio, any gaming device containing a video screen was deemed to be a slot machine under state regulatory definitions and, therefore, was not permitted under current charity gaming regulations.

As of September 30, 2013, the Company wrote off outstanding accounts and notes receivable totaling $227,198 due from Gaming Equipment as they were deemed to be uncollectible following the closure of the facility. As of December 31, 2012, the accompanying Consolidated Balance Sheets included $78,858 of trade accounts receivable from Gaming Equipment.

Note 15. Segment Information

The Company reports segment information based on the “management approach.” The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. Following the Company’s exit from its amusement business, the Company’s operations are entirely focused on gaming products. Based on the criteria specified in ASC Topic 280, Segment Reporting, the Company has one reportable segment. The results of operations for the amusement products have been reported as discontinued operations for all periods presented.

For the year ended December 31, 2013, five customers accounted for approximately 76.7% of our total revenues from continuing operations, with one accounting for 39.0%, a second accounting for 19.8%, a third accounting for 7.2%, a fourth accounting for 6.1%, and a fifth accounting for 4.6%. The loss of any of these customers or changes in our relationship with any of them could have a material adverse effect on our business.

Revenues by geographic area are determined based on the location of the Company’s customers. For fiscal 2013 and 2012, revenues from customers outside the United States accounted for 33.0% and 23.3% of consolidated revenue, respectively. The following is revenues and long-lived assets by geographic area as of and for the years ended December 31:
	2013	2012
Revenue:
United States	$3,713,969	$3,968,865
Other Americas	1,375,728	649,818
Europe	191,065	399,933
Other International	265,933	158,663
	$5,546,695	$5,177,279

	2013	2012
Long-lived assets, end of period:
United States	$450,714	$884,929
Other America's	718,982	824,050
Europe	157,035	163,218
Other International	36,664	19,319
	$1,363,395	$1,891,516

Note 16. Commitments and Contingencies

Leases

The Company leases its corporate office and manufacturing facility. The lease requires the Company to pay insurance and maintenance. This facility is approximately 14,400 square feet and is located in Matthews, North Carolina. This facility is leased by an entity owned and controlled by the Company’s President and Vice Chairman of the Board of Directors. In February 2013 the Company exercised an option to extend this lease through August 31, 2016. (See Note 14 – “Related Party Transactions.”)

During the year ended December 31, 2013, the Company, as lessor, leased a portion of the Company’s leased office space under a three-year operating lease agreement. The lease has two, one-year renewal options at rents to be determined at renewal. The lease provides that the lessee is required to make rental payments of $1,600 per month.

The Company also leases certain equipment under lease agreements with terms up to two years and storage facilities.

Information with respect to the rents to be received/paid under the leases described above is summarized as follows:

Year Ending December 31,	Contractual Operating Lease Receipts	Contractual Operating Lease Payments
2014	$19,200	$135,000
2015	19,200	135,000
2016	11,200	90,000
	$49,600	$360,000
Rent expense for the years ended December 31, 2013 and 2012 was $135,000 and $135,000, respectively. Rent income for the years ended December, 31, 2013 and 2012 was $8,000 and none, respectively.

Employment Agreements

The Company has entered into employment agreements with certain officers that include commitments related to base salaries and certain benefits. These agreements have terms of two years.

Reviews and Audits by Regulatory Authorities

The Company’s operations are subject to a number of regulatory authorities, including various gaming regulators, the Internal Revenue Service, and other state and local authorities. From time to time, the Company is notified by such authorities of reviews or audits they wish to conduct. The Company may be subject to other income, property, sales and use, or franchise tax audits in the normal course of business.

Indemnification

The Company has entered into a indemnification agreements with the members of its Board and corporate officers, which provides for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred in any action or proceeding.

The Company also indemnifies its casino customers from any claims or suits brought by a third party alleging infringement of a United States patent, copyright or mask work right. The Company agrees to pay all costs and damages, provided the customer provides prompt written notice of any claim.

Legal Proceedings

The Company is subject to claims and assertions in the ordinary course of business. Legal matters are inherently unpredictable and the Company’s assessments may change based on future unknown or unexpected events.

The Company is not a party to any material legal proceeding as of the date hereof.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Charged to Other Accounts	Deductions (Chargeoffs)	Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2013	$185,669	$160,659	$-	$229,357	$116,971
Year ended December 31, 2012	$146,183	$158,117	$-	$118,631	$185,669

INVENTORY RESERVE
Year ended December 31, 2013	$178,539	$48,576	$-	$12,016	$215,099
Year ended December 31, 2012	$237,297	$41,424	$-	$100,182	$178,539

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PokerTek, Inc.

Date: March 21, 2014	By:	/s/ Mark D. Roberson
Mark D. Roberson Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/	Mark D. Roberson	Date:	March 21,2014
Name:	Mark D. Roberson
Title:	Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)

/s/	Joseph J. Lahti	Date:	March 21, 2014
Name:	Joseph J. Lahti
Title:	Chairman of the Board of Directors

/s/	Gehrig H. White	Date:	March 21, 2014
Name:	Gehrig H. White
Title:	Vice Chairman of the Board of Directors

/s/	James T. Crawford, III	Date:	March 21, 2014
Name:	James T. Crawford, III
Title:	President, Secretary and Director

/s/	Lyle A. Berman	Date:	March 21, 2014
Name:	Lyle A. Berman
Title:	Director

/s/	Arthur L. Lomax	Date:	March 21, 2014
Name:	Arthur L. Lomax
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

3.1(a)	Form of Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference to Appendix A to our Definitive Schedule 14A filed on May 18, 2010).

3.2	Bylaws (as amended and restated through July 29, 2005) (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form S-1 filed on October 5, 2005(No. 333-127181)).

10.1
Trademark Assignment Agreement among PokerTek, Inc., James Crawford and Gehrig H. White, effective July 13, 2005 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

10.2	PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 99 to our Registration Statement on Form S-8 filed on June 6, 2007 (No. 333-143552)).*

10.3
Form of Employee Incentive Stock Option Agreement for PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to our Form 10-Q for the quarterly period ending June 30, 2007 filed on August 14, 2007).*

10.4
Form of Employee Nonqualified Stock Option Agreement for PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to our Form 10-Q for the quarterly period ending June 30, 2007 filed on August 14, 2007).*

10.5
Form of Director Nonqualified Stock Option Agreement for PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to our Form 10-Q for the quarterly period ending June 30, 2007 filed on August 14, 2007).*

10.6
Form of Independent Contractor Nonqualified Stock Option Agreement for PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to our Form 10-Q for the quarterly period ending June 30, 2007 filed on August 14, 2007).*

10.7
Form of Restricted Stock Award Agreement for PokerTek, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to our Form 10-Q for the quarterly period ending June 30, 2007 filed on August 14, 2007).*

10.8	PokerTek, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).*

10.9
Form of Stock Option Agreement for PokerTek, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-1 filed on September 13, 2005 (No. 333-127181)).*

10.10	Form of Non-Employee Director Stock Option Agreement for PokerTek, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K filed on March 6, 2006).*

10.11
PokerTek, Inc. 2004 Stock Incentive Plan (as amended and restated through July 29, 2005) (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).*

10.12	Form of Stock Option Agreement for 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 filed on August 4, 2005(No. 333-127181)).*

10.13
Note Purchase Agreement by and between PokerTek, Inc. and Lyle A. Berman, James T. Crawford, III, Arthur Lee Lomax and Gehrig H. “Lou” White, dated March 24, 2008 (incorporated by reference to Exhibit 10.4 to our Form 10-Q for the quarterly ended March 31, 2008 filed on May 15, 2008).

10.14
Loan and Security Agreement, effective July 25, 2008, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the quarterly period ended June 30, 2008 filed August 14, 2008).

10.15
Export-Import Bank Loan and Security Agreement, dated July 25, 2008, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended June 30, 2008 filed August 14, 2008).

10.16
Borrower Agreement, dated July 25, 2008, made and entered into by PokerTek, Inc. in favor of the Export-Import Bank of the United States and Silicon Valley Bank (incorporated by reference to Exhibit 10.3 to our Form 10-Q for the quarterly period ended June 30, 2008 filed on August 14, 2008).

10.17
First Amendment to Loan and Security Agreement, dated December 23, 2008, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the quarterly period ended March 31, 2009 filed on May 14, 2009).

10.18
First Amendment to Export-Import Bank Loan and Security Agreement, dated December 23, 2008, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended March 31, 2009 filed on May 14, 2009).

10.19
Second Amendment to Loan and Security Agreement, dated July 23, 2009, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.20
Second Amendment to Export-Import Bank Loan and Security Agreement, dated July 23, 2009, between PokerTek, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.21
Indemnification Agreement, dated July 15, 2009, between PokerTek, Inc. and Joseph J. Lahti (incorporated by reference to Exhibit 10.7 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.22
Indemnification Agreement, dated July 15, 2009, between PokerTek, Inc. and Arthur L. Lomax (incorporated by reference to Exhibit 10.8 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.23
Indemnification Agreement, dated July 15, 2009, between PokerTek, Inc. and James T. Crawford, III (incorporated by reference to Exhibit 10.9 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.24
Indemnification Agreement, dated July 15, 2009, between PokerTek, Inc. and Gehrig H. White (incorporated by reference to Exhibit 10.10 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.25
Indemnification Agreement, dated July 15, 2009, between PokerTek, Inc. and Mark D. Roberson (incorporated by reference to Exhibit 10.11 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.26
Amendment No. 1 to a $2.0 million Secured Promissory Note between PokerTek, Inc. and Lyle Berman, Gehrig H. White, James T. Crawford, III, and Arthur L. Lomax, effective as of July 9, 2009 (incorporated by reference to Exhibit 10.14 to our Form 10-Q for the quarterly period ended June 30, 2009 filed on August 14, 2009).

10.27
Amendment No. 2 to Secured Promissory Note and Amendment No. 1 to Note Purchase Agreement and Security Agreement, dated September 10, 2009 (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended September 30, 2009 filed on November 13, 2009).

10.28	PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Appendix A to our Definitive Schedule 14A filed on August 7, 2009).*

10.29	Third Amendment to Loan and Security Agreement, dated August 27, 2010, between us and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 from our Form 10-Q filed on November 15, 2010).

10.30	Amendment to the PokerTek, Inc. 2009 Stock Incentive Plan effective as of June 2, 2011 (incorporated by reference to Appendix A to our Definitive Schedule 14A filed on April 29, 2011).*

10.31	Loan Modification Agreement, dated June 2, 2011, by and among us and our founders (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on June 7, 2011).

10.32	Employment letter, dated March 4, 2014, from us to Mark D. Roberson (incorporated by reference to Exhibit 10.2 from Current Report on Form 8-K filed on March 4, 2014).*

10.33	Employment letter, dated March 4, 2014, from us to James T. Crawford (incorporated by reference to Exhibit 10.3 from Current Report on Form 8-K filed on March 4, 2014).*

10.34	Office/Warehouse Lease Amendment No. 2 between us and Crawford White Investments, LLC dated August 11, 2011 (incorporated by reference to Exhibit 10.1 from our Form 10-Q filed on August 8, 2011).

10.35	Fifth Amendment to the Loan and Security Agreement between us and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on November 14, 2011)

10.36	Sixth Amendment to the Loan and Security Agreement between us and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on February 23, 2012).

10.37	Seventh Amendment to the Loan and Security Agreement between us and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on March 7, 2013).

10.38	Eighth Amendment to the Loan and Security Agreement between us and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 from Current Report on Form 8-K filed on March 4, 2014).

10.39
Form of Employee Incentive Stock Option Agreement for the PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.38 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).*

10.40
Form of Employee Nonqualified Stock Option Agreement for the PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.39 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).*

10.41
Form of Director Nonqualified Stock Option Agreement for the PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.40 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).*

10.42
Form of Independent Contractor Nonqualified Stock Option Agreement for the PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.41 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).*

10.43
Form of Restricted Stock Award Agreement for the PokerTek, Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.42 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).*

10.44
Form of Loan Modification Agreement, dated as of July 23, 2012, by and among the Registrant and Gehrig White and Arthur Lomax (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on July 27, 2012).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 from our Form 10-K for the year ended December 31, 2011 filed on March 27, 2012).

23	Consent of Independent Registered Public Accounting Firm

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema.

101.CAL	XBRL Taxonomy Calculation Linkbase.

101.DEF	XBRL Taxonomy Extension Definition Linkbase.

101.LAB	XBRL Taxonomy Extension Label Linkbase.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

*	Compensatory plan or arrangement or management contract

ANNEX F
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2014

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____________________to______________________

Commission File Number: 000-51572

PokerTek, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	61-1455265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Crews Road, Suite F, Matthews, North Carolina 28105
(Address of principal executive offices) (Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (do not check if a smaller reporting company)	☒	Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 14, 2014, there were 9,367,533 shares outstanding of the registrant’s common stock.

POKERTEK, INC.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS
(Unaudited)
	Three Months Ended March 31,
	2014	2013
Revenue
License and service fees	$1,083,881	$1,360,670
Sales of systems and equipment	30,701	30,451
Total revenue	1,114,582	1,391,121
Cost of revenue	271,503	353,549
Gross profit	843,079	1,037,572
Operating expenses:
Selling, general and administrative	898,932	946,780
Research and development	157,950	168,427
Share-based compensation expense	61,446	70,778
Depreciation	2,416	2,323
Total operating expenses	1,120,744	1,188,308
Operating loss	(277,665)	(150,736)
Interest expense, net	8,258	10,543
Net loss from continuing operations before income taxes	(285,923)	(161,279)
Income tax provision	-	34,081
Net loss from continuing operations	(285,923)	(195,360)
Income from discontinued operations	-	535
Net loss	$(285,923)	$(194,825)

Other comprehensive loss:
Adjustments to net loss	-	-
Comprehensive loss	$(285,923)	$(194,825)

Net loss from continuing operations per common share - basic and diluted	$(0.03)	$(0.02)
Net income (loss) from discontinued operations per common share - basic and diluted	-	-
Net loss per common share - basic and diluted	$(0.03)	$(0.02)
Weighted average common shares outstanding - basic and diluted	9,363,434	8,491,315

The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$576,719	$415,533
Accounts receivable, net	445,294	793,949
Inventory	825,473	869,631
Prepaid expenses and other assets	120,742	90,314
Total current assets	1,968,228	2,169,427

Long-term assets:
Inventory	645,844	545,070
Gaming systems, net	1,087,422	1,224,931
Property and equipment, net	27,767	27,724
Other assets	116,080	110,740
Total long-term assets	1,877,113	1,908,465
Total assets	$3,845,341	$4,077,892

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$208,593	$243,960
Accrued liabilities	374,800	310,126
Deferred revenue	8,556	20,051
Long-term debt, current portion	72,427	70,822
Total current liabilities	664,376	644,959

Long-term liabilities:
Long-term liability	158,752	167,523
Long-term debt	150,887	169,607
Total long-term liabilities	309,639	337,130
Total liabilities	974,015	982,089
Commitments and contingencies
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 100,000,000	-	-
shares, issued and outstanding 9,363,434 and 9,363,434 shares at
March 31, 2014 and December 31, 2013, respectively
Additional paid-in capital	50,417,354	50,355,908
Accumulated deficit	(47,546,028)	(47,260,105)
Accumulated other comprehensive loss, net	-	-
Total shareholders' equity	2,871,326	3,095,803
Total liabilities and shareholders' equity	$3,845,341	$4,077,892

The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Value
Balance, December 31, 2013	9,363,434	$-	$50,355,908	$(47,260,105)	$-	$3,095,803

Issuances of common stock, net	-	-	-	-	-	-
Share-based compensation, net	-	-	61,446	-	-	61,446
Net loss	-	-	-	(285,923)	-	(285,923)
Balance, March 31, 2014	9,363,434	$-	$50,417,354	$(47,546,028)	$-	$2,871,326

The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(285,923)	$(194,825)
Net income (loss) from discontinued operations	-	(535)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	158,869	199,419
Share-based compensation expense	61,446	70,778
Provision for doubtful accounts and other receivables	30,364	49,065
Changes in assets and liabilities:
Accounts and other receivables	318,291	196,435
Prepaid expenses and other assets	(35,768)	(60,957)
Inventory	(56,616)	54,880
Gaming systems	(18,944)	(177,256)
Accounts payable and accrued expenses	20,536	106,901
Deferred revenue	(11,495)	105,234
Net cash provided by operating activities from continuing operations	180,760	349,139
Net cash provided by operating activities from discontinued operations	-	535
Net cash used in operating activities	180,760	349,674

Cash flows from investing activities:
Purchases of property and equipment	(2,459)	-
Net cash used in investing activities	(2,459)	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	-	473,800
Repayments of long-term debt	(17,115)	(10,470)
Net cash used in financing activities	(17,115)	463,330
Net increase (decrease) in cash and cash equivalents	161,186	813,004
Cash and cash equivalents, beginning of year	415,533	235,757
Cash and cash equivalents, end of period	$576,719	$1,048,761

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$5,282	$17,361
Income taxes	-	33,291

The accompanying notes are an integral part of these consolidated financial statements.

POKERTEK, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Basis of Presentation

PokerTek, Inc. (the “Company”) is engaged in the business of developing, manufacturing and marketing electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide.

The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The accompanying consolidated financial statements are unaudited and are presented in accordance with Article 8-03 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States (“U.S. GAAP”) for annual financial statements. In the opinion of management, these consolidated financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for a fair statement of the Company’s results of operations for the periods presented. The results of operations for the three month period ended March 31, 2014 are not necessarily indicative of the results to be expected for the entire year.

Certain prior year amounts have been reclassified in our unaudited condensed consolidated financial statements to conform with current period presentation.

Recent Accounting Pronouncements

Recently issued accounting pronouncements adopted in the current year
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters - Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”), which permits companies to release cumulative translation adjustments into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. Accordingly, the cumulative translation adjustment should be released into earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or, if a controlling financial interest is no longer held. ASU No. 2013-05 is effective for annual reporting periods beginning on or after December 15, 2013. The Company adopted this guidance beginning with 2014 fiscal year with no significant impact on its consolidated results of operations, financial condition and cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)” (“ASU No. 2013-11”) to provide explicit guidance and eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective for annual reporting periods beginning on or after December 15, 2013. The Company adopted this guidance beginning with its 2014 fiscal year with no significant impact on its consolidated results of operations, financial condition and cash flows.

The Company believes there is no additional new accounting guidance adopted but not yet effective that is relevant to the readers of the Company's condensed consolidated financial statements. However, several new Exposure Drafts and proposals are under development which, if and when enacted, may have a significant impact on the Company's consolidated financial statements.

Note 2. Operations and Liquidity Management

Historically, the Company has incurred net losses and used cash from financing activities to fund its operations in each annual period since inception.

As of March 31, 2014, the Company’s cash balances totaled approximately $577 thousand and availability under the SVB Credit Facility (see Note 10) was approximately $307 thousand. Cash provided by operations for the three months ended March 31, 2014 was approximately $181 thousand. The level of additional capital needed to fund operations and the Company’s ability to conduct business for the next 12 months is influenced primarily by the following factors:

•	the pace of growth in the Company’s recurring-revenue gaming business, the related investments in inventory and level of spending on development and regulatory efforts;
•	the level of investment in development and approval of new products, entry into new markets, and investments in regulatory approvals;
•	its ability to control growth of operating expenses as it grows the business and expands with new products in new markets;
•	its ability to negotiate and maintain favorable payment terms with customers and vendors;
•	its ability to access the capital markets and maintain availability under its credit line;
•	demand for its products, and the ability of its customers to pay on a timely basis; and
•	general economic conditions as well as political events and legal and regulatory changes.

The Company’s operating plans as an independent company for 2014 include placing existing inventory, entering new markets, commercializing new products and accelerating revenue growth while controlling operating expense and working capital levels. As the Company executes its plans, it intends to carefully monitor the impact of growth on its working capital needs and cash balances.

On April 29, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Multimedia Games, Inc., a Delaware corporation (“Parent”), and 23 Acquisition Co., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Parent, and the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement was unanimously approved by the Company’s Board of Directors, based on the recommendation of a Special Committee of the Board (the “Special Committee”) that was formed to evaluate and negotiate the terms of a sale of the Company. (See Note 17 – Subsequent Event). The Company believes that the Merger will also have a significant effect on its cash requirements during 2014.

The Company may seek to raise additional capital, expand its credit facility or seek additional capital sources to fund operations and merger-related expenses. The Company cannot assure you that, in the event it needs additional working capital, adequate additional working capital will be available or, if available, will be on terms acceptable to it. If the Company is unable to raise additional capital or expand its credit facilities, the Company’s ability to conduct business, complete the proposed merger and achieve its other objectives could be negatively impacted.

Note 3. Discontinued Operations

The statements of operations for the discontinued operations for the three months ended March 31, 2014 and 2013 consisted of the following:

	Three Months Ended
	March 31,
	2014	2013

Revenue	$-	$535
Cost of revenue	-	-
Gross profit	-	535
Operating expenses	-	-
Net income from discontinued operations	$-	$535

Note 4. Accounts Receivable

Accounts receivable at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

Accounts receivable	$592,629	$910,920
Allowance for doubtful accounts	(147,335)	(116,971)
Accounts receivable, net	$445,294	$793,949

Note 5. Inventory

Inventory at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

Raw materials and components	$1,164,444	$1,182,150
Gaming systems in process	297,274	331,536
Finished goods	225,239	116,114
Reserve	(215,640)	(215,099)
Inventory, net	$1,471,317	$1,414,701
Long-Term Inventory	645,844	545,070
Current Inventory	$825,473	$869,631

Note 6. Prepaid Expenses and Other Assets

Prepaid expenses and other assets at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

Prepaid expenses	$89,741	$62,924
Other	31,001	27,390
Prepaid expenses and other assets	$120,742	$90,314

Deferred licensing fees, net	$65,900	$60,560
Other	50,180	50,180
Other assets	$116,080	$110,740

Note 7. Gaming Systems

Gaming systems at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013
Gaming systems	$6,749,372	$6,716,864
Less: accumulated depreciation	(5,661,950)	(5,491,933)
Gaming systems, net	$1,087,422	$1,224,931

Note 8. Property and Equipment

Property and equipment at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

Equipment	$464,863	$462,404
Leasehold improvements	208,387	208,387
Capitalized software	157,067	157,067
	830,317	827,858
Less: accumulated depreciation	(802,550)	(800,134)
Property and equipment, net	$27,767	$27,724

Note 9. Accrued Liabilities

Accrued liabilities at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

Inventory received, not invoiced	164,846	156,075
Other liabilities and customer deposits	209,954	154,051
Accrued liabilities	$374,800	$310,126

Note 10. Debt

The Company’s outstanding debt balances as of March 31, 2014 and December 31, 2013 consisted of the following:

	March 31,	December 31,
	2014	2013

SVB Credit Facility	$-	$-
Founders' Loan	223,314	240,429
Total debt	223,314	240,429
Current portion of debt	72,427	70,822
Long-term portion of debt	$150,887	$169,607

SVB Credit Facility.  The Company maintains a credit facility with Silicon Valley Bank to support its working capital needs (the “SVB Credit Facility”). As of February 27, 2014, the Company entered into the “Eighth Amendment to Loan and Security Agreement”, which extended the maturity date of the facility to January 15, 2015. Maximum advances under the SVB Credit Facility are determined based on the composition of the Company’s eligible accounts receivable and inventory balances with a facility limit of $625,000. The SVB Credit Facility bears interest at an annual rate equal to the greater of 6.5% or prime plus 2.0%.

Based on the Company’s accounts receivable and inventory levels at March 31, 2014, as of such date availability was approximately $307,000 with no amounts outstanding. The SVB Credit Facility includes covenants requiring the achievement of specified financial ratios and thresholds and contains other terms and conditions customary for this type of credit facility. As of March 31, 2014, the Company was in compliance with these covenants. The SVB Credit Facility is collateralized by security interests in substantially all of the assets of the Company and is senior to the Founders’ Loan (described below).

As of March 31, 2014, there were no amounts drawn under the SVB Credit Facility.

Founders’ Loan

On March 24, 2008, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Lyle A. Berman, James T. Crawford, Arthur L. Lomax and Gehrig H. White (collectively, the “Lenders”), all of whom were founders of PokerTek and members of its Board of Directors at the time. Pursuant to the terms of the Note Purchase Agreement, the Lenders loaned $2.0 million to the Company (the “Founders’ Loan”). The Founders’ Loan contains no restrictive covenants and is collateralized by security interests in 18 PokerPro systems. Such security interests have been subordinated to the SVB Credit Facility.

As of March 31, 2014, the carrying value of the Founders’ Loan was $223,314 and its approximate fair value was $231,000. During 2014 and 2013, the Company made $17,115 and $10,470, respectively, of principal payments in cash and $5,282 and $17,361, respectively, in aggregate interest payments in cash.

On April 28, 2014, the Company amended the Founder’s Loan (see Note 17 “Subsequent Events.”)

Note 11. Employee Benefit Plan

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan allows eligible employees to defer up to 96% of their annual compensation, subject to annual limitations imposed by the Internal Revenue Service pursuant to the authority granted to it under Section 401(k). The Company matches the employee contributions as follows: 100% on the first 3% of the deferred amount and 50% on the next 2% of the deferred amount. For the three months ended March 31, 2014 and 2013, the Company’s expenses related to the 401K Plan were $15,050 and $11,527 respectively.

Note 12. Shareholders’ Equity (See Note 17 “Subsequent Events”)

Common Stock. There are 100,000,000 shares, no par value, of the Company’s common stock (“Common Stock”) authorized, of which 9,363,434 and 9,363,434 shares were outstanding as of March 31, 2014 and December 31, 2013, respectively.

Warrants

As of March 31, 2014, the following common stock purchase warrants were outstanding:

•	20,000 common stock warrants at an exercise price of $2.50 with an expiration date of March 31, 2015 issued in connection with a private placement in May 2010; and

•	40,000 common stock warrants at an exercise price of $2.75 with an expiration date of December 29, 2015 issued in connection with the LPC transaction.

Preferred Stock. There are 5,000,000 authorized shares of preferred stock, none of which were outstanding as of March 31, 2014 and December 31, 2013.

Stock Incentive Plan

The Company’s shareholders have approved stock incentive plans, authorizing the issuance of stock option, restricted stock, restricted stock units (“RSUs”) and other forms of equity compensation. Pursuant to the approved stock incentive plans, 232,559 shares remained available for future grant as of March 31, 2014. The Company has historically issued stock options and restricted shares as compensation, although it has the authority to use other forms of equity compensation instruments in the future.

Principal assumptions used in determining the fair value of option awards include the following: (a) expected future volatility for the Company's stock price, which is based on the Company’s historical volatility, (b) expected dividends, (c) expected term and forfeiture rates, based on historical exercise and forfeiture activity, and (d) the risk-free rate is the rate on U.S. Treasury securities with a maturity equal to, or closest to, the expected life of the options. The assumptions used to determine the fair value of option awards for the periods ended March 31, 2014 and December 31, 2013 were as follows:

	March 31,	December 31,
	2014	2013
Expected Volatility	93%	94% - 97%
Expected Dividends	0	0
Expected Term	6 yrs	6 yrs
Risk-free Rate	1.15%	0.82% - 1.60%
A summary of Stock Option activity and changes during the three months ended March 31, 2014 is as follows:
		Weighted Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Stock Options
Outstanding at December 31, 2013	724,720	$4.68
Granted	-	-
Exercised	-
Forfeited	-	-
Expired	-	-
Outstanding at March 31, 2014	724,720	$4.68	5.3	$(2,630,875)

Exercisable at March 31, 2014	715,316	$4.37	5.3	$(2,377,417)

A summary of RSU activity and changes during the period ended March 31, 2014 is as follows:
		Weighted Average
Restricted Stock Units (RSUs)	Shares	Remaining Contractual Term	Grant Date Fair Value
Nonvested at December 31, 2013	253,312		$189,984
Granted	300,000		345,000
Vested	-
Forfeited	-
Nonvested at March 31, 2014	553,312	4.2	$534,984

Note 13. Income Tax Provisions

For the three months ended March 31, 2014 and 2013, the Company recognized a tax provision of $0 and $34,081, respectively. These provisions are based principally on the Company’s estimated foreign income tax withholding liability, which is attributable to revenues generated outside of the United States.

The effective rates for the periods ending March 31, 2014 and 2013 differ from the U.S. federal statutory rate principally due to the tax benefit arising from the Company’s net operating losses that are fully offset by the valuation allowance established against the Company’s deferred tax assets and deferred tax liabilities.

Note 14. Related Party Transactions

Office Lease
The Company currently leases its office and manufacturing facility from an entity owned and controlled by the Company’s President and Vice Chairman of the Board of Directors. The entity purchased the building while the Company was already a tenant. The lease terms were negotiated on an arm’s length basis and are consistent with the rent paid by other tenants in the building and comparable market rents in the area. Rent expense recorded for the leased space for the three months ended March 31, 2014 and 2013 were $33,750 and $33,750, respectively (See Note 16 “Commitments and Contingencies.”).

In February 2013 the Company exercised an option to extend this lease through August 31, 2016. No other significant portions of the lease were modified, monthly rent continues at $11,250 per month, and provisions to allow the Company to buy out the lease or reduce its space commitment under certain circumstances prior to the expiration of the lease were carried forward.

Founders’ Loan
The Company has a loan outstanding with a member of its board of directors. (See Note 10 “Debt.” And Note 17 “Subsequent Events.”)
Note 15. Segment Information

The Company reports segment information based on the “management approach”. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. Following the Company’s exit from its amusement business, the Company’s operations are entirely focused on gaming products. Based on the criteria specified in ASC Topic 280, Segment Reporting, the Company has one reportable segment. The results of operations for the amusement products have been reported as discontinued operations for all periods presented.

Revenues by geographic area are determined based on the location of the Company’s customers. For the three months ended March 31, 2014 and 2013, revenues from customers outside the United States accounted for 28.1% and 28.7% of consolidated revenue, respectively. For the three months ended March 31, 2014 and 2013 the following are the revenues and long-lived assets by geographic area:
	For Three Months Ended March 31,
	2014	2013
Revenue:
United States	$801,899	$991,707
Other Americas	268,675	371,506
Europe	32,633	15,150
Other International	11,375	12,758
	$1,114,582	$1,391,121

	March 31, 2014	December 31, 2013
Long-lived assets, end of period:
United States	$434,957	$450,714
Other America's	611,979	718,982
Europe	145,899	157,035
Other International	38,434	36,664
	$1,231,269	$1,363,395

Note 16. Commitments and Contingencies
Leases
The Company leases its corporate office and manufacturing facility from an entity owned and controlled by the Company’s President and Vice Chairman of the Board of Directors. The lease expires on August 31, 2016. (See Note 14 – “Related Party Transactions.”) Rent expense for the three months ended March 31, 2014 and 2013 was $33,750 and $33,750, respectively. Rent income for the three months ended March, 31, 2014 and 2013 was $4,800 and none, respectively.
Legal Proceedings
The Company is subject to claims and assertions in the ordinary course of business. Legal matters are inherently unpredictable and the Company’s assessments may change based on future unknown or unexpected events.
The Company is not a party to any material legal proceeding as of the date hereof.
Note 17. Subsequent Event
Merger Agreement
On April 29, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Multimedia Games, Inc., a Delaware corporation (“Parent”), and 23 Acquisition Co., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement was unanimously approved by the Board of Directors of the Company (the “Board”), based on the recommendation of a Special Committee of the Board (the “Special Committee”) that was formed to evaluate and negotiate the terms of a sale of the Company.
At the time the Merger becomes effective pursuant to the terms and conditions of the Merger Agreement and under North Carolina law (the “Effective Time”): (a) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, (b) each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, Parent or Merger Sub and shares owned by shareholders of the Company who have perfected and not withdrawn a demand for appraisal rights under North Carolina law) will automatically be cancelled and converted into the right to receive $1.35 in cash, without interest (the “Merger Consideration”), and (c) each option outstanding (whether or not then vested or exercisable) that represents the right to acquire shares of Common Stock will be cancelled and terminated whereby the holder of any such option to acquire Common Stock shall receive an amount for each such option equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Common Stock issuable upon exercise of such option.

The Merger Agreement contains customary representations, warranties and covenants. The consummation of the Merger is subject to customary conditions, including, without limitation, (a) approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger and (b) the absence of any law, order, injunction or other legal restraint prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including, without limitation, (i) the accuracy of the other party’s representations and warranties (subject to customary qualifiers), and (ii) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary qualifiers). In addition, the obligation of Parent and Merger Sub to consummate the Merger is conditioned upon (1) certain required consents having been obtained, (2) the receipt of certain approvals from gaming regulators, (3) holders of not more than five percent (5%) of the outstanding shares of Common Stock having exercised their appraisal rights, and (4) there not being any Company Material Adverse Effect (as defined in the Merger Agreement).
From the date of the Merger Agreement, subject to certain exceptions, the Company is subject to customary “no-shop” restrictions on its ability to solicit or respond to alternative takeover proposals from third parties, furnish information to and engage in discussions with third parties regarding alternative takeover proposals, recommend an alternative takeover proposal or enter into an agreement with respect to an alternative takeover proposal.
The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company under certain circumstances to terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement) and enter into a definitive agreement with respect thereto. Upon termination of the Merger Agreement under specified circumstances, including termination of the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement with respect thereto, the Company is required to pay Parent a termination fee of up to $650,000. Upon termination of the Merger Agreement by the Company under certain other specified circumstances, Parent and Merger Sub are required to pay the Company a termination fee of $500,000.
The representations, warranties and covenants made in the Merger Agreement (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its Subsidiaries (as defined in the Merger Agreement) or Affiliates (as defined in the Merger Agreement). Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, Forms 10-K, Forms 10-Q and other documents that the Company files with the Securities and Exchange Commission (“SEC”).
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on April 30, 2014, and the terms of which are incorporated herein by reference.
The Board, acting upon the recommendation of the Special Committee, has approved the adoption of the Merger Agreement and consummation of the Merger and recommended adoption of the Merger Agreement and consummation of the Merger by the Company’s shareholders. The transactions contemplated under the Merger Agreement are expected to close in calendar year 2014.
Voting Agreement
As a condition to Parent entering into the Merger Agreement, on April 29, 2014, Lyle A. Berman, James T. Crawford, Joseph J. Lahti, Arthur L. Lomax, Mark D. Roberson, and Gehrig H. White, in each case as a shareholder and/or an option holder of the Company and members of the Company’s management and/or members of the Board, entered into a voting agreement with Parent (the “Voting Agreement”), whereby each shareholder party to the Voting Agreement agreed to vote all of the shares of Common Stock owned beneficially (or of record) by such shareholder, including, but not limited to, any shares of Common Stock that such shareholder has the right to vote due to any agreement, proxy or other similar right (i) in favor of adoption of the Merger Agreement and in favor of the Merger, (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or any other transaction contemplated by the Merger Agreement, (B) any Company Takeover Proposal (as defined in the Merger Agreement), including a Superior Proposal, (C) any change in the management or the Board of the Company (other than as contemplated by the Merger Agreement), (D) any sale or transfer of a material amount of the assets or capital stock of the Company or any of its subsidiaries, (E) any action, matter, agreement or proposal submitted to shareholders of the Company for approval, if it could reasonably be expected that, or if such shareholder has actual knowledge that the approval of such action, matter, agreement or proposal would result in a breach of any representation, warranty, covenant or agreement or any other obligation of the Company under the Merger Agreement, and (F) any action, proposal, transaction or agreement that is intended or could reasonably be expected to impede, interfere with, delay, discourage, inhibit, postpone, or adversely affect the Merger or the other transactions contemplated by the Merger Agreement. The shareholders who are parties to the Voting Agreement own approximately 36% of the shares entitled to vote on the Merger.
Each of the shareholders has granted to Patrick J. Ramsey and Todd F. McTavish, each in his capacity as an officer of Parent, a proxy to vote all of such shareholder’s shares in accordance with the provisions of the Voting Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2014, and the terms of which are incorporated herein by reference.
Founders’ Loan Modification
On April 28, 2014, the Company and Arthur L. Lomax, a director and founder of the Company, entered into an Amendment to the Second Amended and Restated 9% Secured Promissory Note (the “Second Amended and Restated Promissory Note”), Due December 31, 2016, made by the Company and held by Mr. Lomax (the “Note Modification Agreement”), to amend and restate the acceleration provision of the Second Amended and Restated Promissory Note. As amended, the outstanding principal of and accrued and unpaid interest on the Second Amended and Restated Promissory Note will automatically become immediately due and payable upon a Change in Control Transaction (as defined in the Second Amended and Restated Promissory Note). Prior to the amendment and restatement, the outstanding principal of and accrued and unpaid interest on the Second Amended and Restated Promissory Note would have automatically become immediately due and payable upon the Company’s execution of an agreement, including the Merger Agreement, that provides for a Change in Control Transaction.
The foregoing description of the Note Modification Agreement and the Second Amended and Restated Promissory Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Modification Agreement and Second Amended and Restated Note, a copy of which is filed as Exhibit 10.2 and Exhibit 10.44, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2014.
Litigation Related to the Merger Agreement

A purported class action on behalf of the Company’s shareholders was filed on May 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No: 14CVS8300, captioned Robert Simmer, on behalf of himself and all others similarly situated, as Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax, Defendants (the “Action”). The Company has not received service of process in the Action.

The Action relates to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 29, 2014, by and among PokerTek, Inc. (the “Company”), Multimedia Games, Inc., a Delaware corporation (“Parent”), and 23Acquisition Co., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Proposed Merger Transaction”).

The Action alleges that the Directors of the Company (the “Directors”) breached their fiduciary duties owed to the shareholders of the Company. It further alleges that Multimedia Games Holding Company, Inc., Parent and Merger Sub aided and abetted the Directors in their breach of their fiduciary duties to the shareholders of the Company.

The Action seeks relief: (i) declaring the Action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel; (ii) declaring and decreeing that the Proposed Merger Transaction was entered into in breach of the fiduciary duties of the individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any Merger Agreement or other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Merger Transaction; (iii) enjoining, preliminarily and permanently, Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Merger Transaction; (iv) directing the individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s shareholders; (v) imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct; (vi) awarding Plaintiff the costs and disbursements of the Action, including reasonable attorneys’ and experts’ fees; and (vii) granting such other and further equitable relief as the Court may deem just and proper.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This quarterly report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including but not limited to Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. These forward-looking statements are made under the provisions of The Private Securities Litigation Reform Act of 1995. In some cases, words such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or other comparable words identify forward-looking statements. Our actual results, performance or experience may differ materially from those expressed or implied by forward-looking statements as a result of many factors, including our critical accounting policies and risks and uncertainties related, but not limited to: the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, changes in laws and regulations affecting the gaming industry, termination or non-renewal of customer contracts, competitive pressures and general economic conditions and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and all other material risks and uncertainties known to us are described in more detail under the caption “Risk Factors” in Item 1A of Part I of the annual report on Form 10-K for the year ended December 31, 2013, that we filed on March 21, 2014, as well as other reports that we file from time to time with the Securities and Exchange Commission (“SEC”). As a result of these risks and uncertainties, the results or events indicated by these forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.
Forward-looking statements speak only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors germane to our business.

All references in this Report to “PokerTek”, “we”, “us”, “our” or “the Company” include PokerTek, Inc. and its consolidated subsidiaries.

Company Overview and Business Strategy

We develop, manufacture and market electronic table games and related products for casinos, cruise lines, racinos, card clubs and lotteries worldwide. Our products line consists of two primary platforms -- PokerPro and ProCore.
PokerPro is a 10-seat electronic poker table that allows operators to offer cash games, single-table tournaments, and multi-table tournaments with an extensive game library including Texas Hold’em, Omaha, Razz, and Seven Card Stud. Game rules and limits, including blinds, antes, rake structures and house rules, are completely configurable.
ProCore is an electronic table game platform that expands on the PokerPro technology and allows multiple house-banked games to be run on a single, efficient, economical platform. The versatility of the ProCore system allows operators to add new game content as it is released. Several variations of blackjack, baccarat, and related side bets are deployed on this platform. Games and house rules can be customized easily to meet property and regulatory requirements, making it an ideal choice for operators looking to add an automated solution to their gaming floor.
We plan to expand our position in electronic poker market with our PokerPro system. With the addition of the ProCore platform, the addressable opportunities are expanded to include blackjack, baccarat and other house-banked games. The market for electronic poker is a smaller niche where, we believe we enjoy a dominant market position. The market for blackjack, baccarat and specialty house-banked games is larger, but also characterized by more competition. We believe our product offerings have significant advantages over the competition and, as a result, we have the opportunity to expand our dominance in poker while increasing our market share for other electronic house-banked games.
We distribute our gaming products using our internal sales force and select distributors. Our revenue is derived from a recurring revenue participation model, a recurring revenue fixed license fee model or a sale of hardware combined with recurring license and support fees.

We evaluate potential new markets based on a number of criteria, including the legal and regulatory environment, the size of the market overall as well as the size of the gaming industry in that market and the sales and marketing effort required to establish a presence in the subject market. We also segment potential markets into one of three categories: those with no manual table games; those with limited manual table games; and those characterized by greater density of manual table games. We intentionally focus the majority of our sales and marketing effort on those markets that either have no or a limited number of manual table games. We also opportunistically place tables in markets with higher density of manual table games where we believe we offer a value proposition for the operators and players. This approach allows us to narrow our focus, directing our limited resources to those markets that we believe offer the best opportunity for revenue growth and profitability.

We have identified a number of markets worldwide that we believe provide actionable opportunities to grow significantly. We are also monitoring changes in regulation at the state, federal and international level and believe that budgetary, legislative and other factors are creating a favorable environment for expanding the market for gaming in general and electronic table games in particular.
As of March 31, 2014, our installed base consisted of 2,294 gaming positions worldwide, comprised of 2,150 PokerPro and 144 ProCore gaming positions. As of March 31, 2013, our install base consisted of 2,390 gaming positions deployed worldwide comprised of 2,240 PokerPro gaming positions, and 150 ProCore gaming positions.

Results of Operations for the Three Months Ended March 31, 2014 Compared to the Three Months Ended March 31, 2013.

	Three Months Ended March 31,
	2014	2013	Change
Revenue
License and service fees	$1,083,881	$1,360,670	(20.3%)
Sales of systems and equipment	30,701	30,451	0.8%
Total revenue	1,114,582	1,391,121	(19.9%)

Gross profit	843,079	1,037,572	(18.7%)
Percentage of revenue	75.6%	74.6%

Operating expenses	1,120,744	1,188,308	(5.7%)

Interest expense, net	8,258	10,543	(21.7%)
Income tax provision	-	34,081	(100.0%)

Net loss from continuing operations	(285,923)	(195,360)	(46.4%)
Net loss from discontinued operations	-	535	(100.0%)
Net loss	$(285,923)	$(194,825)	(46.8%)

Revenue. Revenue decreased by 19.9%, to $1.11 million for the three months ended March 31, 2014 as compared to $1.39 million for the three months ended March 31, 2013.

Revenue from license and service fees decreased 20.3%, as increased revenue from cruise ships as compared with the prior year period was more than offset by reductions in revenue from customers in the United States, Canada and Mexico. In the United States, revenue comparisons were impacted by the removal of gaming positions from Ohio, where we ceased doing business in September 2013, the election of a customer to buy out their leased equipment in early 2013, and the temporary removal of leased gaming positions at a customer location in connection with a facility remodeling project. Revenues from Canada and Mexico also declined with a contraction in leased gaming positions at several locations in Ontario, and a decline in game performance and related lease revenue in Mexico.

Revenue from systems and equipment sales was essentially unchanged, reflecting routine sales of miscellaneous parts and equipment during both periods.

Gross profit. Gross profit decreased by 18.7%, to $0.8 million for the three months ended March 31, 2014 from $1.0 million for the three months ended March 31, 2013. Gross profit margins increased modestly to 76% for the three months ended March 31, 2014, compared to 75% for the three months ended March 31, 2013.

Operating expenses. Operating expenses decreased 5.7%, to $1.1 million for the three months ended March 31, 2014 from $1.2 million for the three months ended March 31, 2013. Operating expenses were relatively flat overall in comparison to the prior year periods with reductions in product testing fees, travel, shipping and other operational expenses partially offset by less favorable overhead absorption and by higher state filing fees and miscellaneous taxes.
Interest expense, net. Interest expense decreased by 21.7%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013. The decrease is primarily attributable to reductions in the outstanding principal balance on the Founders’ Loan (defined below).

Income tax provision. Income tax provision decreased to $0 for the three months ended March 31, 2014, as compared to $34 thousand for the three months ended March 31, 2013. The income tax expenses incurred in the prior year were attributable to withholdings in foreign jurisdictions, which did not occur in the current period.

Net loss from continuing operations. Net loss from continuing operations for the three months ended March 31, 2014 increased 46.4% to a loss of $286 thousand compared to a loss of $195 thousand for the three months ended March 31, 2013. The increase in net loss from continuing operations was primarily attributable to the reduction in license and service fee revenue.

Net loss from discontinued operations. We previously completed the disposition of the discontinued operations and had no income or loss from discontinued operations for the three months ended March 31, 2014 and less than $1 thousand for the three months ended March 31, 2013. We do not expect to realize additional income or loss from discontinued operations in future periods.

Net loss. Net loss for the three months ended March 31, 2014 increased by 46.8% to $286 thousand compared to net loss of $195 thousand for the three months ended March 31, 2013. The increase in net loss from continuing operations was primarily attributable to the reduction in license and service fee revenue.

Liquidity and Capital Resources

We have a history of operating losses and have typically funded our operating costs, research and development activities, working capital investments and capital expenditures associated with our growth strategy with proceeds from the issuances of our common stock and other financing arrangements. In order to finance our operations, we entered into equity transactions to raise capital and also maintained a credit facility, which are described in more detail below and in the notes to our financial statements included elsewhere in this Report.
Discussion of Statement of Cash Flows

	Three Months Ended March 31,
	2014	2013	Change
Continuing Operations:
Net cash provided by operating activities	$180,760	$349,139	$(168,379)
Net cash used in investing activities	(2,459)	-	(2,459)
Net cash used in/provided by financing activities	(17,115)	463,330	(480,445)
Net cash provided by continuing operations	161,186	812,469	(651,283)
Net cash provided by operating activities of discontinued operations	-	535	$(535)
Net increase in cash and cash equivalents	161,186	813,004
Cash and cash equivalents, beginning of period	415,533	235,757
Cash and cash equivalents, end of period	$576,719	$1,048,761
For the three months ended March 31, 2014, net cash provided by operating activities from continuing operations was $0.2 million compared to $0.3 million for the three months ended March 31, 2013. The change in cash provided by operating activities was primarily due to lower earnings from continuing operations as compared to the prior year period.
Cash used in investing activities increased to $2 thousand for the three months ended March 31, 2014 from zero in the prior year period.

Net cash provided by financing activities was a use of cash of $17 thousand for the three months ended March 31, 2014, compared to net cash provided by financing activities of $463 thousand for the three months ended March 31, 2013. Principal payments on long-term debt totaled $17 thousand for the three months ended March 31, 2014 and $10 thousand for the three months ended March 31, 2013. During 2013, we completed a private placement transaction resulting in net proceeds from financing activities.

For the three months ended March 31, 2014, net cash provided by discontinued operations was zero compared to net cash provided by discontinued operations of approximately $1 thousand for the three months ended March 31, 2013. We do not expect to realize additional cash from discontinued operations in future periods.

Operations and Liquidity Management
As of March 31, 2014, our cash balance was approximately $577 thousand and availability from the SVB Credit Facility was approximately $307 thousand. Cash provided by operations for the three months ended March 31, 2014 was approximately $181 thousand. The level of additional capital needed to fund operations and our ability to conduct business for the next 12 months is influenced primarily by the following factors:

•	the pace of growth in our recurring-revenue gaming business, the related investments in inventory and level of spending on development and regulatory efforts;
•	the level of investment in development and approval of new products, entry into new markets, and investments in regulatory approvals;
•	our ability to control growth of operating expenses as we grow the business, expand with new products in new markets;
•	our ability to negotiate and maintain favorable payment terms with our customers and vendors;
•	our ability to access the capital markets and maintain availability under our credit line;
•	demand for our products, and the ability of our customers to pay us on a timely basis; and
•	general economic conditions as well as political events and legal and regulatory changes.

Our operating plans as an independent company for 2014 include placing existing inventory, entering new markets, commercializing new products and accelerating revenue growth while controlling operating expense and working capital levels. As we execute our plans, we intend to carefully monitor the impact of growth on our working capital needs and cash balances.

On April 29, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Multimedia Games, Inc., a Delaware corporation (“Parent”), and 23 Acquisition Co., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into our company, and the separate corporate existence of Merger Sub will thereupon cease, and we will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement was unanimously approved by our Board of Directors, based on the recommendation of a Special Committee of the Board (the “Special Committee”) that was formed to evaluate and negotiate the terms of a sale of our company. (See Note 17 – Subsequent Event). We believe that the Merger will also have a significant effect on our cash requirements during 2014.

We may seek to raise additional capital, expand our credit facility or seek additional sources to fund operations and merger-related expenses. We cannot assure you that, in the event we need additional working capital, adequate additional working capital will be available or, if available, will be on terms acceptable to us. If we are unable to raise additional capital or expand our credit facilities, our ability to conduct business, complete the proposed merger transaction and achieve our growth objectives could be negatively impacted.

Impact of Inflation
To date, inflation has not had a material effect on our net sales, revenues or income from continuing operations.

Contractual Obligations

The table below sets forth our known contractual obligations as of March 31, 2014:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Debt obligations(1)	$223,314	$72,427	$150,887	$-	$-
Operating lease obligations(2)	330,701	136,548	194,153	-	-
Purchase obligations(3)	476,166	476,166	-	-	-
Other long-term liabilities (4)	323,598	164,846	158,752	-	-
Total	$1,353,779	$849,987	$503,792	$-	$-

(1) Represents the outstanding principal amount and interest on our Founders' Loan
(2) Represents operating lease agreements for office and storage facilities and office equipment
(3) Represents open purchase orders with our vendors
(4) Represents purchase of gaming inventory from Aristocrat

Customer Dependence

For the three months ended March 31, 2014, five customers accounted for approximately 88.6% of our total revenues, with one accounting for 53.5%, a second accounting for 19.8%, a third accounting for 6.7%, a fourth accounting for 6.7%, and a fifth accounting for 1.9%. In comparison, for the three months ended March 31, 2013, five customers accounted for approximately 80.5% of our total revenues, with one accounting for 41.4%, a second accounting for 21.5%, a third accounting for 6.1%, a fourth accounting for 6.0%, and a fifth accounting for 5.5%. The loss of any of these customers or changes in our relationship with them could have a material adverse effect on our business.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, we evaluate these estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We believe that of our significant accounting policies, which are described in Note 1 – “Nature of Business and Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this report, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.
Recent Accounting Pronouncements

Recently issued accounting pronouncements adopted in the current year

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters - Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”), which permits companies to release cumulative translation adjustments into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. Accordingly, the cumulative translation adjustment should be released into earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or, if a controlling financial interest is no longer held. ASU No. 2013-05 is effective for annual reporting periods beginning on or after December 15, 2013. We adopted this guidance beginning with our 2014 fiscal year with no significant impact on consolidated results of operations, financial condition and cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)” (“ASU No. 2013-11”) to provide explicit guidance and eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective for annual reporting periods beginning on or after December 15, 2013. We adopted this guidance beginning with our 2014 fiscal year with no significant impact on consolidated results of operations, financial condition and cash flows.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Reference is made to “Part II, Item 7A, Quantitative and Qualitative Disclosures about Market Risk,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. There have not been significant changes in our exposure to market risk since December 31, 2013.

Item 4. Controls and Procedures.

(a) Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act) as of the end of the period covered by this Report (the “Evaluation Date”). Our disclosure controls and procedures are designed to ensure that information required to be disclosed in our financial reports have been made known to management, including our Chief Executive Officer and Chief Financial Officer, and other persons responsible for preparing such reports so that such information may be recorded, processed, summarized and reported in a timely manner. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of the Evaluation Date, our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b) Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarter covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION
Item 1A. Risk Factors

Information regarding our risk factors appears in Part 1, Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2013, as amended. These risk factors describe some of the assumptions, risks, uncertainties and other factors that could adversely affect our business or that could otherwise result in changes that differ materially from our expectations. There have been no material changes to the risk factors contained in our annual report except for the following additional risk-factor:

Risks related to the proposed Merger
The Merger Agreement we entered into on April 29, 2014 is subject to closing conditions and other uncertainties, many of which are outside of our control. Failure of the Merger to close may have material adverse effect upon our financial results and business operations.
On April 29, 2014, we entered into the Merger Agreement relating to the sale of PokerTek to an affiliate of Multimedia Games, Inc. The respective obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including: (i) the adoption of the Merger Agreement by our shareholders; (ii) regulatory approvals; (iii) there not being any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority or other law, rule, legal restraint or prohibition in effect preventing, restraining or rendering illegal the consummation of the Merger; (iv) the accuracy of the representations and warranties of the parties; (v) compliance by the parties with their respective obligations under the Merger Agreement; (v) the receipt of required consents; (vi) there not having occurred a material adverse effect with respect to PokerTek; (vii) shareholders holding no more than 5% of the shares of PokerTek’s common stock having exercised appraisal rights under North Carolina law. Failure to meet these conditions, among others, could give rise to termination rights under the Merger Agreement. In certain termination events we will be required to pay a termination fee of up to $650,000, in addition to the payment of fees and expenses we will have incurred with respect to the proposed Merger.
Further, there are incremental risks and uncertainties related to the Merger Agreement and the transactions contemplated thereunder that may affect us, many of which are outside of our control, including the following:
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions required for the consummation of the Merger;
•	failure or delay in consummation of the Merger for other reasons;
•	that the proposed transaction disrupts current plans and operations;
•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;
•	the diversion of our management’s attention from our ongoing business concerns;
•	the outcome of any legal proceedings that may be instituted against us and/or others relating to the Merger Agreement;
•	limitations placed on our ability to operate the business by the Merger Agreement; and
•	the amounts of the costs, fees, expenses and charges related to the Merger.
There is no assurance that the Merger will be consummated and the failure of the Merger to close may have a material adverse effect on our business operations and financial results.

Item 6. Exhibits.

Exhibit No.	Description

10.1
Eighth Amendment to the Loan and Security Agreement, dated February 27, 2014, between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 from our Form 8-K filed on March 4, 2014).

10.2**	Employment Agreement, dated March 4, 2014, between the Registrant and Mark Roberson (incorporated by reference to Exhibit 10.2 from our Form 8-K filed on March 4, 2014).**
10.3**	Employment Agreement, dated March 4, 2014, between the Registrant and James Crawford (incorporated by reference to Exhibit 10.3 from our Form 8-K filed on March 4, 2014).**
10.4**
April 22, 2014 Amendment to Employment Letter Dated March 4, 2014 between PokerTek, Inc. and Mark Roberson (incorporated by reference to Exhibit 10.45 from our Form 10-K/A for the year ended December 31, 2013 filed on April 29, 2014).**

10.5**
April 22, 2014 Amendment to Employment Letter Dated March 4, 2014 between PokerTek, Inc. and James Crawford (incorporated by reference to Exhibit 10.46 from our Form 10-K/A for the year ended December 31, 2013 filed on April 29, 2014).**

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Calculation Linkbase*
101.DEF	XBRL Taxonomy Extension Definition Linkbase*
101.LAB	XBRL Taxonomy Extension label Linkbase*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase*
*Filed herewith.
**This exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POKERTEK, INC.

Date: May 15, 2014
/s/ Mark D. Roberson
Mark D. Roberson
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

Voting Instructions

You can vote by Internet or Telephone!

Instead of mailing your proxy, you may choose one of the three voting options outlined below.

<Shareholder Name>
<Shareholder Address1>
<Shareholder Address2>
<Shareholder Address3>

Control #: 0000 0000 0000

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VOTE BY INTERNET – www.colonialstock.com/PokerTek2014

- You can view the Pokertek, Inc. Proxy Statement and submit your vote online at the website listed above up until 7:00 PM ET on July 23, 2014. You will need the control number at the left in order to do so.
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VOTE BY PHONE – 877-285-8605

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VOTE BY MAIL

- If you have not voted via the internet OR telephone, mark, sign and return your proxy ballot in the postage-paid envelope provided. Votes by mail must be received by July 23rd, 2014.

THIS PROXY BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

The undersigned hereby appoints Mark D. Roberson and Joseph J. Lahti, and each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock, no par value per share ("Shares") of PokerTek, Inc. ("PokerTek") which the undersigned would be entitled to vote at the SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY (THE "SPECIAL MEETING") TO BE HELD AT POKERTEK'S HEADQUARTERS, 1150 CREWS ROAD, SUITE F, MATTHEWS, NC ON JULY 24, 2014, AT 9:00 A.M. EDT and directs that the Shares represented by this Proxy shall be voted as indicated below:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

The board of directors of PokerTek recommends a vote FOR Proposals 1, 2, and 3. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR proposals 1, 2, and 3.

Please indicate if you plan to attend this meeting. Yes ☐ No ☐

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature	Date	Signature (Joint Owners)	Date